  As filed with the Securities and Exchange Commission on April 10, 2000
                                           Registration Statement No. 333-93013

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                            Amendment No. 5 to
                                   Form S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                               AltaVista Company
            (Exact name of Registrant as specified in its charter)

             Delaware                           7379                         04-3479713
 (State or Other Jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
  Incorporation or Organization)     Classification Code Number)       Identification Number)

                             1070 Arastradero Road
                          Palo Alto, California 94304
                                (650) 320-7700
              (Address, including zip code, and telephone number
       Including area code, of Registrant's principal executive offices)

                                ---------------

                           Stephanie A. Lucie, Esq.
                 Vice President, General Counsel and Secretary
                               AltaVista Company
                               529 Bryant Street
                          Palo Alto, California 94301
                                (650) 617-3400
           (Name, Address, Including Zip Code, and Telephone Number
                  Including Area Code, of Agent for Service)

                                  Copies to:

            Michael V. Gisser, Esq.                          Bruce K. Dallas, Esq.
             Kenton J. King, Esq.                            Davis Polk & Wardwell
   Skadden, Arps, Slate, Meagher & Flom LLP                   1600 El Camino Real
       525 University Avenue, Suite 220                  Menlo Park, California 94025
          Palo Alto, California 94301                           (650) 752-2000
                (650) 470-4500

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                               Explanatory Note

   This registration statement includes two forms of prospectus, one to be used in connection with an offering in the United States and Canada and one to be used in connection with an offering outside of the United States and Canada. The only difference between the prospectuses is the form of cover page. The form of cover page for the international prospectus is included in the registration statement immediately following the prospectus to be used in United States and Canada.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and we are not soliciting + +offers to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued April 10, 2000

                               14,800,000 Shares

                              [LOGO OF ALTAVISTA]

                                  COMMON STOCK

                                  -----------

We are offering 14,800,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $18 and $20 per share.

                                  -----------

We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "ALTA."

                                  -----------

Investing in our common stock involves risks, including risks related to CMGI, Inc.'s ownership of approximately 74% of our outstanding common stock after this offering, assuming no exercise of the underwriters' over-allotment option. See "Risk Factors" beginning on page 5.

                                  -----------

                              PRICE $      A SHARE

                                  -----------

                                                          Underwriting
                                                   Price   Discounts   Proceeds
                                                     to       and         to
                                                   Public Commissions  AltaVista
                                                   ------ ------------ ---------
Per Share.........................................   $         $          $
Total............................................. $         $          $

We have granted the underwriters the right to purchase up to an additional 2,220,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on           , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER
         CHASE H&Q
                 ROBERTSON STEPHENS
                         PRUDENTIAL VOLPE TECHNOLOGY
                                a unit of Prudential Securities
                                                                  WIT SOUNDVIEW

         , 2000

   [The artwork consists of web page screen shots displaying various pages of the AltaVista portal and our corporate logo, which contains the words "AltaVista: Smart Is Beautiful." The text consists of the headings "Global, Media and Commerce Network," "Web-wide Shopping and Finance Community" and "Global," and the subheadings "Search," "Content," "Commerce," "Community," "United Kingdom," "Sweden," "Germany," "Netherlands" and "France."]

                               TABLE OF CONTENTS

                                    Page
                                    ----
Prospectus Summary.................   1
Risk Factors.......................   5
Special Note About Forward-Looking
 Statements........................  17
Use of Proceeds....................  18
Dividend Policy....................  18
Capitalization.....................  19
Dilution...........................  20
Unaudited Pro Forma Condensed
 Statements of Operations and
 Balance Sheet.....................  21
Selected Historical Financial
 Information.......................  27
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........  29
Business...........................  42

                                     Page
                                     ----
Management..........................  60
Certain Relationships and Related
 Transactions.......................  70
Ownership of Principal Stockholders
 and Management.....................  77
Description of Capital Stock........  79
Shares Eligible for Future Sale.....  83
Certain Federal Income Tax
 Considerations for Non-United
 States Stockholders................  85
Underwriters........................  87
Legal Matters.......................  91
Experts.............................  91
Where You Can Find More Information
 About AltaVista....................  92
Index to Financial Statements....... F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell, and seeking offers to buy, the common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

   Until          , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. To better understand this offering, and for a more complete description of the offering and related transactions, you should read this entire prospectus carefully, including the "Risk Factors" section and the combined financial statements and the notes to those statements, which are included elsewhere in this prospectus.

                               AltaVista Company

   AltaVista is an Internet search, new media and commerce network that delivers personalized, relevant information and e-commerce services to millions of users worldwide. With our patented technologies, international user base and relationships with content and service providers, we seek to provide a single destination for all of a user's search, information, communication and commerce needs on the Internet. Our goal is to expand our user base by building on our strength in search, and extending our content and e-commerce capabilities, thereby increasing the attractiveness of our Internet properties to advertisers and merchants. We generate revenues through sales of advertising and sponsorships, fees for search services, product and development fees, licensing of our search product, software and related support services and shopping services.

   The quality of our services has enabled us to be one of the top web sites in terms of user reach. We target our services and branding toward Web enthusiasts. Web enthusiasts, whether experienced Internet users or newly online, are passionate about the Internet and view it as a powerful tool to obtain knowledge and to communicate. We believe that the AltaVista user base, which we estimate, based on internally generated data, consisted of more than 54 million different visitors worldwide during the month of January 2000, is one of the most Web-savvy and brand-loyal on the Internet. Data from @Plan, a market research company, in the Fall of 1999 shows that the typical AltaVista user is a more frequent online user and more likely to buy products online than the typical Internet user. We believe that as Internet use continues to increase and users become more familiar and comfortable with using the Internet, the number of Web enthusiasts as a percentage of total Internet users will increase.

   Market research firm International Data Corporation estimates that the number of Internet users will increase from approximately 142 million at the end of 1998 to approximately 502 million by the end of 2003, representing a compound annual growth rate of approximately 29%. Internet advertising revenues in the United States are expected to increase from $2.1 billion in 1998 to over $11.5 billion by 2003, according to Jupiter Communications, a market research company. Forrester Research has estimated that consumer purchases of goods and services over the Internet in the United States alone will increase from approximately $20 billion in 1999 to approximately $184 billion in 2004, representing a compound annual growth rate of over 56%.

   We combine search technology, timely media content, local content and e-commerce offerings with a broad network of relationships with content and service providers to supply our users with an easy-to-use tool for their Internet navigation and commerce needs. Our web sites offer users ways to quickly, accurately and dynamically access the knowledge they seek. During January 2000, we delivered over 1.9 billion page views to our users, based on internally generated data. Our portal has the following capabilities:

   Search Platform. AltaVista Search offers search functionality that enables Internet users to find information on the Internet. We believe that AltaVista Search produces highly relevant search results. We also believe that our index, which is frequently updated, contained over 250 million web pages at January 31, 2000, based on internally generated data.

   AltaVista Live!. We offer users a comprehensive destination for Internet navigation, directory services, personalized content and rich local community information on the AltaVista Live! service. As part of our commitment to provide our users with finance-oriented content as well as to further broaden the community aspects of AltaVista Live!, on February 1, 2000, we acquired Raging Bull, Inc.

   AltaVista Shopping.com. AltaVista Shopping.com is an e-commerce service that provides customers with the information necessary to make online buying decisions and gives retailers the ability to reach a large customer base. AltaVista Shopping.com's goal is to make the shopping experience informed, quick, interactive and personalized. We use our search technology to enhance the shopping experience by increasing the speed and accuracy of the shopping search, enabling our users to research and compare merchandise from among millions of products.

   Free Communications Services. We offer a number of free services to help attract users to the AltaVista portal. We offer e-mail service and dial-up Internet access through our AltaVista FreeAccess program to our users.

   CMGI, Inc. will own approximately 73.8% of our outstanding common stock upon completion of this offering. Accordingly, CMGI will have the power, acting alone, to elect a majority of our board of directors and will have the ability to determine the outcome of any corporate actions requiring stockholder approval, regardless of how our other stockholders may vote. CMGI may exercise its voting power by written consent, without convening a meeting of the stockholders. This means CMGI will be able to effect a sale or merger of AltaVista without prior notice to, or the consent of, our other stockholders. CMGI's ownership may have the effect of delaying, deferring or preventing a change in control of AltaVista. CMGI's interests could conflict with the interests of our other stockholders.

   We have incurred significant net operating losses in each fiscal quarter since our inception, including an operating loss of $542.9 million for the six months ended January 31, 2000. As of January 31, 2000, we had an accumulated deficit of $765.1 million. We expect to incur additional losses and continued negative cash flow from operations for the foreseeable future. For the six months ended January 31, 2000, advertising, service and other revenue comprised approximately 75% of our total revenue and product revenue accounted for approximately 25% of our total revenue. Approximately 71% of our advertising, service and other revenue during this period was derived from customer advertising contracts serviced by DoubleClick, Inc., our outside sales agent. We record DoubleClick's commission and service fees as sales and marketing expense. In October 1999, we changed the focus of our e-commerce business strategy from selling products to providing shopping services, including directing traffic to merchant web sites for product sales. Revenue from the sale of products on our web sites for the three-month period ended January 31, 2000 was less than 10% of our total revenue for the same period. To date, revenue from shopping services, including commissions earned on sales of products on merchant web sites, has not been significant. The market we serve is highly competitive, and our revenue could be adversely affected by increased competition.

                                    History

   Historically, we were operated within Digital Equipment Corporation, which was acquired by Compaq Computer Corporation in June 1998. In January 1999, we were incorporated and began doing business as a separate business unit within Compaq. To broaden the capabilities of AltaVista, in February 1999, Compaq acquired Shopping.com, an e-commerce company, and, in April 1999, acquired Zip2 Corp., a local portal service. In August 1999, CMGI acquired approximately 81.5% of our equity ownership and Compaq retained approximately 18.5% of our equity ownership. In connection with this acquisition, the AltaVista Search web site and associated intellectual property, Shopping.com, Zip2 and other assets were contributed to us. In October 1999, we acquired iAtlas from CMGI to enhance our search service with iAtlas' filtering technology, and distributed a stock dividend of all Zip2 stock owned by us to our stockholders. In February 2000, we acquired Raging Bull, a finance-oriented content provider and online community and an affiliate of CMGI. In February 2000, we also acquired Transium Corporation. Transium's primary business is providing search services to customers such as e-commerce companies and Internet portal operators. Transium receives and indexes data from customers and supplies the search services available on their web sites to end users.

                                  THE OFFERING

 Common stock offered:
  United States offering............................ 11,840,000 shares
  International offering............................  2,960,000 shares
    Total........................................... 14,800,000 shares

 Common stock to be outstanding after the offering.. 153,995,511 shares
 Use of Proceeds.................................... For working capital, including sales and
                                                     marketing, and other
                                                     general corporate
                                                     purposes. In addition, we
                                                     may use a portion of the
                                                     net proceeds to invest in
                                                     joint ventures or other
                                                     collaborative
                                                     arrangements, or to invest
                                                     in or acquire businesses,
                                                     technologies, products or
                                                     services. See "Use of
                                                     Proceeds" on Page 18.
 Proposed Nasdaq National Market Symbol............. ALTA

   The common stock to be outstanding after the offering is based on shares outstanding as of January 31, 2000, plus approximately 7,364,000 shares of common stock issuable upon conversion of outstanding convertible notes and convertible preferred stock, including the assumed exercise of Compaq's pre-emptive rights to purchase additional convertible notes, as of that date. The shares outstanding exclude:

  . 16,474,667 shares of common stock issuable as of January 31, 2000 upon the exercise of outstanding stock options issued under our stock option plans at a weighted average exercise price of $11.45 per share and options to purchase 1,220,830 shares of common stock granted during January 2000 with exercise prices equal to the initial public offering price

  . 7,488,384 shares of common stock and options to purchase common stock issued after January 31, 2000 in connection with our acquistions of Raging Bull and Transium

  . 2,600,000 shares of common stock initially reserved for issuance under our employee stock purchase plan

                                ----------------

   Unless otherwise specifically stated, information in this prospectus (with the exception of the financial statements) assumes:

  . Conversion of $129.8 million of our convertible notes by CMGI and Compaq into shares of convertible preferred stock prior to the closing of this offering

  . Compaq's exercise of its pre-emptive right to purchase additional convertible notes in an amount not to exceed $17.5 million, and conversion of these notes into convertible preferred stock prior to the closing of this offering

  . Conversion of all outstanding shares of our convertible preferred stock into an aggregate of approximately 7,364,000 shares of common stock upon completion of this offering

  . No exercise of the underwriters' over-allotment option

  . A 1.3-for-one split of our outstanding common stock to be approved and effected prior to the closing of this offering

                                ----------------

   This prospectus includes statistical data regarding our company, the Internet and the industries in which we compete. This data is based on our records or taken or derived from information published or prepared by various sources, including International Data Corporation, a provider of market and strategic information for the information technology industry, and Jupiter Communications, a market research company. Market data used throughout this prospectus relating to our relative position in our industry is based upon industry sources and the good faith estimates of our management, based upon relevant information known to them.

   The respective trademarks and logos of AltaVista, Shopping.com, iAtlas, Raging Bull, Transium, and our other trademarks mentioned in this prospectus are the property of AltaVista. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                             SUMMARY FINANCIAL DATA

   The following table presents our summary pro forma financial data. We have derived this data from "Unaudited Pro Forma Condensed Statements of Operations," and the financial statements and notes that are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.

   The summary pro forma financial data may not be indicative of our future performance and does not reflect what our financial position would have been had we operated as a separate, stand-alone entity during the periods presented. The pro forma statement of operations data reflect the acquisition by CMGI of an 81.495% equity interest in us and the acquisition by us of Shopping.com as if they had occurred as of January 1, 1998. The summary pro forma financial data exclude results of Zip2, which was acquired on April 1, 1999 and distributed as a stock dividend to our stockholders on October 20, 1999.

   Prior to August 18, 1999, our fiscal year ended on December 31. In August 1999, we retroactively adopted the CMGI fiscal year end of July 31.

                                       Seven Months             Three Months Ended
                           Year Ended     Ended     ---------------------------------------------
                          December 31,   July 31,   March 31,  June 30,   October 31, January 31,
                              1998         1999       1999       1999        1999        2000
                          ------------ ------------ ---------  ---------  ----------- -----------
                                      (in thousands, except per share information)
Summary Pro Forma
 Statement of Operations
 Data:
Advertising, service and
 other revenue, net.....   $  37,139    $  47,087   $  16,705  $  21,601   $  30,196   $  46,865
Product revenue, net....       8,122       26,212       4,862     12,397      22,421       4,030
                           ---------    ---------   ---------  ---------   ---------   ---------
  Total revenue.........      45,261       73,299      21,567     33,998      52,617      50,895
Gross profit ...........      24,730       30,848      10,532     15,396      21,150      34,522
Product development
 (a)....................      15,911       16,728       5,324      7,773      10,630      11,571
Sales and marketing
 (a)....................      39,413       52,048      23,203     20,212      50,348      64,085
General and
 administrative and
 other (a)..............      26,282       23,690       3,597      5,539       6,471       7,171
Stock-based compensation
 and amortization of
 intangibles............     875,067      510,456     218,767    218,767     219,795     222,300
                           ---------    ---------   ---------  ---------   ---------   ---------
Loss from operations....    (931,943)    (572,074)   (240,359)  (236,895)   (266,094)   (270,605)
Net loss................   $(939,162)   $(572,504)  $(240,467) $(236,952)  $(267,993)  $(272,221)
Loss per share--basic
 and diluted (b)........   $   (7.22)   $   (4.40)  $   (1.85) $   (1.82)  $   (2.06)  $   (2.07)

-------
(a) Excludes stock-based compensation for the three months ended October 31, 1999 and January 31, 2000 as follows (in thousands): Product development $83 and $235; Sales and marketing $56 and $156; and General and administrative $139 and $391.
(b) Per share results for all periods presented prior to August 18, 1999, the date of the CMGI acquisition, have been determined assuming a retroactive application of our capital structure as of August 18, 1999. All periods have been adjusted for a proposed 1.3-for-one stock split.

   The summary pro forma consolidated balance sheet data below reflect the conversion into common stock of amounts outstanding under our convertible notes payable to CMGI and Compaq, and exercise of Compaq's pre-emptive right to purchase additional convertible notes, based on CMGI's and Compaq's irrevocable election to convert these amounts into equity upon the closing of this offering. The summary pro forma as adjusted balance sheet data also reflect the receipt of the net proceeds from the sale of the shares of our common stock in this offering.

                                                   As of January 31, 2000
                                              ---------------------------------
                                                                     Pro Forma
                                                Actual   Pro Forma  As Adjusted
                                              ---------- ---------- -----------
                                                       (in thousands)
Summary Pro Forma Balance Sheet Data:
Cash and cash equivalents...................  $   12,368 $   29,827 $  288,343
Goodwill and other intangibles, net.........   2,252,216  2,252,216  2,252,216
Total assets................................   2,402,724  2,420,183  2,678,699
Demand convertible notes payable to CMGI and
 Compaq.....................................     129,814        --         --
Total stockholders' equity..................  $2,188,893 $2,336,166 $2,594,682

                                 RISK FACTORS

   This offering and an investment in our common stock involve a high degree of risk. You should consider carefully the risks described below, which are the most significant risks we face based on our business and the industry in which we operate, before you decide to buy our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

  We have incurred substantial operating losses and anticipate continued losses

   We have incurred significant net operating losses in each fiscal quarter since our inception, including an operating loss of $542.9 million for the six months ended January 31, 2000. As of January 31, 2000, we had an accumulated deficit of $765.1 million. We cannot assure you that we will ever achieve profitability on a quarterly or annual basis or, if we achieve profitability, that it will be sustainable. We will need to generate significant additional revenue to achieve profitability. We anticipate significant increased operating expenses, the amount of which we cannot accurately predict but currently estimate to range from a $20 million to $35 million increase in the second half of fiscal 2000, compared to operating expenses of $598.4 million incurred in the first half of fiscal 2000. These increased expenses result from our plan to continue to expand and improve our operating infrastructure and expand our sales and marketing efforts. As a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future.

  We may not be able to maintain or improve our competitive position because of the number of Internet portals and the intense competition among these Internet portals

   The Internet portal market is highly competitive, and we expect competition will continue to intensify. We may not be able to compete successfully and competitive pressures may seriously harm our business. For the month of January 2000, Media Metrix ranked us fifth among all search engines and Nielson/Net Ratings ranked us eighth among all search engine and portal web sites, as measured in terms of unique visitors at home and at work.

   Many companies currently offer directly competitive products or services addressing Web search and navigation, including America Online, CNET, Direct Hit, Excite, the Go Network, Google, HotBot, Inktomi, Lycos, Microsoft Network, Northern Light and Yahoo!. The size of the Web index, the speed with which search results return and the relevance of results are factors which, among others, determine a portal's success. Many of our existing competitors, as well as a number of potential new competitors, have significant financial, technical, marketing and distribution resources, which may enable them to increase the speed and relevance of their search results. As the market for Internet and Intranet search and navigational services develops, other companies may be expected to offer similar services or directly and indirectly compete with us for advertising revenues.

   Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition, greater access to proprietary content and significantly greater financial, marketing and other resources. In addition, our competitors may be acquired by, receive investments from or enter into commercial relationships with larger, well-established and better financed companies as use of the Internet and other online services increases. New technologies or the expansion of existing technologies may increase these competitive pressures. We may not be able to compete successfully against current and future competitors, and the competitive pressures we face may seriously harm our business.

  Our quarterly financial results are volatile and difficult to predict. If we fail to meet the public's expectations, the market price of our common stock may decrease significantly

   Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, which are outside our control. These factors include:

  . the timing and amount of advertising and e-commerce activity on our web sites

  . changes in the mix of content and services provided by our competitors

  . the demand for and market acceptance of our web sites

Moreover, our operating results in one or more future quarters may fail to meet our expectations or those of investors. If this occurs, we could experience an immediate and significant decline in the trading price of our stock.

  We plan to increase our operating expenses and if our revenues do not increase, our business could be seriously harmed

   Because our staffing and operating expenses are based on anticipated revenue levels, and because a high percentage of our costs is fixed, small variations in the timing of the recognition of specific revenue could cause significant variations in operating results from quarter to quarter. We anticipate significant increased operating expenses, the amount of which we cannot accurately predict but currently estimate to range from a $20 million to $35 million increase in the second half of fiscal 2000, compared to the first half of fiscal 2000. If we are unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant revenue shortfall would likely harm our business and operating results.

  Because we have a limited operating history as a combined company, evaluation of our business is difficult

   AltaVista as it exists today has not operated as a combined organization at any time during the period for which historical financial information is presented in this prospectus. In addition, the recent acquisitions of Shopping.com, iAtlas, Raging Bull and Transium and the divestiture of Zip2 have required adjustments and allocations in connection with the preparation of our historical and pro forma financial statements. As a result, our historical and pro forma results of operations are not necessarily indicative of future operating or financial performance.

  If we cannot effectively integrate our recent and potential future acquisitions, we may experience increased costs, operating inefficiencies, system disruptions and the loss of users

   The recent acquisitions of iAtlas, Raging Bull and Transium create challenges in coordinating business processes and integrating logistics, marketing, product development, services and operations. If we do not successfully integrate iAtlas, Raging Bull and Transium our future revenue and profitability may be harmed and our value may be diminished.

   The integration of acquired companies into a cohesive business requires the combination of different business strategies, financial accounting and other internal systems, varied technologies and personnel who have different expertise and backgrounds. We may not be able to successfully integrate the operations, personnel or systems of these acquired companies in a timely fashion, or at all. If we fail to integrate operations and personnel effectively, we will experience duplication of costs and operating inefficiencies. If we are unable to integrate technologies successfully, we may experience system disruptions or failures that could result in user dissatisfaction and, potentially, the loss of users. We also cannot be certain that we will achieve value from our acquisitions commensurate with the consideration paid.

  Expansion into international markets and development of country-specific web sites may be difficult or unprofitable

   We currently have branch offices located in Canada, France, Germany, Italy, Sweden, The Netherlands and the United Kingdom. We plan to expand our operations in each of these countries and enter additional international markets. Though more than half of the visitors to our web sites are from outside the United States, Internet usage and Internet advertising are at an earlier stage of development internationally than in the United States. Our international operating presence is limited to facilities located in seven countries and a total of approximately 36 employees. Our failure to establish successful operations and sales and marketing efforts in international markets could seriously harm the financial results of our international operations.

   There are difficulties inherent in doing business in international markets, such as:

  . unproven markets for Internet advertising

  . less developed distribution and payment mechanisms that may impede the growth of e-commerce

  . unexpected changes in regulatory requirements

  . potentially adverse tax environment

  . export restrictions, export controls relating to encryption technology, tariffs and other trade barriers

  . difficulties in staffing and managing foreign offices

  . burdens of complying with applicable foreign laws and exposures to different legal standards, particularly with respect to intellectual property, privacy and distribution of potentially offensive or unlawful content over the Internet

  . fluctuations in currency exchange rates

  . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world

Any difficulties of conducting our business internationally could harm our international operations and, consequently, our business.

  Because we expect to derive significant revenue from Internet advertising, weaker than expected growth of Internet advertising could harm our operating results

   Advertising revenue comprised approximately 57% of our total revenues for the six months ended January 31, 2000. We expect to derive a large portion of our revenues in the foreseeable future from sales of Internet advertising. Accordingly, our future success is highly dependent on the continued development of the Internet as an advertising medium. The market for Internet advertising has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market competitors. Most of our advertising customers have limited experience with the Internet as an advertising medium, have not yet devoted a significant portion of their advertising expenditures to Internet-based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, or if our products and services do not achieve or sustain acceptance by Internet users or advertisers, our business could be seriously harmed.

  Weaker than anticipated performance by DoubleClick could harm our operating results

   For the six months ended January 31, 2000, approximately 54% of our total revenue, and approximately 71% of our advertising, service and other revenue, was derived from customer advertising contracts serviced by DoubleClick. DoubleClick is a service provider that acts as our outside sales agent and serves advertisements for the more than 2000 advertisers that advertise on our website. We anticipate that for the foreseeable future, a substantial portion of our advertising revenues will be derived from ads delivered by DoubleClick through its DART service software, which is designed to target and measure delivery of advertising. We have no assurance that DoubleClick will achieve the advertising revenue targets that we have set for it, and a failure by DoubleClick to assist us in achieving these targets could harm our business. If DoubleClick's DART service were to fail or suffer severe interruptions, or our relationship with DoubleClick were otherwise interrupted or terminated, we would need to replace its delivery capability, which could temporarily reduce our advertising revenues.

  Failure of our new Internet sales strategy could harm our operating results

   We are increasing the size of our internal sales organization to improve our ability to earn revenue from our traffic, maintain closer relationships with our key advertisers and partners and reduce advertising sales costs. The number of our full-time employees in sales and marketing has grown from five in July 1999 to 39 as of January 31, 2000. If we fail to develop our internal sales organization or to manage our advertising sales strategy effectively, our business could be seriously harmed.

  We may need additional financing in the future, which may not be available or may require us to issue additional equity securities that could lead to substantial dilution to our stockholders

   Historically, Compaq and CMGI have funded our operations as needed, however, we do not expect to borrow funds from Compaq or CMGI after completion of this offering. We intend to expand our business rapidly and expect to incur significant operating losses for the foreseeable future. We believe funding from CMGI and Compaq prior to completion of this offering, together with the net proceeds of this offering, will be sufficient to satisfy our cash requirements for the next 18 months. We may be required to raise substantial additional funds in order to support more rapid expansion, develop new or enhanced services or technologies, respond to competitive pressures, acquire complementary businesses or respond to unanticipated requirements, through public or private financings, strategic relationships or other arrangements. We cannot be sure that additional funding, if needed, will be available on acceptable terms or at all. If adequate funds are not available, we may be required to curtail significantly or defer one or more of our operating goals or programs. If we succeed in raising additional funds through the issuance of equity securities, the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these securities could also impose restrictions on our operations. We have no current plans to sell additional equity securities in the near term.

  Our brand may not achieve the broad recognition necessary to succeed

   We believe that broader recognition and positive perception of the AltaVista brand are essential to our future success. Accordingly, we intend to continue to pursue an aggressive brand enhancement strategy, which will include mass market and multimedia advertising, promotional programs and public relations activities. These initiatives will require significant expenditures. We believe that users currently associate our brand primarily with our search capabilities. To expand our business, we will need to increase association of our brand with e-commerce, as well as personalized local content services. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. Successful positioning of our brand will depend in large part on:

  . the success of our advertising and promotional efforts

  . an increase in the number of users and page views of our web site

  . the ability to continue to provide high quality customer service

   Advertising expense was $70.5 million during the six months ended January 31, 2000. To increase awareness of our brand, we expect to spend approximately $120 million on advertising during the fiscal year ending July 31, 2000. These expenditures may not result in sufficient increase in revenues to offset these expenditures. In addition, even if brand recognition increases, the number of new users or the number of page views of our web sites may not increase. Even if the number of new users increases, those users may not regularly use our web sites.

  Our ability to grow our business could be substantially impaired if we are unable to expand our e-commerce services

   To increase our revenues, we will need to expand our operations by promoting and expanding the breadth and depth of our e-commerce services. Specifically, our future success will depend in part on obtaining revenues from the facilitation of e-commerce transactions with online and offline retailers. The market for e-commerce services is extremely competitive. Because we have limited experience in this market, we may have limited success. To date, our revenue from shopping services has not been significant. If we expand our operations in this manner, we will require significant resources for additional development and such expansion may strain our management, financial and operational resources. Our expansion into new shopping service offerings may not be timely or may not generate sufficient revenues to offset their cost. If this occurs, our business could be seriously harmed.

  A failure of retailers and product information providers to whom we direct users to satisfy our users that are directed to them could harm our business

   In an effort to provide objective information to our users, we provide product information and direct users to various online and offline retailers and manufacturers, including our competitors. We have no control over the experience that our users will have while visiting these other web sites. Users who are not satisfied with their experience with these other web sites may decide not to use our web site. Should this occur, our business will be harmed. If we fail to select the most relevant additional categories of interest to users or fail to adequately provide superior content within these categories, our business may suffer. We rely on market research to determine what categories are likely to expand in terms of users' interest. Should our reliance on this research prove to be misguided, we may waste valuable time and resources in expanding our service in areas that do not add value to our web site, which in turn will significantly impact our ability to earn more revenues from merchants and suppliers.

  We may be unable to integrate and retain our workforce effectively, which could harm our business

   As a result of our rapid growth, as well as our recent acquisitions of iAtlas, Raging Bull and Transium, we have experienced, and believe we will continue to experience, rapid growth in our operations. This growth has placed, and our anticipated future growth will continue to place, a significant strain on our managerial, operational and financial resources. Our future success will depend in part on our ability to integrate and retain our workforce. As of January 31, 2000, we had a total of approximately 700 employees. Many of our employees have joined us recently. We will need to integrate these new employees into our business successfully or our business could be seriously harmed.

  We may be unable to recruit or retain qualified personnel, which could harm our business

   We also must continue to identify, recruit, hire, train, retain and motivate other highly skilled technical, managerial, editorial, marketing and customer service personnel. We anticipate that we will need to significantly increase our work force, perhaps by as much as 10% to 15% per quarter, for the next year as a result of anticipated growth in our business. Competition for these personnel is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting a sufficient number of qualified software developers, and we may not be able to retain these developers, which could harm our relationships with existing and future users at a critical stage of development. The failure to recruit and retain necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could harm our business and our ability to obtain new users and develop new products.

  We depend on key management personnel to achieve our business objectives

   Our future success depends in part on the continued service of our key management personnel, in particular Rodney W. Schrock, our CEO. Competition for these personnel is intense. The loss of one or more of our key management personnel could harm our business. None of our key management personnel is bound by an employment agreement for any specific term.

  If we are unable to cope with transitory peaks in usage of our web sites, we may lose user confidence

   At the time of the launch of our enhanced web sites in October 1999, we experienced unusually high levels of activity on our web sites that resulted in increased response times for our services. Increased response times result from a number of factors, including the number of users of our web sites and the particular services being demanded by users. If unusually high transitory peaks in usage occur in the future, increased response times could cause our users to perceive our web sites as not functioning properly and, therefore, cause them to use other methods for searches and e-commerce. If this occurs, our business could be seriously harmed.

  System failures could damage our reputation and result in the loss of users

   The performance, reliability and availability of our web sites and network infrastructure are critical to our reputation and ability to attract and retain users, advertisers and content providers. Although we have redundant and back-up systems and a disaster recovery plan, our systems and operations may be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, Internet breakdowns, attacks by computer hackers, earthquake and similar events. In the past, parts of our sites have experienced occasional system failures as a result of power loss and hardware problems within our network infrastructure. We do not carry business interruption insurance sufficient to compensate fully for any or all losses from any or all damage or interruptions. Despite the implementation of network security measures, including a proprietary firewall, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Any system error or failure that causes interruption in availability of content or an increase in response time could result in a loss of revenue. In addition, because our Web advertising revenues are directly related to the number of advertisements we deliver to our users, system interruptions that result in the unavailability of our web sites or slower response times for users would reduce the number of advertisements delivered and reduce revenues and harm user perception of our business.

  If we cannot adequately protect our intellectual property, our competitiveness may be harmed

   Most of our intellectual property has been contributed by Compaq. To protect our rights to intellectual property, we rely, and we believe the contributors relied, on a combination of patent, trademark and copyright law, trade secret protection, misappropriation and anti-piracy laws, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we and the contributors have taken may have been inadequate and may continue to be inadequate to deter infringement or misappropriation of our intellectual property and proprietary information. We may also be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

   As of January 31, 2000, we had over 70 patents and pending patent applications. These patents and patent applications are generally directed at the search technology that is used on our web sites, as well as related inventions. We and our predecessors may not have sought protection for technologies that may be or may become important to our business. In addition, the technologies we have sought to protect may not be adequately protected by patents.

   As of January 31, 2000, we had over 600 trademark registrations and/or applications in the United States and abroad which are generally directed at protecting our core brands and selected sub-brands, such as the AltaVista trademark and tradename, the AltaVista logos, and the "smart is beautiful" slogan. We expect to file several more trademark registrations in the United States and abroad directed at the same type of protection. We own many domain name registrations in the United States and internationally, including www.altavista.com and www.shopping.com, which are important to us because they serve as both addresses for web users to find our web site and are themselves highly recognizable brand names.

   We also have copyrights in the text and graphics and other copyrightable content on our web sites and in the software we use as our search engine. We rely on these copyrights to make it more difficult for competitors to copy our web site and to maintain and build our competitive advantage.

   We may be unable to obtain or maintain intellectual property protection or registrations in territories or markets that are important to our success. In addition, given the early stage of our international expansion, we cannot predict which territories or markets may be important to our success. Further, we may not have selected the proper intellectual property for which to seek protection by way of registration. In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. The protections we have sought may be inadequate.

  Infringement or other intellectual property claims could adversely affect our ability to market our services, limit our rights to our technology and harm our results of operations

   Other parties may assert infringement claims against us or claim that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. These claims, could result in:

  . payment by us of substantial damages

  . injunctive or other equitable relief that could block our ability to market or license our products

  . the loss of rights to technologies necessary to operate portions of our business

Any litigation, regardless of the outcome, could result in the expenditure of substantial costs and diversion of managerial and other resources.

  If we cannot adapt to continuous change, our business will be harmed

   The market for portal, search, e-commerce and other Internet services is characterized by rapid ongoing technological change, changes in user requirements and preferences, frequent new service introductions embodying new processes and technologies and evolving industry standards and practices that could render our existing services and methodologies obsolete. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our services in response to competitive service offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet technologies could require us to incur substantial expenditures to modify or adapt our services or infrastructure. If we are unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or these requirements, our business could be seriously harmed.

  Online security breaches could result in a loss of consumer confidence in e-commerce, which could hurt our ability to implement our business strategy

   We incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. In the past, we have experienced occasional security breaches. Our insurance policies carry coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches.

   The secure transmission of confidential information over the Internet is essential to maintain confidence in our service. We currently require customers to guarantee their purchases with their credit card, either online or through our toll-free telephone service. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer transaction data. Any well-publicized compromise of security could deter people from using the Web or from using it to conduct transactions that involve the transmission of confidential information. In addition, because many of our advertisers seek to advertise on our web site to encourage people to use the Web to purchase goods or services, our business could be seriously harmed if Internet users reduce their use of the Web because of security concerns.

Risks Related to Our Relationships with CMGI and Compaq

  You will not be able to control AltaVista corporate events because CMGI will own approximately 74% of our outstanding common stock after the offering

   Upon completion of this offering, CMGI will beneficially own approximately 74% of our outstanding common stock, or approximately 73% if the underwriters' over-allotment option is fully exercised. Accordingly, CMGI will have the power, acting alone, to elect a majority of our board of directors and will have the ability to determine the outcome of any corporate actions requiring stockholder approval, regardless of how our other stockholders may vote. Under Delaware law and our Certificate of Incorporation, CMGI may exercise its voting power by written consent, without convening a meeting of the stockholders. CMGI's interests could conflict with the interests of our other stockholders.

  CMGI may need to maintain control of AltaVista to avoid becoming an investment company, which could influence its decision to sell control of AltaVista

   The possible need of CMGI to maintain control of AltaVista in order to avoid becoming a registered investment company could influence decisions by CMGI as to the disposition of any or all of its ownership position in AltaVista. As a result, CMGI may be motivated to maintain at least a majority ownership position in AltaVista, even if other stockholders of AltaVista might consider a sale of control of AltaVista to be in their best interests. As long as it is a majority stockholder, CMGI has contractual rights to purchase shares in any future financings of AltaVista, other than this offering, sufficient to maintain its majority ownership position. CMGI's ownership may have the effect of delaying, deferring or preventing a change in control of our company or discouraging a potential acquirer from attempting to obtain control of us, which in turn could adversely affect the market price of our common stock.

  We have three directors who are also directors and/or executive officers of CMGI and one director who is an officer of Compaq who may face significant conflicts of interest

   Three of our six directors are also directors or executive officers of CMGI and one director is an officer of Compaq. These directors may have conflicts of interest with respect to matters potentially or actually involving us, such as acquisitions, financings and other corporate opportunities that may be suitable for us. In addition, a number of our executive officers own substantial amounts of CMGI stock and options to purchase CMGI stock. This ownership could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for our company and CMGI.

  We may have potential business conflicts of interest with CMGI with our past and ongoing relationships, and because of CMGI's majority ownership, we may not resolve these conflicts on the most favorable terms to us

   Conflicts of interests may have arisen or may in the future arise between CMGI and ourselves in a number of areas relating to our past and ongoing relationships, including:

  .  tax allocation matters

  .  rental of CMGI facilities

  . contractual relationships with CMGI and its affiliates concerning technical services, content provision, and other matters

  .  our acquisitions of iAtlas and Raging Bull, affiliates of CMGI

  .  business opportunities that may be attractive to both CMGI and us

   Nothing restricts CMGI from competing with us. Our certificate of incorporation expressly provides that, except in limited circumstances, neither CMGI nor any of our officers or directors who are also officers or directors of CMGI will be liable to us as a result of engaging in activities or lines of business similar to ours.

   We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party. The agreements we have with CMGI may be amended upon agreement between the parties. While we are controlled by CMGI, CMGI may be able to require us to agree to amendments to these agreements that may be less favorable to us than the current terms of these agreements.

  If Compaq ceases to direct traffic to our web site, our business could be harmed

   Historically, approximately 5% to 10% of total monthly traffic to our web sites has originated through the instant Internet keyboard access buttons on some Compaq personal computers and Compaq's agreement with CMGI to program the browser that is bundled with Compaq personal computers to default to any web sites designated from time to time by CMGI. Compaq will, through May 2002, preprogram up to four instant Internet keyboard buttons, based on the total number of these buttons, on each Presario-branded, including successor brands or sub-brands, consumer desktop and portable personal computer so that, when a user presses the button, the user is directed to the applicable web site designated by CMGI. For example, if designated by CMGI and preprogrammed by Compaq, the search button would direct the user to the search area of our web site. CMGI pays Compaq a royalty for these preprogramming services, for which we reimburse CMGI, based on the amount of redirected user traffic. Compaq may terminate this arrangement if the AltaVista web sites fail to be one of the 12 most trafficked web sites for four consecutive months, as measured in terms of unique visitors at home and at work, by Media Metrix. Our rankings by Media Metrix for the months of October 1999 through January 2000 were 11, 14, 12 and 9. Additionally, users can reprogram the buttons, or select a proprietary online service provider that controls the buttons, and the browser to take them to alternative web sites.

   Media Metrix estimates the amount of user traffic on web sites by monitoring the monthly activity of selected user groups and expanding the results across the number of potential users. Actual usage may differ materially from statistics provided by Media Metrix. If any inaccuracies in Media Metrix estimates cause traffic to our web sites to be underestimated when compared to other web sites, then Compaq's obligations could terminate, which could seriously harm our business. We are not a party to, or a named third-party beneficiary of, the agreement between Compaq and CMGI. Therefore, Compaq and CMGI may amend their agreement, even in ways that could harm our business, without our consent. If we do not meet our user traffic targets and Compaq elects to stop pre-programming its keyboards, if Compaq and CMGI amend their agreement in a manner adverse to us, if CMGI designates web sites other than ours or if a significant number of users reprogram their keyboards to discontinue us as their default web site, traffic to our web site could decline and our business could be seriously harmed.

Risks Related to Our Industry

  We may become subject to more restrictive regulations that could adversely affect our ability to increase Internet sales

   Although there are currently few laws and regulations directly applicable to the Internet, new laws and regulations are under consideration in the United States and internationally, addressing issues such as intellectual property, personal privacy, pricing, content, advertising, taxation and characteristics and quality of Internet products and services. The application of existing laws and regulations governing Internet issues such as intellectual property ownership and infringement, defamation, obscenity and personal privacy is also subject to substantial uncertainty. New government laws and regulations, or the application of existing laws and regulations, may expose us to significant liabilities, significantly slow Internet growth and otherwise affect our financial performance.

   Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. If such access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet, which could in turn decrease demand for our services or increase our cost of doing business, and, as a result, seriously harm our business.

  Privacy regulations could impair our ability to obtain information about our users

   The ability of us or any of our strategic partners to use cookies to target users may become subject to laws limiting or prohibiting this practice. Cookies are information that is stored on a user's hard drive and passed to a web site's server through the user's browser software. Cookies may be placed on the user's hard drive without the user's knowledge or consent, but can be removed by the user at any time through modification of the user's browser settings. Due to privacy concerns, some Internet commentators, advocates and governmental bodies in the United States and internationally have suggested that the use of cookies and other profiling technologies be limited or eliminated. In addition, currently available Internet browsers allow a user to prevent cookies from being stored on the user's hard drive. Any reduction or limitation in the use of cookies could limit the effectiveness of our, or our partners', user targeting.

  We depend on the continued growth in use of the Internet for the growth of our business

   The Web-based information market is new and rapidly evolving. The growth of our business would be harmed if Web usage does not continue to increase or increases slowly. Web usage may be inhibited for a number of reasons, such as:

  . inadequate network infrastructure

  . security and fraud concerns

  . inconsistent quality of service

  . unavailability of cost-effective, high-speed access to the Internet

  We depend on efficient operation of the Internet for growth of our business

   Our users depend on Internet service providers and other web site operators for access to our web site. Many of these services have experienced significant service outages in the past and could experience service delays and other difficulties due to system failures unrelated to our systems. These occurrences could cause our users to perceive the Web in general or our web site in particular as an unreliable medium and, therefore, cause them to no longer use our services. We also depend on content and service providers to deliver information and data feeds to us on a timely basis. Our web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information, which could seriously harm our business.

  We may be held liable for our services and user generated content

   As a distributor of content over the Internet, we face potential liability for negligence, intellectual property infringement, defamation, indecency and other claims based on the nature and content of the materials that we distribute. Legal claims have been brought, and sometimes successfully pressed, against Internet content distributors. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. In addition, although we generally require our content providers to indemnify us from these liabilities, the indemnification may be inadequate. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could seriously harm our business.

   Although the sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. The nature of the CDA and similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation similar to the CDA could subject us to potential liability, which in turn could have an adverse effect on our business, financial condition and results of operations. These laws could also damage the growth of the Internet generally and decrease the demand for our services, which could harm our business.

Risks Related to This Offering

  Our stock price is likely to be highly volatile, particularly because we are an Internet company

   The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly Internet companies. These broad market fluctuations may result in a material decline in the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business, financial condition and results of operations.

  If our existing stockholders sell a substantial number of shares of our common stock in the public market, the market price of our common stock will likely fall

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, including shares issuable upon the exercise of outstanding options, the market price of our common stock will likely fall. CMGI and Compaq will directly own approximately 74% and 17%, respectively, of the outstanding shares of our common stock upon completion of this offering and will have registration rights which will permit them to offer all of these shares in the public market beginning approximately 180 days after completion of this offering. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have outstanding 153,995,511 shares of common stock. Of these shares, the 14,800,000 shares being offered in this offering will be freely tradeable.

   AltaVista and our directors, executive officers and substantially all of our stockholders have agreed that they will not sell, directly or indirectly, any common stock without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days after the completion of this offering. We have no agreement with Morgan Stanley for a waiver of this restriction. However, Morgan Stanley may, in its discretion, release it. In some cases underwriters have agreed to waive lock-up restrictions when a company's stock has performed well and market conditions are favorable, in order to allow a follow-on offering of common stock. Any decision by Morgan Stanley to waive the lock-up restrictions would depend on a number of factors, including market conditions, the performance of our common stock in the market and our financial condition at that time. If Morgan Stanley were to waive the lock-up restrictions prior to the expiration of the 180-day period, and our stockholders were to sell additional shares of common stock to the public, the market price of our common stock could decline.

  Our management has broad discretion as to the use of proceeds from this offering and may use the proceeds in ways with which you do not agree

   Our management will have broad discretion in how we use the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

  You will experience immediate and substantial dilution upon completion of this offering

   The initial offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution of $16.78 per share, at an assumed initial public offering price of $19.00 per share after giving effect to the exercise of Compaq's pre-emptive right to purchase an additional $17.5 million in convertible notes of AltaVista, conversion of all our convertible notes into convertible preferred stock and the conversion of all shares of convertible preferred stock into common stock. In addition, to the extent outstanding stock options are exercised, you will incur further dilution. As of January 31, 2000, we had granted options that were outstanding to purchase an aggregate of 16,474,667 shares of common stock at exercise prices between $.05 and $22.73 per share, and at a weighted average exercise price of $11.45, which is significantly lower than the proposed initial public offering price of the common stock to be sold in this offering. If you purchase common stock in this offering and these options are exercised, you will suffer substantial additional dilution in the book value per share of your shares of our common stock.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements in this prospectus, including under the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus, that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, benefits resulting from our pending acquisition of Raging Bull, this offering, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements.

   You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other conditions in the markets in which we operate, integration of newly acquired businesses, government regulations and continuation of strategic relationships with third parties.

                                USE OF PROCEEDS

   The net proceeds to AltaVista from the sale of shares of common stock in this offering are estimated to be $258.5 million, or $297.7 million if the underwriters exercise their over-allotment option in full, based upon an assumed initial public offering price of $19.00 per share and after deducting estimated underwriting discounts and commissions and our estimated offering expenses of $3.0 million.

   The principal purposes of this offering are:

  . to increase our equity capital

  . to facilitate future access by us to public equity markets

  . to provide increased visibility and credibility in the marketplace

   Because of our need to be able to react to business opportunities and competitive pressures, we cannot allocate precisely our use of these proceeds, but we currently estimate that during the next 12 months we will use approximately $90 million to $115 million for sales and marketing expenses, including expenses related to advertising and the hiring of additional sales personnel, approximately $25 million to $40 million for product development expenses and approximately $13 million to $25 million for computer equipment, software and facilities improvements. We may also use a portion of the net proceeds to invest in joint ventures or other collaborative arrangements, or to invest in or acquire businesses, technologies, products or services. While we evaluate these types of opportunities from time to time, we currently have no commitments or agreements with respect to any acquisitions, except for a signed letter of intent to invest $5 million in Pyungchang Computer and Communications, Inc.

   The amounts and timing of the expenditures set forth above will vary significantly depending on a number of factors, including, but not limited to, the availability of other financing, the success and timing of our advertising and hiring efforts, the amount of cash generated by our operations and the market response to our web sites. Accordingly, we will have significant discretion in the use of the net proceeds of this offering. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. Pending use of the net proceeds as discussed above, we intend to invest these funds in short-term, interest-bearing, investment-grade obligations.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock and do not anticipate any cash dividends on our common stock for the foreseeable future.

                                CAPITALIZATION

   The following table sets forth AltaVista's capitalization as of January 31, 2000:

  . on an actual basis

  . on a pro forma basis to reflect the conversion of AltaVista's debt to CMGI and Compaq as of January 31, 2000 into convertible preferred stock, the exercise of Compaq's pre-emptive right to purchase an additional $17.5 million in convertible notes, the conversion of all our issuable convertible notes into preferred stock, and the conversion of all of our convertible preferred stock into common stock

  . on a pro forma basis as adjusted to give effect to the sale of the shares of common stock offered hereby and receipt and application of the estimated net proceeds from this offering, assuming an initial public offering price of $19.00 per share

   This table should be read in conjunction with the information included in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and the notes to those statements included elsewhere in this prospectus.

   Prior to August 18, 1999, Compaq funded our operations as needed. Since August 18, 1999, CMGI has funded our operations as needed, with a corresponding increase in our related party debt. From time to time, at Compaq's election, it may participate in the funding of our operations as needed, based on its pro rata ownership interest. We expect that we will continue to borrow funds from CMGI and, if it elects to participate, Compaq until the closing of this offering. CMGI and Compaq have agreed that the net borrowings incurred after the end of the fiscal quarter preceding the closing, to the extent outstanding, will be converted into additional shares of our common stock at the initial public offering price.

                                                 As of January 31, 2000
                                            -----------------------------------
                                                                     Pro Forma
                                              Actual    Pro Forma   As Adjusted
                                            ----------  ----------  -----------
                                            (in thousands, except share data)
Debt to CMGI and Compaq.................... $  129,814  $      --   $      --
                                            ==========  ==========  ==========
Long-term debt............................. $    6,838  $    6,838  $    6,838
                                            ----------  ----------  ----------
Stockholders' equity:
 Series A convertible stock, par value
  $.01: 5,000,000 shares authorized
  (actual); no shares authorized (pro forma
  and pro forma as adjusted); no shares
  issued or outstanding (actual, pro forma
  and pro forma as adjusted)...............        --          --          --
 Common stock, par value $.01; 200,000,000
  shares authorized (actual); 1,500,000,000
  shares authorized (pro forma and pro
  forma as adjusted); 131,831,437 shares
  issued and outstanding (actual);
  139,195,511 shares issued and outstanding
  (pro forma); 153,995,511 shares issued
  and outstanding (pro forma as adjusted)..      1,318       1,392       1,540
Additional paid-in capital.................  2,956,361   3,103,560   3,361,928
Deferred compensation and other............     (3,682)     (3,682)     (3,682)
Accumulated deficit........................   (765,104)   (765,104)   (765,104)
                                            ----------  ----------  ----------
  Total stockholders' equity...............  2,188,893   2,336,166   2,594,682
                                            ----------  ----------  ----------
    Total capitalization................... $2,195,731  $2,343,004  $2,601,520
                                            ==========  ==========  ==========

   The shares of common stock outstanding in the actual, pro forma and pro forma as adjusted columns exclude:

  . 16,474,667 shares of common stock issuable as of January 31, 2000 upon the exercise of outstanding stock options issued under our stock option plans at a weighted average exercise price of $11.45 per share and options to purchase 1,220,830 shares of common stock granted during January 2000 with exercise prices equal to the initial public offering price

  . 7,488,384 shares of common stock and options to purchase common stock issued after January 31, 2000 in connection with our acquisitions of Raging Bull and Transium

  . 2,600,000 shares of common stock initially reserved for issuance under our employee stock purchase plan

                                   DILUTION

   The pro forma net tangible book value of AltaVista as of January 31, 2000 was approximately $83.9 million or approximately $.60 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by 139.2 million, the number of shares of common stock treated as outstanding on a pro forma basis after giving effect to the exercise of Compaq's pre-emptive right to purchase an additional $17.5 million in convertible notes of AltaVista, the conversion by CMGI and Compaq of AltaVista's notes into convertible preferred stock and the conversion of all shares of convertible preferred stock into common stock. After giving effect to the sale by AltaVista of the shares of common stock being offered at an assumed initial public offering price of $19.00 per share, and after deducting the estimated underwriting discount and offering expenses payable by AltaVista, AltaVista's pro forma net tangible book value at January 31, 2000 would have been approximately $342.5 million, or approximately $2.22 per share. This represents an immediate increase in net tangible book value to existing stockholders of $1.62 per share and an immediate dilution of $16.78 per share to new investors. The following table illustrates the per share dilution:

   Assumed initial public offering price per share................       $19.00
     Pro forma net tangible book value per share before
      this offering as of January 31, 2000........................ $ .60
     Increase per share attributable to new investors.............  1.62
                                                                   -----
   Pro forma net tangible book value per share after this
    offering......................................................         2.22
                                                                         ------
   Dilution per share to new investors............................       $16.78
                                                                         ======

   Assuming exercise in full of the underwriters' over-allotment option, AltaVista's pro-forma net tangible book value at January 31, 2000 would have been approximately $381.7 million, or approximately $2.44 per share. This represents an immediate increase in net tangible book value to existing stockholders of $1.84 per share and an immediate dilution of $16.56 per share to new investors.

   The following table summarizes, on a pro forma basis as of January 31, 2000, the differences between existing stockholders and new investors with respect to the number of shares of common stock issued by AltaVista, the total consideration paid and the average price per share paid:

                                                                          Average
                             Shares Issued         Total Consideration     Price
                         ---------------------- -------------------------   Per
                           Number    Percentage     Amount     Percentage  Share
                         ----------- ---------- -------------- ---------- -------
Existing stockholders... 131,831,437    85.6%   $2,170,847,531    83.5%   $16.47
CMGI and Compaq
 Convertible Notes and
 Rights.................   7,364,074     4.8       147,273,465     5.7     20.00
New investors...........  14,800,000     9.6       281,200,000    10.8     19.00
                         -----------   -----    --------------   -----
    Total............... 153,995,511   100.0%   $2,599,320,996   100.0%
                         ===========   =====    ==============   =====

   Our sale of additional shares of common stock upon exercise in full of the underwriters' over-allotment option would reduce the percentage of common stock held by all assumed existing stockholders to 89.1% of the total number of shares of common stock to be outstanding upon completion of this offering and will increase the number of shares of common stock held by new investors to 17,020,000 shares or 10.9% of the total number of shares of common stock to be outstanding upon completion of this offering.

   The foregoing discussions and tables exclude:

  . 16,474,677 shares of common stock issuable as of January 31, 2000 upon the exercise of outstanding stock options issued under our stock option plans at a weighted average exercise price of $11.45 per share and options to purchase 1,220,830 shares of common stock granted during January 2000 with exercise prices equal to the initial public offering price

  . 7,488,384 shares of common stock and options to purchase common stock issued after January 31, 2000 in connection with our acquisitions of Raging Bull and Transium

  . 2,600,000 shares of common stock initially reserved for issuance under our employee stock purchase plan

   UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS AND BALANCE SHEET

   We derived the following unaudited pro forma condensed statements of operations for the year ended December 31, 1998, the seven months ended July 31, 1999 and the six months ended January 31, 2000 from our historical statements of operations for the period from January 1, 1998 through June 11, 1998 and the period June 12, 1998 through December 31, 1998 and the historical statement of operations for the seven months ended July 31, 1999 and the six months ended January 31, 2000, adjusted to give effect to the following events, as if those events had occurred on January 1, 1998:

  . Inclusion of the results of operations of Shopping.com for its fiscal year ended January 31, 1999 in the pro forma condensed results of operations for the year ended December 31, 1998 and estimated results for the period from January 1, 1999 to February 15, 1999, its acquisition date, for the pro forma condensed results of operations for the seven months ended July 31, 1999

  . Elimination of the results of operations of Zip2 from its acquisition date, April 2, 1999, to its disposition date, October 20, 1999

  . The acquisitions by CMGI of AltaVista and Shopping.com on August 18, 1999 accounted for under the purchase method as if the acquisition had occurred on January 1, 1998. The fair value of the consideration paid has been allocated to the assets acquired and liabilities assumed based upon the fair values. Preliminary estimates and assumptions on the value of the assets and liabilities is based upon information available at the date of preparation of these unaudited pro forma condensed financial statements, and will be adjusted upon final allocation of purchase price within one year from the acquisition date. We anticipate, however, that the final allocation of the purchase price will not differ materially from the preliminary allocation. The fair value of the consideration paid for Zip2 is excluded from the pro forma adjustment as Zip2 was acquired on April 2, 1999 and was disposed of on October 20, 1999

   Historical and pro forma per share results for the year ended December 31, 1998 and the seven months ended July 31, 1999 have been determined using an assumed capital structure of 100,000,000 common shares outstanding (130,000,000 reflecting a proposed 1.3-for-one stock split to be approved and effected prior to the closing of this offering), reflecting the retroactive application to January 1, 1998 of AltaVista Company's capital structure on August 18, 1999, the date of the CMGI acquisition. Historical and pro forma per share results for the six months ended January 31, 2000 have been determined using our actual results, including results for the period from August 1-18, 1999 (prior to the CMGI acquisition), and have been adjusted for a 1.3-for-one stock split to be effected prior to the closing of this offering.

   We derived the following unaudited pro forma condensed balance sheet as of January 31, 2000 from our historical balance sheet as of January 31, 2000, adjusted to give effect to the following events, as if those events had occurred on that date:

  . Reflects the assumed exercise of Compaq's pre-emptive right to purchase an additional $17.5 million in our convertible notes, the conversion by CMGI and Compaq of all our assumed and actual outstanding convertible notes into convertible preferred stock, and the conversion of all of our preferred stock into common stock

  . Reflects a proposed 1.3-for-one split of our outstanding common stock to be approved and effected prior to the closing of this offering

   The unaudited pro forma condensed statements of operations and balance sheet do not include the financial results and purchase accounting for Raging Bull and Transium because they were not deemed significant. The iAtlas acquisition has been reflected in the pro forma condensed balance sheet and due to its insignificance in the pro forma condensed statements of operations only from the date at its acquisition of CMGI (September 28, 1999) and thereafter. The estimated purchase price for each of these acquisitions is approximately: $28 million for iAtlas; $163.0 million for Raging Bull; and, $10 million for Transium.

   The unaudited pro forma condensed financial statements do not purport to represent what our results of operations or financial condition would have actually been or what operations would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed, and are not indicative of future results. The unaudited pro forma condensed financial statements below should be read in conjunction with the historical financial statements and related notes included in this prospectus.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1998

                                   AltaVista
                          ---------------------------
                           Period from   Period from
                          Jan. 1, 1998  June 12, 1998
                             through       through                  Pro Forma
                          June 11, 1998 Dec. 31, 1998 Shopping.com Adjustments Pro Forma
                          ------------- ------------- ------------ ----------- ---------
                                   (in thousands, except per share information)
Advertising, service and
 other revenue, net.....     $13,622      $  23,517    $     --     $     --   $  37,139
Product revenue, net....         --             --         8,122          --       8,122
                             -------      ---------    ---------    ---------  ---------
  Total revenue.........      13,622         23,517        8,122          --      45,261
Cost of advertising,
 service and other
 revenue ...............       3,445          6,964          --           --      10,409
Cost of product
 revenue................         --             --        10,122          --      10,122
                             -------      ---------    ---------    ---------  ---------
  Total cost of sales...       3,445          6,964       10,122          --      20,531
                             -------      ---------    ---------    ---------  ---------
Gross profit (loss).....      10,177         16,553       (2,000)         --      24,730
                             -------      ---------    ---------    ---------  ---------
Operating expenses:
 Product development ...       5,413          7,210        3,288          --      15,911
 Sales and marketing ...       5,426         23,900       10,087          --      39,413
 General and
  administrative........       1,744          3,806       19,193          --      24,743
 Loss on disposal of
  assets................         --             --         1,539          --       1,539
 Stock-based
  compensation (a)......         --             --         6,696       (6,696)       --
 Amortization of
  intangibles (b).......           8         50,982          --       824,077    875,067
                             -------      ---------    ---------    ---------  ---------
Loss from operations....      (2,414)       (69,345)     (42,803)    (817,381)  (931,943)
Other expense:
  Interest expense,
   net..................          79            221        5,748          --       6,048
                             -------      ---------    ---------    ---------  ---------
Loss before
 extraordinary loss.....      (2,493)       (69,566)     (48,551)    (817,381)  (937,991)
Extraordinary loss......         --             --         1,171          --       1,171
                             -------      ---------    ---------    ---------  ---------
Net loss................     $(2,493)     $(69,566)    $ (49,722)   $(817,381) $(939,162)
                             =======      =========    =========    =========  =========
Net loss per share--
 basic and diluted......     $ (0.02)     $   (0.54)                           $   (7.22)
Shares used in computing
 net loss per share--
 basic and diluted .....     130,000        130,000                              130,000

--------
(a) Reflects elimination of stock-based compensation since pro forma amortization of intangibles already considers this amount. Since the stock-based compensation generated by stock options issued by Shopping.com and recorded in its historical financial statements represents outstanding equity interests at the time of its acquisition date, and the intrinsic value of those stock option issuances is considered in the purchase accounting acquisition price for this transaction, amounts representing the amortization of the excess purchase price attributable to this transaction already retroactively include a charge for such stock options issuances.

(b) Reflects the incremental increase in amortization of intangible assets, resulting from CMGI's acquisition of approximately 81.5% of our equity ownership as if the acquisition had occurred as of the beginning of the period presented. Amortization of identifiable intangibles and goodwill is calculated on an estimated useful life of three years using the straight-line method.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                   FOR THE SEVEN MONTHS ENDED JULY 31, 1999

                                        Shopping.com
                          Historical  January 1, 1999 -    Zip2      Pro Forma
                          AltaVista   February 15, 1999 Disposition Adjustments Pro Forma
                          ----------  ----------------- ----------- ----------- ---------
                                   (in thousands, except per share information)
Advertising, service and
 other revenue, net.....  $  49,812        $   --         $(2,725)   $     --   $  47,087
Product revenue, net....     23,781          2,431            --           --      26,212
                          ---------        -------        -------    ---------  ---------
  Total revenue.........     73,593          2,431         (2,725)                 73,299
Cost of advertising,
 service and other
 revenue................     17,446            --          (3,315)         --      14,131
Cost of product
 revenue................     25,402          2,918            --           --      28,320
                          ---------        -------        -------    ---------  ---------
  Total cost of sales...     42,848          2,918         (3,315)         --      42,451
                          ---------        -------        -------    ---------  ---------
Gross profit (loss).....     30,745           (487)           590          --      30,848
                          ---------        -------        -------    ---------  ---------
Operating expenses:
  Product development ..     17,478            697         (1,447)         --      16,728
  Sales and marketing ..     51,151          3,531         (2,634)         --      52,048
  General and
   administrative ......     23,939            952         (1,201)         --      23,690
  Stock-based
   compensation (a).....     35,782            --             --       (35,782)       --
  Amortization of
   intangibles (b)......    133,976            --         (37,806)     414,286    510,456
                          ---------        -------        -------    ---------  ---------
Loss from operations....   (231,581)        (5,667)        43,678     (378,504)  (572,074)
Other expense:
  Interest expense,
   net..................        159             10             24          --         193
  Other nonoperating
   loss.................        237            --             --           --         237
                          ---------        -------        -------    ---------  ---------
    Total...............        396             10             24          --         430
Loss before income
 taxes..................   (231,977)        (5,677)        43,654     (378,504)  (572,504)
                          ---------        -------        -------    ---------  ---------
Net loss................  $(231,977)       $(5,677)       $43,654    $(378,504) $(572,504)
                          =========        =======        =======    =========  =========
Net loss per share--
 basic and diluted......  $   (1.78)                                            $   (4.40)
Shares used in computing
 net loss per share--
 basic and diluted......    130,000                                               130,000

--------
(a) Reflects elimination of stock-based compensation since pro forma amortization of intangibles already considers this amount. Since the stock-based compensation generated by stock options issued by the AltaVista Business and recorded in its historical financial statements represents outstanding equity interests at the time of its acquisition date, and the intrinsic value of those stock option issuances is considered in the purchase accounting acquisition price for this transaction, amounts representing the amortization of the excess purchase price attributable to this transaction already retroactively include a charge for such stock options issuances.

(b) Reflects the incremental increase in amortization of intangible assets, resulting from CMGI's acquisition of approximately 81.5% of our equity ownership as if the acquisition had occurred as of the beginning of the period presented. Amortization of identifiable intangibles and goodwill is calculated on an estimated useful life of three years using the straight-line method.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED JANUARY 31, 2000

                                   Historical     Zip2      Pro Forma
                                   AltaVista   Disposition Adjustments Pro Forma
                                   ----------  ----------- ----------- ---------
                                   (in thousands, except per share information)
Advertising, service and other
 revenue, net....................  $  79,279     $(2,218)   $    --    $  77,061
Product revenue, net.............     26,451         --          --       26,451
                                   ---------     -------    --------   ---------
  Total revenue..................    105,730      (2,218)                103,512
Cost of advertising, service and
 other revenue...................     23,739      (2,310)        --       21,429
Cost of product revenue..........     26,411         --          --       26,411
                                   ---------     -------    --------   ---------
  Total cost of sales............     50,150      (2,310)        --       47,840
                                   ---------     -------    --------   ---------
Gross profit.....................     55,580          92         --       55,672
                                   ---------     -------    --------   ---------
Operating expenses:
  Product development (a)........     22,354        (153)        --       22,201
  Sales and marketing (a)........    115,971      (1,538)        --      114,433
  General and administrative
   (a)...........................     14,876      (1,234)        --       13,642
  Stock-based compensation (b)...     16,610         --      (15,550)      1,060
  Amortization of intangibles
   (c)...........................    428,628     (21,244)     33,651     441,035
                                   ---------     -------    --------   ---------
Loss from operations.............   (542,859)     24,261     (18,101)   (536,699)
Other expense:
  Interest expense, net..........      1,973          (6)        --        1,967
  Other nonoperating loss........      1,548         --          --        1,548
                                   ---------     -------    --------   ---------
    Total........................      3,521          (6)        --        3,515
Loss before income taxes.........   (546,380)     24,267     (18,101)   (540,214)
                                   ---------     -------    --------   ---------
Net loss, including the period
 August 1, 1999 to
 August 18, 1999 (d).............  $(546,380)    $24,267    $(18,101)  $(540,214)
                                   =========     =======    ========   =========
Net loss per share--basic and
 diluted.........................  $   (4.17)                          $   (4.13)
Shares used in computing net loss
 per share--basic and
 diluted.........................    130,945                             130,945

--------

(a)  Pro Forma excludes stock-based compensation as follows (in thousands):
     Product development $318; Sales and marketing $212; and General and administrative $530.

(b) Reflects elimination of stock-based compensation since pro forma amortization of intangibles already considers this amount. Since the stock-based compensation generated by stock options issued by the AltaVista Business and recorded in its historical financial statements represents outstanding equity interests at the time of its acquisition date, and the intrinsic value of those stock option issuance is considered in the purchase accounting acquisition price for this transaction, amounts representing the amortization of the excess purchase price attributable to this transaction already retroactively include a charge for such stock options issuances.

(c) Reflects the incremental increase in amortization of intangible assets, resulting from CMGI's acquisition of approximately 81.5% of our equity ownership as if the acquisition had occurred as of the beginning of the period presented. Amortization of identifiable intangibles and goodwill is calculated on an estimated useful life of three years using the straight-line method.

(d) Historical AltaVista information represents AltaVista's results for the six-month period ended January 31, 2000, including results for the period from August 1, 1999 to August 18, 1999 (prior to the CMGI acquisition).

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                JANUARY 31, 2000

                                      Assumed exercise                    Proposed
                          Historical     of Compaq's     Conversion of  1.3-for-one
                          AltaVista   pre-emptive right notes to equity  stock split Pro Forma
                          ----------  ----------------- --------------- ------------ ----------
                                (in thousands, except per share information)
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $   12,368       $17,459         $     --          --      $   29,827
  Accounts receivable,
   net..................      50,567           --                --          --          50,567
  Other current assets..       8,846           --                --          --           8,846
                          ----------       -------         ---------        ----     ----------
    Total current
     assets.............      71,781        17,459               --          --          89,240

Property, plant and
 equipment, less
 accumulated
 depreciation...........      56,247           --                --          --          56,247
Goodwill and other
 intangible assets,
 net....................   2,252,216           --                --          --       2,252,216
Investments.............      11,913           --                --          --          11,913
Receivable from Compaq..      10,315           --                --          --          10,315
Other noncurrent
 assets.................         252           --                --          --             252
                          ----------       -------         ---------        ----     ----------
    Total assets........  $2,402,724       $17,459         $     --          --      $2,420,183
                          ==========       =======         =========        ====     ==========

LIABILITIES AND OWNERS' NET
 INVESTMENT
Current liabilities:
  Capital lease
   obligation, current
   portion..............  $    3,150       $   --          $     --          --      $    3,150
  Payable to CMGI, net..         795           --                --          --             795
  Notes payable to
   CMGI.................     121,752           --           (121,752)        --             --
  Notes payable to
   Compaq...............       8,062        17,459           (25,521)        --             --
  Accounts payable......       6,010           --                --          --           6,010
  Other current
   liabilities..........      67,224           --                --          --          67,224
                          ----------       -------         ---------        ----     ----------
    Total current
     liabilities........     206,993        17,459          (147,273)        --          77,179
                          ----------       -------         ---------        ----     ----------
Capital lease
 obligation, net of
 current portion........       6,838           --                --          --           6,838
                          ----------       -------         ---------        ----     ----------
    Total liabilities...     213,831        17,459          (147,273)        --          84,017

Commitments and
 contingencies
Preferred stock, par
 value $0.01; no shares
 outstanding and pro
 forma..................         --            --                --          --             --
Common stock, par value
 $0.01; 101,408,798 and
 139,195,511 shares
 outstanding historical
 and pro forma,
 respectively...........       1,014           --                 57         321          1,392
Capital in excess of
 par....................   2,956,665           --            147,216        (321)     3,103,560
Unearned compensation
 and other..............      (3,682)          --                --          --          (3,682)
Accumulated deficit.....    (765,104)          --                --          --        (765,104)
                          ----------       -------         ---------        ----     ----------
Owners' net investment..   2,188,893           --            147,273         --       2,336,166
                          ----------       -------         ---------        ----     ----------
  Total liabilities and
   owners' net
   investment...........  $2,402,724       $17,459         $     --         $--      $2,420,183
                          ==========       =======         =========        ====     ==========

                         NOTES TO UNAUDITED PRO FORMA
             CONDENSED STATEMENTS OF OPERATIONS AND BALANCE SHEET

Summary of CMGI transaction

   On August 18, 1999, CMGI acquired an 81.495% equity stake in the AltaVista operations of Compaq for consideration preliminarily valued at approximately $2.4 billion. The AltaVista business includes the assets and liabilities constituting the AltaVista Internet search service, Zip2 Corp. and Shopping.com. In consideration for the acquisition, CMGI issued shares of its common stock valued at approximately $1.8 billion, 18,090 shares of its Series D Preferred Stock, which were converted into shares of CMGI common stock on October 28, 1999, valued at approximately $173 million, and promissory notes for an aggregate original principal amount of $220 million. Additionally, outstanding AltaVista and Zip2 stock options were valued at an aggregate of approximately $213 million.

   The purchase price of $2.4 billion for the 81.495% equity stake was increased to $2.9 billion to reflect a 100% step up in purchase accounting for the AltaVista business' assets acquired and liabilities assumed.

   The allocation of the purchase price was as follows (in millions):

                                                   AltaVista
                                                      and              AltaVista
                                                  Shopping.com  Zip2     Total
                                                  ------------ ------  ---------
   Net tangible assets (liabilities).............   $   34.8   $ (7.3) $   27.5
   Patents, trademarks and domain names..........       33.4      1.5      34.9
   Completed technology..........................      150.9      4.0     154.9
   Assembled workforce...........................        7.0      3.0      10.0
   Goodwill......................................    2,433.9    266.3   2,700.2
                                                    --------   ------  --------
   Total purchase price..........................   $2,660.0   $267.5  $2,927.5
                                                    ========   ======  ========

   The table above separates the portion of the purchase price allocated to the fair value of the Zip2 operations for the presentation of the pro forma condensed statements of operations since Zip2 was distributed to our stockholders on October 20, 1999 and will not be included in our continuing operations.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   We have derived the following selected historical financial information from our audited and unaudited historical financial statements and you should read it in conjunction with those financial statements and notes. We have derived the selected historical financial data as of December 31, 1996, 1997 and 1998, for each of the years ended December 31, 1996 and 1997, and for the periods from January 1, 1998 to June 11, 1998 and from June 12, 1998 to December 31, 1998 from our financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. We have derived the selected historical financial data as of July 31, 1999 and for the seven months then ended from our financial statements, which have been audited by KPMG LLP, independent certified public accountants. We have derived the selected historical financial data as of December 31, 1995 and for the period from inception, July, 1995, through December 31, 1995, from our unaudited financial statements as of and for those periods which are not included elsewhere in this prospectus. Our financial statements and the accompanying selected historical financial information for periods prior to August 18, 1999 do not reflect the accounting effects of CMGI's acquisition of its ownership interest on that date. We have derived the selected historical financial data as of January 31, 2000, and for the six months ended December 31, 1998 and January 31, 2000 from our unaudited financial statements as of and for those periods which are included elsewhere in this prospectus, and which, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of this unaudited interim financial information.

   The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and notes, and the unaudited pro forma condensed financial statements and notes included elsewhere in this prospectus. The operating results for the periods presented are not necessarily indicative of the results to be expected for any full fiscal year or any other period.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

                        Combined                              Combined
                      Period from                            Period from   Combined
                       Inception                             January 1,  Period from    Combined                 Consolidated
                       July, 1995    Combined     Combined      1998       June 12,   Seven  Months Combined Six  Six Months
                        through     Year ended   Year ended    through   1998 through     ended     Months Ended    Ended
                      December 31, December 31, December 31,  June 11,   December 31,   July 31,    December 31, January 31,
                          1995         1996         1997        1998         1998         1999          1998       2000 (a)
                      ------------ ------------ ------------ ----------- ------------ ------------- ------------ ------------
                                                   (in thousands, except per share information)
Selected
 Statement of
 Operations Data:
Advertising,
 service and
 other revenue,
 net.............        $ --        $   900      $13,813      $13,622     $ 23,517     $  49,812     $ 21,070    $  79,279
Product revenue,
 net(b)..........          --            --           --           --           --         23,781          --        26,451
                         -----       -------      -------      -------     --------     ---------     --------    ---------
 Total Revenue...          --            900       13,813       13,622       23,517        73,593       21,070      105,730
Cost of
 advertising,
 service and
 other
 revenue(c)......          --          1,963        5,008        3,445        6,964        17,446        6,416       23,739
Cost of product
 revenue.........          --            --           --           --           --         25,402          --        26,411
Gross profit
 (loss)..........          --         (1,063)       8,805       10,177       16,553        30,745       14,654       55,580
Product
 development(c)..          713         3,475        6,000        5,413        7,210        17,478        6,545       22,354
Sales and
 marketing(c)....          --            941        5,615        5,426       23,900        51,151       22,395      115,971
General and
 administrative(c)..       181         1,784        2,785        1,744        3,806        23,939        3,507       14,876
Stock-based
 compensation(d)..         --            --           --           --           --         35,782          --        16,610
Amortization of
 intangibles(e)..          --             19           25            8       50,982       133,976       46,160      428,628
Loss from
 operations......         (894)       (7,282)      (5,620)      (2,414)     (69,345)     (231,581)     (63,953)    (542,859)
Net loss.........         (895)       (7,314)      (5,734)      (2,493)     (69,566)     (231,977)     (64,163)    (507,670)
Net loss per
 share--basic and
 diluted(f)......                                                                                                 $   (3.88)
Shares used in
 computing net
 loss per share--
 basic and
 diluted(f)......                                                                                                   130,945

                           Combined     Combined     Combined     Combined   Combined Consolidated
                         December 31, December 31, December 31, December 31, July 31, January 31,
                             1995         1996         1997         1998       1999       2000
                         ------------ ------------ ------------ ------------ -------- ------------
                                                      (in thousands)
Selected Balance Sheet
 Data (at period end):
Cash and cash
 equivalents............     $--         $  --       $   --       $    --    $  7,482  $   12,368
Goodwill and other
 intangibles, net(e)....      --             56           31       226,488    709,185   2,252,216
Total assets............      383         5,540       17,220       264,330    828,405   2,402,724
Notes payable to CMGI
 and Compaq.............      --            --           --            --         --      129,814
Long-term obligations...      --            --           --          1,656      3,344       6,838
Net stockholders'
 equity.................     $379        $5,120      $14,615      $252,290   $743,853  $2,188,893

--------
(a) The statement of operations for the six months ended January 31, 2000 represents the AltaVista revenues and expenses for the entire six-month period, less an amount representing the total net results for the 18-day portion of the six-month period before the CMGI transaction.
(b) Reflects product revenue in the periods ended July 31, 1999 and January 31, 2000 due to the acquisition of Shopping.com on February 15, 1999.
(c) Excludes stock-based compensation for the seven months ended July 31, 1999 and the six months ended January 31, 2000 as follows (in thousands): Cost of advertising, service and other revenue $2,063 and $897; Product development $7,485 and $3,571; Sales and marketing $12,661 and $5,714; and General and administrative $13,573 and $6,428.
(d) Reflects stock-based compensation for options granted in May and June 1999.
(e) Goodwill and other intangibles increased by $274.1 million when Compaq purchased Digital Equipment Corporation in June 1998, by $616.7 million when Compaq acquired Shopping.com in February 1999 and Zip2 in April 1999 and by $1.8 billion when CMGI acquired its interest in us in August 1999.
(f) Net loss per share and share amounts for the six months ended January 31, 2000 have been determined using the actual weighted-average share and per share amounts reported, adjusted for a proposed 1.3-for-one stock split.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the financial statements and notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risk and uncertainties. Actual results and the timing of events may differ significantly from those projected in such forward looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

   Our financial statements presented elsewhere in this prospectus reflect the results of operations of the business while part of Digital Equipment Corporation, Compaq or CMGI. Prior to August 18, 1999, our results have been carved out from the historical financial statements of Digital and Compaq. Thereafter, our results have been carved out from the historical financial statements of CMGI. In all instances, the results reflect the appropriate push-down accounting adjustments.

   Prior to August 18, 1999, our fiscal year ended on December 31. We have since retroactively adopted the CMGI fiscal year end of July 31. The most current financial period presented is for the six months ended January 31, 2000. This stub period is compared with the six months ended December 31, 1998. Because the fiscal year end change results in no material effect on reported trends, and due to the impracticality of preparing comparable seven month or fiscal quarter historical carve out financial statements, we believe that these comparison periods are reasonable for purposes of comparing and analyzing our results of operations and financial condition.

Overview

   AltaVista is an Internet search, new media and commerce network that delivers personalized, relevant information and e-commerce services to millions of users worldwide. With our patented technologies, international user base and relationships with a variety of content and service providers, we seek to provide a single destination for all of a consumer's search, information, communication and commerce needs on the Internet. Our goal is to expand our user base by extending our search, content and e-commerce capabilities, thereby increasing the attractiveness of our Internet properties to advertisers and merchants.

   Advertising, service and other revenue. Advertising, service and other revenue comprises sales of advertising and sponsorships, fees for search services, production and development fees, licensing of search product software and related support services, and shopping services revenue. For the six months ended January 31, 2000 advertising, service and other revenue was approximately 75% of total revenue. During this period, advertising revenue was more than 65% of total revenue, and service and other revenue was less than 10% of total revenue.

   Advertising and sponsorship revenue results from advertising delivered on a web page, at an agreed rate per thousand of impressions delivered. Advertising revenue is recognized ratably over the term of the contract, provided we have met our obligations to deliver impressions in each period. Fees for search services are derived from third parties' use of our search technology. Fees for search services are recognized ratably over the term of the contract provided that we do not have significant remaining obligations. Production and development fees are recognized upon delivery of the agreed upon service, with accruals provided for ongoing maintenance obligations. To date, revenue from production and development fees has not been significant. Search product software and support are sold directly to customers and through resellers. We generally license our search software in the form of a perpetual license agreement and revenue is recognized upon shipment of the software product. Search software customers may enter into separate support contracts. Revenue for these contracts is recognized ratably over the period of the contract. To date, revenue from search product software and support has not been significant. Shopping service revenue occurs when we earn commissions on sales of products on other web sites. Only the commission fee, not the gross product revenue, is recorded as revenue. We earn commission revenue through a combination of fixed fees and variable charges per click through when our traffic is directed to a third party site. To date, shopping services revenue has not been significant.

   Occasionally, we enter into barter transactions, which are a component of advertising revenue. Since January 1, 1999 revenue from barter transactions has not been significant. Barter transactions are the exchange of advertising space on our web site for reciprocal space or traffic on other web sites. Barter transactions are recognized ratably over the term of the contract as long as both we and the other party with whom we have bartered have met contractual obligations.

   Through December 31, 1998, we derived substantially all of our revenue from sales of advertising and sponsorships and fees for search services. From January 1, 1999 through January 31, 2000, we derived our revenue primarily from sales of advertising and sponsorships and, subsequent to the acquisition of Shopping.com, from sales of products on the Internet. Although we have experienced revenue growth in recent periods, we cannot predict whether we will achieve continued growth in the future.

   We currently derive a substantial portion of our advertising revenues from short-term advertising contracts negotiated by DoubleClick in accordance with the terms of the Procurement and Trafficking Agreement between AltaVista and DoubleClick. Effective January 1, 1999, we renegotiated the agreement so that we may now form an internal sales force to sell advertisements directly to advertisers. DoubleClick retains the right to deliver the advertisements negotiated either by DoubleClick or by us and also retains the exclusive right to sell advertising to designated customers. Under the agreement as in effect January 1, 1999, we bear the economic risk associated with the sale of advertisements, whether by DoubleClick or AltaVista. Prior to the January 1, 1999 amendments, we recorded revenues net of DoubleClick's selling commission, and recorded no corresponding sales and marketing expenses. Effective January 1, 1999, we record gross revenues from sales of advertisements by DoubleClick, and record DoubleClick's commission and service fees as sales and marketing expense. Historically, we have recorded all revenues from DoubleClick as domestic revenues. In the future, we intend to record as international revenues those revenues derived from advertising and sponsorships sold on our international web sites.

   Product revenue. As a result of the Shopping.com acquisition on February 15, 1999, we began recording product revenue derived from sales of products on the Internet and associated freight and handling fees. Products sold on the Shopping.com site have historically included consumer electronics, computer products, books, videos and other items. When we sell products directly, the revenue is recorded at the gross sales amount, net of allowances for returns, and the cost of goods sold is recorded in cost of revenue. We record revenue at the gross sales amount on direct sales since we bear full customer credit risk and merchandise return risk following vendor shipment, and are the merchant of record on these transactions. For the six months ended January 31, 2000, product revenue was 25.0% of total revenue.

   In October 1999, we changed the focus of our e-commerce business strategy from selling products to providing shopping services, including directing traffic to merchant web sites for sales of products. Because of the change in our e-commerce business strategy, we anticipate that revenues derived from advertising and fee-based shopping services will increase as a percentage of our overall revenues. We cannot predict whether the new shopping services strategy will result in higher revenues or improved operating results.

   Changes in the competitive environment or changing market conditions may cause us to make pricing, marketing or acquisition decisions that could materially harm our financial results.

   Cost of revenue. Cost of advertising, service and other revenue consists of expenses associated with operation of our web sites including depreciation, compensation, network and related costs and fees paid to third parties for content. For product revenue, cost of revenues consists of cost of goods sold, freight and handling.

   Operating expenses. Operating expenses comprise product development, sales and marketing, general and administrative expenses, stock based compensation and amortization of intangibles as described below. These expenses have increased significantly since our inception due to investments in new or enhanced technology, increases in advertising expenditures, and increased infrastructure costs associated with the rapid growth of our organization. We expect that operating expenses will continue to increase in the foreseeable future, particularly in the areas of product development and advertising, and planned investments in international operations.

   Product development consists primarily of compensation, consulting and equipment depreciation incurred in the development of search, new media and e-commerce technology. After February 15, 1999, product development also includes AltaVista Shopping.com's web site development expenses, primarily compensation, consulting and equipment depreciation. From the date of Shopping.com's acquisition through October 31, 1999, product development also included the cost of Shopping.com's computer operations. In the quarter ended January 31, 2000, following the change in our e-commerce business strategy, the cost of these computer operations were included in cost of revenue.

   Sales and marketing expenses consist of compensation, advertising, commissions, fees for traffic, marketing and promotional expenses, barter costs and allowances for bad debts. Beginning January 1999, our contract change with DoubleClick resulted in the recognition of commissions and service fees paid to DoubleClick as sales and marketing expenses. In the future, we expect to increase significantly our sales and marketing expenses as a result of anticipated expansion of our internal sales organization and increased advertising and promotion expenses. For fiscal year 2000, we anticipate that advertising expense alone will be approximately $120 million.

   General and administrative expenses consist of compensation and related expenses of executive and administrative personnel, fees for professional services such as legal, accounting and consulting and allocation of corporate services. Through 1998, direct general and administrative spending was related to a small division headquarters staff, and all corporate services, such as accounting, legal, human resources and information systems were provided by Digital or Compaq and charged via corporate allocations utilizing our relative percentage of revenue, headcount, space or other appropriate factor. In January 1999, when Compaq established AltaVista as a separate subsidiary we began building local capability for the provision of these corporate services, and direct general and administrative spending increased. Subsequent to the CMGI acquisition on August 18, 1999, we incurred all general and administrative spending directly.

   For the seven months ended July 31, 1999, we recorded amortization of stock-based compensation of $35.8 million in connection with the grant of stock options to our employees and officers. We recorded approximately $15.6 million amortization in August 1999. The stock-based compensation charges represent the difference between the exercise price and the deemed fair value of the stock on their date of grant. The deferred stock-based compensation balance was eliminated in conjunction with purchase accounting adjustments associated with the CMGI acquisition in August 1999. Additional stock-based compensation associated with the iAtlas acquisition of approximately $4.7 million will be substantially amortized by July 31, 2001.

   Compaq's purchase of AltaVista, as part of its Digital acquisition, and its acquisitions of Shopping.com and Zip2, were accounted for using the purchase method and resulted in intangible assets of $890.7 million. CMGI's acquisition of iAtlas in September 1999 was accounted for using the purchase method and resulted in intangible assets of $23.0 million. Our distribution of Zip2 to our stockholders included the distribution of $259.0 million of intangible assets. CMGI's acquisition of approximately 81.5% of our equity ownership resulted in incremental intangible assets of $2.2 billion. We intend to amortize our total intangibles of $2.7 billion as of January 31, 2000 using the straight-line method over a three-year period.

   Seasonality. We expect to experience seasonality in our business, with user traffic lower during the summer and year-end vacation and holiday periods when overall usage of the Internet is lower. Because Internet-based commerce and advertising is an emerging market, additional seasonal and other patterns may develop in the future as the market matures. Any seasonality is likely to cause quarterly fluctuations in our operating results, and these patterns could harm our business, results of operations and financial condition.

History

   In 1995, Digital Equipment Corporation developed technology to rapidly search the Internet to retrieve web pages in response to a user's request for information. This significant technological achievement, called the

AltaVista search engine, was one of the first modern Internet search engines to provide extensive coverage of the Web along with advanced search functionality, and was available free of charge to anyone on the Internet. Digital integrated this search engine with additional information services to create the AltaVista Internet portal.

   On June 11, 1998, Compaq acquired Digital for an aggregate purchase price of $9.1 billion. In January 1999, Compaq incorporated and formed AltaVista as a separate business unit. To broaden the capabilities of AltaVista, on February 15, 1999, Compaq acquired Shopping.com, an e-commerce company for an aggregate purchase price of $256.9 million, and on April 2, 1999, Compaq purchased Zip2, a local portal service for an aggregate purchase price of $340.9 million.

   On June 29, 1999, Compaq, through its wholly owned subsidiary Digital, announced an agreement with CMGI whereby CMGI would acquire approximately 81.5% of our equity ownership for consideration of approximately $2.4 billion, consisting of common stock valued at approximately $1.8 billion, Series D preferred stock valued at approximately $173 million, promissory notes for an aggregate principal amount of $220 million and direct costs of the acquisition in the amount of approximately $4 million. Additionally, options to purchase AltaVista common stock were assumed by CMGI in the transaction and were valued at approximately $213 million. In connection with this acquisition, the AltaVista Search web site and associated intellectual property, Shopping.com, Zip2 and other assets were contributed to us. These transactions were completed on August 18, 1999.

   On October 20, 1999, we distributed the net assets of Zip2 to our stockholders, CMGI and Digital, in the form of a pro rata dividend. Accordingly, Zip2's results of operations are not included in our financial statements after the date of disposition.

   On October 22, 1999, CMGI merged its iAtlas subsidiary into the Company in a transaction valued at approximately $28 million, CMGI's acquisition cost.

   Our combined financial results may not be indicative of our results of operations, financial position and cash flow in the future, nor do they reflect the results which we would have attained had the enterprises been operated as stand-alone businesses in the past. Our business and prospects must be considered in light of the risks involved in operating in a highly competitive and rapidly changing business area. The business has incurred substantial losses in past reporting periods. We expect to continue to incur operating losses for the foreseeable future due to higher investment in more advanced search technology, improved functionality and expanded content of the web sites, and in extensive advertising and public relations activities to promote our brand.

   In February 2000, we acquired Raging Bull, Inc., a finance-oriented content provider and online community and an affiliate of CMGI. This acquisition was effected by exchanging our common stock for all of the outstanding common and preferred stock of Raging Bull, and by exchanging our stock options for all of the outstanding stock options of Raging Bull. The total acquisition cost was approximately $163 million, of which approximately $148 million is expected to be allocated to goodwill and other intangible assets.

   In February 2000, we acquired Transium Corporation, a provider of search services, at an estimated total acquisition cost of approximately $10 million, of which approximately $9 million is expected to be allocated to goodwill and other intangible assets.

   In March 2000, we signed a letter of intent with Pyungchang Computer and Communications, Inc., a provider of web portal services in Korea. We intend to invest $5 million in cash and to grant a technology license in exchange for a 60% equity interest in Pyungchang. We have no contractual commitment for further funding of Pyungchang. Upon completion of the transaction, Pyungchang will change its name to AltaVista Korea.

Results of Operations

 Six Months Ended January 31, 2000 Compared to the Six Months Ended December 31, 1998

   Our operating results reflect the operations included within Compaq based on its allocated acquisition cost. Operating results of Shopping.com are combined with AltaVista beginning February 15, 1999, the date on which it was effectively acquired. Operating results of Zip2 were combined with AltaVista beginning April 2, 1999, the date on which it was acquired, through October 20, 1999, the date on which it was distributed to our stockholders. Operating results of iAtlas were consolidated with AltaVista Company beginning September 28, 1999, the date on which it was acquired by CMGI.

   The following discussion presents the six months ended January 31, 2000 compared to the six months ended December 31, 1998. It should be noted that the two periods compared are on a different basis of accounting given CMGI's acquisition of AltaVista occurring on August 18, 1999.

   Revenues. For the six months ended December 31, 1998 and the six months ended January 31, 2000, advertising, service and other revenue increased 276% from $21.1 million to $79.3 million. The increased revenue was primarily attributable to increased sales of advertising and sponsorships resulting from increased page views on the web site. Revenue also increased by approximately $17 million due to the change in the DoubleClick contract from recording revenue on a net to gross basis.

   Revenues derived from the DoubleClick agreement for the six months ended December 31, 1998 and the six months ended January 31, 2000 were $16.6 million and $56.6 million and represented approximately 79% and 71% of advertising, service and other revenues.

   For the six months ended December 31, 1998 and January 31, 2000, fees for search services were approximately 11% and 4% of advertising, service and other revenues. There were no revenues from the licensing of search product or production and development fees prior to October 31, 1999. For the six months ended January 31, 2000, revenue from the licensing of search product and production and development fees were approximately 2% and 4% of advertising, service and other revenues. For the six months ended December 31, 1998, barter revenue was not significant. For the six months ended January 31, 2000, barter revenue was approximately 4% of advertising, service and other revenue.

   Product revenue for the six months ended January 31, 2000 was $26.5 million, compared to no revenues in the prior period, as a result of Shopping.com operating results being included in our results since its acquisition on February 15, 1999. For the six months ended January 31, 2000, product revenues included $12.8 million, approximately 48% of product revenue, from sales of computer equipment purchased from Compaq and sold to FreePC. Shopping.com recognized a nominal gross profit on such revenues.

   Cost of Revenues and Gross Profit. Cost of advertising, service and other revenue for the six months ended December 31, 1998 and the six months ended January 31, 2000, increased approximately 270% from $6.4 million to $23.7 million. Approximately $12 million of this increase was due to increases in equipment and other costs associated with web site operations, approximately $3.5 million was due to increases in number of personnel and associated costs, and approximately $1 million was due to increases in content fees paid to third parties. Gross profit (loss) improved during these periods as a result of revenue increases thereby better leveraging infrastructure fixed costs. Starting January 1, 1999, gross profit on advertising and service revenue also increased as a result of the change in reporting revenues derived from the DoubleClick agreement from a net to gross basis.

   Cost of product revenue for the six months ended January 31, 2000 was $26.4 million, compared to no costs in prior periods, as a result of Shopping.com operating results being included in our results since its acquisition on February 15, 1999. We have generally experienced negative gross margins from product revenue in the periods reported due to our low pricing strategy that was aimed at aggressively increasing customer base and web site traffic.

   Product Development Expenses. Product development expenses for the six months ended December 31, 1998 and the six months ended January 31, 2000 increased approximately 245% from $6.5 million to $22.4 million. Approximately $7 million of this increase was attributable to an increased number of development personnel and related costs primarily directed to development of search technology. In addition, product development expenses increased by approximately $7 million as a result of Shopping.com, Zip2 and iAtlas development costs being included following their acquisition dates.

   Sales and Marketing Expense. Sales and marketing expense for the six months ended December 31, 1998 and the six months ended January 31, 2000, increased approximately 418% from $22.4 million to $116.0 million. The increase was due to an approximately $70 million increase in advertising and promotion expenses, the inclusion of $18.7 million of DoubleClick fees and commissions in sales and marketing expense during the six months ended January 31, 2000, and an approximately $9 million increase in compensation and related expenses associated with an increased number of sales personnel. In addition, sales and marketing expense increased by approximately $7 million as a result of Shopping.com and Zip2 sales and marketing costs being included following their acquisition dates. These increases were offset, in part, by a reduction of approximately $14 million in fees paid to other Internet sites for traffic directed to AltaVista.

   General and Administrative Expense. General and administrative expense for the six months ended December 31, 1998 and the six months ended January 31, 2000 increased approximately 326% from $3.5 million to $14.9 million. This increase was primarily attributable to an increase of approximately $4 million compensation and related expenses associated with a higher number of personnel, an increase of approximately $3 million in legal and consulting fees and approximately $3 million related to the inclusion of the results of Shopping.com and Zip2 for the period subsequent to their acquisition dates. In addition, in 1999 we completed the transition to a standalone company, which resulted in increased investment in administrative services and infrastructure that had previously been allocated from Digital and Compaq.

   Stock-based Compensation Expenses. For the six months ended January 31, 2000, we recorded amortization of stock-based compensation of $16.6 million in connection with the grant of stock options to our employees and officers. The stock-based compensation charges represent the amortization of the difference between the exercise price and the deemed fair value of the stock pursuant to CMGI's acquisition of approximately 81.5% of our equity ownership. Effective with this acquisition on August 18, 1999, 25% of all AltaVista's then outstanding stock options vested as a result of an accelerated vesting clause relating to a change in control provision that was included in the stock option plan, and we recorded the related stock-based compensation expense associated with the accelerated vesting during the period June 29, 1999 through August 18, 1999. The remaining stock-based compensation charges would be amortized over the remaining four-year vesting term of the options; however, deferred compensation expense recorded prior to August 18, 1999 was eliminated in the course of applying purchase accounting. Accordingly, this stock-based compensation was recorded only for the period from June 29, 1999 through August 18, 1999. In addition, for the six months ended January 31, 2000, we recorded $1.1 million stock-based compensation related to iAtlas.

   If the amortization of stock-based compensation was not presented separately in operating expenses and was included in the specific components of operating expenses, it would increase cost of advertising, service and other revenue by $.9 million, product development expense by $3.6 million, sales and marketing expense by $5.7 million, and general and administrative expense by $6.4 million.

   Amortization of Intangibles. Amortization of intangibles for the six months ended December 31, 1998 and the six months ended January 31, 2000 was $46.2 million and $428.6 million. The increase was due to amortization of intangibles recorded in connection with CMGI's acquisition of approximately 81.5% of our equity ownership, as well as the acquisitions of Shopping.com and iAtlas.

   Other Income (Expense), Net. For the six months ended December 31, 1998 and the six months ended January 31, 2000, interest expense was $210,000 and $2.3 million. For the six months ended December 31, 1998, most of our interest expense corresponded to an allocation of Digital's or Compaq's worldwide interest expense based on our proportionate share of total assets. We believe this method provides a reasonable basis for allocation within our historical statement of operations. Subsequent to August 18, 1999, the interest expense relates to advances of funds from CMGI and Compaq that are reflected in notes payable to CMGI and Compaq. The balance due to CMGI and Compaq on January 31, 2000 is $129.8 million, and these notes bear interest at a rate of 7% per year.

   For the six months ended January 31, 2000, interest income was $314,000 which is the interest on AltaVista's cash bank balances. Other non-operating expenses of $1.5 million for the six months ended January 31, 2000 related primarily to the non-recoverable cost of the write off of fixed assets that are being taken out of service.

   The combined statement of operations for the six months ended January 31, 2000 represents our revenues and expenses for the entire six-month period, less $38.7 million representing the total net loss for the 18-day portion of the six-month period before the CMGI transaction.

   Net Loss. Net loss for the six months ended December 31, 1998 and the period ended January 31, 2000 was $64.2 million and $507.7 million. The net loss increased by $443.5 million due to an increase of $382.5 million in the amortization of intangibles associated with CMGI's acquisition of approximately 81.5% of our equity ownership, and the acquisitions of Shopping.com, Zip2 and iAtlas. Net loss also increased due to increases of $16.6 million in stock based compensation and $120.8 million increase in other operating expenses. These expense increases were partially offset by a $40.9 million increase in gross profit.

  Comparison of Fiscal Years Ended December 31, 1996, 1997, the period from January 1, 1998 to June 11, 1998, the period from June 12, 1998 to December 31, 1998 and the Seven Months Ended July 31, 1999

   Financial information and financial statements for AltaVista are derived from the historic books and records of Digital through June 11, 1998. Upon Compaq's acquisition of Digital, Compaq's basis in AltaVista became Compaq's acquisition cost of the business. In accordance with the purchase accounting method, Compaq recorded the individual assets and liabilities of AltaVista at estimated fair values thereby creating new bases in such assets and liabilities. Financial information and financial statements for AltaVista beginning June 12, 1998 are derived from the historic books and records of Compaq which are prepared using this new basis. Prior to 1996, AltaVista had no revenue and its operating activities related primarily to development of search technology.

   The following discussion presents fiscal year 1998 in two periods due to the change in accounting basis that occurred when Compaq acquired Digital. The periods shown are January 1, 1998 through June 11, 1998 and June 12, 1998 through December 31, 1998. In addition, as a result of the fiscal year end change which was adopted when CMGI acquired AltaVista, we present a seven month period ended July 31, 1999.

   Due to the varying lengths of the periods discussed below, the following discussion does not identify the absolute dollar amount of changes between periods. Instead, the trend in changes in the elements of revenue and spending over time are described, and listed in order of significance, from most to least significant.

   Revenues. Advertising, service and other revenue for 1996, 1997, the period from January 1, 1998 to June 11, 1998 and the period June 12, 1998 to December 31, 1998 was $.9 million, $13.8 million, $13.6 million and $23.5 million. For the seven months ended July 31, 1999, advertising, service and other revenue was $49.8 million. The increased revenue in all periods was primarily attributable to increased sales of advertising and sponsorships resulting from increased page views. Revenues for barter transactions represented 7% and 5% of revenues reported in 1997 and the period ended June 11, 1998. In all other periods, revenue from barter transactions was not significant. We do not expect significant revenue from barter transactions in the future. Fees for search services have remained essentially flat in absolute dollars in the periods reported, and are not expected to grow at the rate of advertising and sponsorship revenue. Fees for search services were approximately 71%, 29%, 12%, 13% and 4% for 1996, 1997, the period from January 1, 1998 to June 11, 1998, the period June 12, 1998 to December 31, 1998 and the seven months ended July 31, 1999. For the seven months ended July 31, 1999 revenue also increased due to the change in the DoubleClick contract from recording revenue on a net to gross basis. If DoubleClick revenue had been recorded on a net basis for the seven months ended July 31, 1999, advertising, service and other revenue would have been approximately $37.8 million.

   Revenue derived from the DoubleClick agreement for 1996, 1997, the period January 1, 1998 to June 11, 1998 and the period June 12, 1998 to December 31, 1998 was $.3 million, $9.3 million, $9.7 million and $18.0 million. For the seven months ended July 31, 1999, revenue derived from the DoubleClick agreement was $40.0 million. Net revenues derived from the agreement represented approximately 28%, 67%, 72% and 77% of the our total net revenues for 1996, 1997, the period January 1, 1998 to June 11, 1998 and the period June 12, 1998 to December 31, 1998. For the seven months ended July 31, 1999, revenues derived from the agreement represented approximately 83% of advertising and service revenue.

   Product revenue for the seven months ended July 31, 1999 was $23.8 million as a result of Shopping.com operating results being included in the combined results since its acquisition on February 15, 1999. For the seven months ended July 31, 1999, Shopping.com revenue included $8.1 million, approximately 34% of product revenue, from sales of computer equipment purchased from Compaq and sold to FreePC. Shopping.com recognized a nominal gross profit on those revenues.

   Cost of Revenues and Gross Profit. Cost of advertising, service and other revenue for 1996, 1997, the period from January 1, 1998 to June 11, 1998 and the period from June 12, 1998 to December 31, 1998 was $2.0 million, $5.0 million, $3.4 million and $7.0 million. For the seven months ended July 31, 1999, cost of advertising, service and other revenue was $17.4 million. These increases were attributable to increases in equipment and other costs associated with web-site operations, increases in number of personnel and associated costs, and increases in content fees paid to third parties. Gross profit (loss) improved during these periods as a result of revenue offset in part by limited increases in infrastructure fixed costs. Beginning January 1999, gross profit on advertising, service and other revenue also increased as a result of the change in reporting revenues derived from the DoubleClick agreement from a net to gross basis.

   Cost of product revenue for the seven months ended July 31, 1999 was $25.4 million, as a result of Shopping.com operating results being included in the combined results since its acquisition on February 15, 1999. Shopping.com experienced negative gross margins in the periods reported due to its low pricing strategy that was aimed at aggressively increasing its customer base and web-site traffic.

   Product Development Expenses. Product development expenses for 1996, 1997, the period from January 1, 1998 to June 11, 1998 and the period from June 12, 1998 to December 31, 1998 were $3.5 million, $6.0 million, $5.4 million and $7.2 million. For the seven months ended July 31, 1999, development expenses were $17.5 million. These increases were attributable to an increased number of development personnel and related costs primarily directed to development of search technology. In addition, the 1999 product development expenses were higher as a result of Shopping.com and Zip2 development costs being included following their acquisition dates.

   Sales and Marketing Expenses. Sales and marketing expenses for 1996, 1997, the period from January 1, 1998 to June 11, 1998 and the period from June 12, 1998 to December 31, 1998 were $.9 million, $5.6 million, $5.4 million and $23.9 million . For the seven months ended July 31, 1999, sales and marketing expenses were $51.2 million. Results for the seven months ended July 31, 1999 included $14.0 million of DoubleClick commissions and fees.

   The increase from 1996 to 1997 was primarily attributable to expenses associated with compensation and expenses related to a higher number of sales and marketing personnel and higher barter costs. The increases from 1997 and the period from January 1, 1998 to June 11, 1998 to the period June 12, 1998 to December 31, 1998 were primarily attributable to increases in fees paid to other Internet sites for traffic directed to AltaVista, and to a lesser extent expenses associated with increased headcount. Sales and marketing expenses continued to increase in 1999, primarily due to the inclusion of DoubleClick fees in sales and marketing expenses, increases in advertising and promotion expenses, and increases in compensation and related expenses associated with an increased number of personnel. In addition, the 1999 sales and marketing expenses were higher as a result of Shopping.com and Zip2 sales and marketing costs being included following their acquisition dates.

   General and Administrative Expenses. General and administrative expenses for 1996, 1997, the period from January 1, 1998 to June 11, 1998 and the period June 12, 1998 to December 31, 1998 were $1.8 million, $2.8 million $1.7 million and $3.8 million. For the seven months ended July 31, 1999, general and administrative expenses were $23.9 million. These increases were primarily attributable to compensation and related expenses associated with a higher number of personnel, increased legal and consulting fees and, for the 1999 periods, inclusion of the results of Shopping.com and Zip2 for the period subsequent to their acquisition dates. The seven months ended July 31, 1999 included an $11.5 million charge related to a litigation settlement with One Zero Media, Inc. For additional information concerning this settlement, see note 14 of the Combined Financial Statements. In addition, in 1999 we completed the transition to a stand-alone company, which resulted in the investment in administrative services and infrastucture that had previously been allocated from Digital and Compaq.

   Stock-based Compensation Expenses. For the seven months ended July 31, 1999, we recorded amortization of stock-based compensation of $35.8 million in connection with the grant of stock options to our employees and officers. The stock-based compensation charges represent the amortization of the difference between the exercise price and the deemed fair value of the stock options pursuant to CMGI's acquisition of approximately 81.5% of our equity ownership. Effective with this acquisition on August 18, 1999, 25% of all AltaVista's then outstanding stock options vested as a result of an accelerated vesting clause relating to a change in control provision that was included in the stock option plan, and we recorded the related stock-based compensation expense associated with the accelerated vesting during the period from June 29, 1999 through August 18, 1999. The remaining stock-based compensation charges would be amortized over the remaining four-year vesting term of the options; however, deferred compensation expense recorded prior to August 18, 1999 was eliminated in the course of applying purchase accounting. Accordingly, this stock-based compensation was recorded only for the period from June 29, 1999 through August 18, 1999.

   If the amortization of stock-based compensation was not presented separately in operating expenses and was included in the specific components of operating expenses, it would increase cost of advertising, service and other revenue by $2.1 million, product development expense by $7.5 million, sales and marketing expense by $12.7 million, and general and administrative expense by $13.6 million.

   Amortization of Intangibles. Amortization of intangibles for the years ended 1996, 1997 and the period from January 1, 1998 to June 11, 1998 was not significant. Amortization of intangibles for the period June 12, 1998 to December 31, 1998 was $51.0 million. The increase in the period June 12, 1998 to December 31, 1998 was a result of Compaq's acquisition of Digital, and reflects the increased amortization associated with the push down of Compaq's basis in the intangibles. Amortization of intangibles for the seven months ended July 31, 1999 was $134.0 million.

   Other Income (Expense), Net. For the years ended 1996, 1997, the period from January 1, 1998 to June 11, 1998 and the period June 12, 1998 to December 31, 1998, interest expense was approximately $32,000, $114,000, $79,000 and $221,000. For the seven months ended July 31, 1999, interest expense was approximately $159,000. We incurred no direct interest expense until the purchase of the www.altavista.com domain name in July 1998, which was financed with a note payable to the seller. Prior to that date, all interest expense represented an allocation of Digital's or Compaq's worldwide interest expense based on our proportionate share of total assets. We believe this method provides a reasonable basis for allocation within our historical statement of operations. For the seven months ended July 31, 1999, other loss was approximately $237,000, related to fixed assets dispositions.

   Net Loss. Net loss for the years ended 1996, 1997, the period from January 1, 1998 to June 11, 1998 and the period June 12, 1998 to December 31, 1998 was $7.3 million, $5.7 million, $2.5 million and $69.6 million. Net loss for the seven months ended July 31, 1999 was $232.0 million. In 1997 and the period from January 1, 1998 to June 11, 1998, the net loss decreased over 1996 because revenue growth exceeded the growth in operating expenses. In the period June 12, 1998 to December 31, 1998, the net loss increased due to substantial increases in operating expenses. For the seven months ended July 31, 1999, the net loss included $134.0 million for amortization of intangibles resulting from the acquisitions of Shopping.com and Zip2, as well as $35.8 million of stock-based compensation.

Liquidity and Capital Resources

   From inception through August 18, 1998, we financed our working capital through capital contributions from Digital and Compaq. All cash generated from and required to support our operations was deposited and received through Digital and Compaq's corporate operating cash accounts. As a result, there were no separate bank accounts for AltaVista, and the amounts recorded as net contribution from owner in our combined statement of cash flows represent the net effect of all cash transactions between Digital or Compaq and AltaVista. From August 19 through January 31, 2000, we financed our working capital through cash received from CMGI and Compaq. In return, we have issued demand notes payable to CMGI and Compaq that are convertible into preferred stock. From time to time, at Compaq's election, it may participate in the funding of our working capital needs, based on its pro rata ownership interest.

   At July 31, 1999 and January 31, 2000 we had cash and cash equivalents of $7.5 million and $12.4 million.

   Net cash used in operating activities for the years ended 1996, 1997, the period January 1, 1998 to June 11, 1998 and the period June 12, 1998 to December 31, 1998 was $6.8 million, $6.9 million, $6.1 million and
$9.1 million. Cash used in 1996 was primarily the result of net operating losses. Cash used in 1997 and the period January 1, 1998 to June 11, 1998 was primarily the result of net operating losses and changes in operating assets and liabilities, partially offset by depreciation and provision for bad debts. Cash used in the period June 12, 1998 to December 31, 1998 was primarily the result of net operating losses, partially offset by depreciation and amortization and net change in operating assets and liabilities.

   Net cash used in operating activities was $38.4 million, $8.6 million and $97.6 million for the seven months ended July 31, 1999, the six months ended December 31, 1998 and the six months ended January 31, 2000. Net cash used was primarily the result of net operating losses partially offset by amortization, depreciation and stock-based compensation.

   Net cash used in investing activities for the years 1996, 1997, the period January 1, 1998 to June 11, 1998 and the period June 12, 1998 to December 31, 1998 was $5.3 million, $8.3 million, $5.4 million and $3.9 million. Net cash used in investing activities was $554.0 million for the seven months ended July 31, 1999, $1.5 million for the six months ended December 31, 1998 and $32.8 million for the six months ended January 31, 2000. Cash used in investing in 1996, 1997 and 1998 and the six months ended December 31, 1998 and January 31, 2000 was primarily related to investment in fixed assets. Cash used in investing for the seven months ended July 31, 1999 was primarily related to the acquisitions of Shopping.com and Zip2, investment in fixed assets and purchase of investments.

   Net cash provided by financing for the years 1996, 1997, the period January 1, 1998 to June 11, 1998, the period June 12, 1998 to December 31, 1998 and the six months ended December 31, 1998 was $12.1 million, $15.2 million, $11.5 million, $13.0 million, and $10.2 million, which was essentially all related to funding received from Digital and Compaq. Net cash provided by financing for the seven months ended July 31, 1999 and the six months ended January 31, 2000 was $599.9 million and $135.3 million which was primarily funding received from Compaq and CMGI.

   Noncash investing activities were $311.3 million for the period June 12, 1998 to December 31, 1998 and consisted of the push down of net assets resulting from the accounting basis change that occurred when Compaq acquired Digital on June 12, 1998, and $2.9 million related to the purchase of the AltaVista domain name that was funded by a note payable.

   Noncash investing activities were $61.5 million for the seven months ended July 31, 1999, and consisted primarily of Compaq and AltaVista stock options issued for acquisitions. Noncash investing activities were $2.2 billion for the six months ended January 31, 2000, and consisted primarily of the change in basis attributable to the CMGI transaction.

   Future capital requirements will depend upon many factors, including the rate of growth in user traffic on our site, rate of international expansion, the timing and magnitude of our development efforts, and investments or acquisition opportunities. We anticipate significant increased expenditures on advertising, expansion of facilities and computer operations infrastructure, as well as personnel. We believe funding from CMGI and Compaq prior to completion of this offering, together with the net proceeds of this offering, will be sufficient to satisfy our cash requirements for the next 18 months. CMGI has committed to provide the cash required to fund AltaVista's operations through July 31, 2001. Without the proceeds of this offering, we would be dependent upon this funding from CMGI. We intend to invest our excess cash in high quality, interest-bearing securities. We may be required to raise additional funds in order to support more rapid expansion, develop new or enhanced services or technologies, respond to competitive pressures, acquire complementary businesses or respond to unanticipated requirements through public or private financings, strategic relationships or other arrangements. We cannot be sure that additional funding, if needed, will be available on acceptable terms or at all. If adequate funds are not available, we may be required to curtail significantly or defer one or more of our operating goals or programs. If we succeed in raising additional funds through the issuance of equity securities, the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. The terms of these securities could also impose restrictions on our operations. We have no current plans to sell additional equity securities in the near term.

Unaudited Pro Forma Quarterly Results of Operations

   The following table sets forth our pro forma statement of income data for the six quarters ended January 31, 2000. This information gives effect to the acquisition by CMGI of an 81.495% equity interest in us and the acquisition by us of Shopping.com as if they had occurred as of January 1, 1998. The pro forma results exclude Zip2 which was acquired on April 2, 1999 and distributed to CMGI and Compaq on October 20, 1999. This data has been prepared on the same basis and includes the same adjustments as the unaudited Pro Forma Condensed Statements of Operations for the fiscal year ended December 31, 1998 and the seven months ended July 31, 1999 and the notes included elsewhere in this prospectus. Because of the application of purchase accounting, we believe our historical operating results are not indicative of our future operating results. We believe the information presented below is the most concise and efficient presentation possible for the operating results of the combined entities. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have been reported if the Shopping.com acquisition had been consummated at the beginning of the earliest period or that we may report in the future.

                                                    Three Months Ended
                          ------------------------------------------------------------------------
                          September 30, December 31, March 31,  June 30,   October 31, January 31,
                              1998          1998       1999       1999        1999        2000
                          ------------- ------------ ---------  ---------  ----------- -----------
                                                       (unaudited)
                                                      (in thousands)
Unaudited Pro Forma
Quarterly Results of
Operations
Advertising, service and
 other revenue, net.....    $   8,842    $  12,228   $  16,705  $  21,601    $ 30,196   $  46,865
Product revenue, net....        2,015        4,176       4,862     12,397      22,421       4,030
                            ---------    ---------   ---------  ---------   ---------   ---------
   Total revenue........       10,857       16,404      21,567     33,998      52,617      50,895
Cost of advertising,
 service and other
 revenue................        3,008        3,408       5,200      5,971       8,198      13,231
Cost of product
 revenue................        2,266        5,888       5,835     12,631      23,269       3,142
                            ---------    ---------   ---------  ---------   ---------   ---------
   Cost of revenue......        5,274        9,296      11,035     18,602      31,467      16,373
                            ---------    ---------   ---------  ---------   ---------   ---------
Gross profit............        5,583        7,108      10,532     15,396      21,150      34,522
                            ---------    ---------   ---------  ---------   ---------   ---------
 Product
  development (a).......        3,940        4,193       5,324      7,773      10,630      11,571
 Sales and
  marketing (a).........        9,282       18,900      23,203     20,212      50,348      64,085
 General and
  administrative (a)....        3,584       12,880       3,597      5,539       6,471       7,171
 Loss on disposal of
  assets................          338            1         --         --          --
 Stock based
  compensation..........          --           --          --         --          278         782
 Amortization of
  intangibles...........      218,767      218,767     218,767    218,767     219,517     221,518
                            ---------    ---------   ---------  ---------   ---------   ---------
Loss from operations....     (230,328)    (247,633)   (240,359)  (236,895)   (266,094)   (270,605)
Other income/expense
 Interest, net..........        1,499        3,985         108         76         289       1,678
 Other non-operating
  loss..................          --           --          --         (19)      1,610         (62)
                            ---------    ---------   ---------  ---------   ---------   ---------
   Total................        1,499        3,985         108         57       1,899       1,616
Loss before income
 taxes..................     (231,827)    (251,618)   (240,467)  (236,952)   (267,993)   (272,221)
Extraordinary loss......          --         1,171         --         --          --          --
                            ---------    ---------   ---------  ---------   ---------   ---------
Net loss................    $(231,827)   $(252,789)  $(240,467) $(236,952)  $(267,993)  $(272,221)
                            =========    =========   =========  =========   =========   =========
                                                    Three Months Ended
                          ------------------------------------------------------------------------
                          September 30, December 31, March 31,  June 30,   October 31, January 31,
                              1998          1998       1999       1999        1999        2000
                          ------------- ------------ ---------  ---------  ----------- -----------
                                                       (unaudited)
Advertising, service and
 other revenue, net.....           81%          75%         77%        64%         57%         92%
Product revenue, net....           19           25          23         36          43           8
                            ---------    ---------   ---------  ---------   ---------   ---------
   Total revenue........          100          100         100        100         100         100
Cost of advertising,
 service and other
 revenue (a)............           28           21          24         18          16          26
Cost of product
 revenue................           21           36          27         37          44           6
                            ---------    ---------   ---------  ---------   ---------   ---------
   Cost of revenue......           49           57          51         55          60          32
                            ---------    ---------   ---------  ---------   ---------   ---------
Gross profit............           51%          43%         49%        45%         40%         68%
                            =========    =========   =========  =========   =========   =========

--------
(a) Excludes stock-based compensation for the three months ended October 31, 1999 and January 31, 2000 as follows (in thousands): Product development $83 and $235; Sales and marketing $56 and $156; and General and administrative $139 and $391.

   Prior to August 18, 1999, our fiscal year ended on December 31. In August 1999, we retroactively adopted the CMGI fiscal year end of July 31, 1999. Because the fiscal year end change results in no material effect on reported trends and due to the impracticality of preparing comparable seven months or fiscal quarter historical carve out financial statements, we have presented the quarters through June 30, 1999 on a calendar quarter basis. Pro forma results for the month ended July 31, 1999 are: advertising and service revenue of $8.8 million; product revenue of $9.0 million; loss from operations of $(94.8) million; and net loss of $(95.1) million.

Unaudited Historical Quarterly Results of Operations

   The following table sets forth our unaudited statement of operations data for the six quarters ended January 31, 2000. This data should be read in conjunction with our financial statements for the fiscal year ended
December 31, 1998 and the seven months ended July 31, 1999 and the notes included elsewhere in this prospectus. Prior to August 18, 1999, we operated on a calendar year end. Because of the acquisition of Shopping.com, and the acquisition and subsequent disposition of Zip2, the information set forth below is not indicative of the results of operations that we may report in the future.

                                                     Three Months Ended
                          --------------------------------------------------------------------------
                            Combined      Combined   Combined   Combined   Consolidated Consolidated
                          September 30, December 31, March 31,  June 30,   October 31,  January 31,
                              1998          1998       1999       1999         1999         2000
                          ------------- ------------ ---------  ---------  ------------ ------------
                                                         (unaudited)
                                                       (in thousands)
Unaudited Historical
 Quarterly Results of
 Operations
Advertising, service and
 other revenue, net.....    $  8,842      $ 12,228   $ 16,705   $  24,289   $  32,414    $  46,865
Product revenue, net....         --            --       2,431      12,397      22,421        4,030
                            --------      --------   --------   ---------   ---------    ---------
 Total revenue..........       8,842        12,228     19,136      36,686      54,835       50,895
Cost of advertising,
 service and other
 revenue (a)............       3,008         3,408      5,200       8,949      10,508       13,231
Cost of product
 revenue................         --            --       2,917      12,631      23,269        3,142
                            --------      --------   --------   ---------   ---------    ---------
 Cost of revenue........       3,008         3,408      8,117      21,580      33,777       16,373
Gross profit............       5,834         8,820     11,019      15,106      21,058       34,522
                            --------      --------   --------   ---------   ---------    ---------
Product
 development (a)........       3,187         3,358      4,627       9,171      10,783       11,571
Sales and
 marketing (a)..........       6,714        15,681     19,672      22,069      51,886       64,085
General and
 administrative (a).....       1,909         1,598      2,645       6,488       7,705        7,171
Stock-based compensation
 and amortization of
 intangibles............      23,030        23,130     34,667      83,410     222,938      222,300
                            --------      --------   --------   ---------   ---------    ---------
Loss from operations....     (29,006)      (34,947)   (50,592)   (106,032)   (272,254)    (270,605)
Interest income.........         --            --         --          --         (104)        (210)
Interest expense........         104           106         98          47         399        1,888
Other non-operating
 (income) loss..........         --            --         --          --        1,610          (62)
                            --------      --------   --------   ---------   ---------    ---------
                             (29,110)      (35,053)   (50,690)   (106,079)   (274,159)    (272,221)
Less net loss for the
 period August 1, 1999
 to August 18, 1999.....         --            --         --          --       38,710          --
                            --------      --------   --------   ---------   ---------    ---------
Net loss................    $(29,110)     $(35,053)  $(50,690)  $(106,079)  $(235,449)   $(272,221)
                            ========      ========   ========   =========   =========    =========

                                                     Three Months Ended
                          --------------------------------------------------------------------------
                            Combined      Combined   Combined   Combined   Consolidated Consolidated
                          September 30, December 31, March 31,  June 30,   October 31,  January 31,
                              1998          1998       1999       1999         1999         2000
                          ------------- ------------ ---------  ---------  ------------ ------------
                                                         (unaudited)
Advertising, service and
 other revenue, net.....         100%          100%        87%         66%         59%          92%
Product revenue, net....         --            --          13          34          41            8
                            --------      --------   --------   ---------   ---------    ---------
 Total revenue..........         100           100        100         100         100          100
Cost of advertising,
 service and other
 revenue (a)............          34            28         27          24          19           26
Cost of product
 revenue................         --            --          15          34          42            6
                            --------      --------   --------   ---------   ---------    ---------
 Cost of revenue........          34            28         42          59          61           32
Gross profit............          66%           72%        58%         41%         38%          68%
                            ========      ========   ========   =========   =========    =========

--------
(a) Excludes stock-based compensation for the three months ended June 30, 1999, October 31, 1999 and January 31, 2000 as follows (in thousands):
     Cost of advertising, service and other revenue $514, $897 and none; Product development $1,863, $3,336 and $235; Sales and marketing $3,151, $5,558 and $156; and General and administrative $3,378, $6,037 and $391.

   Prior to August 18, 1999, our fiscal year ended on December 31. In August 1999, we retroactively adopted the CMGI fiscal year end of July 31, 1999. Because the fiscal year end change results in no material effect on reported trends, and due to the impracticality of preparing comparable seven months or fiscal quarter historical carve out financial statements, we have presented the quarters through June 30, 1999 on a calendar quarter basis. Results for the month ended July 31, 1999 are: advertising and service revenue of $8.8 million; product revenue of $9.0 million; loss from operations of $(75.0) million; and net loss of $(75.2) million.

Quantitative and Qualitative Disclosure About Market Risk

   Market Risk. Our exposure to market risk is principally confined to its short-term available-for-sale securities, which have short maturities and, therefore, minimal and immaterial market risk.

   Interest Rate Sensitivity. As of January 31, 2000, we had cash and cash equivalents of $12.4 million, which consisted of highly liquid money market instruments with maturities less than 90 days. Because of the short maturities of these instruments, a sudden change in market interest rates would not have a material impact on the fair value of the portfolio. We would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our portfolio.

   Foreign Currency Exchange Risk. To date we have not had extensive international operations; therefore our foreign currency exchange risk is immaterial.

Effect of Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect SFAS No. 133 to have a material effect on our financial position or results of operations.

   In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101. SAB No. 101 summarized certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The adoption of SAB No. 101 did not have a material effect on our financial position or results of operations, nor does the Company expect to report a change in accounting principle resulting from its application.

Year 2000 Compliance

   We currently are not aware of any Year 2000 problem in any of our critical systems and services. However, the success to date of our Year 2000 efforts cannot guarantee that a Year 2000 problem affecting third parties upon which we rely will not become apparent in the future that could harm our business.

                                   BUSINESS

Background

   In 1995, Digital Equipment Corporation developed technology to rapidly search the Internet to retrieve web pages in response to a user's request for information. This significant technological achievement, called the AltaVista search engine, was one of the first modern Internet search engines to provide extensive coverage of the Web, along with advanced search functionality, and was available free of charge to anyone on the Internet. Digital integrated this search engine with additional information services to create the AltaVista Internet portal. In June 1998, Compaq acquired Digital and, in January 1999, incorporated and formed AltaVista as a separate business unit. To broaden the capabilities of AltaVista, in February 1999, Compaq acquired Shopping.com, an e-commerce company, and, in April 1999, acquired Zip2, a local portal service. In August 1999, CMGI acquired approximately 81.5% of our equity ownership and Compaq retained approximately 18.5% of our equity ownership. In connection with this acquisition, the AltaVista Search web site and associated intellectual property, Shopping.com, Zip2 Corp. and other assets were contributed to us. In October 1999, we acquired iAtlas from CMGI to enhance our search service with iAtlas' filtering technology and distributed a stock dividend of all Zip2 stock owned by us to our stockholders. In October 1999, we launched our enhanced web sites with new features, functionality and a layout aimed at providing an interactive medium for the pursuit of knowledge and information. We embarked on an aggressive marketing and public relations campaign in connection with the launch. As part of our commitment to provide our users with high quality financial content as well as to further broaden the community aspects of AltaVista Live!, in February 2000, we acquired Raging Bull, a finance-oriented content provider and online community and an affiliate of CMGI. In February 2000, we also acquired Transium Corporation. Transium's primary business is providing search services to customers such as e-commerce companies and Internet portal operators. Transium receives and indexes data from customers and supplies the search services available on their web sites to end users. Transium receives ongoing fees from the e-commerce firms and Internet portal operators to which it provides services. We offer our complete network through the www.altavista.com Internet portal and also offer our e-commerce services through the www.shopping.com web site.

Company Overview

   AltaVista is an Internet search, new media and commerce network that delivers personalized, relevant information and e-commerce services to millions of users worldwide. With our patented technologies, international user base and relationships with content and service providers, we seek to provide a single destination for all of a user's search, information, communication and commerce needs on the Internet. Our goal is to expand our user base by extending our search, content and e-commerce capabilities, thereby increasing the attractiveness of our Internet properties to advertisers and merchants.

   The quality of our services has enabled us to be one of the top web sites in terms of user reach. "User reach" is an industry term used to describe the percentage of all Internet users in the United States who have visited a particular Internet site one or more times during a specified period of time. We target our services and branding towards Web enthusiasts. Web enthusiasts, whether experienced Internet users or newly online, are passionate about the Internet and view it as a powerful tool to obtain knowledge and to communicate. We believe the AltaVista user base, which we estimate, based on internally generated data, consisted of more than 54 million unique users worldwide during the month of January 2000, is one of the most Web-savvy and brand-loyal on the Internet. "Unique user" is an industry term used to describe an individual who has visited a particular Internet site one or more times during a specified period of time. Data from @Plan, a market research company, in the Fall of 1999 shows that the typical AltaVista user is a more frequent online user and more likely to buy products online than the typical Internet user. We believe that as Internet use continues to increase and users become more familiar and comfortable with using the Internet, the number of Web enthusiasts as a percentage of total Internet users will increase. In addition to our broad domestic reach, we have a significant international user base with over half of our users residing outside the United States.

   Since our inception as an Internet search service, we have grown to become a comprehensive information, media and commerce destination web site. During January 2000, we delivered over 1.9 billion page views to our users, based on internally generated data. We provide a suite of services including:

  . AltaVista Search, our proprietary Internet search technology indexing over 250 million web pages according to internally generated data

  . AltaVista Live!, our dynamic, personalized information service with original content, real-time and local information, and a variety of content channels including money, news, sports, travel, careers, health and entertainment

  . AltaVista Shopping.com, our shopping service

  . Free communications services including: Internet access and e-mail services

   Since developing one of the first large-scale Internet search engines, we have accumulated more than 70 Internet search-related patents and patent applications. We believe that, as the number of web sites grows and the Internet increases in complexity, our extensive search capability will continue to be a key tool in enabling users to obtain information and knowledge from the Internet. According to a 1999 Jupiter Communications / NFO Consumer Study, 88% of the online population uses search engines, up from 83% in 1998.

   We supplement our core search capabilities with a suite of services that is unique to AltaVista. AltaVista Live! is our multimedia service that delivers personalized content such as real-time news and stock quotes, sports scores and Internet broadcasts. AltaVista Live! also provides users community-specific content including city and region-specific information such as weather and movie reviews and listings. AltaVista Shopping.com is a resource for comparison shopping and product information, offering users the ability to find, compare and purchase merchandise from both online and offline merchants. We also offer free communications services such as Internet access and e-mail. Approximately 2 million people have downloaded and registered to use our free Internet access program since the launch of AltaVista FreeAccess in August 1999. In addition, we license our proprietary search technology and access to our search index to third parties located in the United States and abroad.

   We generate service revenues through sales of advertising and sponsorships, fees for search services, product and development fees, licensing of our search product, software and related support services and shopping services. Advertising and sponsorship revenue results from advertising delivered on a web page at an agreed rate per thousand of impressions delivered. Fees for search services are derived from third parties' use of our search technology. Search product software and support are sold directly to customers and through resellers. Shopping service revenue occurs when we earn commissions on sales of products on other web sites.

   We believe that the combination of our unique technologies, relationships with a variety of content and service providers and commitment to delivering immediate, current information will enable us to enhance our position as one of the most visited Internet resources.

Industry

  Internet Growth

   The Internet has emerged as a mass-market communications medium, enabling millions of users to obtain and share information, interact with each other and conduct business electronically. Declining prices for personal computers and Internet access, coupled with increasing speed, convenience and improvements in content have led to rapid growth in Internet usage. Market research firm International Data Corporation estimates that the number of Internet users worldwide will increase from approximately 142 million at the end of 1998 to approximately 502 million by the end of 2003, representing a compound annual growth rate of approximately 29%. As more and more users are drawn to the Internet, the number of web pages on the Internet is expected to experience similar rapid growth. The NEC Research Institute, an independent research organization, estimates that there are over 800 million web pages on the publicly indexable Web.

   As the Internet grows, advertisers and marketers have the opportunity to use this channel to reach global audiences more easily than ever before. Internet advertising revenues in the United States are expected to increase from $2.1 billion in 1998 to over $11.5 billion by 2003, according to Jupiter Communications, a market research company. The Internet has also emerged as a significant channel for e-commerce. Forrester Research has estimated that consumer purchases of goods and services over the Internet in the United States alone will increase from approximately $20 billion in 1999 to approximately $184 billion in 2004, representing a compound annual growth rate of over 56%. In many retail categories, the Internet and the emergence of electronic retailers are fundamentally reshaping industry dynamics and competition.

  Emergence and Evolution of the Internet Portal

   Many Internet portals originated as single-purpose services offering limited search and directory capabilities. As the Internet user base expanded, user traffic increased in frequency and duration. This led to users demanding more sophisticated navigation tools and access to a greater amount and variety of information. Users began to seek a single source for their Internet navigation and e-commerce needs. As a result, these portals began to provide their users with access to a combination of fundamental Internet services such as access, navigation and search and broadly relevant content, including news, directory listings and product information.

   Portals are evolving to become the single destination for all of a consumer's search, information, communication and commerce needs on the Internet. To differentiate their services and to attract the attention of users, portals are aggressively expanding and enriching their offerings with additional content and services. Many have added services, including personalized pages, e-mail services, instant messaging and individual web pages hosting, so-called sticky services, which tend to increase the frequency and duration of user visits.

  The Demand for Personalized, Relevant Knowledge

   As use of the Internet has grown, individuals, businesses and organizations have moved to quickly establish web sites, services, information and other resources. The explosion of content on the Internet has made it increasingly challenging for users to access all of the information and pull from it that which is useful and relevant to them. We believe that, in order to fulfill the promise of the Internet as a vast repository of information and revolutionary enabler of communication and commerce, ready access to relevant information, products and services must be available to all users. Furthermore, the range of web sites being searched for information must include as many web sites as possible and must be updated frequently as individual web sites are continually modified. We believe that as the amount of information on the Internet increases, Internet users will increasingly demand improved search assistance. An easier and more effective means of getting information from the Internet will improve the user's experience and enhance businesses' ability to connect with potential customers. Successful Internet companies will be those that build strong brands to attract customers, assist customers in navigating efficiently through the massive volume of content on the Internet and offer a satisfying, contextually relevant user experience.

The AltaVista Solution

   We combine search technology, timely media content, local content and shopping services with a broad network of content and service providers to supply our users with an easy-to-use, single source for their Internet navigation and e-commerce needs. Our web sites offer users ways to quickly, accurately and dynamically access the knowledge they seek. Our portal has the following capabilities:

  Search Platform

   AltaVista Search offers search functionality that enables Internet users to find information on the Internet. We believe that AltaVista Search produces highly relevant search results. Our index, which is frequently updated, contained over 250 million web pages at January 2000, according to internally generated data. Our search engine applies a complex, proprietary algorithm for evaluating the relevancy of results based on several key attributes such as popularity and quality of the web page and frequency of the requested text's appearance. Our users can further narrow their desired information requests by performing advanced searches that give them the ability to search for information within certain date ranges or to specifically search for one of eight possible sources of information: web pages, categories, news, discussions, products, images, audio or video. We have developed significant proprietary technologies and have over 70 patents and patent applications. Our search technologies provide a strong foundation on which to build additional functionality to meet our users' growing needs. We continue to add features to the AltaVista search service in areas such as natural language question and answer through Ask Jeeves, company fact sheets attached to search results through iAtlas, locating web sites through Internet keywords without knowledge of the domain name through RealNames, translating languages through Babelfish with Systran and searching photographs and multimedia content through AltaVista Photo & Media Finder with Virage and Corbis. We also recently added an advanced search center to the AltaVista search service. The advanced search center provides our users with search tutorials and a community platform that allows our users to share their search strategies.

  AltaVista Live!

   In addition to AltaVista Search, we offer users a comprehensive destination for Internet navigation, directory services, personalized content and rich local community information on the AltaVista Live! service. This destination has many important features, including:

  . finance and real-time stock quotes

  . sports

  . weather

  . national news

  . local news

  . original content

  . lottery results

  . maps and directions

  . movie and TV listings

  . horoscopes

  . a community section

  . e-mail and calendaring

   As part of our strategy to broaden the community aspects of AltaVista Live!, on February 1, 2000, we acquired Raging Bull, a finance-oriented community and content Internet company and an affiliate of CMGI. As a result of our relationships with content and service providers, we offer users a destination that includes international and national content while providing a rich and relevant local community feel through our AltaVista local service. For example, a user can state an interest in a movie and we will identify local theaters and show times, offer movie reviews and provide maps and directions. In addition, to enhance the AltaVista Live! experience, we give users the ability to personalize our content and information offerings through our My Live! service. My Live! allows users to personalize more than 20 categories of information and choose what content they want delivered and where they want it on their My Live! web page.

  AltaVista Shopping.com

   We offer an e-commerce service that provides customers with the information necessary to make informed online buying decisions and gives retailers the ability to reach a large customer base. AltaVista Shopping.com's goal is to make the shopping experience informed, quick, interactive and personalized. In October 1999, we changed the focus of our e-commerce strategy from selling products to providing shopping services, including directing traffic to merchant web sites for sales of products. We use our search technology to enhance the shopping experience by increasing the speed and accuracy of the shopping search, enabling our users to research and compare merchandise from among millions of products. We provide several of these services through agreements with: ZDNet for expert reviews, ConsumerReviews.com for consumer product reviews and BizRate for merchant rankings. We allow consumers to compare instantly online merchants that sell the desired product and will also direct consumers to offline, local store outlets in their own neighborhood complete with driving directions. For our merchants and advertisers, this creates highly dynamic, personally targeted selling opportunities.

  Free Communications Services

   We offer a number of free services to help attract users to the AltaVista portal. We offer e-mail service and dial-up Internet access through our AltaVista FreeAccess program to our users. The AltaVista FreeAccess service is combined with a microportal, a small screen window that provides continuous personalized, up-to-the-minute news and information, as well as links to AltaVista services and search capabilities. The AltaVista FreeAccess software can be downloaded directly from the AltaVista web sites or from numerous download and partner sites throughout the Internet. AltaVista FreeAccess is also available at many leading retail outlets nationwide and in Canada. Approximately 2 million people have downloaded and registered to use our free Internet access program since the launch of AltaVista FreeAccess in August 1999. Our free e-mail service, which is completely integrated into the AltaVista network, is used by over 785,000 of our users as of February 29, 2000, according to internally generated data.

The AltaVista Strategy

   By focusing on our users' desire for comprehensive, personalized and relevant information and e-commerce capabilities, we are building our network into an Internet destination for web users and businesses that want to efficiently access this information. We believe that our enhanced user experience will lead to increases in both unique users and page views which, in turn, will drive increased advertising, sponsorship and commerce revenues.

   Our business strategy entails the following:

  . Provide a superior user experience through distinct and innovative technologies, content and services. We plan to continue integrating new capabilities and services into the AltaVista portal.

    . AltaVista Search. To maintain and extend our search capabilities, we will continue to invest in developing our technology to provide an extensive and relevant Internet search experience. Our goal is to continue expanding our extensive index while delivering consistently relevant results faster. We focus on providing our users with an exhaustive tool for finding information. We plan to increase the coverage of our index by adding additional sources of information.

     We intend to extend our multimedia search capabilities by expanding our index and adding additional multimedia types and innovative new features. We believe a key component of our multimedia index will be our new MP3 search capability, which will allow users to quickly and easily find music in the increasingly popular MP3 format on the Internet. Finally, we plan to expand the use of our search technology by continuing to license our technology to third parties.

    . AltaVista Live! We intend to develop additional personalization capabilities and features to enable our users to create their own Internet experience which should enhance user loyalty to our network. We currently produce seven distinct content channels, with plans for over 28 channels by the end of 2000. We plan to expand our content channels to include, among other categories, technology, banking and college to continue to offer users a satisfying resource to gain knowledge that interests them.

    . AltaVista Shopping.com. We are building our AltaVista Shopping. com service into an objective source for product information on millions of products offered by both online and offline merchants. By increasing our index of products available and expanding our referral service, we plan to attract additional customers and merchants to our web site. We plan to add product categories targeted at our users, including home appliances and recreational products. We also intend to establish member loyalty programs to attract users and increase loyalty to our shopping service.

 . Increase User Base. We believe that expanding our capabilities, features and content will draw new users and increase user loyalty, repeat usage and duration per visit. In addition, we plan to introduce and expand programs to encourage user registration. We also expect our relationships with Compaq, the top selling personal computer manufacturer in the world, and CMGI will continue to increase our user base. Our strategy to increase our user base includes the following:

    . Expand Offering of Free Communications Services. We offer our registered users a range of free communications services including Internet access, Web-based e-mail and a real-time notification service. We have entered into an agreement with 1stUp, an affiliate of CMGI, to provide free Internet access through AltaVista FreeAccess. AltaVista Live! is the permanent home page displayed every time an AltaVista FreeAccess user logs onto the Internet, giving users instant access to customizable content and services available on the AltaVista network. On December 1, 1999, we introduced our FreeAccess service into Canada and we plan to expand this service into Europe.

    . Expand Online Community Offerings. Our acquisition of Raging Bull is part of our plan to expand our services that allow users to create and actively manage Web-wide communities around topics that interest them. Based upon data obtained from Media Metrix, Raging Bull was first among all web sites in the average number of different page requests made per day during November 1999 by those persons visiting that Web site. Raging Bull is best known for its finance message boards and will assist us in building our Web-wide communities in other important areas such as politics, health, sports, games and technology. We plan to integrate all these capabilities into the AltaVista network. Additionally, we currently have a community section of AltaVista Live! with clubs, photo albums and voice chat among other features. Users can build their own homepages and photo albums, chat with friends around the world, build clubs for their favorite hobbies and develop message boards to stay in touch with people worldwide.

    . Member Loyalty Programs. We are developing an AltaVista member loyalty program to reward frequent users of our network. We plan to launch this program in the second quarter of 2000. In addition, we will be offering an AltaVista-branded credit card through an agreement with Fleet Credit Card Services, the eighth largest bank credit card issuer in the United States. Cardholders will be able to earn points based on usage of various AltaVista services and on purchases made from AltaVista Shopping.com's network of qualified merchants. Cardholders can then redeem their points toward products from an online reward catalog.

 . Promote the AltaVista Brand. We believe that building increased brand recognition is critical to our goal of adding to our existing user base and increasing our attractiveness to merchants and advertisers. We intend to significantly increase our focus on building brand awareness through an extensive advertising campaign spanning print, radio, television and Internet media.

 . Pursue Global Expansion Opportunities. We believe the global opportunity to expand our business is significant. International users have been accessing our central www.altavista.com web site and utilizing its multi-lingual search capabilities for several years. Currently, over half of our users reside outside the United States. We intend to address this opportunity by building an international organization and seeking relationships with selected content and service providers that can extend the AltaVista network throughout the world. In addition, we plan to aggressively expand our global reach by adding more local web sites with country-specific content to our international network.

 . Pursue Strategic Acquisitions and Relationships. We intend to continue to pursue strategic acquisitions and relationships that can provide complementary content, features and functionality and increase our user base. Additionally, to further advance and promote our web sites we expect to leverage our relationship with CMGI to form relationships with, and integrate services and features offered by, CMGI's Internet operating companies and affiliates.


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 . Capitalize on New Technologies. We intend to capitalize on the proliferation of handheld and other innovative Internet access devices and on the penetration of wireless and broadband technologies.

 . Increase Revenues Through Expanding Internal Advertising Sales
   Capabilities. We plan to aggressively expand our internal sales organization to increase our effectiveness at generating revenues from our traffic and maintain closer relationships with our key advertisers and content and service providers. We recently increased our sales staff from five in July 1999, to 39 as of January 31, 2000.

AltaVista Services

   We offer a wide variety of Internet services, directly and through partners, free of charge to Web users. Our network of services include:

  AltaVista Search

   AltaVista search is our core Internet navigation and search service. Our search technology helps users find personally relevant information on the Internet. Users can search for information on the Internet by entering their desired information request in a series of keywords or in the form of a natural-language question. In addition to being large, our index is frequently updated. We maintain a database that records how often pages are updated and removes obsolete links to ensure current information.

   AltaVista search is extremely fast, responding to most queries in less than a second. We believe we also deliver highly accurate and relevant results due to our proprietary ranking algorithm, a complex formula that evaluates possible search results based on several key attributes, such as the popularity and quality of the web page and the frequency of the requested text's appearance. Through our relationship with Ask Jeeves and RealNames, we provide our users with the ability to search using natural-language questions or brand names in addition to standard keyword searches.

   We believe our multimedia search capabilities are distinctive. Currently, based on internally generated data, a user can search through a database of 25 million images, audio clips and video clips. This database is obtained from a combination of general Internet indexing and licensed private collections such as those from Virage and Corbis. We are significantly expanding our multimedia capabilities and expect this expansion to be more central to our business as we expand our broadband offerings.

   Another important feature of AltaVista search is its ability to search for information in 25 foreign languages. Our search engine was the first with the ability to search the Internet for words in foreign languages and across both domestic and international web pages, and continues to offer this capability in more foreign languages than any other search engine. Through our relationship with Systran, a leading provider of language translation software, our users can also choose to translate web pages into French, Spanish, German, Italian or Portuguese, or translate sites in those five languages back to English. Our users also have the ability to translate any search result into the same five languages.

  AltaVista Live!

   AltaVista Live! is our real-time, personalized information and news service offering an attractive, personalized destination for AltaVista network users. This destination centralizes numerous Internet resources into one web site, integrating our search platform, seven content channels and other useful, dynamic resources. AltaVista Live! provides breaking news, real-time stock quotes, live sports scores, weather and local information, links to other AltaVista services such as AltaVista Search, AltaVista Shopping.com and free communications services such as e-mail.

   Links to our content channels are an integral part of AltaVista Live!. Our content channels combine original content with content we receive through numerous content providers relationships in order to provide a dynamic, real-time resource for news and information across numerous topics. AltaVista Live! currently carries content in seven channels:

  . Money. Our money channel delivers content related to personal finance matters, business news, and the stock market. Among the distinct features of the web site are access to live stock quotes, up-to-the-minute

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   news and analysis and the ability for users to personalize the web page to track their personal stock portfolios. Further, we offer a real-time, personalized notification service that alerts users to changes in their stock portfolios. In February 2000, we acquired Raging Bull. Raging Bull is a leading community and content web site dedicated to finance and stock market information, with editorial content and more than 10,000 dynamic discussion boards. Based upon data from Media Metrix, Raging Bull was first among all web sites in average unique page views per user for the month of November 1999. Raging Bull has grown to a community of more than
   1.7 million unique users and 300,000 registered members.

  . News. Our news channel delivers up-to-the-minute news by topic, by region or by news source. The news channel covers areas of interest, including national, international, money, technology, sports, entertainment, health, politics, life & leisure, human rights, and travel and other human interest, as well as major events. We provide our content through relationships with various news sources, including The Associated Press, The New York Times, Washington Post, ZDNet, and Reuters.

  . Sports. Our sports channel is dedicated to sports news, real-time scores and information. As the exclusive provider of sports content within our sports channel, Fox Sports.com offers our users original content from numerous staff writers and editors. The channel provides our users the ability to search and access information on sports topics such as news stories, featured events, scoreboards and video. Users can also easily search for sports news by utilizing specialized links to AltaVista Live! sports web pages focused on specific sports, leagues and teams.

  . Travel. Our travel channel is an online resource for users to make travel plans. The channel's content includes news and headlines that may affect travel plans and tips for travelers from industry resources and columnists. In addition, through our relationship with TheTrip.com, our travel channel enables our users to book flights, cars and hotels, research popular destinations, and save money through special travel promotions.

  . Careers. Our career channel is a resource for information related to personal career advice and job-hunting information. The channel's content includes feature articles and columns related to careers, job hunting and the job market; tools such as a salary calculator and career workshops; resources such as interviewing, resume writing, networking and other job hunting tips; and discussion groups related to careers. In addition, we provide content, resources and advice for employers and self-employed workers. The channel also gives users the ability to post their resumes and have them viewed by potential employers.

  . Health. Our health channel, through a relationship with HealthCentral.com, is a centralized resource for information on health, medicine and preventive care. The channel offers our users original content from nationally-acclaimed medical broadcaster Dean Edell, M.D., as well as HealthCentral's health risk assessment tools and topic centers for health and medical issues. We expect one of the key features of our health channel will be the Ask the Doctor section where users have access to Dr. Edell. Our health channel will also feature a customized health risk assessment and personal health record, the latest health and wellness news, and access to a large online multimedia library spanning more than 6,000 topics.

  . Entertainment. Our entertainment channel offers an Internet destination for entertainment news and information, including music, movies, games and pop culture content as well as adventure sports such as skiing, snowboarding, hiking and adventure/recreational travel.

  . Women. Our women channel provides our users with the ability to search and access information of interest to women. As the exclusive provider of women-related content within our women channel, Women.com offers our users a range of content and features from numerous writers and editors.

  . Real Estate. Our real estate channel provides our users with the ability to search and access information on real estate and related issues such as home buying and selling, renting, mortgages, moving resources, senior housing, corporate housing and self storage. As the exclusive provider of real estate content within our real estate channel, Move.com offers our users original content regarding various real estate subjects, classified listings for rent or purchase and interactive tools, such as affordability calculators.

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   The content on AltaVista Live!'s channels comes from a variety of industry news and information providers. In addition to the content providers described above, the following table shows some of our content providers according to type of content they provide us:

   News and Weather                      Education
    .Associated Press
    .AccuWeather.com                       .Space.com
                                           .Studyabroad.com
    .Fastv.com                             .Suzan Nolan
    .latimes.com                           .NUA.com

    .MyWay.com
    .The New York Times on the Web       Entertainment
    .Reuters
                                           .AETNA
    .Washingtonpost.Newsweek               .Audio Explosion
 Interactive
                                           .Gigmania.com

                                           .Imagine Media
   Business and Finance                    .Listen.com
    .BigCharts                             .Mondo Media
    .Briefing.com
    .BusinessWire.com                      .MusicBlitz.com
                                           .Mynetmedia.com
    .CBS Marketwatch.com
    .CSI                                   .Niche Music
                                           .Small World
    .Dow Jones.com                         .Stats Inc.
    .Edgar Online                          .Thingworld
    .H&R Block                             .Yack.com
    .Hoovers
    .Industry Standard                   Multimedia
    .Investment Challenge.com              .Corbis
    .JagNotes                              .InterVU
    .Merrill Lynch                         .Lipstream
    .Morningstar.com                       .Tibco
    .Nasdaq                                .Tribal Voice
    .NYSE                                  .Virage
    .NetEarnings

                                         Other
    .On24
    .PR NewsWire                           .AutoDesk
    .Raging Bull                           .Cammunity
                                           .Critical Path
    .Red Herring
    .S&P Comstock                          .Experts Exchange
    .Worldly Investor                      .NewMoon
    .Yodlee.com                            .Switchboard.com
    .ZDNet                                 .Systran
                                           .TheTrip.com
                                           .Travlang.com

   One of the unique features of our content channels is that we deliver content real-time and live. We are the first portal to deliver around-the-clock production of timely and appropriate content tuned to the time of day. Our AltaVista Live! service operates 24 hours a day, with a staff of producers and editors. AltaVista Live! also operates with a day/night programming model where different news and information is delivered depending on their relevancy to the time of day. For example, on our finance channel, from 6 a.m. until 9 a.m. Eastern time, content is focused on pre-market news and commentary; during market hours we provide live market updates; after the market's close we provide market recaps and previews of international markets; and overnight we deliver coverage of international markets.

   In addition to providing a wealth of real-time content, we further enhance our users' experience by enabling them to personalize their AltaVista Live! web site through our My Live! service. My Live! allows our users to

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build their own portal using content modules selected from AltaVista Live!, enabling users to specify exactly what layout and content is most relevant to them. My Live! allows users to organize their personal portal with a variety of layouts and gives them a choice of several content sources. My Live! extends our community features, which include personal photo albums and message boards, online chat capabilities and clubs associated with various hobbies. The many content features of AltaVista Live! that users can arrange and customize include:

  . news and information
  . real-time stock quotes and portfolio and market tracking
  . sports scores
  . lottery numbers
  . weather
  . web cameras
  . horoscopes
  . local information
  . maps and directions
  . live Internet chats
  . links to user-specified web pages
  . personal photographs

   AltaVista Live! offers unique personalization capabilities which allow users to insert local information and services onto their customized home pages. Through our relationship with Zip2, these services include:

  . local yellow pages
  . local business searches for a variety of businesses including florists, book stores, health clubs and child care
  . restaurant searches based on type of cuisine or type of venue
  . local TV listings
  . weather
  . maps and directions
  . local movie theaters and showtimes

  AltaVista Shopping.com

   AltaVista Shopping.com is an objective comparison shopping service that provides information on millions of products offered by both online and offline merchants. AltaVista Shopping.com enables users to search the Internet for products, review and compare products and retailers and get recommendations and gift ideas. AltaVista Shopping.com provides links to numerous products, sorted by 20 categories including apparel and accessories, books, computer hardware and software, furniture, jewelry, office supplies, music, toys, and sports and fitness equipment, among others. Each product category has an individual page dedicated to it, with product-specific search capabilities and links to specialized retailers. Our core AltaVista Shopping.com service allows users to:

  . Find Products--We have integrated AltaVista's search technology into AltaVista Shopping.com to enable our users to search for products and online and offline retailers. Customers can search by specifying certain criteria, such as the type of product, features they are looking for, particular brands, and price ranges. Users are presented with a list of relevant products. Users can also refine their search by simply clicking on one of AltaVista Shopping.com's various departments, ranging from consumer electronics to clothing to housewares to toys.

  . Compare Features and Prices--AltaVista Shopping.com gives users the ability to compare products based on numerous, product-specific features. Upon receiving product search results, users can specify which products are most relevant and compare them based on individual features. For example, a customer interested in buying a television set can search under different criteria and choose specific brands and models from the search results to compare. AltaVista Shopping.com will then display the narrowed group of products and compare them based on such specific features as sound, screen size, color and length of warranty.

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  . Read Reviews and Ratings--In addition to comparison of features and prices, AltaVista Shopping.com allows customers to read reviews and ratings of various products. We provide expert and consumer product reviews through our relationships with ZDNet and ConsumerReviews.com, and supply merchant ratings through BizRate.com.

  Free Communications Services

   Internet Access. We provide free, unlimited Internet access across the United States and Canada. Users can download and install a file onto their computers that gives them Internet access featuring an AltaVista Live! home page and featuring our microportal product. The microportal allows users to easily navigate the Web through a small micro-browser that remains open as a separate screen window without disrupting the user's browsing or other desktop activities. Acting as a constant gateway to users' most desired information, the screen window provides links to AltaVista services and displays rotating, customizable content. Through one-click access, users can get information about world events, news, sports, financial information, stock quotes, weather updates, TV listings and local content. In return for free Internet access, users must periodically interact with advertisements. Our free Internet access service includes extensive customer support including 24 hour phone and e-mail support. We use 1stUp, an affiliate of CMGI, to provide these services.

   E-Mail. We provide free e-mail services to our registered users. These users can set up a personal mailbox enabling them to send and receive electronic mail via an easy-to-use interface throughout the AltaVista Internet portal.

Key Relationships

   We have entered into a number of agreements with technology, marketing and online companies in an effort to expand our product and services offerings and grow our user base. We intend to continue developing these relationships and enter into new relationships with the goal of expanding the features and functionality of the AltaVista portal and providing Web users with the information and services they desire.

  DoubleClick

   In November 1999, we entered into an interim advertising services agreement effective from January 1, 2000 through December 31, 2000 with DoubleClick, which temporarily suspends an agreement we had entered into with DoubleClick in January 1999. In January 2001, the agreement entered into in January 1999 will once again be effective unless a successor agreement is signed. As a result of our plans to aggressively expand our internal sales organization and develop closer relationships with our key advertisers, the interim agreement with DoubleClick provides for us to maintain and service some key advertising accounts previously serviced by DoubleClick. The interim agreement allows DoubleClick to sell advertisements throughout our network including web sites acquired by us, such as those operated by Raging Bull. All advertising placed on our web site by us or DoubleClick, other than static advertising, will be delivered exclusively by DoubleClick through the DART service. With the exception of ten accounts to be designated by DoubleClick, we have the right to designate as AltaVista accounts 60 advertising accounts on January 1, 2000, as well as 30 more accounts each subsequent quarter. We may sell advertising directly to these AltaVista accounts, provided that the designated keyword impressions delivered each month through sales to AltaVista accounts do not exceed specified maximum percentages of total keyword impressions sold by DoubleClick and AltaVista, ranging from 20% to 50%. In addition, we may sell advertising to affiliates of CMGI that are not competitors of DoubleClick, provided these companies use the DART service, do not resell to third parties and account for less than 1% of the aggregate impressions delivered during the month for that category of advertising. The interim agreement also permits us to enter into an arrangement with Engage Technologies, Inc., an affiliate of CMGI, to sell advertising impressions for banners to advertisers who are unaware of the specific web sites that their advertisements will

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appear in, often referred to as white label advertising. Both DoubleClick and
AltaVista retain the right to sell certain non-banner advertising to international advertisers under the interim agreement. In addition, unsold advertising inventory may be bartered by us.

   Under the agreement entered into on January 1999, which will replace the interim agreement in January 2001 unless the parties further amend the agreement, DoubleClick retains the exclusive right to deliver through its proprietary computer systems the advertisements negotiated by either by DoubleClick or us, and also retains the exclusive right to sell advertising to designated customers. We may designate up to 200 advertising accounts as accounts for which we have the exclusive right to sell banner, badges, buttons, toolboxes and text lines to domestic advertisers. We may also sell links on any search results page as part of a non-banner arrangement with an advertiser. If the advertiser is not an AltaVista account, that advertiser must be valued at least $50,000 for a 12-month period and the aggregate number of impressions generated by the link must not exceed 5% of the total impressions per month for that type of advertising on that search results page. Similarly, we may sell links on any home page or directory page as part of an advertising arrangement so long as the aggregate number of impressions does not exceed 10% and 5%, respectively, of the total impressions per month for that type of advertising on that particular home page or directory page.

   DoubleClick earns a sales commission based on a percentage of revenues generated from all advertising sold by DoubleClick on behalf of AltaVista for all sales, customer support and other services that DoubleClick performs for us. These commissions range from 23% to 30% under both the interim agreement and the January 1999 agreement. The precise commission depends upon whether the advertising is local, national or international. In addition, we pay to DoubleClick a DART service fee, which varies from 6% to 10% of revenues under both agreements depending on the category of advertising and the number of impressions generated for all advertising delivered by DoubleClick to our web sites.

   The January 1999 agreement may be terminated by either party at the end of the third year of the agreement. We may also terminate our agreements with DoubleClick if, among other things, one of our competitors acquires DoubleClick or if DoubleClick is not among the top three centralized Internet advertisement delivery companies based on a market analysis of a period of not less than 180 days.

   According to reports filed by DoubleClick with the Securities and Exchange Commission, for the year ended December 31, 1999, DoubleClick's revenues were $258.3 million and its net loss was $55.8 million. At December 31, 1999, DoubleClick's working capital was $309.8 million. You can find more information about DoubleClick through documents filed by DoubleClick with the Securities and Exchange Commission, including its Annual Report on Form 10-K. See "Where You Can Find More Information About AltaVista."

  1stUp.com

   In June 1999, we entered into an agreement with 1stUp.com Corporation, an affiliate of CMGI, under which 1stUp provides free Internet access to users of AltaVista's Internet web sites through AltaVista FreeAccess. AltaVista FreeAccess is powered by patent-pending technology from 1stUp and the required software may be downloaded from the AltaVista web sites. Approximately 2 million people have downloaded and registered to use our free Internet access program since the launch of AltaVista FreeAccess in August 1999. AltaVista Live! is the permanent home page displayed every time an AltaVista FreeAccess user logs onto the Internet, giving users instant access to web sites of customizable content and services available on the AltaVista network. 1stUp will receive a fee for each impression leading to an AltaVista web page and 1stUp will pay us a portion of adjusted revenues it receives from advertisers and sponsors through AltaVista FreeAccess. To date, neither the fees we have paid to 1stUp nor the revenues we have received from 1stUp have been significant. Under the terms of the agreement, 1stUp will design and maintain software that allows users to view advertisements and various types of reward banners. The agreement extends through June 2001.

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  Compaq

   In June 1999, CMGI entered into an agreement with Compaq to define various aspects of the relationship between CMGI and Compaq. Under the agreement, subject to certain exclusions, Compaq will preprogram up to four instant Internet keyboard buttons, based on the total number of these buttons, on each Presario-branded, including successor brands or sub-brands, consumer desktop and portable personal computer, so that when a user presses the button, the user is directed to the applicable CMGI-designated web sites. For example, if designated by CMGI and preprogrammed by Compaq, the search button would direct the user to the search area of our web site. Compaq will also preprogram instant Internet keyboard buttons on any Compaq-only branded consumer-oriented Internet appliances subject to the same exclusions as the instant Internet keyboard buttons, as long as the designated CMGI web sites are competitive in price and performance. In addition, when an instant Internet keyboard button described above is preprogrammed to our home page, the home link for the Internet browser that is bundled with these Compaq computers will also be linked to our home page. CMGI pays to Compaq a royalty for these preprogramming services, for which we reimburse CMGI, based on the amount of redirected user traffic. Compaq is entitled to $0.01875 per redirect until May 2000, $0.0200 per redirect from June 2000 through May 2001 and $0.0225 per redirect from June 2001 through May 2002.

   Compaq has the right to terminate these arrangements if the AltaVista portal fails to be one of the 12 most trafficked web sites for four consecutive months, as measured in terms of unique visitors at home and at work, by Media Metrix. Our rankings by Media Metrix for the months of October 1999 through January 2000 were 11, 14, 12 and 9. Media Metrix estimates the amount of user traffic on web sites by monitoring the monthly activity of selected user groups and expanding the results across the number of potential users. Actual usage may differ materially from statistics provided by Media Metrix. If we experience reduced traffic to our web sites or any inaccuracies in Media Metrix estimates cause traffic to our web sites to be underestimated when compared to other web sites, then Compaq could terminate its arrangement with CMGI, which could seriously harm our business.

   CMGI has agreed not to display advertisements for Compaq competitors on CMGI web pages or products that are linked to or redirected directly from Compaq web sites or computers. Subject to certain conditions, Compaq and its affiliates will designate our search engine as the exclusive Internet search service offered or promoted on Compaq web sites, provided that we maintain a competitive search service as determined by industry standards agreed to by CMGI and Compaq. However, this arrangement terminates, at Compaq's election, upon a change of control of AltaVista. For all Compaq products which contain instant Internet keyboard buttons or other features labeled or otherwise dedicated to a search engine, such as an Internet browser, subject to licensor approval, Compaq will not redirect users to any search engine other than AltaVista Search. However, users can reprogram the buttons preprogrammed by Compaq, or select a proprietary online service provider that controls the buttons, and the browser to take them to alternative web sites.

   Compaq may disclose to CMGI new technology that it develops which may be of interest to us or CMGI for incorporation into the AltaVista web sites. If CMGI is interested in licensing such technology, CMGI has an option period of 30 days from the date of disclosure during which CMGI can acquire a non-exclusive license to use that technology on the AltaVista web sites for a one-time fee set by Compaq.

   This agreement expires in May 2002. CMGI has the option to extend the agreement for one additional year upon the same terms as the prior year if CMGI has met or exceeded an agreed upon revenue target for payments to Compaq, or is willing to pay Compaq the shortfall and the AltaVista web sites are among the top five trafficked web sites as determined by Media Metrix. Each subsequent year CMGI and Compaq will agree on appropriate revenue and traffic targets required for CMGI to have an additional one-year renewal option. We are not a party to, or a named third-party beneficiary of, the agreement between CMGI and Compaq. Therefore, CMGI and Compaq may amend the agreement, even in ways that could harm our business, without our consent.

  HealthCentral.com

   In September 1999, we entered into a three-year agreement with HealthCentral.com, Inc., an owner and provider of web sites, which provides access to health content, information and e-commerce. Under the terms of

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the agreement, HealthCentral.com is the exclusive domestic health content provider for the AltaVista Health channel, provided it delivers the content we desire within a given time period. The agreement with HealthCentral.com allows us to provide our users with the ability to search for information on health, medicine, preventive care and to purchase prescriptions and health-related products. As the exclusive provider of healthcare content within our health channel, HealthCentral.com offers our users original content from nationally-acclaimed medical broadcaster Dean Edell, M.D., as well as HealthCentral.com's health risk assessment tools and topic centers for health and medical issues. We expect one of the key features of our health channel will be the Ask the Doctor section where users have access to Dr. Edell. Our health channel also features a customized health risk assessment and personal health record, the latest health and wellness news, and access to a large online multimedia library spanning more than 6,000 topics. Under the terms of the agreement, we will not display any advertisements of any HealthCentral.com competitor on the AltaVista Health channel. We also guarantee a certain number of HealthCentral.com advertising impressions for every year of the agreement.

   Over the term of the agreement, HealthCentral.com will pay us up to $65 million in cash and stock if we deliver the minimum number of advertising impressions. In addition, HealthCentral.com has agreed to issue us warrants to purchase its common stock if we meet higher performance thresholds. If we fail to deliver the minimum advertising impressions, and fail to make up for the shortfall, HealthCentral.com reduces its monthly payments to us by the same percentage as the shortfall. For example, if we deliver only 80% of the required impressions over a six-month period, and fail to make up for the shortfall, HealthCentral.com reduces its monthly payments to us for the following six months by 20%.

   The agreement has a three-year term, but may be terminated earlier by HealthCentral.com if we fail to deliver at least 50% of the guaranteed number of advertising impressions for any six-month period and by either party after two years.

  Fleet Credit Card Services

   In October 1999, we entered into an agreement with Fleet Credit Card Services, L.P., the eighth largest bank card issuer in the United States with more that eight million customers, to offer a co-branded AltaVista credit card. We expect to offer the new credit cards through Fleet to United States consumers in 2000. Cardholders will automatically be eligible to earn points for every dollar they spend through the new AltaVista Incentive Rewards Program. Rewards for every card purchase will be offered toward products on AltaVista Shopping.com and its affiliate partners on a wide selection of computer products, electronics, music, videos, books and other consumer merchandise. We will also offer incentives for shopping at dozens of stores so that consumers can take full advantage of our intelligent shopping process that helps users compare prices, availability and ratings for online products and retailers.

   Fleet has agreed to provide an Internet purchase guarantee, which protects cardholders against liability in the event of unauthorized transactions on any of our web sites. In addition, cardholders will be able to take advantage of convenient online services to check current balances and transaction history. Fleet will be the sole and complete owner of the accounts and will have the sole and complete responsibility and discretion to establish and change from time to time any and all of the financial or other terms and conditions applicable to the accounts. During the term of the agreement, Fleet will be our exclusive credit card provider. We are also obligated to provide a minimum number of Fleet advertising impressions every year of the agreement. The agreement has a term of three years from the date of launch of the co-branded credit card, but may be terminated during specified periods by either party if the other does not meet its targets under the agreement.

   Over the term of the agreement Fleet will pay us an aggregate of up to $34 million, based on a minimum number of advertising impressions. If we fail to deliver a minimum number of advertising impressions, Fleet reserves the right to terminate the agreement. Under the terms of the agreement, we also have the opportunity to earn up to an additional $16 million, based on the number of accounts opened with Fleet and the aggregate amount of transactions completed.

  Fox Sports.com

   In January 2000, we entered into a three-year agreement with News Digital Media, Inc., d/b/a Fox Sports.com, an owner and provider of web sites, which provides access to sports content, information and e-commerce. Under the terms of the agreement, Fox Sports.com is the exclusive domestic sports content provider for the AltaVista sports channel, provided it delivers the content desired by us within a given time period. The agreement with Fox Sports.com allows us to provide our users with the ability to search and access information on sports topics such as news stories, featured events, scoreboards and video. As the exclusive provider of sports content within our sports channel, Fox Sports.com offers our users original content from numerous staff writers and editors. Under the terms of the agreement, we will not display content of direct Fox Sports.com competitors or advertisements of Fox Sports.com competitors or advertisements of third parties that conflict with exclusive contractual obligations of Fox Sports.com on any web pages of the sports channel that also display content provided by Fox Sports.com.

   Over the term of the agreement, in exchange for a guarantee of a number of impressions of Fox Sports.com, (1) Fox Sports.com will pay us up to an aggregate of $18 million in cash if we deliver the minimum number of impressions required under the agreement and shall purchase an aggregate of $700,000 of advertising on the AltaVista network, and (2) AltaVista shall purchase an aggregate of $300,000 of advertising on Fox Sports or any of its affiliates' websites. If we fail to deliver the minimum number of impressions and fail to make up for the shortfall, Fox Sports.com may reduce its payments to us by the same percentage as the shortfall. For example, if we deliver only 80% of the required impressions during a quarter, and fail to make up for the shortfall, Fox Sports.com reduces its monthly payments to us for the following quarter by 20%.

   The agreement may be terminated by either party as of the end of the second year of the agreement. Before such early termination becomes effective, both parties have an obligation to attempt to re-negotiate the terms of the agreement to prevent such termination. The agreement may also be terminated by Fox Sports.com if we do not deliver a minimum number of impressions during each year of the agreement.

  Move.com

   In January 2000, we entered into a three-year agreement with Move.com, an owner and provider of web sites, which provides access to real estate content, information and e-commerce. Under the terms of the agreement, Move.com is the exclusive domestic real estate content provider for the AltaVista real estate channel, provided Move.com delivers the content desired by us within a given time period. The agreement with Move.com allows us to provide our users with the ability to search and access information on real estate such as home buying and selling, renting, mortgages, moving resources, senior housing, corporate housing, and self storage. As the exclusive provider of real estate content within our real estate channel, Move.com offers our users original content regarding various real estate subjects, classified listings for rent or purchase, and interactive tools, such as affordability calculators. Under the terms of the agreement, we will not display content of direct competitors of Move.com or advertisements of Move.com competitors on the real estate channel that also displays content provided by Move.com.

   Over the term of the agreement, Move.com will pay us up to $40 million in cash if we deliver the minimum number of impressions. If we fail to deliver the minimum number of impressions, Move.com may reduce its payment to us by the same percentage as the shortfall. For example, if we deliver 80% of the required impressions, Move.com will reduce its payment to us by 20% for that quarter. We will be required to make up the 20% shortfall in the subsequent quarter.

   The agreement may be terminated earlier by us or Move.com after the first year with three months notice without reason or may be terminated earlier by Move.com if we fail to deliver the minimum number of advertising impressions for six consecutive months.

  Women.com

   In January 2000, we entered into a three-year agreement with Women.com Networks, Inc., an owner and provider of web sites, which provides access to women related content and information. Under the terms of the agreement, Women.com is the exclusive domestic women related content provider for the AltaVista Women Channel, provided it delivers the content desired by us within a given time period. The agreement with Women.com allows us to provide our users with the ability to search and access information on women and astrology related issues such as family, fashion, beauty, food, home, relationships, and astrology. As the exclusive provider of women related content within our women channel, Women.com offers our users a range of content and features from numerous writers and editors. Under the terms of the agreement, we will not display content of direct Women.com competitors or advertisements of Women.com competitors on any web pages of the women channel that also displays content provided by Women.com.

   Over the term of the agreement, in exchange for a guarantee of a number of impressions delivered by us, Women.com will pay us up to $12 million in cash and an additional $3 million in the event AltaVista meets certain performance thresholds. If we fail to deliver the minimum number of impressions, the term of the agreement will be extended for a mutually agreed upon period, during which we must make up for the shortfall in delivered impressions. The agreement may be terminated by either party prior to the start of the second and third years of the agreement. Before such early termination becomes effective, the parties have the right to negotiate the terms of the agreement to prevent such termination.

Marketing and Public Relations

   AltaVista's marketing efforts employ a mix of media to reach our target audience, utilizing television advertising, radio, magazine, newspaper, on-line sponsorships and link deals, online and offline promotions and direct marketing. We also engage in proactive media and public relations to ensure that both the press and industry are well appraised of our web site innovations, network development and other noteworthy information.

Operations and Technology

   Our business operations and computer systems are designed for high performance, scalability, and reliability. We manage computing operations for serving web pages in several facilities. We plan to consolidate West Coast facilities and expand our computing capabilities in the Eastern United States, Europe and other key regions around the world. Fault tolerance is a key element in our operational design at every level, including architectural and geographic redundancy.

   In 1999, we spent more than $30 million on computing systems and other technology. We rely on two fundamental computing platforms. AltaVista Search runs on a large number of Digital/Compaq Alpha multiprocessor computers running UNIX. AltaVista Shopping.com and AltaVista Live! run on a large number of interoperable Compaq Proliant Windows/NT multiprocessor computers. Both platforms are modular, scalable architectures. Our search platform has already been modified and packaged in several forms for various commercial purposes.

   We maintain our own customer service and support organizations at our locations in Irvine and San Mateo. As of January 31, 2000, we had a total of 20 employees within our customer service and support organizations. The larger customer service organization is in Irvine, California with 17 employees and supports AltaVista Shopping.com. This group handles phone, fax and e-mail inquiries from customers or potential customers. As of March 8, 2000, AltaVista Shopping.com no longer sold products.

Governmental Regulation

   We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet, new laws and regulations are under consideration in the United States and internationally, addressing issues such as intellectual property, personal privacy, pricing, content, advertising, taxation and characteristics and quality of Internet products and services. The application of existing laws and regulations governing Internet issues such as intellectual property ownership and infringement, defamation, obscenity and personal privacy is also subject to substantial uncertainty. New government laws and regulations, or the application of existing laws and regulations, may expose us to significant liabilities, significantly slow Internet growth and otherwise affect our financial performance.

Intellectual Property

   Most of our intellectual property has been contributed by Compaq. To protect our rights to intellectual property, we rely, and we believe the contributors relied, on a combination of patent, trademark and copyright law, trade secret protection, misappropriation and anti-piracy laws, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners and others. The protective steps we and the contributors have taken may have been inadequate and may continue to be inadequate to deter infringement or misappropriation of our intellectual property and proprietary information. We may also be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

   As of January 31, 2000, we had over 70 patents and pending patent applications. These patents and patent applications are generally directed at the search technology that is used on our web sites, as well as related inventions. We and our predecessors may not have sought protection for technologies that may be or may become important to our business. In addition, the technologies we have sought to protect may not be adequately protected by patents.

   As of January 31, 2000, we had over 600 trademark registrations and/or applications in the United States and abroad which are generally directed at protecting our core brands and selected sub-brands, such as the AltaVista trademark and tradename, the AltaVista logos, and the "smart is beautiful" slogan. We expect to file several more trademark registrations in the United States and abroad directed at the same type of protection. We own many domain name registrations in the United States and internationally, including www.altavista.com, www.shopping.com and www.ragingbull.com, which are important to us because they serve as both addresses for web users to find our web site and are themselves highly recognizable brand names.

   We also have copyrights in the text and graphics and other copyrightable content on our web sites and in our search software. We rely on these copyrights to maintain and build our competitive advantage and to make it more difficult for competitors to copy our web site.

   We may be unable to obtain or maintain intellectual property protection or registrations in geographies or markets that are important to our success. In addition, given the early stage of our international expansion, we cannot predict what territories or markets may be important to our success. Further, we may not have selected the proper intellectual property for which to seek protection by way of registration. In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. The protections we have sought may be inadequate.

Competition

   The Internet portal market is highly competitive, and we expect competition will continue to intensify. Many companies currently offer directly competitive products or services addressing Web search and navigation, including America Online, CNET, Direct Hit, Excite, the Go Network, Google, HotBot, Inktomi, Lycos, Microsoft Network, Northern Light and Yahoo!. The size of the Web index, the speed with which search results return and the relevance of results are factors which, among others, determine a portal's success. Many of our existing competitors, as well as a number of potential new competitors, have significant financial, technical, marketing and distribution resources, which may enable them to increase the speed and relevance of their search results. As the market for Internet and Intranet search and navigational services develops, other companies may be expected to offer similar services and directly and indirectly compete with us for advertising revenues.

   Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition, greater access to proprietary content and significantly greater financial, marketing and other resources. In addition, our competitors may be acquired by, receive investments from or enter into commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. New technologies and the expansion of existing technologies may also increase competitive pressures.

   Through our AltaVista Shopping.com retail business, we sell a select number of products directly to consumers. The e-commerce industry is new, rapidly evolving and intensely competitive, and we expect competition to intensify further. Competitors include Amazon.com, Buy.com, DealTime, mySimon, CBS StoreRunner and Value America. Barriers to entry are minimal, allowing current and new competitors to launch new web sites at a relatively low cost.

   Some of our competitors may be able to obtain merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to web site and systems development than we can. Increased competition may result in reduced operating margins, loss of market share and our value may be diminished. Further, as a strategic response to changes in the competitive environment, we may, at various times, make pricing, service or marketing decisions that could harm our business.

Employees

   As of January 31, 2000, we had approximately 700 full-time employees, of whom approximately 650 are located in the United States and Canada, approximately 30 in Europe and the remainder in various other locations outside the United States.

   We have never had a work stoppage and no personnel are represented under collective bargaining agreements. We consider our relations with our employees to be good.

Facilities

   Our headquarters, which we lease, is located in Palo Alto, California and consists of approximately 75,000 square feet. We also own or lease office space in several locations in California, including Palo Alto, San Mateo, Irvine, Stockton and Corona Del Mar and in Chicago, Illinois. We also currently lease space for computing operations in several locations in California, including Palo Alto, Mountain View, Santa Clara, Scotts Valley, Sunnyvale, Irvine and Stockton, and in New York, New York and Andover, Massachusetts.

Legal

   We are not a party to any material legal proceedings.

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

                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding our executive officers and directors as of February 29, 2000:

Name                     Age Position
----                     --- --------
Rodney W. Schrock.......  40 Chief Executive Officer, President and Director
Kenneth R. Barber.......  55 Vice President and Chief Financial Officer
Gregory B. Memo.........  35 Executive Vice President and General Manager--AltaVista Network
Michael G. Rubin........  33 Vice President and General Manager--AltaVista e-Commerce
David S. Wetherell......  45 Chairman of the Board of Directors
Flint J. Brenton........  43 Director
John G. McDonald........  62 Director
Avram Miller............  55 Director
Robert J. Ranalli.......  62 Director

   Rodney W. Schrock has served as President and Chief Executive Officer of AltaVista since January 1999 and as a director since May 1999. In 1998, he served as Senior Vice President and Group General Manager, Consumer Products Group of Compaq. Mr. Schrock was elected Vice President of the Presario PC Division on May 1995 and spent 12 total years in various positions at Compaq.

   Kenneth R. Barber has served as Vice President of AltaVista since March 1999 and Chief Financial Officer of AltaVista since January 1999. Prior to this position, he served as Vice President of Finance for the Tandem Business Unit of Compaq from January 1997 to December 1998. At the time of the Compaq acquisition of Tandem Computers Incorporated in August 1997, Mr. Barber was Senior Vice President of Finance and Administration, which position he had held since January 1997. Prior to moving to Tandem, he was Vice President of Plans and Controls of ROLM Corporation since February 1989.

   Gregory B. Memo has served as Executive Vice President and General Manager, AltaVista Network since February 2000, prior to that he served as Vice President and General Manager of AltaVista Search since May 1999. Prior to this position, he served as Vice President and General Manager, Technology, Strategy and Corporate Development from January 1999. He was Vice President and General Manager of the Consumer Mobile Products Division at Compaq from February 1998 until January 1999. Mr. Memo also served in several roles at Compaq, including Director of Business Planning and Director of Product Marketing from February 1994 to February 1998.

   Michael G. Rubin has served as Vice President and General Manager of AltaVista e-commerce of AltaVista since January 1999. From February 1998 to January 1999, he served as General Manager of the Consumer Desktop Division for Compaq. From June 1993 to February 1998, Mr. Rubin served in a variety of roles at Compaq, including Director of Product Marketing and Director of Internet Strategy of the Consumer Products Group.

   David S. Wetherell has served as a director and Chairman of AltaVista since August 1999. Mr. Wetherell has served as Chairman of the Board, President, Chief Executive Officer and Secretary of CMGI since 1986 and as a member of CMG@Ventures I, LLC, a venture capital firm subsidiary of CMGI, and President of CMG@Ventures, Inc., the managing member of CMG@Ventures I, LLC, since January 1995. He is also a managing member of CMG@Ventures II, LLC, CMG@Ventures III, LLC and @Ventures Management, LLC, which also are strategic investment and development venture capital subsidiaries or affiliates of CMGI. Mr. Wetherell also serves on the boards of directors of Engage Technologies, Inc. and NaviSite, Inc., each an affiliate of CMGI.

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

   Flint J. Brenton has served as a director of AltaVista since August 1999 and as Vice President of e-Commerce for Compaq since August 1999. Prior to joining Compaq, he served as Director of Product Development for BMC Software from July 1996 to August 1999. Mr. Brenton was General Manager of Houston/London Operation of I-Net, Inc from January 1995 to July 1996. He also serves as director of Harris County Salvation Army. Pursuant to the purchase and contribution agreement, we agreed to elect to our board of directors a designee named by Compaq. Flint J. Brenton is the current Compaq designee.

   John G. McDonald has served as a director of AltaVista since May 1999. Dr. McDonald is The IBJ Professor of Finance in the Graduate School of Business at Stanford University, where he has been a faculty member since 1968. He teaches MBA courses in investment, entrepreneurial finance and the Internet. In 1987, he was elected to the Board of Governors of the NASD in Washington, D.C. In 1989, he was elected Vice Chairman of the NASD Board of Governors. Dr. McDonald serves as an independent director of Varian, Inc., Scholastic Corp., Plum Creek Timber Co., Starwood Financial, Inc., and eight mutual funds managed by Capital Research & Management Co.

   Avram Miller has served as a director of AltaVista since August 1999. Mr. Miller has served as the Chief Executive Officer of The Avram Miller Company, a strategy and business development corporation since June 1999. Prior to this position, he served as Vice President and Director of Corporate Business Development for Intel Corporation from September 1984 to April 1999. Mr. Miller is a director of CMGI. He also serves as Chairman Emeritus of the Board of Directors of Plugged-In, a non-profit organization, and is a member of the Board of Trustees for the California Institute of the Arts.

   Robert J. Ranalli has served as a director of AltaVista since August 1999. Mr. Ranalli retired from AT&T in 1994. He had been President of AT&T Multimedia Services. Mr. Ranalli served as president of AT&T Consumer Communications Services, Inc., and Chairman of the Board of both AT&T Universal Card Services Corp. and AT&T Transtech Corp. from 1990 to 1994. He serves on the boards of CMGI, Sterling Network Group, and DirectAg.com.

Board Committees

   We have established an Audit Committee and a Compensation Committee. The Audit Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee currently consists of John G. McDonald, Avram Miller and Robert J. Ranalli. The Compensation Committee reviews and recommends to the Board of Directors the salaries, benefits and stock option grants of all employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our stock option and other employee benefit plans. The Compensation Committee currently consists of John G. McDonald and Avram Miller.

Director Compensation

   We do not pay cash retainers or meeting fees to our directors. We reimburse our directors for all out-of-pocket expenses incurred in the performance of their duties as directors of AltaVista. We have granted non-qualified stock options to our directors who are not AltaVista employees pursuant to our stock option plans.

 Directors Plan

   In September 1999, the board of directors adopted and our stockholders approved our 1999 Stock Option Plan for Non-Employee Directors, pursuant to which 325,000 shares of our common stock were reserved for issuance, subject to adjustment in the event of stock splits and other similar events. This plan was amended in October 1999. As of the date of amendment, this plan was replaced by the Amended and Restated 1999 Directors Plan. Notwithstanding this replacement, all then-outstanding options under this plan remain in effect, in accordance with their terms. This plan is administered by the Compensation Committee of our board of directors, which committee is sometimes referred to as the "plan administrator." The plan administrator may interpret the Directors Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Directors Plan. In addition, the plan administrator may, in its discretion, accelerate the vesting of any option or options granted under this plan.

   In the event we undertake any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, appropriate and proportionate adjustments will be made to (1) the securities reserved for issuance under the Directors Plan, (2) the number and kind of securities subject to future grants under the plan and (3) the number, kind and exercise price of the securities underlying options outstanding at the time of such occurrence. All outstanding options granted under the Directors Plan will immediately become exercisable in full upon a change in control of AltaVista.

 Amended and Restated 1999 Directors Plan

   In October 1999, the board of directors adopted and our stockholders approved our Amended and Restated 1999 Stock Option Plan for Non-Employee Directors, pursuant to which 1,300,000 shares of our common stock are reserved for issuance, subject to adjustment in the event of stock splits and other similar events. The Amended Directors Plan will be administered by the Compensation Committee of our board of directors, which committee is sometimes referred to as the "plan administrator." The plan administrator may interpret the Amended Directors Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Amended Directors Plan. The plan administrator reserves the right to suspend or terminate the Amended Directors Plan or amend it in any respect whatsoever. In addition, the plan administrator may, in its discretion, accelerate the vesting of any option or options granted under the Amended Directors Plan.

   All of our directors are eligible to receive non-statutory stock options to purchase shares of our common stock under this Plan, except for any director who (1) is an employee of AltaVista or any of our subsidiaries or affiliates or (2) unless otherwise determined by our board of directors, is an affiliate, employee or designee of an institutional or corporate investor that owns more than 5% of our outstanding common stock. Under this plan:

  . we will grant an initial option to acquire 162,500 shares of our common stock to each eligible director who is elected a director for the first time after the plan is adopted on the date of that election;

  . we also will grant an initial option to acquire 162,500 shares of our common stock to each eligible director who

    . ceases being an affiliate, employee or designee of an institutional or corporate investor that owns more than 5% of our outstanding common stock and

    .  is not otherwise an employee of us or any of our subsidiaries, but

    . remains as a member of our board on the date the director's affiliate, employee or designee status ceases

   We will also grant, on each anniversary of the grant of the initial option, to each eligible director an additional option to purchase 40,625 shares of common stock if the director is still serving as one of our directors on that anniversary date. Our board of directors may, in its discretion, increase to up to 227,500 shares the aggregate number of shares of common stock subject to any initial option or additional options so long as the maximum aggregate number of shares that may vest for any optionee in any 48-month period will not exceed 227,500 shares.

   The option exercise price per share for each option granted under this plan will be determined on the date of grant and will be equal to the closing price of our common stock on a national securities exchange or as quoted on the Nasdaq National Market, the average of the closing bid and asked prices of our common stock in the over-the-counter market or the fair market value of our common stock as determined by our board. Except as otherwise provided in the applicable option agreement, each option granted under this plan will terminate on the tenth anniversary of the date of grant of such option. Subject to the optionee continuing to serve as one of our directors, each initial option will vest and become exercisable as to 1/48th of the number of shares of common stock originally subject to the option on each monthly anniversary of the date of grant. Each annual option will vest and become exercisable on a monthly basis as to 1/12th of the number of shares originally subject to the option commencing on the 37th month after the grant date if the optionee is still serving as a director on that monthly anniversary date.

   In the event we undertake any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, appropriate and proportionate adjustments will be made to (1) the securities reserved for issuance under this plan, (2) the number and kind of securities subject to future grants under the plan and
(3) the number, kind and exercise price of the securities underlying options outstanding at the time of such occurrence. All outstanding options granted under this plan will immediately become exercisable in full upon a change in control of AltaVista.

Compensation Committee Interlocks and Insider Participation

   Except as described below, no member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. Avram Miller, a member of our Compensation Committee, is a member of the board of directors of CMGI, and David S. Wetherell, the chairman of our board of directors, is the chairman of the board of directors of CMGI and an executive officer of CMGI. Additional information concerning transactions between AltaVista and entities affiliated with members of the Compensation Committee is included in this prospectus under the caption "Certain Relationships and Related Transactions."

Executive Compensation

   The following table indicates information concerning compensation of our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer whose salary and bonus exceeded $100,000 for the fiscal year ended July 31, 1999.

                          Summary Compensation Table

                                    Annual           Long-Term
                               Compensation(a)      Compensation
                             --------------------   ------------
                                                     Securities
                                                     Underlying       All Other
Name and Principal Position  Salary ($) Bonus ($)   Options (#)    Compensation ($)
---------------------------  ---------- ---------   ------------   ----------------
Rodney W. Schrock
 Chief Executive Officer,
  President and Director....  193,250         --     1,300,000(b)      139,023(c)

Kenneth R. Barber
 Vice President and
  Chief Financial Officer...  146,712         --       260,000           3,548(d)

Ross Levinsohn
 Vice President and General
 Manager--AltaVista
 New Media..................   37,949    400,000(e)    208,000              --

Gregory B. Memo
 Executive
  Vice President and General
  Manager--AltaVista
  Network...................   98,353     25,000(e)    292,500(f)       70,216(g)

Michael G. Rubin
 Vice President and General
  Manager--AltaVista
 e-Commerce.................   96,922     25,000(e)    292,500          88,916(h)

--------

(a) Annual compensation reflects the actual amounts of salary and bonuses paid to these executive officers from January 1, 1999 through July 31, 1999. Prior to January 1, 1999, we were operated as a division of Digital Equipment Corporation and Compaq and were not incorporated or operated as a separate entity. As of July 31, 1999, the annual salaries of Messrs. Schrock, Barber, Levinsohn, Memo and Rubin were $350,000, $225,000, $200,000, $175,000 and $170,000. Mr. Schrock is eligible to receive an annual bonus of up to 50% of his annual base compensation. Each other executive officer named above is eligible to receive a bonus of up to 35% of his annual base compensation. Mr. Levinsohn received a $300,000 bonus in January 2000 which he must repay if he is not employed by us through January 2001.

(b) Mr. Schrock converted 162,500 of these options into 42,237 options to purchase CMGI common stock.

(c) Represents aggregate payments of $131,812 related to relocation expenses and an aggregate of $7,211 of matching contributions made by Compaq and AltaVista under the Compaq and AltaVista 401(k) plans.

(d) Represents the aggregate amount of contributions made by Compaq and AltaVista under the Compaq and AltaVista 401(k) plans.

(e) Represents a signing bonus.


(f) Mr. Memo converted 32,500 of these options into 8,447 options to purchase CMGI common stock.

(g) Represents aggregate payments of $65,991 related to relocation expenses and an aggregate of $4,225 of matching contributions made by Compaq and AltaVista under the Compaq and AltaVista 401(k) plans.

(h) Represents aggregate payments of $83,951 related to relocation expenses and an aggregate of $4,965 of matching contributions made by Compaq and AltaVista under the Compaq and AltaVista 401(k) plans.

Option Grants In Last Fiscal Year

   The following table provides information concerning grants of options to purchase our common stock made during the fiscal year ended July 31, 1999 to the executive officers named in the "Summary Compensation Table." In the fiscal year ended July 31, 1999, we granted options to purchase up to an aggregate of 12,592,353 shares to employees, directors and consultants. These options were granted pursuant to the 1999 Stock Option Plan. These options have a term of ten years. Generally, options vest at the rate of 25% of the total number of shares on the first anniversary of the date of grant and thereafter ratably on a monthly basis for 36 months, provided that, in the event of a change in control of AltaVista prior to January 31, 2000, 25% of the shares subject to option will vest and be immediately exercisable, and provided further, that in the event optionee's employment is terminated by us without cause or by optionee for good reason within six months following a change in control, an additional 25% of the share subject to option will vest and be immediately exercisable. CMGI's acquisition of approximately 81.5% of our common stock in August 1999 constituted a change of control.

   The potential realizable values are based on an assumption that the price of our common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth of the shares of our common stock.

                                           Individual Grants
                         ---------------------------------------------------------
                                        Percent of                                       Potential Realizable
                         Number of        Total                                    Value at Assumed Annual Rates of
                         Securities      Options                                     Stock Price Appreciation for
                         Underlying     Granted to  Exercise   Market                         Option Term
                           Option      Employees in Price Per   Price   Expiration ---------------------------------
Name                      Granted      Fiscal Year    Share   Per Share    Date        0%         5%         10%
----                     ----------    ------------ --------- --------- ---------- ---------- ---------- -----------
Rodney W. Schrock....... 1,300,000(a)     11.53%      $6.73     $7.69   1/31/2009  $1,248,000 $5,502,828 $13,945,247
Kenneth R. Barber.......   260,000         2.31        6.73      7.69   1/31/2009     249,600  1,100,566   2,789,049
Ross Levinsohn..........   208,000         1.84        6.73      7.69   1/31/2009     199,680    880,452   2,231,239
Gregory B. Memo.........   292,500(b)      2.59        6.73      7.69   1/31/2009     280,800  1,238,136   3,137,680
Michael G. Rubin........   292,500         2.59%      $6.73     $7.69   1/31/2009  $  280,800 $1,238,136 $ 3,137,680

--------
(a) Mr. Schrock converted 162,500 of these options into 42,237 options to purchase CMGI common stock at an exercise price of $25.90 per share in August 1999.

(b) Mr. Memo converted 32,500 of these options into 8,447 options to purchase CMGI common stock at an exercise price of $25.90 per share in August 1999.

Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

   The following table describes for the executive officers named in the "Summary Compensation Table" the exercisable and unexercisable options held by them as of July 31, 1999. No options were exercised by these executive officers during the fiscal year ended July 31, 1999.

                              Number of Securities
                             Underlying Unexercised      Value of Unexercised
                                 Options Held at        In-The-Money Options at
                                  July 31, 1999              July 31, 1999
                            -------------------------  -------------------------
Name                        Exercisable Unexercisable  Exercisable Unexercisable
----                        ----------- -------------  ----------- -------------
Rodney W. Schrock..........      --       1,300,000(a)      --      $20,130,000
Kenneth R. Barber..........      --         260,000         --        4,026,000
Ross Levinsohn.............      --         208,000         --        3,220,800
Gregory B. Memo............      --         292,500(b)      --        4,529,250
Michael G. Rubin...........      --         292,500         --      $ 4,529,250

--------
(a) Mr. Schrock converted 162,500 of these options into 42,237 options to purchase CMGI common stock at an exercise price of $25.90 per share in August 1999.

(b) Mr. Memo converted 32,500 of these options into 8,447 options to purchase CMGI common stock at an exercise price of $25.90 per share in August 1999.

   The "Value of Unexercised In-the-Money Options at July 31, 1999" is based on a value of $22.22 per share, the fair market value of our common stock as of July 31, 1999, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

1999 Employee Stock Purchase Plan

   In December 1999, the board of directors adopted and our stockholders approved our 1999 Employee Stock Purchase Plan, which allows eligible employees, which may include employees located in foreign jurisdictions, to purchase our common stock at a discount from fair market value. A maximum of 2,600,000 shares of common stock has been reserved for issuance under the Purchase Plan.

   The Purchase Plan will be administered by the Compensation Committee of our board of directors, which committee is sometimes referred to as the "plan administrator." The plan administrator may interpret the Purchase Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Purchase Plan.

   The Purchase Plan will be implemented by establishing purchase periods that may be three-months, six-months or other periods as determined by the plan administrator. The Purchase Plan will be implemented at different dates in different countries with the initial purchase period in the first locations not anticipated to begin before the closing of this offering.

   Employees are generally eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year although we may impose an eligibility period of up to two years of employment before an employee is eligible to participate. In no event may an employee be granted the right to purchase stock under the Purchase Plan if the employee (1) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (2) holds rights to purchase stock under any of our employee stock purchase plans that together accrue at a rate which exceeds $25,000 worth of stock for each calendar year. The Purchase Plan permits each employee to purchase common stock through payroll deductions of up to 15% of the employee's "pay." Pay is defined as an employee's base cash pay, excluding variable cash payments, paid for services rendered, plus an employee's pre-tax contributions which are part of deferred pay or benefit plans maintained by us, with any modifications determined by the plan administrator. The maximum number of shares an employee may purchase during a single purchase period is 3,250 shares.

   Amounts deducted and accumulated by employees are used to purchase shares of common stock at the end of each purchase period. The price of the common stock offered under the Purchase Plan is an amount equal to 85% of the lower of the fair market value of the common stock at the beginning or at the end of each purchase period. Employees may end their participation in the Purchase Plan at any time during a purchase period, in which event, any amounts withheld through payroll deductions and not otherwise used to purchase shares will be returned to them. Participation ends automatically upon termination of employment with us. Rights granted under the Purchase Plan are not transferable by an employee other than by will or the laws of descent and distribution.

   The Purchase Plan provides that, in the event of a proposed sale of all or substantially all of our assets, or a merger or consolidation with or into another corporation, at the discretion of the plan administrator, (1) each outstanding right under the Purchase Plan will be assumed or an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof), (2) all outstanding rights will be exercised on a date established by the plan administrator before the date of consummation of such sale, merger or consolidation, or (3) all outstanding rights will terminate and the accumulated payroll deductions will be returned to employees without interest. In the event any change is made in our capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made to the shares available for issuance under the Purchase Plan, the maximum number of shares each participant may purchase and the price of the option. The Purchase Plan will terminate in 2009. Our board of directors has the authority to amend or terminate the Purchase Plan, except that no amendment or termination may adversely affect any outstanding rights under the Purchase Plan.

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

1999 Stock Option Plan

   In May 1999, the board of directors adopted and our stockholders approved our 1999 Stock Option Plan to promote our interests and the interests of our stockholders by (1) attracting and retaining exceptional employees, consultants and directors; (2) motivating such employees, consultants and directors by means of performance-related incentives to achieve long-range performance goals; and (3) enabling such employees, consultants and directors to participate in our long-term growth and financial success. The Option Plan covers an aggregate of 26,000,000 shares of our common stock and provides for the issuance of stock options and stock appreciation rights. This plan was terminated in September 1999. Notwithstanding this termination, all then-outstanding options under the Option Plan will remain in effect in accordance with their terms. In the event an optionee's employment is terminated by us without cause or by the optionee for good reason within six months following a change in control, an additional 25% of the shares subject to the option will vest and be immediately exercisable.

   The Option Plan will be administered by the Compensation Committee of our board of directors, which committee is sometimes referred to as the "plan administrator." The plan administrator may interpret the Option Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Option Plan.

   In the event that the plan administrator determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares, issuance of warrants or other rights to purchase shares, or other similar corporate transaction or event affects the shares such that an adjustment is determined by the plan administrator to be appropriate in order to prevent dilution or enlargement of the benefits, then the plan administrator will adjust (1) the number of shares or other securities with respect to which awards may be granted under the Option Plan,
(2) the maximum number of shares or other securities with respect to which an executive officer may be granted under the Option Plan in any calendar year,
(3) the number of shares or other securities subject to outstanding awards, and (4) the grant or exercise price with respect to outstanding awards, or, if deemed appropriate, make provision for the payment of cash or other property to the holder of an outstanding award in consideration for the cancellation of such award; provided, however, that such adjustments shall be made solely by the board with respect to awards to eligible directors.

   The terms of the Option Plan provide that the plan administrator may amend, suspend or terminate the plan at any time, provided, however, that certain amendments require approval of our stockholders.

Amended and Restated 1999 Equity Incentive Plan

   In September 1999, the board of directors adopted and our stockholders approved our 1999 Equity Incentive Plan to attract and retain key employees and consultants, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in our long-term growth. In March 2000, the board of directors approved the Amended and Restated 1999 Equity Incentive Plan. The Equity Plan, together with our other stock option plans, covers an aggregate of 40,300,000 shares of our common stock and provides for the issuance of stock options, stock appreciation rights and restricted stock. All grants of options, other than pursuant to the Amended Directors Plan, will be granted pursuant to this plan. The maximum number of shares subject to options or stock appreciation rights that may be granted to any participant in any calendar year may not exceed 1,300,000 shares, subject to adjustment.

   The Equity Plan will be administered by the Compensation Committee of our board of directors, which committee is sometimes referred to as the "plan administrator." The plan administrator may interpret the Equity Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Equity Plan. The Equity Plan permits the plan administrator to select the participants who will receive awards and generally to determine the terms and conditions of such awards.

   Two types of stock options may be granted under the Plan: incentive stock options, which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options.

The option price of each non-qualified stock option granted under the Equity Plan may not be less than the par value of a share of our common stock. The option price of each incentive stock option granted under the Equity Plan must be at least equal to the fair market value of a share of our common stock on the date the incentive stock option is granted.

   A stock appreciation right granted under the Equity Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value, at the date of exercise, of a share of our common stock over a specified price fixed by the plan administrator. Stock appreciation rights and limited stock appreciation rights may be granted under the Equity Plan either alone or in conjunction with all or part of any stock option granted under the Equity Plan. A limited stock appreciation right granted under the Equity Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the change in control price of a share of common stock over a specified price fixed by the plan administrator.

   The plan administrator will determine the terms and conditions with respect to the grant of restricted stock. With respect to restricted stock, participants generally have all of the rights of a stockholder with respect to such stock.

   In the event we undergo a change in control, the plan administrator may (1) provide for the acceleration of any time period relating to the exercise or payment of the award, (2) provide for payment to the participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the award had the award been exercised or paid upon the change in control, (3) adjust the terms of the award in a manner determined by the plan administrator to reflect the change in control, (4) cause the award to be assumed, or new rights substituted therefor, by another entity or (5) make such other provision as the plan administrator may consider equitable to participants and in our best interests.

   The terms of the Equity Plan provide that the plan administrator may amend, suspend or terminate the Equity Plan at any time, provided, however, that no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent.

Severance Agreements

   We have entered into severance arrangements with each of our executive officers. The terms of the severance agreements provide that in the event the executive is terminated within six months following a change in control other than for cause, by reason of the executive's death or disability or by the executive for good reason, we will (1) pay to executive a lump sum severance payment equal the executive's annual base salary as in effect immediately prior to the date of termination, or if higher, as in effect immediately prior to the first occurrence of an event or circumstance constituting good reason;
(2) accelerate the vesting of all the executive's outstanding options, subject to the executive executing and delivering a Stock Purchase, Restriction, Buy-Back and Right of First Refusal Agreement and such outstanding options will be fully exercisable for a period of one year following the date of termination;
(3) continue to pay the mortgage subsidy agreed between us and the executive for the life of such subsidy, if applicable; and (4) arrange to provide the executive and his dependents life, disability, accident and health insurance benefits substantially similar to those provided to the executive and his dependents immediately prior to the date of termination, or if more favorable to the executive, those provided to the executive immediately prior to the first occurrence of an event or circumstance constitute good reason. The life, disability, accident and health insurance benefits will be reduced to the extent benefits of the same type are received by or made available to the executive officer by another employer during the 12-month period following the executive officer's termination of employment. In the event any payment or benefit received by executive in connection with a change in control or termination of employment would not be deductible by us, the severance benefits shall be reduced to the extent necessary to make such payments or benefits deductible by us. A change in control is generally defined to include the occurrence of any of the following events:

  . a person or group of persons acquires securities representing 30% or more of our voting stock;

  . current Board members and persons approved by such members cease to be a majority of the Board;

  . our stockholders approve a merger of consolidation and after such merger of consolidation is complete, our stockholders do not own at least 50% of the new company; or

  . our stockholders approve a plan providing for our complete liquidation or the sale of all or substantially all of our assets.

   Cause is generally defined to include the occurrence of any of the following events:

  . the executive officer's willful and continued failure to substantially perform his or her duties;

  . the executive officer's willful engaging in conduct which is demonstrably and materially injurious to us; or

  . upon exercise of option to purchase our stock, the executive officer's failure to execute an agreement limiting his transfer rights with respect to the stock issuable in connection with such exercise, which limitations will expire when our stock becomes publicly traded.

   Good reason is generally defined to include the occurrence of any of the following events without the executive officer's consent following a change in control:

  . a reduction in the nature or status of the executive officer's responsibilities;

  . a reduction in the executive officer's annual base salary;

  . the relocation of the executive officer's employment to a location more than 30 miles away;

  . the failure to pay to the executive officer any portion of his or her current or deferred compensation within seven days of the date such amounts are due;

  . the failure to continue in effect any material incentive compensation plan in which the executive officer participates;

  . the failure to continue to provide the executive officer with other material benefits; or

  . any purported termination of the executive officer's employment which is not effected pursuant to the procedures set forth in the severance agreement.

Mortgage Subsidy Agreements

   Compaq entered into mortgage subsidy agreements with each of Messrs. Schrock, Memo and Rubin, which agreements were assigned to AltaVista. The total subsidy amounts received by each of these individuals is $148,716, $123,200 and $86,506. Each of these agreements has a term of three years and provides that AltaVista will pay a portion of the executive's monthly mortgage payment so long as the executive remains employed by us and continues to own the underlying property.

Deferred Compensation Plan

   A Deferred Compensation Plan was approved and adopted by our board of directors in December 1999, to be effective upon completion of this offering. Under the terms of the deferred compensation plan, AltaVista employees who are selected by our board of directors will be able to elect to defer a portion of their compensation for the following calendar year. Participants in the deferred compensation plan will be able to defer up to 25% of their salary and 100% of their bonus compensation, which amounts will be paid out at a later date at the participant's election. AltaVista also may make discretionary contributions to a participant's account, to which the participant generally will become entitled after five years of service with us. AltaVista will maintain a bookkeeping account to track deferred amounts, which amounts will be credited with gains or losses based on the performance of deemed investment alternatives made available to participants under the deferred compensation plan. In addition, in the event of a change in control, as defined in our Deferred Compensation Plan, participants may be entitled to receive a lump sum payment of the amount credited to his or her deferral account thereunder as of the valuation date immediately preceding the date on which the change in control occurs.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with CMGI

   As of January 31, 2000, CMGI owned approximately 81.54% of our common stock. CMGI will directly own approximately 73.76% of our outstanding common stock upon completion of this offering. The aggregate consideration paid by CMGI for its equity interest in AltaVista was approximately $2.03 billion. The aggregate value of the shares of our common stock that are owned by CMGI, based on an assumed initial offering price of $19.00 per share, is approximately $2.04 billion.

   CMGI acquired substantially all of its equity ownership in us in August 1999, pursuant to a purchase and contribution agreement among CMGI, Compaq and us. Pursuant to this agreement, CMGI contributed to us 18,994,975 shares of CMGI common stock, 18,090.45 shares of CMGI series D preferred stock and all of the shares of Zip2 and Shopping.com common stock it had purchased from Compaq in return for 105,943,651 shares of our common stock. As part of this same transaction, Compaq contributed the AltaVista business to us in exchange for 24,056,349 shares of our common stock, 18,994,975 shares of CMGI common stock and 18,090.45 shares of CMGI series D preferred stock.

   CMGI has the power to elect the majority of our board of directors and to approve or disapprove any corporate transactions or other matters submitted to our stockholders for approval, including the approval of mergers or other significant corporate transactions. Under Delaware law and our Amended and Restated Certificate of Incorporation, CMGI may exercise its voting power by written consent, without convening a meeting of the stockholders.

   AltaVista and CMGI have entered into or, upon or prior to completion of this offering, will enter into the present and prospective arrangements and transactions described below. These agreements were or will be negotiated between CMGI, as a corporate parent, and AltaVista, its subsidiary, and therefore are not the result of negotiations between independent parties. AltaVista and CMGI intend that these agreements and the transactions provided for in these agreements, taken as a whole, accommodate their respective interests in a manner that is fair to both AltaVista and CMGI. However, because of the nature of the relationship between AltaVista and CMGI, we cannot assure you that each of the agreements described below, or the transactions provided for in these agreements, were or will be effected on terms at least as favorable to AltaVista as AltaVista could have obtained from unaffiliated third parties.

   AltaVista and CMGI may enter into additional or modified arrangements and transactions in the future. AltaVista and CMGI will negotiate the terms of such arrangements and transactions. Upon or prior to completion of this offering, AltaVista will adopt a policy that all future arrangements between AltaVista and CMGI will be on terms that AltaVista believes are no less favorable to it than the terms AltaVista believes would be available from unaffiliated parties and, other than routine commercial transactions entered into in the ordinary course of business, must be approved by a majority of AltaVista's directors who are not employees of CMGI, even though such directors may be less than a quorum.

   The following is a summary of the material arrangements and transactions between AltaVista and CMGI or its affiliates.

  Debt Conversion

   We have issued a convertible note to CMGI as payment for all debt incurred by us to CMGI. CMGI may elect to convert amounts payable under the note into Series A convertible preferred stock at any time. Under the note, debt accrues interest at a rate of 7% per year, compounded monthly until the day CMGI elects to convert the debt into shares of Series A convertible preferred stock. The amount of each borrowing represented by the note is convertible from time to time into the number of shares of Series A convertible preferred stock equal to one-tenth of the quotient of:

  . the aggregate number of principal and interest to be so converted, divided by

  . the applicable conversion price for that fiscal quarter.

   The conversion price applicable to advances made in any fiscal quarter, except advances made in the fiscal quarter during which a qualified public offering occurs and advances converted into Series A convertible preferred stock in the same fiscal quarter in which they were made, is determined by dividing our total enterprise value as of the fiscal quarter end, as determined in good faith by our board of directors, by the number of shares of common stock outstanding on a fully diluted, as-if-converted basis. The conversion price applicable to all advances made after January 31, 2000 is $19.00. Each share of Series A convertible preferred stock outstanding will convert into ten shares of common stock upon the completion of this offering.

   As of January 31, 2000, we owed CMGI $121.8 million, which amount will be converted into approximately 608,000 shares of preferred stock immediately prior to the closing of this offering. Upon the closing of this offering, all outstanding shares of this preferred stock will be converted into approximately 6,081,000 shares of our common stock. Based on an assumed initial offering price of $19.00 per share, the aggregate value of the common stock issuable upon conversion of the preferred stock held by CMGI and debt owed to CMGI is approximately $115,540,000. We do not expect to borrow funds from CMGI after completion of this offering.

  Facilities and Administrative Support Agreement

   Upon or prior to completion of this offering, we will enter into a facilities and administrative support agreement with CMGI under which CMGI will continue to make available to us space at its headquarters in Andover, Massachusetts and at other facilities in Europe and will provide various services to us, including rent and facilities, Internet marketing and business development.

   The initial term of this agreement will be one year from the date of the agreement, with automatic renewals at the end of the initial term and each renewal term for successive one-year periods. Either party will be permitted to terminate the facilities and administrative support agreement upon 30 days written notice to the other party prior to the expiration of the applicable term. The facilities and administrative support agreement will automatically terminate upon the date CMGI owns less than 50% of our outstanding voting capital stock.

   The fees payable by us for the availability of space and related services are typically determined through an allocation of CMGI's costs based upon the proportion of our employee headcount to the total headcount of CMGI and other CMGI affiliates located in the same facility or using the same services. Under the facilities and administrative support agreement, we will pay CMGI a monthly fee reflecting the cost of the services provided by CMGI based on the total number of our employees and consultants on the last day of that month. The costs of Internet marketing and business development is allocated by CMGI in equal shares to each of its affiliates that use the services.

  Tax Allocation Agreement

   Upon or prior to completion of this offering, we will enter into a tax allocation agreement with CMGI to allocate responsibilities, liabilities and benefits relating to taxes. We will be required to pay our share of income taxes shown as due on any consolidated, combined or unitary tax returns filed by CMGI for tax periods ending on or before or including the date as of which we will no longer be a member of CMGI's group for federal, state or local tax purposes, as the case may be. CMGI will indemnify us against liability for all taxes in respect of consolidated, combined or unitary tax returns for periods as to which CMGI is filing group returns which include us. Accordingly, any redetermined tax liabilities for those periods will be the responsibility of CMGI, and any refunds or credits of taxes attributable to us or our subsidiaries in respect of consolidated, combined or unitary tax returns for those periods will be for the account of CMGI. We will be responsible for filing any separate tax returns for any taxable period and will be responsible for any tax liabilities, and entitled to any refunds or credits of taxes, with respect to separately filed tax returns. We will indemnify CMGI against any tax liability with respect to separately filed tax returns.

   Neither CMGI nor we will have any obligation to make any payment to the other party for the use of the other party's tax attributes, such as net operating losses. However, if one party realizes a windfall tax benefit because of an adjustment to items on the other party's tax return, the party that realizes the windfall tax benefit will be required to pay to the other party the actual incremental tax savings it has realized. For example, if an expense deducted by CMGI for a period prior to the closing date were disallowed and required to be capitalized by us for a period after the closing date, thereby generating future depreciation deductions to us, we would be required to pay to CMGI any incremental tax savings as a result of the depreciation deductions when those tax savings are actually realized by us.

   Each of AltaVista and CMGI has control of any audit, appeal, litigation or settlement of any issue raised with respect to a tax return for which it has filing responsibility. Payments of claims under the agreement must be made within 30 days of the date that a written demand for the claim is delivered. Interest accrues on payments that are not made within ten days of the final due date at the rate applicable to underpayments of the applicable tax. Any dispute concerning the calculation or basis of determination of any payment provided under the tax allocation agreement will be resolved by a law firm or "big five" accounting firm selected and paid for jointly by the parties.

  Investor Rights Agreement

   Upon or prior to completion of this offering, we will enter into an investor rights agreement with CMGI under which we will grant CMGI registration rights and rights to purchase shares to maintain its majority ownership. Under this agreement, CMGI and its assignees will have the right to demand, on up to two occasions, that AltaVista register the sale of all or part of their shares of our common stock having an aggregate value of at least $10 million under the Securities Act. In addition, at any time after we become eligible to file a registration statement on Form S-3 under the Securities Act, CMGI and its assignees will have the right to request, on up to five occasions, that we effect a registration of their shares of our common stock having an aggregate value of at least $2.5 million on Form S-3. CMGI and its assignees also are entitled to include shares of our common stock in a registered offering by us of our securities for our own account, subject to the underwriters' right to reduce the number of included shares. We will pay all costs associated with the registration of shares by us pursuant to this agreement, other than underwriting discounts and commissions and various other expenses.

   Also under this agreement, until such time as CMGI, or any permitted transferee, owns less than a majority of voting power of the outstanding shares of our capital stock, we will permit CMGI, or the transferee, to purchase a portion of any shares that we may in the future issue so that CMGI or the transferee will maintain its majority ownership position. Any such purchases will be at the same price as is paid by third parties for the shares. This right is transferable by CMGI to any party that acquires directly from CMGI shares of common stock representing at least a majority of the outstanding shares of our common stock.

  Transactions with CMGI Affiliates

   1stUp. In June 1999, we entered into an agreement with 1stUp.com Corporation, an affiliate of CMGI, under which 1stUp provides free Internet access to users of AltaVista's Internet web sites through AltaVista FreeAccess. AltaVista FreeAccess is powered by patent-pending technology from 1stUp and the required software may be downloaded from the AltaVista web sites. Approximately 2 million people have downloaded and registered to use our free Internet access program since the launch of AltaVista FreeAccess in August 1999. AltaVista Live! is the permanent home page displayed every time an AltaVista FreeAccess user logs onto the Internet, giving users instant access to web sites of customizable content and services available on the AltaVista network. 1stUp will receive a fee for each impression leading to an AltaVista web page and 1stUp will pay us a portion of adjusted revenues it receives from advertisers and sponsors through AltaVista FreeAccess. To date, neither the fees we have paid to 1stUp nor the revenues we have received from 1stUp have been significant. Under the terms of the agreement, 1stUp will design and maintain software that allows users to view advertisements and various types of reward banners. The agreement extends through June 2001. In July 1999, we purchased 2,171,809 shares of Series C preferred stock of 1stUp for approximately $2,500,000,

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


resulting in us owning approximately a 19.9% equity interest in 1stUp. On November 4, 1999, CMGI acquired all of the issued and outstanding stock of 1stUp and we exchanged our equity interest in 1stUp for 137,705 shares of CMGI common stock.

   CMGi Solutions. On December 1, 1999, we entered into a source code licensing agreement with CMGi Solutions, Inc., a wholly owned subsidiary of CMGI. Under this agreement, CMGi Solutions has licensed to us a clientside software application called AltaVista Alert and its required server-side software for us to use in the course of our business. In connection with this agreement, we paid CMGi Solutions a one-time license fee of $150,000 in January 2000, and a monthly recurring license fee based on peak simultaneous online users, ranging from 5 cents to 1 cent per online user per month. The contract is for a term of 24 months, with a cap of $600,000 on monthly fees we pay them for the term. We have made no payments to CMGi Solutions to date.

   Critical Path. On September 14, 1999, we entered into an 18-month e-mail services agreement with Critical Path Inc., 4% of which is held by CMGI. Under this agreement, Critical Path provides e-mail outsourcing services to us which we offer free to registered users. We have engineered our site so that users can activate their mailbox from the AltaVista site and can subsequently get access to their e-mail box without logging in again if they are logged in to the AltaVista site. Under this agreement we pay Critical Path based upon the number of mailboxes existing on the Critical Path system at the end of each month and upon the features activated on the mailbox. Under the terms of the deal we are obligated to pay Critical Path a one-time fee of $17,000, as well as a minimum of $10,000 per month. However, we have made no payments to date.

   Engage. On October 10, 1999, we entered into a three-year alliance agreement with Engage Technologies, Inc., approximately 81% of which is held by CMGI. Under this agreement, we license Engage's ad management and profile technology for use throughout our network. Engage's profile technology allows targeted online advertising based on an anonymous collection of information about our user's consumer interests, demographic characteristics and geographic locations. Under the agreement, we paid Engage $1 million in license and maintenance fees. We will also pay Engage up to $1 million in consulting fees and $500,000 in annual maintenance fees for each of the second and third years of the agreement. We will also pay up to a maximum of $8 million to Engage for usage of Engage Local profiles. In January 2000, we paid Engage $764,450.

   EXP.com. On March 15, 2000, we entered into an ad insertion agreement with EXP.com, approximately 4% of which is held by CMGI, through its CMG@Ventures funds. Under this agreement, we will provide a link to EXP.com's website at the bottom of each AltaVista search results page. Under this agreement, EXP.com will pay us a minimum of $40,000 per month with increasing payments, based on the number of user clickthroughs from the AltaVista search results page to the EXP.com web site. The contract is for a term of six months. EXP.com has made no payments to date.

   iAtlas. On September 28, 1999, CMGI acquired iAtlas Corporation, previously an unrelated entity, in a stock-for-stock exchange. To enhance our search service with iAtlas' filtering technology, on October 22, 1999, we acquired iAtlas from CMGI for a total consideration of 1,556,387 shares of our common stock for an aggregate acquisition cost of approximately $28 million.

   ICast. On December 23, 2000, we entered into a software license agreement with ICast, 80% of which is owned by CMGI. Under this agreement, we have licensed our search technology to ICast for its Zinezone site. In connection with the agreement, ICast has agreed to pay us $70,900 and has made no payments to us to date.

   NaviSite. On September 4, 1998, we entered into a services agreement with NaviSite, for a term of three months, with a side letter entered into on May 21, 1999 extending the term to November 21, 1999. We were charged a one-time fee of $88,110 in August 1999, with monthly recurring fees of $68,310. Since the beginning of the original term, we have made total payments to NaviSite of approximately $1 million. Navisite is 72% owned by CMGI. Under this agreement, NaviSite provides to us various Internet services that include hosting, setup and management, load balancing and web statistical reporting.

   Raging Bull. On February 1, 2000, we completed our acquisition of Raging Bull. We issued approximately 6,609,492 shares of our common stock, valued at approximately $150.2 million, and options to purchase

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

approximately 657,200 shares of our common stock, valued at approximately $12.3 million, for an aggregate purchase price of approximately $163 million, in consideration for all the outstanding capital stock and stock options of Raging Bull. Ten percent of the shares of our common stock issued to stockholders of Raging Bull, however, are held in escrow to secure the obligations of Raging Bull and its stockholders to indemnify us against the breach or inaccuracy of any representation or warranty, or the breach of any covenant contained or contemplated by the merger agreement we entered into with Raging Bull. Immediately prior to our acquisition, Raging Bull was owned in part by various CMGI affiliates.

   Signatures Network. In March 2000, we entered into a two-year agreement with Signatures Network, Inc., 80% of which is indirectly held by CMGI. Under this agreement, Signatures Network will sell music and artist-related merchandise for AltaVista, including Signatures Network branded, AltaVista branded and third-party branded products. Signatures Network will also grant users access to celebrity events related to content promotion on a case-by-case basis. Signatures Network will pay us $5,000 a month to secure a permanent link on the AltaVista music channel home page. We will retain all revenue across the AltaVista platform and will share revenue from artist promotions with Signatures Network on a case-by-case basis. Signatures Network will receive a percentage of net sales on all products sold through the co-branded e-commerce store. To date, no payments have been made under this arrangement.

   ThingWorld. On October 21, 1999, we entered into a one-year content licensing agreement with ThingWorld.com LLC, 36% of which is held by CMGI, through its CMG@Ventures funds. ThingWorld is the creator, owner, manufacturer and distributor of software products and services that enable users to create, view, play, search for and collect multimedia digitized images and sounds. Under this agreement, the first $20,000 of net revenue from advertising sales on the co-branded web pages will be paid to us, thereafter all subsequent net revenue will be shared on an equal basis.

   Tribal Voice. On September 30, 1999, we entered into a license and distribution agreement with Tribal Voice, Inc., which is wholly owned by CMGI. Under this agreement, Tribal Voice licensed us to deploy a version of its PowWow live voice chat software. The agreement grants us a royalty-free license to provide the PowWow software to our users. In connection with this agreement, we will pay Tribal Voice a one-time development fee of $15,000 and 50% of net ad revenues for ads served.

   Vicinity. On May 1, 1998, Digital entered into a Mapping Service and Linking Agreement with Vicinity Corporation, 29% of which is held by CMGI, through its CMG@Ventures funds, which agreement was contributed to us in connection with Compaq's acquisition of Digital. Under this agreement, Vicinity provided map and driving direction information to us. The agreement expired on May 1, 1999. In connection with the agreement, we have paid Vicinity $32,000 on August 1, 1998, and $160,000 on July 31, 1999. In January 2000, our Shopping.com subsidiary entered into a new contract with Vicinity.

   Zip2. In October 1999, we distributed a stock dividend of all Zip2 stock owned by us to our stockholders. As a result, Zip2 was owned by CMGI and Compaq, 81.5% and 18.5%, respectively. Zip2 has subsequently been acquired by MyWay.com Corporation in a stock transaction. Zip2 develops, hosts and maintains web sites based on a technology platform that combines web operations with local and national content and services. Zip2 has partnered with the interactive divisions of leading newspaper companies to create premiere local web destinations that combine popular portal features with the newspaper company's local content. We have entered into an agreement with Zip2, which assigns a co-ownership interest in and a license to the Zip2 technology to AltaVista, allowing us to further develop and enhance the AltaVista Live! service. Our agreement with Zip2 also provides for the transfer of equipment from Zip2 to AltaVista and for AltaVista to provide transition services to Zip2.

Relationship with Compaq

   As of January 31, 2000, Compaq owned approximately 18.25% of our common stock. Compaq will directly own approximately 16.46% of our outstanding common stock upon completion of this offering. The aggregate consideration paid by Compaq for its equity interest in AltaVista was approximately $138 million. The aggregate value of the shares of our common stock that are owned by Compaq, based on an assumed initial offering price of $19.00 per share, is approximately $457 million.

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

  Debt Conversion

   We have issued a convertible demand note to Compaq as payment for all debt incurred by us to Compaq. Compaq may elect to convert amounts payable under the note into Series A convertible preferred stock at any time. Under the note, debt accrues interest at a rate of 7% per year, compounded monthly until the day Compaq elects to convert the debt into shares of Series A convertible preferred stock. The amount of each borrowing represented by the note is convertible from time to time into the number of shares of Series A convertible preferred stock equal to one-tenth of the quotient of:

  . the aggregate number of principal and interest to be so converted, divided by

  . the applicable conversion price for that fiscal quarter.

   The conversion price applicable to advances made in any fiscal quarter, except advances made in the fiscal quarter during which a qualified initial public offering occurs and advances converted into Series A convertible preferred stock in the same fiscal quarter in which they were made, is determined by dividing our total enterprise value as of the fiscal quarter end, as determined in good faith by our board of directors, by the number of shares of common stock outstanding on a fully diluted, as-if-converted basis. The conversion price applicable to all advances made after January 31, 2000 is $19.00. Each share of Series A convertible preferred stock outstanding will convert into ten shares of common stock upon the completion of this offering.

   As of January 31, 2000, we owed Compaq $8.1 million, and Compaq has the right to provide us with additional convertible debt financing of $17.5 million, which amounts will be converted into 128,000 shares of preferred stock immediately prior to the closing of this offering. Upon the closing of this offering, all outstanding shares of this preferred stock will be converted into 1,283,000 shares of our common stock. Based on an assumed initial offering price of $19.00 per share, the aggregate value of the common stock issuable upon conversion of the preferred stock held by Compaq and debt owed to CMGI is approximately $24.4 million. We do not expect to borrow funds from Compaq after completion of this offering.

  Compaq and CMGI Agreement

   In June 1999, CMGI entered into an agreement with Compaq to define various aspects of the relationship between CMGI and Compaq. Under the agreement, subject to certain exclusions, Compaq will preprogram up to four instant Internet keyboard buttons, based on the total number of these buttons, on each Presario-branded, including successor brands or sub-brands, consumer desktop and portable personal computer, so that when a user presses the button, the user is directed to the applicable CMGI-designated web sites. For example, if designated by CMGI and preprogrammed by Compaq, the search button would direct the user to the search area of our web site. Compaq will also preprogram instant Internet keyboard buttons on any Compaq-only branded consumer-oriented Internet appliances subject to the same exclusions as the instant Internet keyboard buttons, as long as the designated CMGI web sites are competitive in price and performance. In addition, when an instant Internet keyboard button described above is preprogrammed to our home page, the home link for the Internet browser that is bundled with these Compaq computers will also be linked to our home page. CMGI pays to Compaq a royalty for these preprogramming services, for which we reimburse CMGI, based on the amount of redirected user traffic. Compaq is entitled to $0.01875 per redirect until May 2000, $0.0200 per redirect from June 2000 through May 2001 and $0.0225 per redirect from June 2001 through May 2002. For the six months ended January 31, 2000, CMGI paid to Compaq $3.6 million for these preprogramming services, for which we will reimburse CMGI.

   Compaq has the right to terminate these arrangements if the AltaVista portal fails to be one of the 12 most trafficked web sites for four consecutive months, as measured in terms of unique visitors at home and at work, by Media Metrix. Our rankings by Media Metrix for the months of October 1999 through January 2000 were 11, 14, 12 and 9. Media Metrix estimates the amount of user traffic on web sites by monitoring the monthly activity of selected user groups and expanding the results across the number of potential users. Actual usage may differ materially from statistics provided by Media Metrix. If we experience reduced traffic to our web sites or if any inaccuracies in Media Metrix estimates cause traffic to our web sites to be underestimated when compared to other web sites, then Compaq could terminate its arrangement with CMGI, which could harm our business.

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

   CMGI has agreed not to display advertisements for Compaq competitors on CMGI web pages or products that are linked to or redirected directly from Compaq web sites or computers. Subject to certain conditions, Compaq and its affiliates will designate our search engine as the exclusive Internet search service offered or promoted on Compaq web sites provided that we maintain a competitive search service as determined by industry standards agreed to by CMGI and Compaq. However, this arrangement terminates, at Compaq's election, upon a change of control of AltaVista. For all Compaq products which contain instant Internet keyboard buttons or other features labeled or otherwise dedicated to a search engine, such as an Internet browser, subject to licensor approval, Compaq will not redirect users to any search engine other than AltaVista Search. However, users can reprogram the buttons preprogrammed by Compaq, or select a proprietary online service provider that controls the buttons, and the browser to take them to alternative web sites.

   Compaq may disclose to CMGI new technology that it develops which may be of interest to us or CMGI for incorporation into the AltaVista web sites. If CMGI is interested in licensing such technology, CMGI has an option period of 30 days from the date of disclosure during which CMGI can acquire a non-exclusive license to use that technology on the AltaVista web sites for a one-time fee set by Compaq.

   This agreement expires in May 2002. CMGI has the option to extend the agreement for one additional year upon the same terms as the prior year if CMGI has met or exceeded an agreed upon revenue target for payments to Compaq, or is willing to pay Compaq the shortfall and the AltaVista web sites are among the top five trafficked web sites as determined by Media Metrix. Each subsequent year CMGI and Compaq will agree on appropriate revenue and traffic targets required for CMGI to have an additional one-year renewal option. We are not a party to, or a named third-party beneficiary of, the agreement between CMGI and Compaq. Therefore, CMGI and Compaq may amend the agreement, even in ways that could harm our business, without our consent.

  Compaq Representation on Our Board of Directors

   Pursuant to the purchase and contribution agreement, we agreed to elect to our board of directors a designee named by Compaq. Flint J. Brenton is the current Compaq designee. In addition, at any meeting of our stockholders at which members of our board of directors are to be elected and the term of a member designated by Compaq expires, our board of directors is required to nominate and recommend to our stockholders a designee named by Compaq. If, however, Compaq at any time owns less than five percent of our capital stock, Compaq's rights to designate a member of our board of directors will terminate and any then current Compaq designee on our board will be required to resign.

  Registration Rights Agreement

   In connection with CMGI's acquisition of majority ownership of us, we entered into a registration rights agreement with Compaq with respect to shares of our common stock retained by Compaq. Pursuant to this agreement, Compaq and its assignees will have the right to demand, on up to five occasions, that we register under the Securities Act the sale of all or part of their shares of common stock having an aggregate value of at least $25 million. Compaq and its assignees also are entitled to include shares of common stock in a registered offering by us of our securities for our own account, subject to the underwriters' right to reduce the number of included shares. We will pay all costs associated with the registration of shares by us pursuant to this agreement, other than underwriting discounts and commissions and various other selling expenses.

  Master Lease Agreement

   In November 1999, we entered into a Master Lease and Financing Agreement with Compaq Financial Services Corporation, a subsidiary of Compaq. From time to time, under this agreement, Compaq Financial may lease equipment and computer software programs to us and provide us with financing for license fees related to computer software programs and other services. As of January 31, 2000, our outstanding balance under the agreement was approximately $26 million.

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

              OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of common stock of AltaVista and CMGI, as of January 31, 2000 and as adjusted to reflect the sale of our common stock in this offering, by:

  . each person known by us to beneficially own more than 5% of our common stock

  . each of our directors

  . each executive officer named in the Summary Compensation Table

  . all of our directors and executive officers as a group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of outstanding shares of AltaVista common stock is based on 131,831,437 shares of common stock outstanding as of January 31, 2000, and as adjusted to reflect the issuance of 14,800,000 shares of common stock in this offering. The outstanding shares of our common stock shown as held by CMGI and Compaq include shares issuable upon the conversion of our outstanding debt to CMGI and Compaq as of January 31, 2000. The percentages of outstanding shares of CMGI common stock are based on 279,933,518 shares of common stock outstanding as of January 31, 2000, reflecting the 2-for-1 split of CMGI's outstanding shares of common stock effected in January 2000. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 31, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed below is c/o AltaVista Company, 1070 Arastradero Road, Palo Alto, California 94304.


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

                                                            Percent of Shares
                                                               Outstanding
                                                           --------------------
Name and Address of                      Number of Shares  Before the After the
Beneficial Owner               Company  Beneficially Owned  Offering  Offering
-------------------           --------- ------------------ ---------- ---------
CMGI, Inc...................  AltaVista    113,581,082        81.6%     73.8%
   100 Brickstone Square
   Andover, Massachusetts
   01810
Compaq Computer Corporation,
 as successor in interest to
 Digital Equipment
 Corporation................  AltaVista     25,339,380        18.2%     16.5%
   20555 SH 249
   Houston,Texas 77070
Rodney W. Schrock...........  AltaVista        379,165(a)        *         *
                                   CMGI            --            *         *
Kenneth R. Barber...........  AltaVista         75,833(a)        *         *
                                   CMGI            --          --        --
Ross Levinsohn..............  AltaVista         60,665(a)        *         *
                                   CMGI            --          --        --
Gregory B. Memo.............  AltaVista         72,989(a)        *         *
                                   CMGI          1,947(a)        *         *
Michael G. Rubin............  AltaVista         85,312(a)        *         *
                                   CMGI            --          --        --
David S. Wetherell..........  AltaVista    113,581,082(b)     81.6      73.8
                                   CMGI     35,533,656(c)     12.5%     12.5%
Flint J. Brenton............  AltaVista            --          --        --
                                   CMGI            --          --        --
John G. McDonald............  AltaVista         60,125(a)        *         *
                                   CMGI            --          --        --
Avram Miller................  AltaVista    113,601,393(d)     81.6      73.8
                                   CMGI         87,999(a)        *         *
Robert J. Ranalli...........  AltaVista    113,601,393(e)     81.6      73.8
                                   CMGI        108,399(a)        *         *
All directors and executive
 officers as a group
 (10 persons)...............  AltaVista    114,355,793(f)     82.2      74.3
                                   CMGI     35,798,975(g)     12.7%     12.7%

--------
 * Indicates beneficial ownership of less than 1% of the common stock.
(a) Consists of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of January 31, 2000.
(b) Consists of shares owned by CMGI. Mr. Wetherell disclaims beneficial ownership of all 113,581,082 shares owned by CMGI.
(c) As of January 31, 2000, Mr. Wetherell owned 35,553,656 shares of the common stock of CMGI, which includes: (i) 2,691,776 shares which may be acquired upon the exercise of options that are exercisable 60 days after January 31, 2000, (ii) 16,932,672 shares held by the North Andover LLC of which Mr. Wetherell is a manager, as to which Mr. Wetherell disclaims beneficial ownership and (iii) 388,244 shares held in the David S. Wetherell Charitable Trust, of which Mr. Wetherell is a trustee, as to which Mr. Wetherell disclaims beneficial ownership.
(d) Includes 20,311 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of January 31, 2000. Also includes 113,581,082 shares owned by CMGI. Mr. Miller disclaims beneficial ownership of all 113,581,082 shares owned by CMGI.
(e) Includes 20,311 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of January 31, 2000. Also includes 113,581,082 shares owned by CMGI. Mr. Ranalli disclaims beneficial ownership of all 113,581,082 shares owned by CMGI.
(f) Includes 774,711 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of January 31, 2000.
(g) Includes 2,917,095 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of January 31, 2000.

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

                         DESCRIPTION OF CAPITAL STOCK

   The following description summarizes the material terms of the capital stock of AltaVista. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, AltaVista's amended and restated certificate of incorporation and AltaVista's bylaws.

   Immediately following the closing of this offering, the authorized capital stock of AltaVista will consist of 1,495,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. Immediately following the closing of this offering, 153,995,511 shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding.

Common Stock

   Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of AltaVista's stockholders, including the election of directors. There are no cumulative voting rights, and therefore the holders of a plurality of the shares of common stock voting for the election of directors may elect all of AltaVista's directors standing for election.

   Dividends. Holders of common stock are entitled to receive dividends at the same rate if and when dividends are declared by our board of directors out of assets legally available for the payment of dividends, subject to preferential rights of any outstanding shares of preferred stock.

   Liquidation. In the event of a liquidation, dissolution or winding up of the affairs of AltaVista, whether voluntary or involuntary, after payment of the debts and other liabilities of AltaVista and making provisions for the holders of any outstanding shares of preferred stock, the remaining assets of AltaVista will be distributed ratably among the holders of shares of common stock.

   Rights and Preferences. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock and subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

   Fully Paid and Non-assessable. All outstanding shares of common stock are, and the shares of common stock issued pursuant to this offering will be, fully paid and non-assessable.

   Special Meetings of Stockholders. Our revised certificate of incorporation provides that special meetings of stockholders may be called at any time only by the Chairman of our board of directors, the board of directors, our Chief Executive Officer, President or holders of at least 40% of the then-outstanding voting power of all shares entitled to vote in the election of directors. This provision could have the effect of delaying, deferring or preventing a change in control of our company or discouraging a potential acquiror from attempting to obtain control of us, which in turn could adversely affect the market price of our common stock.

Preferred Stock

   We currently have no shares of preferred stock outstanding. Immediately prior to the closing of this offering, we will have outstanding approximately 736,000 shares of Series A convertible preferred stock. All such shares of Series A convertible preferred stock will be held by CMGI and Compaq and will automatically convert upon the closing of this offering into an aggregate of 7,364,074 shares of our common stock. Additional information concerning the issuance of our convertible preferred stock to CMGI and Compaq is included in this prospectus under the captions "Certain Relationships and Related Transactions--Relationship with CMGI" and "--Relationship with Compaq."

   Our revised certificate of incorporation authorizes the board of directors to create and issue one or more series of preferred stock and determine the rights and preferences of each series, to the extent permitted by the certificate of incorporation and applicable law. Among other rights, the board of directors may determine:

  . the number of shares constituting the series and the distinctive designation of the series;

  . the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

  . whether the series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

  . whether the series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

  . whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

  . whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

  . the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding-up of AltaVista and the relative rights or priority, if any, of payment of shares of the series. Except for any difference so provided by the board of directors, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation.

Registration Rights

   Information regarding the registration rights of CMGI and Compaq is included in this prospectus under the headings "Certain Relationships and Related Transactions--Relationship with CMGI--Investors Rights Agreement" and "Certain Relationships and Related Transactions--Relationship with Compaq-- Registration Rights Agreement."

Delaware Anti-takeover Law

   Our revised certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 restricts some business combinations involving interested stockholders or their affiliates. An interested stockholder is defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or is an affiliate or associate of the corporation or the owner of 15% or more of the outstanding voting stock of the corporation at any time in the past three years. Because of this election,
Section 203 will not apply to us.

Corporate Opportunities

   Our revised certificate of incorporation provides that CMGI will have no duty to refrain from engaging in the same or similar activities or lines of business as us, and neither CMGI nor any of its officers or directors, except as provided below, will be liable to us or our stockholders for breach of any fiduciary duty solely by reason of any of these activities. If CMGI acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both CMGI and us, CMGI will have no duty to communicate or offer this corporate opportunity to us. In addition, CMGI will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder solely by reason of the fact that CMGI pursues or acquires this corporate opportunity for itself, directs this corporate opportunity to another person, or does not communicate information regarding this corporate opportunity to us.

   If a director or officer of us who is also a director or officer of CMGI acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and CMGI, this individual will have fully satisfied and fulfilled his or her fiduciary duty to us and our stockholders with respect to this corporate opportunity if he or she acts in a manner consistent with the following policy:

  . the corporate opportunity will belong to us if this opportunity is expressly offered to the person in writing solely in his or her capacity as our director or officer

  . otherwise, this opportunity will belong to CMGI

   In addition to any vote of the stockholders required by our revised certificate of incorporation, the affirmative vote of the holders of more than 80% of the outstanding shares of common stock will be required to alter, amend or repeal, or adopt any provision inconsistent with, the corporate opportunity provisions described above. Accordingly, so long as CMGI beneficially owns at least 20% of the outstanding shares of our common stock, it can prevent any such alteration, amendment, repeal or adoption.

   Any person purchasing or otherwise acquiring our common stock will be deemed to have notice of, and to have consented to, the foregoing provisions of our revised certificate of incorporation.

Limitation of Liability and Indemnification

   Our revised certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

  . unlawful payments of dividends or unlawful stock repurchases or redemptions, or

  . any transaction from which the director derived an improper personal benefit

This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

   Our revised certificate of incorporation also generally provides that we will indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him or her in connection with that proceeding. An officer or director will not be entitled to indemnification by us if:

  . the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or

  . with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his or her conduct was unlawful

   In addition, we plan to enter into indemnification agreements with our directors containing provisions which may require us, among other things, to indemnify our directors against various liabilities that may arise by virtue of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AltaVista pursuant to the foregoing provisions or otherwise, AltaVista has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

   AltaVista's revised certificate of incorporation also permits AltaVista to secure insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether our revised certificate of incorporation would otherwise permit indemnification for that liability. Our officers and directors are currently insured under a policy procured by CMGI that provides coverage against losses arising from claims against them for any actual or alleged act, omission, misstatement, misleading statement, neglect, error or breach of duty by them in their capacity as officers or directors of AltaVista. We also have obtained our own liability insurance.

   At the present time, there is no pending litigation or proceeding involving any director, officer, employee or agent of AltaVista in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Transfer Agent and Registrar

   American Stock Transfer & Trust Company will serve as our Transfer Agent and Registrar for our common stock. The transfer agent's address and telephone number is 40 Wall Street, New York, New York 10005, (212) 936-5100.

Listing

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "ALTA."

                        SHARES ELIGIBLE FOR FUTURE SALE

Effect of Sales of Shares

   Prior to this offering, no public market existed for our common stock, and we can make no prediction as to the effect, if any, that sales of shares of common stock or the availability of shares of our common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through an offering of our equity securities.

Sale of Restricted Shares

   Upon completion of this offering, based upon the number of shares outstanding as of January 31, 2000, we will have an aggregate of 153,995,511 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these outstanding shares, the 14,800,00 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, generally only may be sold in compliance with the limitations of Rule 144 described below. All of the remaining 139,195,911 shares of common stock that will be outstanding after this offering will be "restricted securities" as that term is defined under Rule
144. Upon expiration of the lock-up agreements described below, 138,920,462 of these restricted shares will be immediately available for resale in the public market. 275,449 of the restricted shares will be eligible for resale at various times thereafter upon expiration of applicable holding periods. Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144, including Rule 144(k), or Rule 701 under the Securities Act.

Lock-Up Agreements

   Our directors, executive officers and substantially all of our other stockholders, holding 139,186,536 shares in the aggregate, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated or us, which consent we have agreed will not be given without the prior written consent of Morgan Stanley & Co. Incorporated, for a lock-up period of 180 days from the date of this prospectus.

Rule 144

   In general, under Rule 144 as currently in effect, commencing 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which is expected to be approximately 1,539,955 shares upon completion of this offering

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale, subject to the restrictions specified in Rule 144

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon completion of this offering. Immediately upon completion of this offering, no outstanding shares may be sold under Rule 144(k).

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock plan or other written agreement are eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with various restrictions, including the holding period, contained in Rule 144. Upon expiration of the lock-up agreements described above, 4,622,308 of such shares will be immediately available for resale in the public market.

Stock Options

   As of January 31, 2000, options to purchase a total of 16,474,667 shares of common stock were outstanding, of which 2,881,108 were then exercisable and 2,500,963 were then vested. Upon completion of this offering, we intend to file a registration statement to register for resale an aggregate of 40,300,000 shares of common stock reserved or anticipated to be reserved for issuance under our purchase and option plans. That registration statement will become effective immediately upon filing. Accordingly, shares covered by that registration statement will become eligible for sale in the public markets, subject to vesting restrictions, Rule 144 volume limitations applicable to our affiliates or the lock-up agreements with Morgan Stanley & Co. Incorporated. All holders of options to purchase shares of our common stock have entered into the lock-up agreement.

   We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except we may issue and grant options to purchase shares of common stock under our purchase and option plans. In addition, we may issue shares of common stock in connection with an acquisition of another company provided that the terms of such issuance may provide that the common stock issued to specified persons in connection with an acquisition will not be resold prior to the expiration of the 180-day lock-up period.

Registration Rights

   Upon completion of this offering, under specified circumstances and subject to customary conditions, CMGI and Compaq, who in aggregate held 138,920,462 shares of our common stock as of January 31, 2000, or their permitted assignees, will be entitled to rights with respect to the registration under the Securities Act of some or all of their shares, subject to the 180-day lockup period described above. Under the agreements providing for these registration rights, these stockholders are subject to lock-up periods of not more than 180 days following the date of this prospectus or any subsequent prospectus. A more detailed discussion of these registration rights is included in this prospectus under the headings "Certain Relationships and Related Transactions--Relationship with CMGI--Investor Rights Agreement" and "Certain Relationships and Related Transactions--Relationship with Compaq-- Registration Rights Agreement."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                      FOR NON-UNITED STATES STOCKHOLDERS

   The following is a general summary of certain United States federal income tax consequences of the purchase, ownership, and sale or other taxable disposition of our common stock by non-U.S. holders. A "non-U.S. holder" is a person or entity, other than:

  . an individual who is a citizen or resident of the United States;

  . a corporation, partnership, or other entity created or organized under the laws of the United States or any political subdivision thereof;

  . an estate that is subject to United States federal income taxation without regard to the source of its income; and

  . a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

   This summary does not address all tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances or to certain non-U.S. holders that may be subject to special treatment under United States federal income tax laws. This summary is based upon the United States Internal Revenue Code of 1986, as amended, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial decisions, all of which are subject to change, possibly with retroactive effect. In addition, this summary does not address the effect of any state, local or foreign tax laws. Each prospective purchaser of our common stock should consult its tax advisor with respect to the tax consequences of purchasing, owning and disposing of our common stock.

  Dividends

   Dividends paid to a non-U.S. holder of our common stock generally will be subject to a withholding of United States federal income tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a reduced rate under an income tax treaty, we will presume that dividends paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of that country unless we have knowledge that the presumption is not warranted.

   In order to obtain a reduced rate of withholding for dividends paid after December 31, 2000, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. In addition, in certain cases where dividends are paid to a non-U.S. holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide the required certification.

   The withholding tax does not apply to dividends paid to a non-U.S. holder that provides a Form 4224 or, after December 31, 2000, a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30%, or a lower treaty rate, on an earnings amount that is net of the regular tax.

  Sale or Other Disposition of Our Common Stock

   A non-U.S. holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of our common stock unless:

  . the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States;

  . in the case of a non-U.S. holder who is an individual and holds our common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other tests are met;

  . the non-U.S. holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates; or

  . we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter. We do not believe we are, and do not anticipate becoming, a United States real property holding corporation.

Backup Withholding and Information Reporting

  Dividends

   United States backup withholding tax generally will not apply to dividends paid on our common stock on or before December 31, 2000 at an address outside of the United States, unless we have knowledge that the payee is a U.S. person. A non-U.S. holder, however, may need to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000 or dividends paid on or before that date at an address in the United States. We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was withheld. This information may also be made available to the tax authorities in the non-U.S. holder's country of residence.

  Sale or Other Disposition of Our Common Stock

   Upon the sale or other taxable disposition of our common stock by a non-U.S. holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of our common stock by a non-U.S. holder to or through the foreign office of a United States broker, or a foreign broker with a certain relationship to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. holder and/or certain other conditions are met or the holder otherwise establishes an exemption.

   Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules generally are allowable as a refund or credit against a non-U.S. holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Chase Securities Inc., FleetBoston Robertson Stephens Inc., Prudential Securities Incorporated and Wit SoundView Corporation are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Chase Securities Inc., FleetBoston Robertson Stephens International Ltd, Prudential-Bache International Limited, and Wit SoundView Corporation are acting as international representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

                                                                      Number of
     Name                                                               Shares
     ----                                                             ----------
     U.S. Underwriters:
       Morgan Stanley & Co. Incorporated.............................
       Chase Securities Inc..........................................
       FleetBoston Robertson Stephens Inc............................
       Prudential Securities Incorporated............................
       Wit SoundView Corporation.....................................
                                                                      ----------
         Subtotal ................................................... 11,840,000
                                                                      ==========
     International Underwriters:
       Morgan Stanley & Co. International Limited....................
       Chase Securities Inc..........................................
       FleetBoston Robertson Stephens International Ltd..............
       Prudential-Bache International Limited .......................
       Wit SoundView Corporation.....................................
                                                                      ----------
       Subtotal .....................................................  2,960,000
                                                                      ----------
         Total....................................................... 14,800,000
                                                                      ==========

   The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock, subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

   In the agreement between U.S. and international underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares so sold will be the public offering price listed on the cover page of this prospectus, in U.S. dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to selected dealers at a price that
represents a concession not in excess of $       a share under the public
offering price. No underwriter may allow, and no dealer may reallow, a concession to other underwriters or dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

   We have granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,220,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each U.S. underwriter will become obligated, subject to the conditions contained in the underwriting agreement, to purchase about the same percentage of the additional shares of common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is
exercised in full, the total price to the public would be $     , the total
underwriters' discounts and commissions would be $         and total proceeds
to AltaVista would be $        .

   The underwriting discounts and commissions will be determined by negotiations between AltaVista and the representatives. Among the factors to be considered in determining the discounts and commissions will be the size of the offering, the nature of the securities offered and the discounts and commissions charged in comparable transactions.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have applied for quotation of the common stock on the Nasdaq National Market under the symbol "ALTA."

   Each of AltaVista and the directors, executive officers and substantially all of the other stockholders of AltaVista has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, or without the prior written consent of AltaVista, which consent AltaVista has agreed will not be given without the prior written consent of Morgan Stanley & Co. Incorporated, it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

   The restrictions described in this paragraph do not apply to:

  . the sale of shares to the underwriters;

  . the issuance by AltaVista of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

  . the issuance by AltaVista of shares of common stock, rights to purchase common stock or options in connection with its 1999 Employee Stock Purchase Plan, 1999 Stock Option Plan, 1999 Equity Incentive Plan, 1999 Stock Option Plan for Non-Employee Directors, and Amended and Restated 1999 Stock Option Plan for Non-Employee Directors, if the recipients of the shares agree to be bound by the restrictions in the preceding paragraph;

  . the issuance by AltaVista of shares of common stock in connection with a merger or acquisition by AltaVista of the capital stock or assets of another entity, if the recipients of the shares agree to be bound by the restrictions in the preceding paragraph; and

  . transactions by any person other than AltaVista relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

   At our request, the U.S. underwriters have reserved for sale, at the initial public offering price, up to 2,960,000 shares of common stock offered in this offering under a directed share program. We currently expect that 1,480,000 of these shares will be offered to persons and entities that have contributed to the development of AltaVista, as well as employees. The directed share program with respect to these persons is being administered by Morgan Stanley Dean Witter. In addition, we currently expect that 1,480,000 of these shares will be offered to U.S. stockholders of CMGI who held at least 200 shares of CMGI stock as of January 24, 2000 in any one account and who have access to the Internet and a personal e-mail address. The directed share program with respect to these qualifying CMGI stockholders is being administered by Wit SoundView's affiliate, Wit Capital Corporation. We cannot assure you that any of the reserved shares will be so purchased. The number of shares of common stock available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not purchased will be offered to the general public on the same basis as the other shares offered in this offering.

   Purchases of the shares reserved for qualified CMGI stockholders are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. If Wit Capital receives indications of interest from qualifying CMGI stockholders for a number of shares exceeding the number of shares reserved for such shareholders, Wit Capital intends to allocate shares among these stockholders by a random number generation process.

   Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, is acting as an underwriter in connection with the offering and will distribute shares of common stock over the Internet to its eligible account holders. A prospectus in electronic format is being made available on an Internet web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, all dealers purchasing common shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on a web site maintained by each of them. A prospectus in electronic format is being made available on an Internet web site maintained by Prudential Securities Incorporated to eligible clients through its PrudentialSecurities.com division. Clients of Prudential Securities Incorporated may place orders only by directly contacting their financial advisors.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   From time to time, Morgan Stanley & Co. Incorporated has provided, and continues to provide, investment banking services to AltaVista. In addition, from time to time, some of the underwriters have provided, and continue to provide, investment banking services to CMGI and/or its affiliates.

   AltaVista and the underwriters have agreed to indemnify each other against some liabilities relating to this offering, including liabilities under the Securities Act.

Pricing of the Offering

   Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between AltaVista and the U.S. representatives. The material factors considered in determining the initial public offering price will be the future prospects of AltaVista and its industry in general, sales, earnings and certain other financial operating information of AltaVista in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of AltaVista. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the shares offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California. Davis Polk & Wardwell, Menlo Park, California, is representing the underwriters in connection with this offering. In addition, Skadden, Arps, Slate, Meagher & Flom LLP or an affiliated entity may purchase up to 10,000 shares reserved by the underwriters for sale in the directed share program described under "Underwriters."

                                    EXPERTS

   The combined financial statements and related schedule of the AltaVista Business as of July 31, 1999 and for the seven month period then ended and as of August 18, 1999, have been included herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. In September 1999, the Company's Board of Directors engaged KPMG LLP as the Company's principal accountants to audit the Company's combined financial statements. Prior to such engagement, KPMG and the Company discussed no significant matters. Such discussions occurred in the normal course of business, and KPMG's responses were not a condition to its engagement by the Company.

   PricewaterhouseCoopers LLP served as AltaVista's independent accountants until the Company dismissed PricewaterhouseCoopers LLP effective November 16, 1999, which dismissal was approved by the Company's Board of Directors. PricewaterhouseCoopers LLP performed the audits of the financial statements and related schedule of AltaVista as of December 31, 1997 and 1998 and for the years ended December 31, 1996 and 1997, for the period from January 1, 1998 through June 11, 1998, and for the period from June 12, 1998 through December 31, 1998. The reports of PricewaterhouseCoopers LLP on the financial statements and schedule of AltaVista prepared in connection with the aforementioned audits did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, in connection with the aforementioned audits and through November 16, 1999, there were no disagreements between PricewaterhouseCoopers LLP and the Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreement if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on the financial statement for such year.

   The financial statements of Alta Vista as of December 31, 1997 and 1998 and for the years ended December 31, 1996 and 1997, for the period from January 1, 1998 through June 11, 1998 and for the period from June 12, 1998 through December 31, 1998, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Shopping.com as of January 31, 1998 and 1999 and for each of the years in the two-year period ended
January 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Shopping.com as of January 31, 1997 and for the year then ended, have been included herein and in the Registration Statement in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

   The financial statements of Zip2 Corp. as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, included in this Prospectus, have been so indicated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

              WHERE YOU CAN FIND MORE INFORMATION ABOUT ALTAVISTA

   We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed therewith. For further information with respect to AltaVista and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits and schedule filed therewith may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is http://www.sec.gov.

   AltaVista intends to provide its stockholders with annual reports containing combined financial statements audited by an independent accounting firm and quarterly reports containing unaudited combined financial data for the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
AltaVista Business

Report of KPMG LLP, Independent Accountants...............................  F-2
Balance Sheets as of December 31, 1998 (unaudited), July 31, 1999, August
 18, 1999 and January 31, 2000 (unaudited)................................  F-3
Statements of Operations for the seven months ended July 31, 1999 and for the six months ended December 31, 1998 and January 31, 2000 (unaudited)..  F-4
Statement of Changes in Owners' Net Investment............................  F-5
Statements of Cash Flows for the seven months ended July 31, 1999 and for the six months ended December 31, 1998 and January 31, 2000 (unaudited)..  F-6
Notes to Financial Statements.............................................  F-7

AltaVista
Report of PricewaterhouseCoopers LLP, Independent Accountants.............  F-31
Balance Sheet as of December 31, 1997 and 1998............................  F-33
Statement of Operations for the year ended December 31, 1996 and 1997, for the period from January 1, 1998 to June 11, 1998, and for the period from
 June 12, 1998 to December 31, 1998.......................................  F-34
Statement of Changes in Owner's Net Investment............................  F-35
Statement of Cash Flows for the year ended December 31, 1996 and 1997, for the period from January 1, 1998 to June 11, 1998, and for the period from
 June 12, 1998 to December 31, 1998.......................................  F-36
Notes to Financial Statements.............................................  F-37
Shopping.com
Report of PricewaterhouseCoopers LLP, Independent Accountants.............  F-48
Consolidated Balance Sheet as of January 31, 1998 and 1999................  F-49
Consolidated Statement of Operations for the year ended January 31, 1998 and 1999.................................................................  F-50
Consolidated Statement of Shareholders' Equity (Deficit)..................  F-51
Consolidated Statement of Cash Flows as of January 31, 1998 and 1999......  F-52
Notes to Consolidated Financial Statements................................  F-53
Report of Singer Lewak Greenbaum & Goldstein LLP, Independent
 Accountants..............................................................  F-70
Balance Sheet as of January 31, 1997......................................  F-71
Statement of Operations for the year ended January 31, 1997...............  F-72
Statement of Shareholders' Deficit for the year ended January 31, 1997....  F-73
Statement of Cash Flows for the year ended January 31, 1997...............  F-74
Notes to Financial Statements.............................................  F-75
Zip2 Corp.
Index to Consolidated Financial Statements................................  F-81
Report of PricewaterhouseCoopers LLP, Independent Accountants.............  F-82
Consolidated Balance Sheet as of December 31, 1997 and 1998, and as of
 March 31, 1999 (unaudited)...............................................  F-83
Consolidated Statement of Operations for the year ended December 31, 1996,
 1997 and 1998, and for the three months ended March 31, 1998 and 1999
 (unaudited)..............................................................  F-84
Consolidated Statement of Shareholders' Equity............................  F-85
Consolidated Statement of Cash Flows for the year ended December 31, 1996,
 1997 and 1998, and for the three months ended March 31, 1998 and 1999
 (unaudited)..............................................................  F-86
Notes to Consolidated Financial Statements................................  F-87

                  REPORT OF KPMG LLP, INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of the AltaVista Business:

   We have audited the accompanying combined balance sheet of AltaVista (as defined in Note 1) as of July 31, 1999, and the related combined statements of operations, changes in owners' net investment, and cash flows for the seven-month period ended July 31, 1999 and the accompanying consolidated balance sheet of the AltaVista Company as of August 18, 1999. These combined and consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the combined financial position of AltaVista as of July 31, 1999, the results of its operations and its cash flows for the seven-month period ended July 31, 1999, and the consolidated financial position of the AltaVista Company as of August 18, 1999, in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the financial statements, effective August 18, 1999, CMGI acquired a majority interest in the AltaVista Business in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information as of and for the periods after the acquisition date are presented on a different cost basis than that for the periods before the acquisition and, therefore, are not comparable.

KPMG LLP

San Francisco, California
February 22, 2000

                               ALTAVISTA COMPANY
                       (Including Predecessor Operations)

                                 BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                Combined    Combined   Consolidated Consolidated
                              December 31,  July 31,    August 18,  January 31,
                                  1998        1999         1999         2000
                              ------------ ----------  ------------ ------------
                              (unaudited)                           (unaudited)
ASSETS
Current assets:
  Cash and cash
   equivalents..............    $    --    $    7,482   $      --    $   12,368
  Accounts receivable, net
   of allowances of $2,832,
   $5,052, $5,380 and $4,416
   at December 31, 1998,
   July 31, 1999, August 18,
   1999, and January 31,
   2000, respectively.......      12,819       37,057       32,157       50,567
  Other receivables.........         --           --           --         3,631
  Prepaid expenses and other
   current assets...........         350        5,211        5,357        5,215
                                --------   ----------   ----------   ----------
    Total current assets....      13,169       49,750       37,514       71,781

Property, plant and
 equipment, less accumulated
 depreciation...............      24,173       46,746       51,091       56,247
Goodwill and other
 intangible assets, net.....     226,488      709,185    2,902,202    2,252,216
Investments.................         500       11,480       11,480       11,913
Receivable from Compaq......         --        10,315       10,315       10,315
Other noncurrent assets.....         --           929          930          252
                                --------   ----------   ----------   ----------
    Total assets............    $264,330   $  828,405   $3,013,532   $2,402,724
                                ========   ==========   ==========   ==========

LIABILITIES AND OWNERS' NET
 INVESTMENT
Current liabilities:
  Long-term debt, current
   portion..................    $    658   $      916   $      916   $      --
  Capital lease obligation,
   current portion..........         --         1,502        1,444        3,150
  Payable to CMGI, net......         --           --           --           795
  Notes payable to CMGI.....         --           --           --       121,752
  Notes payable to Compaq...         --           --           --         8,062
  Accounts payable..........         691       27,008       22,066        6,010
  Other current
   liabilities..............       9,035       51,783       58,239       67,224
                                --------   ----------   ----------   ----------
    Total current
     liabilities............      10,384       81,209       82,665      206,993
                                --------   ----------   ----------   ----------
Long-term debt, net of
 current portion............       1,656          962          962          --
Capital lease obligation,
 net of current portion.....         --         2,381        2,374        6,838
                                --------   ----------   ----------   ----------
    Total liabilities.......      12,040       84,552       86,001      213,831
Commitments and
 contingencies
Preferred stock, $0.01 par
 value, authorized 5,000,000
 shares, no shares issued
 and outstanding............         --           --           --           --
Common stock, $.01 par
 value, authorized
 200,000,000 shares,
 100,000,000 and 101,408,798
 shares issued and
 outstanding at August 18,
 1999 and January 31, 2000,
 respectively...............         --           --         1,000        1,014
Treasury stock..............         --           --           --          (196)
Capital in excess of par....         --       171,667    2,926,531    2,956,665
Net contribution from
 owner......................     321,856    1,007,901          --           --
Unearned compensation.......         --      (135,885)         --        (3,632)
Accumulated other
 comprehensive income.......         --         1,713          --           146
Accumulated deficit.........     (69,566)    (301,543)         --      (765,104)
                                --------   ----------   ----------   ----------
Owners' net investment......     252,290      743,853    2,927,531    2,188,893
                                --------   ----------   ----------   ----------
    Total liabilities and
     owners' net
     investment.............    $264,330   $  828,405   $3,013,532   $2,402,724
                                ========   ==========   ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                           STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)

                                           Combined     Combined   Consolidated
                                         Seven Months  Six Months   Six Months
                                            Ended        Ended        Ended
                                           July 31,   December 31, January 31,
                                             1999         1998         2000
                                         ------------ ------------ ------------
                                                      (unaudited)  (unaudited)
Advertising, service and other revenue,
 net...................................   $  49,812     $ 21,070    $  79,279
Product revenue, net (a)...............      23,781          --        26,451
                                          ---------     --------    ---------
    Total revenue......................      73,593       21,070      105,730
                                          ---------     --------    ---------
Cost of advertising, service and other
 revenue (b)...........................      17,446        6,416       23,739
Cost of product revenue (a)............      25,402          --        26,411
                                          ---------     --------    ---------
    Total cost of revenue..............      42,848        6,416       50,150
                                          ---------     --------    ---------
  Gross profit.........................      30,745       14,654       55,580
                                          ---------     --------    ---------
Operating expenses:
  Product development (b)..............      17,478        6,545       22,354
  Sales and marketing (b)..............      51,151       22,395      115,971
  General and administrative (b).......      23,939        3,507       14,876
  Stock-based compensation.............      35,782          --        16,610
  Amortization of intangible assets....     133,976       46,160      428,628
                                          ---------     --------    ---------
Loss from operations...................    (231,581)     (63,953)    (542,859)
Interest income........................         --           --          (314)
Interest expense.......................         159          210        2,287
Other nonoperating loss................         237          --         1,548
                                          ---------     --------    ---------
                                           (231,977)     (64,163)    (546,380)
Less net loss for the period August 1,
 1999 to August 18, 1999...............         --           --        38,710
                                          ---------     --------    ---------
Net loss...............................    (231,977)     (64,163)    (507,670)
Other comprehensive income (loss):
  Unrealized gain (loss) on
   securities..........................       1,713          --          (103)
                                          ---------     --------    ---------
Comprehensive loss.....................   $(230,264)    $(64,163)   $(507,773)
                                          =========     ========    =========
Net loss per common share:
  Basic................................                             $   (5.04)
                                                                    =========
  Diluted..............................                             $   (5.04)
                                                                    =========
Shares used in computing net loss per
 common share:
  Basic................................                               100,727
                                                                    =========
  Diluted..............................                               100,727
                                                                    =========

--------
(a) Includes sales of Compaq computers to FreePC.com of $8,130, none and $12,755 for the seven months ended July 31, 1999 and the six months ended December 31, 1998 and January 31, 2000, respectively. The costs of such Compaq computers were $7,364, none and $12,216 for the seven months ended July 31, 1999 and the six months ended December 31, 1998 and January 31, 2000, respectively.

(b) Excludes stock-based compensation for the seven months ended July 31, 1999 and the six months ended December 31, 1998 and January 31, 2000, respectively, as follows (in thousands): Cost of advertising, service and other revenue $2,063, none and $897; Product development $7,485, none and $3,571; Sales and marketing $12,661, none and $5,714; and General and administrative $13,573, none and $6,428.

  The accompanying notes are an integral part of these financial statements.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                STATEMENT OF CHANGES IN OWNERS' NET INVESTMENT
                                (in thousands)

                                    Treasury                                                         Accumulated    Total
                    Common Stock      Stock       Capital        Net                                    Other      Owners'
                   -------------- -------------  in Excess   Contribution    Unearned   Accumulated Comprehensive    Net
                   Shares  Amount Shares Amount    of Par     from Owner   Compensation   Deficit      Income     Investment
                   ------- ------ ------ ------  ----------  ------------  ------------ ----------- ------------- ----------
Combined balance,
December 31,
1998.............      --  $  --   --    $ --    $      --   $   321,856    $     --     $ (69,566)    $   --     $  252,290
 Net loss........      --     --   --      --           --           --           --      (231,977)        --       (231,977)
 Unearned
 compensation....      --     --   --      --       171,667          --      (171,667)         --          --            --
 Amortization of
 unearned
 compensation....      --     --   --      --           --           --        35,782          --          --         35,782
 Fair value
 adjustment on
 available for
 sale
 securities......      --     --   --      --           --           --           --           --        1,713         1,713
 Net contribution
 from owner......      --     --   --      --           --       686,045          --           --          --        686,045
                   ------- ------  ---   -----   ----------  -----------    ---------    ---------     -------    ----------
Combined balance,
July 31, 1999....      --     --   --      --       171,667    1,007,901     (135,885)    (301,543)      1,713       743,853
 Net loss........      --     --   --      --           --           --           --       (38,710)        --        (38,710)
 Unearned
 compensation....      --     --   --      --          (190)         --           190          --          --            --
 Amortization of
 unearned
 compensation....      --     --   --      --           --           --        15,550          --          --         15,550
 Fair value
 adjustment on
 available for
 sale
 securities......      --     --   --      --           --           --           --           --         (249)         (249)
 Net contribution
 from owner......      --     --   --      --           --        (2,750)         --           --          --         (2,750)
                   ------- ------  ---   -----   ----------  -----------    ---------    ---------     -------    ----------
Combined balance,
August 18, 1999..      --  $  --   --    $ --    $  171,477  $ 1,005,151    $(120,145)   $(340,253)    $ 1,464    $  717,694

CMGI
acquisition......  100,000 $1,000  --    $ --    $2,755,054  $(1,005,151)   $ 120,145    $ 340,253     $(1,464)   $2,209,837
                   ------- ------  ---   -----   ----------  -----------    ---------    ---------     -------    ----------
Consolidated
balance, August
18, 1999.........  100,000  1,000  --      --     2,926,531          --           --           --          --      2,927,531
 Net loss
 (unaudited).....      --     --   --      --           --           --           --      (507,670)        --       (507,670)
 Dividend of Zip2
 (unaudited).....      --     --   --      --           --           --           --      (257,434)        --       (257,434)
 Deferred stock-
 based
 compensation
 (unaudited).....      --     --   --      --           --           --        (4,692)         --          --         (4,692)
 Stock-based
 compensation
 (unaudited).....      --     --   --      --           --           --         1,060          --          --          1,060
 Issuance of
 common stock
 (unaudited).....    1,409     14  --      --        30,134          --           --           --          --         30,148
 Treasury stock
 (unaudited).....      --     --     8    (196)         --           --           --           --          --           (196)
 Fair value
 adjustment on
 available for
 sale securities
 (unaudited).....      --     --   --      --           --           --           --           --          146           146
                   ------- ------  ---   -----   ----------  -----------    ---------    ---------     -------    ----------
Consolidated
balance, January
31, 2000
(unaudited)......  101,409 $1,014    8   $(196)  $2,956,665  $       --     $  (3,632)   $(765,104)    $   146    $2,188,893
                   ======= ======  ===   =====   ==========  ===========    =========    =========     =======    ==========

  The accompanying notes are an integral part of these financial statements.

                               ALTAVISTA COMPANY
                       (Including Predecessor Operations)

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                           Combined                Consolidated
                                         Seven Months Combined Six  Six Months
                                            Ended     Months Ended    Ended
                                           July 31,   December 31, January 31,
                                             1999         1998         2000
                                         ------------ ------------ ------------
                                                      (unaudited)   (unaudited)
Cash flows from operating activities:
Net loss...............................   $(231,977)    $(64,163)   $ (507,670)
Net loss for the period August 1, 1999
 to August 18, 1999....................         --           --        (38,710)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation and amortization........     140,149       48,939       436,725
  Provision for bad debts and
   concessions.........................       3,266          185           937
  Stock-based compensation.............      35,782          --         16,610
  Stock issued to a community
   educational foundation..............         --           --            739
  Changes in operating assets and
   liabilities:
    Accounts receivable................     (25,777)      (3,676)      (17,262)
    Other receivables..................         --           --         (3,631)
    Prepaid expenses and other current
     assets............................       1,394        2,666          (355)
    Accounts payable to CMGI...........         --           --            938
    Accounts payable...................      18,803          524       (16,134)
    Other current liabilities..........      19,941        6,884        30,207
                                          ---------     --------    ----------
      Net cash used in operating
       activities......................     (38,419)      (8,641)      (97,606)
                                          ---------     --------    ----------
Cash flows from investing activities:
  Purchase of investments..............     (10,980)         --           (433)
  Purchases of property and equipment..     (23,591)      (1,053)      (30,060)
  Proceeds from dispositions of
   property and equipment..............         --           --            225
  Acquisition of Shopping.com, net of
   cash acquired.......................    (224,193)         --            --
  Acquisition of Zip2, net of cash
   acquired............................    (294,761)         --            --
  Acquisition of iAtlas, net of cash
   acquired............................         --           --            248
  Zip2 dividend, cash disposed.........         --           --         (2,629)
  Increase in other assets.............        (487)        (477)         (124)
                                          ---------     --------    ----------
      Net cash used in investing
       activities......................    (554,012)      (1,530)      (32,773)
                                          ---------     --------    ----------
Cash flows from financing activities:
  Borrowings of long-term debt.........         368          --          9,284
  Repayment of long-term debt..........     (11,521)        (436)       (2,258)
  Notes payable to CMGI................         --           --        121,752
  Notes payable to Compaq..............         --           --          8,062
  Issuance of common stock.............         --           --          1,365
  Change in contribution from owners...     611,066       10,607        (2,940)
                                          ---------     --------    ----------
      Net cash provided by financing
       activities......................     599,913       10,171       135,265
                                          ---------     --------    ----------
Net increase in cash...................       7,482          --          4,886
Cash and cash equivalents at beginning
 of period.............................         --           --          7,482
                                          ---------     --------    ----------
Cash and cash equivalents at end of
 period................................   $   7,482     $    --     $   12,368
                                          =========     ========    ==========
Noncash investing and financing
 activities:
  Change in basis attributable to CMGI
   acquisition.........................   $     --      $    --     $2,209,837
                                          =========     ========    ==========
  Owners' stock options issued for
   acquisitions........................   $  59,811     $    --     $      --
                                          =========     ========    ==========
  Unrealized gain (loss) on available-
   for-sale securities.................   $   1,713     $    --     $     (103)
                                          =========     ========    ==========
  Stock issued to CMGI upon merger with
   iAtlas..............................   $     --      $    --     $   28,033
                                          =========     ========    ==========

   The accompanying notes are an integral part of these financial statements.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                         NOTES TO FINANCIAL STATEMENTS
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

NOTE 1--BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Reporting entity

   The results of the AltaVista search and new media operations within Digital Equipment Corporation (which was acquired by Compaq Computer Corporation in June 1998) prior to and following the combination with those of Shopping.com and Zip2, from their respective dates of acquisition in 1999, through August 18, 1999, the date of the CMGI acquisition, are collectively referred to herein as those of AltaVista ("AltaVista") and represent the predecessor operations of AltaVista Company.

   AltaVista Company was incorporated in June 1999, and was a dormant company until the CMGI acquisition date. On the CMGI acquisition date, the individual operations which had been combined to form AltaVista, including the Shopping.com and Zip2 subsidiaries, have been consolidated and their results thereafter (including the results of iAtlas following its acquisition by CMGI in September 1999) are presented as the consolidated financial results of AltaVista Company ("AltaVista Company" or the "Company"). The consolidated financial results of AltaVista Company do not include the results of the Zip2 subsidiary after its date of disposal.

   The results of AltaVista and AltaVista Company are collectively referred to as the results of the AltaVista Business (the "AltaVista Business" or the "Business").
Description of business

   The AltaVista Business is an Internet search, new media and commerce network that delivers personalized, relevant information and e-commerce services to millions of users worldwide. With patented technologies, international user base and relationships with a variety of contract and service providers, the Company seeks to provide a single destination for all of a user's search, information, communication and commerce needs on the Internet.

   Shopping.com is an e-commerce service that provides customers with the information necessary to make personalized online buying decisions and gives retailers the ability to reach a large customer base. Shopping.com's goal is to make the shopping experience informed, quick, interactive and personalized. Shopping.com leverages its search technology to enhance the shopping experience by increasing the speed and accuracy of the shopping search, enabling users to research, compare and purchase merchandise.

   Zip2 supports the delivery of localized editorial content, consumer information and advertising products by newspapers and other local media companies through a comprehensive suite of Web development solutions and service offerings.

   iAtlas provides enhanced Internet solutions and services with products that provide knowledge about Internet businesses to enable the delivery of focused business information to end users.

Basis of presentation

   The December 31, 1998 balance sheet information was derived from audited financial statements.

   As a result of the acquisition of Digital Equipment Corporation, the prior owner of AltaVista, by Compaq on June 11, 1998, the financial statements of AltaVista after the acquisition date are derived from the historic books and records of Compaq and reflect the pushdown of Compaq's basis in the assets and liabilities. On August 18, 1999, CMGI consummated an agreement with Compaq pursuant to which CMGI purchased a

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

majority interest in AltaVista. (See Note 3). This transaction resulted in Compaq retaining approximately 18.5% minority interest in AltaVista. As a result of the CMGI transaction, the Company's financial statements as of and after August 18, 1999 reflect the pushdown of CMGI's and Compaq's new bases in the assets acquired and liabilities assumed. Since August 18, 1999, certain services have been provided to the Company by CMGI. Such costs include rent and facilities, Internet marketing and business development expenses (See Note
9).

   The financial statements of Shopping.com, Zip2 and iAtlas are included from their respective dates of acquisition and reflect the pushdown of Compaq's and CMGI's bases in the assets and liabilities. The consolidated financial statements do not include the operations of Zip2 after its date of disposition.

   The consolidated statement of operations for the six months ended January 31, 2000 presents the Company's consolidated revenues and expenses for the entire six-month period (including the period after August 18, 1999, when the pushdown of the CMGI transaction was reflected in the basis of the assets acquired and liabilities assumed). Results for the portion of the six-month period before the CMGI transaction (August 1, 1999 to August 18, 1999) have been excluded in determining net results for the period after the application of pushdown accounting. AltaVista's summary operating results for the period from August 1, 1999 to August 18, 1999 are as follows: total revenue of $7.2 million; gross profit of $3.1 million; stock-based compensation of $15.6 million; amortization of intangibles of $14.6 million; loss from operations at $38.7 million; and, net loss of $38.7 million.

   The statements of operations include the revenue and costs directly attributable to the AltaVista Business including charges for shared facilities, functions and services used by the AltaVista Business and provided by Compaq or CMGI. Certain costs and expenses have been allocated based on management's estimates of the cost of services provided to the AltaVista Business by Compaq or CMGI. Such costs include corporate research and engineering expenses, corporate selling and marketing expenses and corporate general and administrative expenses (see Note 9). Such allocations and charges are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount or the specific level of activity directly related to such costs (i.e., direct spending). Management believes that these allocations are based on assumptions that are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses which would have resulted if the AltaVista Business had been operated as a separate entity.

   The AltaVista Business has incurred recurring losses from operations through January 31, 2000. Historically, the funds required for the conduct of the AltaVista Business' operations were provided by Compaq or CMGI. CMGI has committed to fund the Company's operations through the fiscal year ended July 31, 2000. The historical operating results may not be indicative of future results.

Principles of combination and consolidation

   All significant intercompany balances and transactions have been eliminated.

   On October 20, 1999, the Company distributed the shares of Zip2 to CMGI and Compaq based upon their proportional ownership interest in the Company. Accordingly, Zip2's results of operations are not included in the consolidated financial statements after the date of disposition.

Change in fiscal year end

   Until the acquisition by CMGI, AltaVista's fiscal year ended on December
31. In August 1999, the Company retroactively adopted the CMGI fiscal year end of July 31, 1999. The most current financial period presented is the six-month period ended January 31, 2000. This interim period is compared with the six months

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

ended December 31, 1998. Because the fiscal year end change results in no material effect on reported trends, and due to the impracticality of preparing comparable seven month or fiscal quarter historical carve out financial statements, management believes these comparison periods are reasonable for purposes of comparing and analyzing the results of operations and financial condition.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentration of credit risk

   Financial instruments which potentially subject the AltaVista Business to a concentration of credit risk consist of accounts receivable. The AltaVista Business' accounts receivable are derived primarily from advertising and product revenue earned from customers located in the United States. The AltaVista Business maintains reserves for potential credit loss. Historically such losses have not been significant and have been within management's expectations.

   During all periods presented, the AltaVista Business derived a significant portion of its revenues from customer advertising contracts serviced by DoubleClick, Inc. ("DoubleClick") through the Procurement and Trafficking Agreement (the "Agreement"). DoubleClick is expected to continue to provide services which support a significant portion of the AltaVista Business' revenues. Accounts receivable from DoubleClick comprised 77.8%, 62.7%, 72.8% and 75.0% of gross accounts receivable as of December 31, 1998, July 31, 1999, August 18, 1999 and January 31, 2000, respectively.

Business risks

   The AltaVista Business is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on third-party technology, new service introductions and other activities of competitors, significant financing requirements, dependence on key personnel, international expansion, and limited operating history.

Revenue recognition

  Advertising, service and other revenue

   Advertising, service and other revenue is comprised of sales of advertising and sponsorships, fees for search services, production and development fees, licensing of search product software and related support services, and Shopping.com services revenue. Advertising and sponsorship revenue results from advertising delivered on a web page, at an agreed rate per thousand of impressions delivered. Advertising revenue is recognized ratably over the term of the contract, provided the AltaVista Business has met its obligations to deliver impressions in each period. Fees for search services are derived from third parties' use of the Business's search technology. Fees for search services are recognized ratably over the term of the contract provided that the Business does not have significant remaining obligations. Production and development fees are recognized upon delivery of the

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

agreed upon service, with accruals provided for ongoing maintenance obligations. To date, revenue from production and development fees has not been significant. Search product software and support is sold directly to customers and through resellers. The search software license is generally a perpetual license agreement and revenue is recognized upon shipment of the software product. Search software customers may enter into separate support contracts. Revenue for these support contracts is recognized ratably over the period of contract. To date, revenue from search product software and support has not been significant. Shopping services revenue occurs when the Company earns commissions on sales of products on other web sites. Only the commission fee, not the gross product revenue, is recorded as revenue. The Business earns commission revenue through a combination of fixed fees and variable charges per click through when its traffic is directed to an affiliate's site. To date, shopping services revenue has not been significant.

   The AltaVista Business' revenues are derived primarily from short-term advertising contracts serviced by DoubleClick in accordance with the terms of the Procurement and Trafficking Agreement (the "Agreement"). Prior to January 1, 1999, AltaVista recorded as revenues its contractual percentage of the total revenues generated from the delivery of advertisements. Effective January 1, 1999, the AltaVista Business renegotiated the Agreement. The Agreement was renegotiated to enable the AltaVista Business to use its internal sales force to sell advertisements directly to advertisers. DoubleClick retains the exclusivity for delivering through its proprietary computer systems the advertisements negotiated either by DoubleClick or the AltaVista Business. Under the new agreement, the AltaVista Business bears the economic risk of the advertising transactions. Accordingly, the AltaVista Business now records the full sales amount as revenue upon delivery of advertisements. The AltaVista Business reports as selling and marketing expense, the amounts due to DoubleClick for sales commission, billing and collection services, and cost of ad delivery. The Agreement is for a term of three years from the effective date (the "Initial Term"). The Agreement is automatically renewed for additional twelve-month periods following the Initial Term unless either party provides notice of termination during the third year of the Agreement and no later than ninety days prior to the expiration of the Initial Term or no later than 180 days prior to the expiration of any twelve-month renewal period.

   Net revenues recorded per the Agreement represented 54% of the AltaVista Business's total net revenues for both the seven months ended July 31, 1999 and the six months ended January 31, 2000. Amounts included in sales and marketing expense related to DoubleClick sales commissions were $10.2 million and $14.3 million, for the seven months ended July 31, 1999 and for the six months ended January 31, 2000, respectively. Amounts included in sales and marketing expense related to DoubleClick billing and collection services were $0.8 million and $1.1 million for the seven months ended July 31, 1999 and for the six months ended January 31, 2000, respectively. Amounts included in sales and marketing expense related to DoubleClick for the cost of ad delivery were $3.0 million and $3.3 million for the seven months ended July 31, 1999 and for the six months ended January 31, 2000, respectively.

   The AltaVista Business has entered into agreements with companies whereby it receives a percentage of revenue generated by these companies through e-commerce transactions. Such revenue is recognized by the AltaVista Business upon notification from these companies of revenue earned by the AltaVista Business, and, to date, have not been significant.

   Also included in revenue is the exchange by the AltaVista Business of advertising space on its web site for a reciprocal advertising space or traffic in other web sites or receipt of services. Revenue from these transactions is recognized during the period in which the advertisements are placed and are recorded at the lower of estimated fair value of the service received or the estimated fair value of the advertisement given. Revenue for barter transactions was insignificant for the seven months ended July 31, 1999 and for the six months ended January 31, 2000.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


   As a result of the acquisitions of Zip2 and iAtlas, the historical financial statements include revenue from the delivery of web development solutions, web software applications hosting, technical and sales-related consulting services and from a share of advertising revenue generated by newspaper and other local media customers. Revenue from the delivery of web development solutions combined with consulting, Web hosting and other continuing service obligations are recognized ratably as service revenue over the contract terms which range from one to six years. Revenue from technical and sales-related consulting services are recognized when services are provided. Provisions for contractual adjustments and losses are recorded in the period such items are identified. Revenue from contractual rights to share in advertising revenue generated by newspaper and other local media customers are recognized as advertising revenue as the fees are earned and become receivable from the customer. Amounts payable due to newspaper and other local media customers from contractual rights to share in advertising revenue generated by Zip2 and iAtlas are recognized as costs of revenue in the period the related revenue is earned.

   Deferred revenue primarily comprises cash collections in advance of revenue recognition, primarily associated with banner advertising and consulting services, and is recognized at the time the AltaVista Business' obligations under the contracts are fulfilled.

  Product revenue

   As a result of the acquisition of Shopping.com, the historical financial statements now include revenues from the sales of consumer products. The AltaVista Business recognizes the full sales amount as revenue for such transactions at the time the vendor ships the product to the customer when the AltaVista Business bears full customer credit risk and merchandise return risk following vendor shipment. The AltaVista Business provides an allowance for sales returns based on historical experience. To date, the AltaVista Business' sales returns have not been material.

Product development

   Product development costs are expensed as incurred. Software development costs subsequent to the establishment of technological feasibility are capitalized and amortized to cost of revenues. Based upon the AltaVista Business' product development process, technological feasibility is established upon completion of a working model. Costs incurred by the AltaVista Business between completion of the working model and the point at which the product is ready for general release have been insignificant.

Advertising expense

   The AltaVista Business expenses advertising costs at such time as advertisements are published or broadcast. Advertising costs included in sales and marketing expense are approximately $11.5 million, $2.5 million and $70.5 million for the seven months ended July 31, 1999, the six months ended December 31, 1998 and the six months ended January 31, 2000, respectively.

Stock-based compensation plans

   The AltaVista Business accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." The AltaVista Business amortizes stock compensation expense using an accelerated method (See Note 13).

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


Interest expense

   Interest expense was $159,000, $2,287,000 and $210,000 for the seven months ended July 31, 1999 and the six months ended January 31, 2000, and December 31, 1998, respectively. There was no direct interest expense incurred by AltaVista until the purchase of the www.altavista.com domain name in July 1998 (see Note 4). Prior to that date, all interest expense corresponded to an allocation of Digital's or Compaq's worldwide interest expense based on AltaVista's proportionate share of total assets. Management believes this method provides a reasonable basis for allocation within AltaVista's historical statement of operations. Since August 19, 1999, CMGI and Compaq have advanced funds and CMGI has provided services to the Company from time to time. These amounts are reflected in demand notes payable to CMGI and Compaq, respectively, in the accompanying consolidated balance sheet, and bear interest at 7%. Interest expense included in the consolidated statement of operations for the six months ended January 31, 2000 includes $2,098,000 and $62,000 related to the CMGI and Compaq notes payable, respectively (See Note
9).

Income taxes

   AltaVista was not a separate taxable entity for federal, state or local income tax purposes and its operations were included in the consolidated Compaq tax returns for periods prior to August 18, 1999, and will be included with CMGI thereafter. The AltaVista Business accounts for income taxes under the separate return method using an asset and liability approach. Deferred tax assets generated from operating losses require a full valuation allowance because, given the history of operating losses, realizability of such tax benefit is not probable.

Net loss per share

   On August 18, 1999, AltaVista merged into a subsidiary of CMGI which then changed its name to AltaVista Company. The Company has 200 million shares of common stock authorized of which 100 million shares were issued and outstanding on August 18, 1999.

   A reconciliation of the numerator and denominator of pro forma basic and diluted loss per share is provided as follows (in thousands, except share and per share amounts):

                                                               Six months ended
                                                               January 31, 2000
                                                               ----------------
   Numerator--basic and diluted...............................    $  (507,670)
   Denominator--basic and diluted:
    Weighted average common shares outstanding................    100,727,223
   Basic and diluted loss per share...........................    $     (5.04)

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


   Options to purchase common stock and shares issuable upon conversion of the demand notes payable into preferred stock and the conversion of such preferred stock into common stock are not included in the diluted loss per share calculations as their effect, due to losses generated by the Company, are antidilutive for all periods presented. These potentially dilutive securities are as follows:

                                                               Six months ended
                                                               January 31, 2000
                                                               ----------------
   Options to purchase common stock...........................    13,611,921
   Assumed conversion of outstanding CMGI and Compaq demand
    notes payable into preferred stock and the conversion of
    such preferred stock into common stock....................     4,957,452
   Assumed exercise of Compaq's right to provide additional
    demand notes payable financing to the Company, which is
    then convertible into preferred and common stock..........       706,842

Comprehensive loss

   Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. For the seven months ended July 31, 1999, AltaVista had unrealized gains on available-for-sale securities of $1.7 million. For the six months ended January 31, 2000, the Company had unrealized losses on available-for-sale securities which totaled $103,000.

Cash

   The AltaVista Business considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

   Cash generated from and required to support AltaVista's operations prior to August 18, 1999 was deposited and received through Compaq's corporate operating cash accounts. As a result, there were no separate bank accounts for AltaVista, and the amounts recorded as Net Contribution from Owner in our combined statement of cash flows represent the net effect of all cash transactions between Compaq and AltaVista. From August 19, 1999 through January 31, 2000, the Company financed working capital through cash received from CMGI and Compaq. In return, the Company issued demand notes payable that are convertible to preferred stock.

Fair value of financial instruments

   The carrying amount of the AltaVista Business' financial instruments, which include accounts receivable, accounts payable, accrued expenses and demand notes payable approximate their fair values at December 31, 1998, July 31, 1999, August 18, 1999 and January 31, 2000.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


Property and equipment

   Property and equipment were recorded at fair market value at their respective dates of acquisition. Minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of the related assets as follows:

                                                                    Estimated
                                                                      Useful
                                                                  Lives In Years
                                                                  --------------
   Machinery and equipment.......................................      3-10
   Furniture and fixtures........................................      5-10
   Buildings and improvements....................................     10-33

   Leasehold improvements are amortized over the shorter of the useful life of the improvement or the life of the related lease.

Intangible assets

   Intangible assets as of July 31, 1999 consist primarily of completed technology, assembled workforce, trademarks and goodwill resulting from the pushdown of the fair value of all assets attributable to the AltaVista Business as recorded on Compaq's books as part of the acquisition of Digital Equipment Corporation and from the acquisitions of Shopping.com and Zip2. As of and after August 18, 1999, the intangibles reflect the pushdown of fair market values based on the CMGI acquisition and, after September 28, 1999, from the acquisition of iAtlas. Intangible assets are being amortized on a straight-line basis over their estimated useful lives of three years.

Impairment of long-lived assets

   The AltaVista Business reviews for the impairment of long-lived assets, certain identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The AltaVista Business has not identified any such impairment losses.

Investments

   Marketable equity securities are classified as available-for-sale. Available-for-sale securities are included in prepaid expenses and other current assets and are stated at fair value, with the unrealized gains and losses reported in owners' net investment. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in results of operations.

   The AltaVista Business has obtained equity interests of less than 20% in several privately held companies. These investments are accounted for using the cost method. For these investments, the AltaVista Business' policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The AltaVista Business records impairment losses on investments when events and circumstances indicate that such assets might be impaired and it is determined the investment has suffered an other than temporary decline in value. To date, no such impairment has been recorded.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


Segment information

   The AltaVista Business has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements.

Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Boards ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

   In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101. SAB No. 101 summarized certain of the SEC Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The adoption of SAB No. 101 did not have a material effect on the financial position or results of operations of the Company.

Interim results

   The interim financial statements as of January 31, 2000, and for the six months ended January 31, 2000 and December 31, 1998 have been prepared using the same accounting principles as were used for preparing the audited financial statements, and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the AltaVista Business' financial position, results of operations and cash flows as of January 31, 2000 and for the six-months ended January 31, 2000 and December 31, 1998. The results for the seven months ended July 31, 1999 and for the six months ended January 31, 2000 and December 31, 1998 are not necessarily indicative of future results.

NOTE 2--ACQUISITIONS AND DISPOSITIONS

Compaq acquisition

   On June 11, 1998, Compaq consummated its acquisition of Digital Equipment Corporation. The purchase price was allocated to the assets acquired and liabilities assumed related to AltaVista based on Compaq's estimates of fair value. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third party appraisal company and included intangibles aggregating $274.1 million (goodwill of $255.6 million, proven technology of $13.0 million and trademarks of $5.6 million).

Shopping.com and Zip2 acquisitions

   Effective February 15, 1999, Compaq completed its acquisition of Shopping.com. The aggregate purchase price of $256.9 million consisted of $218.9 million in cash, the issuance of Compaq employee stock options with a fair value of $32.1 million and other acquisition costs. The transaction was accounted for using the purchase method of accounting. The results of operations of the acquired entity and the estimated fair market

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

values of the acquired assets and liabilities have been included in the AltaVista Business' financial statements from the date of acquisition. The aggregate purchase price including liabilities assumed has been allocated to the assets acquired, consisting primarily of goodwill of approximately $271 million that is being amortized over a three year period. The purchase price allocation was based on the results of an independent third party appraisal.

   At the time of the acquisition by Compaq, Shopping.com was a defendant in various litigation matters for which Compaq agreed to assume liability. Any unrecorded costs incurred in connection with resolving these matters will be added to the purchase accounting allocation or charged to expense. An equal amount will be recorded as a capital contribution from Compaq.

   Effective April 1, 1999, Compaq completed its acquisition of Zip2. The aggregate purchase price of $340.9 million consisted of $307.2 million in cash, the issuance of employee stock options with a fair value of $27.7 million and other acquisition costs. The results of operations of the acquired entity and the estimated fair market values of the acquired assets and liabilities have been included in the AltaVista Business' financial statements from the date of acquisition. The aggregate purchase price including liabilities assumed has been allocated to the assets acquired, consisting primarily of goodwill of approximately $335 million that is being amortized over a three year period. The purchase price allocation was based on the results of an independent third party appraisal.

iAtlas merger

   On October 22, 1999, CMGI merged its iAtlas subsidiary into the Company in a transaction valued at approximately $28 million, which represents CMGI's acquisition cost. CMGI acquired all of the issued and outstanding stock of iAtlas on September 28, 1999, for approximately 304,000 shares of CMGI common stock, and iAtlas has been included in the consolidated financial statements from the date of the acquisition.

Zip2 disposition

   On October 20, 1999, the Company distributed shares in Zip2 to CMGI and Compaq according to their respective ownership percentages. Subsequent to October 20, 1999, the Company and CMGI entered into a related separation agreement concerning the Company's utilization of certain technology and assets. Decisions with respect to any specific assets to be retained by the Company are not expected to be material and have not been agreed to. Upon any such transfer of assets to the Company, the originally recorded dividend will be adjusted by the cost of such assets. The Company's estimated costs of utilizing such technology and assets for the period from October 20, 1999 to January 31, 2000 are included in results of operations. Operations of Zip2 after October 20, 1999 will be included with one or more CMGI businesses that are separate from the Company.

   The purchase prices for the Shopping. com, Zip2 and iAtlas transactions were allocated to assets acquired and liabilities assumed as set forth below. The AltaVista Business' basis in the assets and liabilities of Zip2 disposed of on October 20, 1999 were as set forth below (in thousands):

                              Shopping.com    Zip2       iAtlas       Zip2
                              Acquisition  Acquisition Transaction Disposition
                              ------------ ----------- ----------- -----------
   Current assets (net of
    cash)....................   $  1,791    $  3,090     $   161    $  3,226
   Fixed assets..............      1,935       3,497         747      13,570
   Other assets..............        546       2,877           6         795
   Goodwill and other
    intangibles..............    276,384     340,258      23,003     258,950
   Deferred compensation.....         --          --       4,692          --
   Liabilities...............   $ 23,717    $ 21,218     $   825    $ 21,736

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


Raging Bull

   In November 1999, the Company agreed to acquire Raging Bull, Inc., a finance-oriented community and content Internet company and an affiliate of CMGI. The acquisition of Raging Bull was completed on February 1, 2000. The aggregate acquisition cost of $163.0 million consists of the issuance of the Company's common stock with a fair value of $150.2 million for all of the issued and outstanding common and preferred stock of Raging Bull, the issuance of the Company's stock options with a fair value of $12.3 million in exchange for all of the outstanding options of Raging Bull, and other acquisition costs. This transaction will be accounted for under the purchase method of accounting. The results of operations of the acquired entity and the estimated fair market values of the acquired assets and liabilities will be included in the Company's financial statements from the date of acquisition. The aggregate purchase price including liabilities assumed will be allocated to the assets acquired, consisting primarily of goodwill and other intangibles of approximately $148.3 million that will be amortized over a three-year period.

Transium

   On February 2, 2000, the Company agreed to acquire Transium Corporation and, on February 22, 2000, completed the acquisition. Total acquisition cost is expected to be approximately $10.0 million, consisting of approximately $5.0 million cash and approximately $5.0 million, representing 170,532 shares of the Company's common stock issued to Transium shareholders and option holders. Approximately $9.0 million of the total acquisition cost is expected to be allocated to goodwill and other intangibles which will be amortized over a three-year period.

NOTE 3--CMGI ACQUISITION

   CMGI's acquisition of AltaVista was accomplished in a series of integrated transactions. In the first step of the transaction, CMGI received 100% of the stock of Shopping.com and approximately 52% of the stock of Zip2 in exchange for a $220 million note payable from CMGI to Compaq. In the second step, NEWCO (formed by CMGI for purposes of this transaction) issued 81,495,016 common shares of NEWCO to CMGI in exchange for the stock of Shopping.com and Zip2 held by CMGI, as well as approximately 19 million shares of CMGI common and approximately 18,000 shares of CMGI Series D preferred shares. In the third step, NEWCO then acquired 100% of the AltaVista Business and the remaining shares of Zip2 common stock from Compaq in exchange for the CMGI common and Series D preferred shares and 18,504,884 common shares of NEWCO (18.5%). NEWCO was then renamed the AltaVista Company. Because at the completion of this series of integrated transactions the Company acquired 100% of Shopping.com, Zip2 and the AltaVista Business, the Company has revalued 100% of the acquired entities in accordance with paragraph 67 of APB No. 16.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


   CMGI's purchase price is summarized as follows: CMGI issued 18,994,975 shares of its common stock valued at approximately $1.8 billion, 18,090.45 shares of its Series D Preferred Stock valued at approximately $173 million and promissory notes for an aggregate principal amount of $220 million. Additionally, options to purchase AltaVista Business common stock were assumed by CMGI in the transaction and were valued at approximately $213 million. CMGI's purchase price of $2.4 billion for 81.495% of the equity interest in the AltaVista Business was used as a basis to step up the value of the AltaVista Company to approximately $2.9 billion, in order to apply purchase accounting to the Company's assets acquired and liabilities assumed. The Company's allocation of the step-up was as follows (in millions):

   Net tangible assets................................................ $   27.5
   Patents, trademarks and domain names...............................     34.9
   Completed technology...............................................    154.9
   Assembled workforce................................................     10.0
   Goodwill...........................................................  2,700.2
                                                                       --------
     Total step-up value.............................................. $2,927.5
                                                                       ========

   The resulting purchase price allocation was recorded on August 18, 1999. All of the aforementioned intangibles are being amortized over a three-year life.

   The following unaudited pro forma combined amounts for the year ended December 31, 1998 and for the seven months ended July 31, 1999 give effect to the CMGI acquisition of the AltaVista Business, including Shopping.com, as if it had occurred on January 1, 1998 and January 1, 1999, respectively (the pro forma results of operations for the year ended December 31, 1998 reflects Shopping.com's results for the period from February 1, 1998 to January 31, 1999 and the pro forma results of operations for the seven month period ended July 31, 1999 reflects Shopping.com's results for the period from January 1, 1999 to July 31, 1999). The results of Zip2 have not been included in the pro forma combined results given its disposal in October 1999. The results of iAtlas have not been included in the unaudited pro forma combined results due to its insignificance.

   (in thousands)                                     Year Ended   Seven Months
                                                     December 31, Ended July 31,
                                                         1998          1999
                                                     ------------ --------------
   Net revenues.....................................  $  45,261     $  73,299
                                                      =========     =========
   Net loss.........................................  $(939,162)    $(572,504)
                                                      =========     =========
   Pro forma net loss per share.....................  $   (9.39)    $   (5.73)
                                                      =========     =========

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


NOTE 4--INTANGIBLE ASSETS

   (in thousands)                  December 31, July 31, August 18,  January
                                       1998       1999      1999     31, 2000
                                   ------------ -------- ---------- ----------
   Goodwill.......................   $255,600   $861,342 $2,700,158 $2,456,878
   Completed technology...........     12,950     15,750    154,900    150,900
   Trademarks.....................      5,550      7,050     34,880     33,410
   Other..........................        --       7,247     10,050      7,105
   Purchased domain name .........      3,422      3,422      2,214      2,233
                                     --------   -------- ---------- ----------
                                      277,522    894,811  2,902,202  2,650,526
   Less: accumulated
    amortization..................     51,034    185,626        --     398,310
                                     --------   -------- ---------- ----------
                                     $226,488   $709,185 $2,902,202 $2,252,216
                                     ========   ======== ========== ==========

Purchased domain name

   In March 1996, AltaVista entered into an agreement pursuant to which the other party assigned to AltaVista all of its rights, title and interest to the www.altavista.com domain name and AltaVista agreed to grant the other party a non-exclusive license to use the www.altavista.com domain name as part of their corporate name. In July 1998, the other party agreed to sell, transfer and assign to AltaVista all of its rights in and to the www.altavista.com domain name granted under the original agreement for an aggregate consideration of approximately $3.4 million. The consideration paid consists of cash and a note payable of $2.75 million (see Note 8).

NOTE 5--INVESTMENTS

   In December 1998, Compaq purchased on behalf of AltaVista 500,000 shares of Series B preferred stock of RealNames Corporation. The total consideration paid of approximately $500,000 resulted in AltaVista owning less than 20% of RealNames Corporation.

   In January 1999, Compaq purchased on behalf of AltaVista 2,023,635 shares of Series D preferred stock of Virage, Inc. for approximately $3,480,000. In September 1999, the Company purchased 131,983 shares of Series E preferred stock of Virage, Inc. for $433,000. The aggregate purchases resulted in the Company owning less than 20% of the investee.

   In March 1999, Compaq purchased on behalf of AltaVista 1,000,000 shares of Series B preferred stock of FreePC.com for approximately $5,000,000 resulting in AltaVista owning less than 20% of FreePC.com. In January 2000, FreePC.com was acquired and became a wholly owned subsidiary of eMachines, Inc. Pursuant to the transaction, the Company's shares of Series B preferred stock of FreePC.com were converted into 1,100,055 shares of eMachines, Inc. Series C preferred stock and a warrant to purchase 471,452 shares of eMachines, Inc. common stock. The conversion resulted in the Company owning less than 20% of eMachines, Inc.

   In July 1999, the AltaVista Business purchased 2,171,809 shares of Series C preferred stock of 1stUp.com Corporation for approximately $2,500,000 resulting in the AltaVista Business owning less than 20% of 1stUp.com. On November 4, 1999, CMGI acquired all of the issued and outstanding stock of 1stUp.com. As a result, the Company now owns 137,705 shares of CMGI common stock at a cost of $2,500,000. Upon disposition of these shares, any gain or loss will be recorded as a capital contribution from CMGI to the Company.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


NOTE 6--PROPERTY AND EQUIPMENT

   Property and equipment are summarized below (in thousands):

                                  December 31, July 31, August 18, January 31,
                                      1998       1999      1999       2000
                                  ------------ -------- ---------- -----------
   Land..........................   $ 3,491    $ 3,491   $ 3,491     $ 3,491
   Buildings.....................     8,451     11,741    13,422      13,422
   Leasehold improvements........     1,296      5,266     5,107       3,091
   Machinery and equipment.......    11,480     35,295    26,822      38,277
   Construction in process.......     2,773        343     2,249       3,926
                                    -------    -------   -------     -------
                                     27,491     56,136    51,091      62,207
   Less: Accumulated
    depreciation.................     3,318      9,390       --        5,960
                                    -------    -------   -------     -------
   Property and equipment, net...   $24,173    $46,746   $51,091     $56,247
                                    =======    =======   =======     =======

   Depreciation expense totaled $2.1 million, $3.3 million and $6.2 million for the period from January 1, 1998 through June 11, 1998, for the period from June 12, 1998 to December 31, 1998 and the seven months ended July 31, 1999, respectively.

NOTE 7--OTHER CURRENT LIABILITIES

   (in thousands)                 December 31, July 31, August 18, January 31,
                                      1998       1999      1999       2000
                                  ------------ -------- ---------- -----------
   Accrued legal.................    $  --     $22,058   $21,773     $10,504
   Deferred revenue..............       150      7,498     8,671       9,706
   Accrued advertising
    commissions..................       --       7,011     4,550      10,762
   Accrued advertising expense...       --       4,327     5,510      11,366
   Accrued revenue share fees....     7,656      1,856     1,550       1,670
   Other.........................     1,229      9,033    16,185      23,216
                                     ------    -------   -------     -------
     Total other current
      liabilities................    $9,035    $51,783   $58,239     $67,224
                                     ======    =======   =======     =======

NOTE 8--DEBT

Long-term debt

   Long-term debt as of July 31, 1999 and August 18, 1999 includes a note payable related to the purchased domain name which bears interest at an annual rate of 7%. The note plus accrued interest was payable in 12 quarterly installments commencing October 1, 1998. In October 1999, this note and accrued interest were paid in full.

Demand notes payable

   Concurrent with the CMGI acquisition, the Company issued a convertible demand note payable to CMGI (see Note 9) pursuant to which the Company would pay to CMGI, upon demand of CMGI, the lesser of (i) the principal sum of $200,000,000 or (ii) the aggregate unpaid principal amount of all advances (and 7% interest thereon) made from CMGI to the Company. CMGI will at any time have the option to require the Company to issue shares of the Company's capital stock as follows: (a) prior to a qualified public offering (as defined), the Company will issue that number of shares of its Series A Convertible Preferred stock (see Note 13) equal to one-tenth of the quotient of (i) the aggregate amount of principal and interest to be so converted at any particular date, divided by (ii) the applicable conversion price;
(b) following a qualified public offering, the Company will issue that number of shares of its common stock equal to the quotient of (i) the aggregate amount of principal and interest to be so converted at any particular date divided by (ii) the applicable conversion price. The conversion

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

price shall be determined as of a fiscal quarter end for that particular fiscal quarter by dividing (i) the total enterprise valuation of the Company as of the fiscal quarter end by (ii) the number of shares of the Company's common stock outstanding as of that date, determined on a fully-diluted, as-if converted basis. During the first quarter in which a qualified public offering occurs, the conversion price applicable to that quarter will be the initial public offering price. At August 18, 1999, there were no amounts outstanding under the convertible demand note. As of January 31, 2000, the Company had approximately $121.8 million outstanding under the convertible demand note, which, if so elected by CMGI, could have been converted into approximately 468,000 shares of Series A Convertible Preferred stock.

   Compaq has certain pre-emptive rights which allow it to purchase a proportionate amount of debt or convertible preferred stock relative to the amount of any debt or convertible preferred stock issued to CMGI in connection with CMGI's exercise of the conversion feature of the demand notes payable. As of January 31, 2000, principal and interest due to Compaq under this arrangement was approximately $8.1 million. Further, Compaq held a right to purchase an additional proportionate amount of debt totalling approximately $17.5 million. Compaq's total outstanding and issuable convertible debt could be converted into approximately 99,000 shares of Series A Convertible Preferred Stock. The total Series A Convertible Preferred Stock issuable to CMGI and Compaq could be converted into approximately 5,664,000 shares of common stock.

NOTE 9--RELATED PARTY TRANSACTIONS

Related-party revenue and costs

   Product revenue includes sales of Compaq computers to FreePC.com, an AltaVista Business investee (see Note 5), of $8,130,000, none and $12,755,000 for the seven months ended July 31, 1999 and the six months ended December 31, 1998 and January 31, 2000, respectively. The costs of such Compaq computers were $7,364,000, none, and $12,216,000 for the seven months ended July 31, 1999 and the six months ended December 31, 1998 and January 31, 2000, respectively.

Compaq allocated costs and notes payable to Compaq

   The amounts allocated by Compaq to AltaVista and included in the accompanying combined statement of operations for the seven months ended July 31, 1999 are $686,000 and $117,000 for general and administrative expenses and interest expense, respectively. In December 1999, Compaq advanced funds to the Company. These amounts are reflected in convertible demand notes payable to Compaq in the accompanying consolidated balance sheet, and bear interest at 7% per annum. Interest expense included in the consolidated statement of operations for the six months ended January 31, 2000 includes $62,000 related to the Compaq notes payable.

Amounts paid to CMGI

   Since August 19, 1999, CMGI has advanced funds and provided services to the Company from time to time. These amounts are reflected in convertible demand notes payable to CMGI in the accompanying consolidated balance sheet, and bear interest at 7% per annum. The CMGI amounts included in the accompanying consolidated statement of operations for the six months ended January 31, 2000 are $3,343,000, $2,098,000, $165,000 and $101,000 for sales and marketing expenses, interest expense, product development expenses and general and administrative expenses, respectively.

NOTE 10--INCOME TAXES

   No income tax expense has been provided in the historical financial statements since the AltaVista Business net operating losses generated have not been benefited.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


   Deferred tax assets and liabilities of AltaVista at July 31, 1999, computed under the separate return method, comprise the following (in thousands):

                                                                       July 31,
                                                                         1999
                                                                       --------
   Property and equipment............................................. $  3,251
   Reserves and accruals..............................................    5,717
   Stock-based compensation...........................................    1,379
   Capitalized research and development costs.........................    1,407
   Net operating losses...............................................   68,268
                                                                       --------
     Gross deferred tax assets........................................   80,022
   Deferred tax liability intangible assets...........................   (8,050)
     Valuation allowance..............................................  (71,972)
                                                                       --------
   Net deferred tax assets............................................ $    --
                                                                       ========

   In light of the recent history of operating losses, the AltaVista Business has provided a valuation allowance for all of its deferred tax assets. Presently management is unable to conclude that it is more likely than not that the deferred tax assets will be realized.

   As of July 31, 1999, AltaVista has a net operating loss carryover of approximated $176 million for federal and California income tax purposes. Approximately $50 million of the net operating loss remained with Compaq after the assets and liabilities of the AltaVista Business were transferred to CMGI.

   Federal and California tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an ownership change as defined in Section 382 of the Internal Revenue Code. If the AltaVista Business has an ownership change, its ability, if any, to utilize the net operating loss carryforwards could be significantly reduced.

NOTE 11--MARKETING AGREEMENTS

  Premier Search Services Agreement with Microsoft

   In September 1998, AltaVista and Microsoft entered into a one year Premier Search Services agreement whereby Microsoft guaranteed a minimum number of impressions on its various Internet search versions and web site. For the guaranteed impressions, AltaVista was to pay $18.0 million in four quarterly installments. All impressions delivered above the guaranteed impressions were to be paid at a specified contractual rate, not to exceed a total payment of $23.0 million. This agreement was amended in February 1999. Under the amended agreement, Microsoft guaranteed a minimum number of impressions for total consideration of $16.5 million. Included in sales and marketing expenses in the accompanying combined financial statements related to this agreement for the seven months ended July 31, 1999 is approximately $10.3 million.

NOTE 12--RETIREMENT PLANS

401(k) Investment Plan

   The AltaVista Business has a 401(k) investment plan (the "Investment Plan") covering substantially all of its U.S. employees effective May 1, 1999 for AltaVista and Zip2, and July 1, 1999 for Shopping.com. Under the

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

Investment Plan, employees may defer up to 20% of their eligible pre-tax earnings, subject to the Internal Revenue Service annual contribution limitation. The Company matches 33% of each employee's contribution up to 6% and such matching contributions were approximately $100,000 and $287,000, for the seven months ended July 31, 1999 and the six months ended January 31, 2000, respectively.

Pensions

   Upon consummation of the acquisition of Digital by Compaq, Compaq assumed certain of Digital's defined benefit and defined contribution plans of which employees of AltaVista were participants. The AltaVista employees who were eligible to participate in the Digital plans at the time of the acquisition continued to be eligible to participate in these plans until May 1, 1999 at which time the employees had the option to rollover their fund balances to a qualified plan or, if balances exceeded $5,000, to leave such balances in the plan. The benefits generally are based on years of service and compensation during the employee's career. Pension cost is based on estimated benefit formulas.

   Additionally, Compaq assumed the defined benefit postretirement plans that provide medical and dental benefits for the AltaVista retirees and their eligible dependents in the United States.

   The combined statements of operations include allocated costs as fringe benefits included in general and administrative expense based upon an average cost per employee for the retirement plan and are not significant for any periods presented.

NOTE 13--CAPITAL STOCK AND STOCK OPTION PLANS

Capital stock

   On August 18, 1999, AltaVista merged into a subsidiary of CMGI which then changed its name to AltaVista Company (the "Company"). The Company has 200 million shares of common stock authorized, of which 100 million shares were issued and outstanding on August 18, 1999.

   The Company's Board of Directors has approved the authorization of 5,000,000 shares of Series A Convertible Preferred Stock, par value $0.01. As of January 31, 2000, no such shares have been issued.

   The significant rights that the holders of the Series A Convertible Preferred Stock are entitled to are as follows:

  (a) The right to receive dividends at a rate of 7% of the applicable purchase price (as defined) per share per annum commencing as of the date the particular shares are issued, payable when declared by the Board of Directors of the Company.

  (b) In the event of any liquidation, dissolution or winding up of the Company, the entire assets of the Company available for such distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock. If amounts available for distribution to each holder is at least equal to the applicable purchase price for each such share plus a dividend computed at a rate of 7% of the applicable purchase price for each such share per annum, compounded annually from their issuance date (the preferential amount), holders of each share of Series A Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes an amount equal to the preferential amount. After the payment of the preferential amount, the holders of the Company's common stock shall be entitled to receive the

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

     remaining assets and funds of the Company available for distribution to its stockholders. A consolidation or merger of the Company or a sale of all or substantially all of the assets of the Company shall be regarded as a liquidation, dissolution or winding up of the Company.

  (c) Each holder of Series A Convertible Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of common stock into which such holder's shares of Series A Convertible Preferred Stock could be converted.

  (d) Any shares of the Series A Convertible Preferred Stock may, at the option of the holder, be converted into a number of shares of common stock calculated as follows: the sum of the product obtained by multiplying the applicable conversion rate for each tranche of Series A Convertible Preferred Stock by the number of shares of each tranche of Series A Convertible Preferred Stock being converted. The conversion rate shall be the quotient obtained by dividing (i) the applicable purchase price by (ii) the applicable conversion value. The conversion value shall be equal to the quotient obtained by dividing (i) the applicable purchase price by (ii) ten. The conversion value is subject to certain anti-dilution provisions.

  (e) All outstanding shares of Series A Convertible Preferred Stock automatically convert into common stock, using the aforementioned conversion formula, upon the closing of an underwritten public offering in which (1) the price to the public is not less than an amount per share calculated as follows: the aggregate purchase prices for each tranche multiplied by the number of shares issued in such tranche plus a dividend computed at 7% per share per annum, compounded annually from their issue date, divided by the total number of shares of Series A Convertible Preferred Stock issued and outstanding, and (2) the aggregate gross proceeds received by the Company shall equal or exceed $15,000,000.

  (f) At the written election of a majority of the holders of the Series A Convertible Preferred Stock on or before July 2, 2006, beginning on January 2, 2007 and on the first day of July in each year thereafter, the Company shall redeem, pro rata based on the number of shares of each tranche, 25% of all of the outstanding shares of Series A Convertible Preferred Stock. The redemption price for each share shall be equal to the aforementioned preferential amount.

AltaVista stock option plans

   On May 28, 1999, AltaVista adopted the AltaVista Company 1999 Stock Option Plan (the "Plan"). The Plan was administered by a committee designated by the Board of Directors to administer the Plan and composed of individuals who are, to the extent necessary, "non-employee directors." In September 1999, the Board of Directors adopted and stockholders approved the 1999 Equity Incentive Plan in order to replace the May 28, 1999 Plan. The Plan was terminated, but all then-outstanding options under the Plan remain in effect.

   Subject to the terms of the Plan and applicable law, the committee had the full authority to (a) designate participants; (b) determine the type, size, terms and conditions of awards made to participants; and (c) establish rules and regulations under and make any other determination necessary or desirable for the administration of the Plan. The number of shares with respect to which awards may have been granted under the Plan was 20,000,000.

   As of July 31, 1999 and January 31, 2000, there were 9,638,282 and 7,873,901 options outstanding under the Plan (including options issued to Zip2 employees in exchange for their outstanding options at the time of acquisition), respectively. The weighted average exercise prices were $8.25 and $8.22, respectively. Certain of

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

these options were issued at below fair value. The corresponding compensation expense of approximately $172 million was scheduled to be amortized over the four year vesting periods of the related options, from the grant dates. Amortization of stock-based compensation is included in a single line in the historical statements of operations, is calculated using an accelerated method and totaled $35.8 million and $16.6 million for the seven months ended July 31, 1999 and for the six months ended January 31, 2000, respectively.

   The individual cost and expense captions on the historical statement of operations exclude stock-based compensation as follows (in thousands):

                                           Six Months
                             Seven Months     Ended
                            Ended July 31, January 31,
                                 1999         2000
                            -------------- -----------
   Cost of advertising,
    service and other
    revenue................    $ 2,063       $   897
   Product development.....      7,485         3,571
   Sales and marketing.....     12,661         5,714
   General and
    administrative.........     13,573         6,428
                               -------       -------
                               $35,782       $16,610
                               =======       =======

   In September 1999, the Company instituted the 1999 Stock Option Plan for Non-Employee Directors in which non-qualified options were granted to directors who were not employees. The Board reserved 250,000 shares of common stock for issuance under the plan. In September 1999, the 1999 Stock Option Plan for Non-Employee Directors was terminated; however, all then-outstanding options under that plan remain in effect. As of January 31, 2000 options to purchase 109,000 shares of common stock, with a weighted average exercise price of $22.33 were outstanding under the plan.

1999 Directors Plan

   In October 1999, the Board of Directors adopted and the stockholders approved the 1999 Amended and Restated Directors Plan, pursuant to which 1,000,000 share of the Company's common stock are reserved for issuance. As of January 31, 2000, options to purchase 231,000 shares of common stock, with a weighted average exercise price of $29.55, were outstanding.

   All directors are eligible to receive non-statutory stock options to purchase shares of common stock under the 1999 Directors Plan, except for any director who (i) is an employee of the Company or any subsidiaries or affiliates or (ii) unless otherwise determined by the Board of Directors, is an affiliate, employee or designee of an institutional or corporate investor that owns more than 5% of our outstanding common stock. Under the plan all non-employee directors:

  . will be granted an initial option to acquire 125,000 shares of common stock when a director is elected a for the first time after the plan is adopted on the date of that election;

  . will also be granted an initial option to acquire 125,000 shares of common stock when the director

    . ceases being an affiliate, employee or designee of an institutional or corporate investor that owns more than 5% of our outstanding common stock and

    . is not otherwise an employee of the Company or any of its subsidiaries, but

    . remains as a member of the board on the date the director's affiliate, employee or designee status ceases.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


   Each non-employee director will also receive, on each anniversary of the grant of the initial option, an additional option to purchase 31,250 shares of common stock if the director is still serving as one of the Company's directors on that anniversary date. The Board of Directors may, in its discretion, increase to up to 175,000 shares the aggregate number of shares of common stock subject to any initial option or additional options so long as the maximum aggregate number of shares that may vest for any optionee in any 48-month period will not exceed 175,000 shares.

   The option exercise price per share for each option granted under the 1999 Directors Plan will be determined on the date of grant and will be equal to the closing price of our common stock on a national securities exchange or as quoted on the Nasdaq National Market, the average of the closing bid and asked prices of the Company's common stock in the over-the-counter market or the fair market value of our common stock as determined by the Board of Directors. Except as otherwise provided in the applicable option agreement, each option granted under the 1999 Directors Plan will terminate on the tenth anniversary of the date of grant of such option. Subject to the optionee continuing to serve as a director, each initial option will vest and become exercisable as to 1/48th of the number of shares of common stock originally subject to the option on each monthly anniversary of the date of grant. Each annual option will vest and become exercisable on a monthly basis as to 1/12th of the number of shares originally subject to the option commencing on the 37th month after the grant date if the optionee is still serving as a director on that monthly anniversary date.

1999 Equity Incentive Plan

   In September 1999, the Board of Directors adopted and the stockholders approved the 1999 Equity Incentive Plan (the "Equity Plan") to attract and retain key employees and consultants. The Equity Plan covers an aggregate of 20,000,000 shares of common stock and provides for the issuance of stock options, stock appreciation rights and restricted stock. All grants of options, other than pursuant to the 1999 Amended and Restated Directors Plan, will be granted pursuant to this plan. The maximum number of shares subject to options or stock appreciation rights that may be granted to any participant in any calendar year may not exceed 1,000,000 shares. As of January 31, 2000, options to purchase 4,458,920 shares of common stock, with a weighted average exercise price of $25.69, were outstanding.

   Two types of stock options may be granted under the Equity Plan: incentive stock options ("ISOs"), which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options ("NSOs"). The option price of each NSO granted under the Equity Plan may not be less than the par value of a share of common stock. The option price of each ISO granted under the Equity Plan must be at least equal to the fair market value of a share of common stock on the date the ISO is granted.

   A stock appreciation right granted under the Equity Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator. Stock appreciation rights and limited stock appreciation rights may be granted under the Equity Plan either alone or in conjunction with all or part of any stock option granted under the Equity Plan. A limited stock appreciation right granted under the Equity Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the change in control price of a share of common stock over a specified price fixed by the plan administrator.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


   The following table summarizes stock option activity under all the AltaVista Business option plans:

                                                                    Weighted
                                                      Price Per   Average Price
                                           Shares       Share       Per Share
                                         ----------  ------------ -------------
Options outstanding December 31, 1998..         --     $  --         $  --
Options granted in the acquisition of
 Zip2..................................     998,666    0.06-2.14       0.59
Options granted........................   8,687,759    8.75-12.00      9.10
Options lapsed or canceled.............     (48,143)   0.15-8.75       2.35
                                         ----------                  ------
Options outstanding July 31, 1999......   9,638,282                  $ 8.25
                                         ----------                  ------
Options granted (unaudited)............   4,975,054  $22.33-29.55    $25.72
Options lapsed or canceled
 (unaudited)...........................  (1,241,646)   0.59-29.55     10.36
Options exercised (unaudited)..........    (186,577)   0.14-12.00      7.31
Options exchanged for CMGI options
 (unaudited)...........................    (512,292)   8.75-12.00      9.07
                                         ----------                  ------
Options outstanding January 31, 2000
 (unaudited)...........................  12,672,821                  $14.88
                                         ==========                  ======

   On January 28, 2000, 939,100 stock option grants were approved at an exercise price to be based upon the price of an initial public offering of the Company's common stock. If the Company has not completed an initial public offering of its common stock by July 31, 2000, the exercise price will be based upon an independent appraisal of the Company as of that date. Because the exercise price of these grants is not yet determinable, such grants are not included in the preceding table.

   The following table summarizes significant ranges of outstanding and exercisable options at July 31, 1999:

                                                                   Options
                                     Options Outstanding         Exercisable
                               ------------------------------- ----------------
                                           Weighted
                                           Average    Weighted         Weighted
                                         Contractual  Average          Average
                                          Remaining   Exercise         Exercise
                                Shares   Life (Years)  Price   Shares   Price
                               --------- ------------ -------- ------- --------
Range of exercise prices
$0.06-2.14....................   960,923        9.0    $ 0.59  237,875  $0.59
$8.75......................... 7,751,560        9.8      8.75      --     --
$12.00........................   925,799        9.9     12.00      --     --
                               ---------               ------  -------  -----
                               9,638,282                $8.25  237,875  $0.59
                               =========               ======  =======  =====

   The weighted average fair value per share of stock based compensation issued during the seven months ended July 31, 1999 was $23.71. The fair value of these options was estimated using the Black-Scholes model with the following weighted average assumptions:

Assumptions Table:

                                                                   Seven Months
                                                                       Ended
                                                                   July 31, 1999
                                                                   -------------
   Expected option life (in years)................................      3.0
   Risk-free interest rate........................................      5.6%
   Volatility.....................................................     97.0%
   Dividend yield.................................................      0.0%

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

   The table that follows summarizes the pro forma effect of net loss if the fair values of stock based compensation had been recognized in the period presented as compensation expense on a straight-line basis over the vesting period of the grant. The following pro forma effect on net loss for the periods presented is not representative of the pro forma effect on net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

                                                                    Seven Months
                                                                       Ended
                                                                      July 31,
                                                                        1999
                                                                    ------------
   (in thousands, except per share data)
   Net loss:
     As reported...................................................  $(231,977)
     Pro forma.....................................................   (239,703)
   Pro forma net loss per share:
     As reported...................................................  $   (2.32)
     Pro forma.....................................................      (2.39)

1999 Employee Stock Purchase Plan

   In December 1999, the Board of Directors adopted and the stockholders approved the 1999 Employee Stock Purchase Plan (the "Purchase Plan"), which allows eligible employees, which may include employees located in foreign jurisdictions, to purchase common stock at a discount from fair market value. A total of 2,000,000 shares of common stock has been reserved for issuance under the Purchase Plan.

   The Purchase Plan will be implemented by establishing purchase periods that may be three months, six months or other periods as determined by the plan administrator. The Purchase Plan may be implemented at different dates in different countries with the initial purchase period in the first locations not anticipated to begin before the closing of this offering.

   The Purchase Plan permits each employee to purchase common stock through payroll deductions of up to 15% of the employee's pay. The maximum number of shares an employee may purchase during a single purchase period is 2,500 shares. Amounts deducted and accumulated by employees are used to purchase shares of common stock at the end of each purchase period. The price of the common stock offered under the Purchase Plan is an amount equal to 85% of the lower of the fair market value of the common stock at the beginning or at the end of each purchase period.

NOTE 14--COMMITMENTS AND CONTINGENCIES

Lease commitments

   The AltaVista Business leases office space and equipment under noncancelable operating and capital leases with various expiration dates through 2009. Rent expense for the seven months ended July 31, 1999 and for the six months ended January 31, 2000 and December 31, 1998 was $1.4 million, $3.3 million and $0.3 million, respectively.

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)


   At July 31, 1999, future minimum lease payments under noncancelable operating and capital leases are as follows (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   Year ending July 31,
   2000....................................................... $1,708   $ 5,448
   2001.......................................................  1,562     6,192
   2002.......................................................    913     6,017
   2003.......................................................    158     5,951
   2004.......................................................     27     5,899
   Thereafter.................................................    --     22,135
                                                               ------   -------
   Total minimum lease payments...............................  4,368   $51,642
                                                                        =======
   Less: Amount representing interest.........................    485
                                                               ------
   Present value of capital lease obligations.................  3,883
   Less: Current portion......................................  1,502
                                                               ------
   Long-term portion of capital lease obligations............. $2,381
                                                               ======

   Included in the above lease commitments as of July 31, 1999 are total minimum lease payments of $3.9 million and $2.4 million for capital leases and operating leases, respectively, of Zip2.

Indemnification Agreement

   Compaq has agreed to assume liability for certain AltaVista Business claims or liabilities (primarily related to Shopping.com), and has further indemnified CMGI and the AltaVista Business for certain claims or liabilities which existed at or prior to the CMGI acquisition date. As of July 31, 1999, August 18, 1999 and January 31, 2000, the AltaVista Business has recorded a receivable from Compaq of approximately $10.3 million representing its claim against Compaq for the indemnification of a corresponding accrual amount for certain legal settlements.

Litigation

   On December 16, 1999, the Company settled a claim with One Zero Media, Inc., which related to a condition that existed as of July 31, 1999. The resulting settlement amount, of approximately $11.5 million, has been recorded as a general and administrative expense in the combined statement of operations for the seven-month period ended July 31, 1999, and no offsetting indemnification from Compaq has been recorded as of this date. The settlement was paid in full by the Company in January 2000.

Note 15--SEGMENT INFORMATION

   The AltaVista Business has adopted SFAS No. 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required. Based on the information provided to the Business's chief operating decision maker for purposes of making decisions about allocating resources and assessing performance, the Business's operations have been classified in two primary business segments (i) advertising, service and other and (ii) product. The advertising, service and other segment provides advertising and sponsorships, search services, production and development, licensing of search product software and related support services. The product segment provides e-commerce sales of consumer products. Prior to the acquisition of Shopping.com effective February 15, 1999, the Business's operations were classified

                               ALTAVISTA COMPANY
                      (Including Predecessor Operations)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)
(information as of and for the periods ended December 31, 1998 and January 31,
                              2000 is unaudited)

in a single operating segment, advertising service and other. Headquarter expenses pertain primarily to and are included in the advertising, service and other operating segment.

   Performance measurement and resource allocation for the reportable operating segments are based on many factors. The primary financial measures used are revenues from United States and international web sites and loss from operations before stock-based compensation and amortization of intangibles. The chief operating decision maker does not use a measurement of total assets for purposes of making decisions about allocating resources and assessing performance. The total asset information by operating segment presented below is based upon the total assets used in each operating segment. As of January 31, 2000, total assets used in the product segment were determined based upon the Shopping.com ratio of headcount associated with the product business to its total headcount including headcount associated with its new services business. As of January 31, 2000, total assets used in international operations were insignificant.

   For all periods presented, substantially all of the Company's long-lived assets were used in its United States operations. The accounting policies of the reportable operating segments are the same as those described in the Summary of Significant Accounting Policies (see Note 1).

   The AltaVista Business derives the vast majority of its revenues from its United States web sites. All intercompany transactions have been eliminated, and intersegment revenues are not significant. Revenues derived from international web sites represented less than 3% for both the seven months ended July 31, 1999 and the six months ended January 31, 2000. There were no international web sites prior to 1999.

   Summarized financial information of the Business's operations by business segment are as follows (in thousands):

                                          Seven Months  Six Months  Six Months
                                             Ended        Ended        Ended
                                            July 31,   December 31, January 31,
                                              1999         1998        2000
                                          ------------ ------------ -----------
Net revenues:
  Advertising, service and other.........  $  49,812     $ 21,070    $  79,279
  Product................................     23,781           --       26,451
                                           ---------     --------    ---------
    Total revenue........................  $  73,593     $ 21,070    $ 105,730
                                           =========     ========    =========
Loss from operations:
  Loss from operations before stock-based
   compensation and amortization of
   intangibles...........................
    Advertising, service and other.......  $ (37,560)    $(17,793)   $ (85,024)
    Product..............................    (24,263)          --      (12,597)
                                           ---------     --------    ---------
                                             (61,823)     (17,793)     (97,621)
  Stock-based compensation and
   amortization of intangibles...........    169,758       46,160      445,238
                                           ---------     --------    ---------
    Loss from operations.................  $(231,581)    $(63,953)   $(542,859)
                                           =========     ========    =========

                                   December 31, July 31, August 18, January 31,
                                       1998       1999      1999       2000
                                   ------------ -------- ---------- -----------
Total assets:
  Advertising, service and other..   $ 37,842   $ 90,658 $   90,482 $  140,598
  Product.........................         --     28,562     20,848      9,910
                                     --------   -------- ---------- ----------
                                       37,842    119,220    111,330    150,508
  Goodwill and other intangible
   assets, net....................    226,488    709,185  2,902,202  2,252,216
                                     --------   -------- ---------- ----------
    Total assets..................   $264,330   $828,405 $3,013,532 $2,402,724
                                     ========   ======== ========== ==========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Compaq Computer Corporation

   In our opinion, the accompanying balance sheet and the related statements of operations, of changes in owner's net investment and of cash flows present fairly, in all material respects, the financial position of AltaVista (the "Business") at December 31, 1998, and the results of its operations and its cash flows for the period from June 12, 1998 through December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of the Business for any period subsequent to December 31, 1998.

PricewaterhouseCoopers LLP

Boston, Massachusetts
June 29, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Compaq Computer Corporation

   In our opinion, the accompanying balance sheet and the related statements of operations, of changes in owner's net investment and of cash flows present fairly, in all material respects, the financial position of AltaVista (the "Business") at December 31, 1997, and the results of its operations and its cash flows for the period from January 1, 1998 through June 11, 1998, and the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
June 29, 1999

                                   ALTAVISTA

                                 BALANCE SHEET
                                 (in thousands)

                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
  ASSETS
  Current assets:
    Accounts receivable, less allowance of $1,427 and
     $2,832...............................................  $  6,290  $ 12,819
    Prepaid expenses......................................       481       350
                                                            --------  --------
  Total current assets....................................     6,771    13,169
  Property and equipment, less accumulated depreciation...    10,418    24,173
  Goodwill and other intangible assets, net...............        31   226,488
  Investments.............................................        --       500
                                                            --------  --------
  Total assets............................................  $ 17,220  $264,330
                                                            ========  ========
  LIABILITIES AND OWNER'S NET INVESTMENT
  Current liabilities:
    Long-term debt, current portion.......................  $     --  $    658
    Accounts payable......................................       702       691
    Salaries, wages and related items.....................       455       455
    Accrued partner fees..................................       281     7,656
    Deferred revenue......................................       500       150
    Other current liabilities.............................       667       774
                                                            --------  --------
  Total current liabilities...............................     2,605    10,384
                                                            --------  --------
  Commitments and contingencies
  Long-term debt..........................................        --     1,656
                                                            --------  --------
  Net contribution from owner.............................    28,738   321,856
  Accumulated deficit.....................................   (14,123)  (69,566)
                                                            --------  --------
  Owner's net investment..................................    14,615   252,290
                                                            --------  --------
  Total liabilities and owner's net investment............  $ 17,220  $264,330
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements.

                                   ALTAVISTA

                            STATEMENT OF OPERATIONS
                                 (in thousands)

                                                      Period from  Period from
                                      Year ended       January 1,    June 12,
                                     December 31,     1998 through 1998 through
                                    ----------------    June 11,   December 31,
                                     1996     1997        1998         1998
                                    -------  -------  ------------ ------------
Revenues........................... $   900  $13,813    $13,622      $ 23,517
Cost of revenues...................   1,963    5,008      3,445         6,964
                                    -------  -------    -------      --------
  Gross profit (loss)..............  (1,063)   8,805     10,177        16,553
                                    -------  -------    -------      --------
Operating expenses:
  Sales and marketing..............     941    5,615      5,426        23,900
  Product development..............   3,475    6,000      5,413         7,210
  General and administrative.......   1,784    2,785      1,744         3,806
  Amortization of intangible
   assets..........................      19       25          8        50,982
                                    -------  -------    -------      --------
Loss from operations...............  (7,282)  (5,620)    (2,414)      (69,345)
Interest expense...................      32      114         79           221
                                    -------  -------    -------      --------
Loss before income taxes...........  (7,314)  (5,734)    (2,493)      (69,566)
Income taxes.......................      --       --         --            --
                                    -------  -------    -------      --------
Net loss........................... $(7,314) $(5,734)   $(2,493)     $(69,566)
                                    =======  =======    =======      ========


   The accompanying notes are an integral part of these financial statements.

                                   ALTAVISTA

                 STATEMENT OF CHANGES IN OWNER'S NET INVESTMENT
                                 (in thousands)

                                                Net                     Total
                                            Contribution Accumulated Owner's Net
                                             from Owner    Deficit   Investment
                                            ------------ ----------- -----------
Balance, January 1, 1996...................   $  1,454    $ (1,075)   $    379
Net loss...................................         --      (7,314)     (7,314)
Net contribution from owner................     12,055          --      12,055
                                              --------    --------    --------
Balance, December 31, 1996.................     13,509      (8,389)      5,120
Net loss...................................         --      (5,734)     (5,734)
Net contribution from owner................     15,229          --      15,229
                                              --------    --------    --------
Balance, December 31, 1997.................     28,738     (14,123)     14,615
Net loss...................................         --      (2,493)     (2,493)
Net contribution from owner................     11,536          --      11,536
                                              --------    --------    --------
Balance, June 11, 1998.....................     40,274     (16,616)     23,658
                                              ========    ========    ========
Net loss...................................         --     (69,566)    (69,566)
Net contribution from owner................    321,856          --     321,856
                                              --------    --------    --------
Balance, December 31, 1998.................   $321,856    $(69,566)   $252,290


   The accompanying notes are an integral part of these financial statements.

                                   ALTAVISTA

                            STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                      Period from  Period from
                                      Year ended       January 1,    June 12,
                                     December 31,     1998 through 1998 through
                                    ----------------    June 11,   December 31,
                                     1996     1997        1998         1998
                                    -------  -------  ------------ ------------
Cash flows from operating
 activities:
  Net loss......................... $(7,314) $(5,734)   $(2,493)     $(69,566)
  Adjustments to reconcile net loss
   to net cash used in operating
   activities:
    Depreciation and amortization..     854    2,685      2,079        54,147
    Provision for bad debts........      --    1,427      1,220         2,516
    Changes in operating assets and
     liabilities:
      Accounts receivable..........    (573)  (7,144)    (3,248)       (7,017)
      Prepaid expenses.............    (181)    (300)    (3,577)        3,708
      Accounts payable.............      37      665         47           (58)
      Salaries, wages and related
       items.......................     161      290        371          (371)
      Deferred revenue.............     100      400       (187)         (163)
      Other current liabilities....     118      830       (329)        7,681
                                    -------  -------    -------      --------
        Net cash used in operating
         activities................  (6,798)  (6,881)    (6,117)       (9,123)
                                    -------  -------    -------      --------
Cash flows from investing
 activities:
  Purchase of intangible assets....     (75)      --         --          (477)
  Purchases of property and
   equipment.......................  (5,182)  (8,348)    (5,419)       (2,906)
  Investments......................      --       --         --          (500)
                                    -------  -------    -------      --------
        Net cash used in investing
         activities................  (5,257)  (8,348)    (5,419)       (3,883)
                                    -------  -------    -------      --------
Cash flows from financing
 activities:
  Repayment of long-term debt......      --       --         --          (436)
  Net change in contribution from
   owner...........................  12,055   15,229     11,536        13,442
                                    -------  -------    -------      --------
        Net cash provided by
         financing activities......  12,055   15,229     11,536        13,006
                                    -------  -------    -------      --------
  Net increase in cash ............ $    --  $    --    $    --      $     --
                                    =======  =======    =======      ========
Noncash investing activities:
  Contribution of net assets from
   owner........................... $    --  $    --    $    --      $308,414
  Purchase of URL.................. $    --  $    --    $    --      $  2,930
Noncash financing activities:
  Note payable from purchase of
   URL............................. $    --  $    --    $    --      $  2,750

   The accompanying notes are an integral part of these financial statements.

                                   ALTAVISTA

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of business

   AltaVista (the "Business") provides Internet search and navigation technology, enabling the delivery of information through broad-based search capabilities. The Business's objective is to deliver the most personally relevant Internet results faster than anyone else on the Internet. With the leverage from numerous partnerships, the business is extending its services to delivering highly personalized e-Commerce offerings and local content through an integrated network of new media and e-Commerce partners.

Basis of presentation

   These financial statements present the assets, liabilities, changes in owner's net investment, results of operations and cash flows applicable to the operations of the Business. The financial statements of the Business are derived from the historic books and records of Digital Equipment Corporation ("Digital") through June 11, 1998. As a result of the acquisition of Digital by Compaq Computer Corporation ("Compaq") on June 11, 1998, the financial statements of the Business after the acquisition date are derived from the historic books and records of Compaq and reflect the "pushdown" of Compaq's bases in the assets and liabilities.

   The statement of operations includes all revenues and costs directly attributable to the Business, including charges for shared facilities, functions and services used by the Business and provided by Digital or Compaq. Certain costs and expenses have been allocated based on management's estimates of the cost of services provided to the Business by Digital or Compaq. Such costs include corporate research and engineering expenses, corporate selling and marketing expenses and corporate general and administrative expenses (see
Note 5). Such allocations and charges are based on either a direct cost pass-through or a percentage of total costs for the services provided based on factors such as headcount or the specific level of activity directly related to such costs (i.e., direct spending). Management believes that these allocations are based on assumptions that are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses which would have resulted if the Business had been operated as a separate entity.

   The Business has incurred recurring losses from operations through December 31, 1998. Compaq has committed to provide the funds required for the conduct of the Business's operations at least through December 31, 1999 or to the date, if earlier, on which it ceases to be the controlling shareholder. The historical operating results may not be indicative of future results.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include the allowance for accounts receivable and the lives of intangible assets.

Concentration of credit risk

   Financial instruments which potentially subject the Business to a concentration of credit risk consist of accounts receivable. The Business's accounts receivable are derived primarily from advertising revenue earned from customers located in the U.S. The Business maintains reserves for potential credit loss. Historically such losses have not been significant and have been within management's expectations.

                                   ALTAVISTA

   During all the periods presented, the Business derived substantially all of its revenues from the Procurement and Trafficking Agreement (the "Agreement") with DoubleClick, Inc. ("DoubleClick"). Under the Agreement, DoubleClick is the exclusive third-party provider of advertising services on specified pages within the Business's web site. The agreement was amended on January 7, 1998 to extend the term of the Agreement through December 1999, and to provide that either party may terminate the Agreement, after July 1998, upon 90 days prior written notice. The Agreement is expected to continue to account for a significant portion of the Business's revenues. The termination of the Agreement, or any development materially affecting the business or financial condition of DoubleClick would have a material adverse effect on the Business's results of operations and financial position. Accounts receivable from DoubleClick comprised 77% and 77.8% of gross accounts receivable as of December 31, 1997 and 1998, respectively.

Business risks

   The Business is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on third-party technology, new service introductions and other activities of competitors, dependence on key personnel, international expansion, and limited operating history.

Cash

   Cash received from operations by the Business is swept by Compaq or Digital and recorded as reductions of net contribution from owner; disbursements made by Compaq or Digital on behalf of the Business are recorded as increases to net contribution from owner.

Property and equipment

   Property and equipment were recorded at fair market value at the date of the acquisition by Compaq. Minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of the related assets as follows:

                                                                Estimated Useful
                                                                 Lives In Years
                                                                ----------------
   Machinery and equipment.....................................       3-10
   Furniture and fixtures......................................       5-10
   Buildings and improvements..................................      10-33

   Leasehold improvements are amortized over the shorter of the useful life of the improvement or the life of the related lease.

Revenue recognition

   The Business's revenues are derived primarily from short term advertising contracts negotiated by DoubleClick in accordance with the terms of the Agreement. The Business records as revenues its contractual percentage of the total revenues generated from the delivery of advertisements. Such revenues are recognized in the periods in which the advertisement is delivered, provided that no significant obligations remain and collection of the resulting receivable is probable. To the extent DoubleClick does not collect billings from the advertisers, or grants additional discounts, the Business is at risk for its contractual percentage of such bad debts and additional discounts. Provisions for bad debts and additional discounts are provided at the time of revenue recognition based upon historical experience and current economic conditions. Net revenues derived from the Agreement represented 22%, 58%, 68%, and 74% of the Business's total net revenues for the years ended

                                   ALTAVISTA

December 31, 1996 and 1997 and for the period January 1, 1998 through June 11, 1998, and for the period June 12, 1998 to December 31, 1998, respectively.

   The Business has recently entered into agreements with partners whereby the Business receives a percentage of revenues generated by the partners through e-Commerce transactions. Such revenues are recognized by the Business upon notification from the partners of revenues earned by the Business and, to date, have not been significant.

   Also included in revenue is the exchange by the Business of advertising space on the Business' web site for reciprocal advertising space or traffic in other web sites or receipt of services. Revenue from these transactions is recognized during the period in which the advertisements are placed and are recorded at the lower of estimated fair value of the service received or the estimated fair value of the advertisement given. Revenues from these transactions represented 7% and 5% of total net revenues for the period December 31, 1998 through January 1, 1998 and for the year ended December 31, 1997, respectively. Revenues for barter transactions were immaterial for the period from June 12, 1998 through December 31, 1998 and for the year ended December 31, 1996.

Deferred revenue

   Deferred revenue comprises cash collections in advance of revenue recognition, primarily associated with banner advertising and consulting services, and is recognized at the time the Business's obligations under the contracts are fulfilled.

Fair value of financial instruments

   The carrying amount of the Company's financial instruments, which include accounts receivable, accounts payable, accrued expenses and notes payable approximate their fair values at December 31, 1997 and 1998.

Intangible assets

   Intangible assets primarily consist of trademarks and goodwill resulting from the "pushdown" of the fair market value of the intangible assets attributable to the Business as recorded on Compaq's books resulting from the acquisition of Digital. Intangible assets also relate to the Business's purchase of Universal Resource Locators ("URL"). Intangible assets are being amortized on a straight-line basis over their estimated useful lives of three years.

Impairment of long-lived assets

   The Business reviews for the impairment of long-lived assets, certain identifiable intangibles and goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Business has not identified any such impairment losses.

Investments

   Compaq obtained equity interests in one privately held company which is intended to be contributed to the Business. The investment resulted in the Business owning less than 20% of the investee. Accordingly, the investment is accounted for under the cost method. The investment was purchased near December 31, 1998, therefore, its carrying value approximates fair value. For non-quoted investments, the Business's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values.

                                   ALTAVISTA

Product development

   Product development costs are expensed as incurred. Software development costs subsequent to the establishment of technological feasibility are capitalized and amortized to cost of software. Based upon the Business's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Business between completion of the working model and the point at which the product is ready for general release have been insignificant.

Advertising expense

   The Business expenses advertising costs the first time the advertisement is published or broadcasted. Included in sales and marketing is approximately $0, $2,339,000, $2,465,500 and $2,880,000 for the years ended December 31, 1996 and 1997 and for the period January 1, 1998 through June 11, 1998, and for the period June 12, 1998 to December 31, 1998, respectively.

Interest expense

   Interest expense represented $32,000, $114,000, $79,000 and $221,000 for the years ended December 31, 1996 and 1997 and for the period January 1, 1998 through June 11, 1998, and for the period June 12, 1998 to December 31, 1998, respectively. There was no direct interest expense incurred by the Business until the purchase of the URL in July 1998 (Note 3). Prior to that date, interest expense corresponded to an allocation of Digital's or Compaq's worldwide interest expense based upon the Business' proportionate share of total assets. Management believes that this method provides a reasonable basis for allocation within the Business' historical statement of operations.

Income taxes

   The Business was not a separate taxable entity for federal, state or local income tax purposes and its operations are included in the consolidated Digital or Compaq tax returns. The Business accounts for income taxes under the separate return method in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the separate return method, deferred tax assets generated from operating losses required a full valuation allowance because given the history of operating losses, realizability of such tax benefit is not probable.

Stock-based compensation plans

   As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the Business accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principals Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Under APB 25, no stock compensation expense has been recorded for any of the periods presented in the accompanying financial statements.

Earnings per share

   The Business is not a separate legal entity and has no historical capital structure. Therefore, historical earnings per share have not been presented in the financial statements.

Comprehensive income

   The Business has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements.

                                   ALTAVISTA

Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Business has not had any transactions that are required to be reported in comprehensive income.

Segment information

   Effective January 1, 1998, the Business adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The Business identifies its operating segments based on business activities, management responsibility and geographical location. The Business has organized its operations in a single operating segment providing delivery of relevant and personalized e-Commerce offerings and local content. Further, the Business derives the vast majority of its revenue from its operations in the United States.

Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Business does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

   In February 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. The Business does not expect SoP 98-1, which is effective for the Business beginning January 1, 1999, to have a material effect on its financial position or results of operations.

   In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, commencing some new operation or organizing a new entity. Under SoP 98-5, the cost of start-up activities should be expensed as incurred. SoP 98-5 is effective for the Business beginning January 1, 1999 and the Business does not expect its adoption to have a material effect on its financial position or results of operations.

NOTE 2--PROPERTY AND EQUIPMENT:

   Property and equipment are summarized below (in thousands):

                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
   Land........................................................ $    -- $ 3,491
   Buildings...................................................      --   8,451
   Leasehold improvements......................................   1,111   1,296
   Machinery and equipment.....................................  11,002  11,480
   Construction in-process.....................................   2,168   2,773
                                                                ------- -------
                                                                 14,281  27,491
   Less: Accumulated depreciation..............................   3,863   3,318
                                                                ------- -------
   Property and equipment, net................................. $10,418 $24,173
                                                                ======= =======

   Depreciation expense totaled $834,000, $2,660,000, $2,070,000, and
$3,318,000 for the years ended December 31, 1996 and 1997 and for the period January 1, 1998 through June 11, 1998, and for the period June 12, 1998 to December 31, 1998, respectively.

                                   ALTAVISTA

NOTE 3--INTANGIBLE ASSETS:

   Intangible assets are summarized below (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                  1997   1998
                                                                  ---- --------
   Goodwill...................................................... $--  $255,600
   Completed technology..........................................  --    12,950
   Trademarks....................................................  75     5,550
   Purchased URL sites...........................................  --     3,422
                                                                  ---  --------
                                                                   75   277,522
   Less: accumulated amortization................................  44    51,034
                                                                  ---  --------
                                                                  $31  $226,488
                                                                  ===  ========

Compaq acquisition

   On June 11, 1998, Compaq consummated its acquisition of Digital. The purchase price was allocated to the assets acquired and liabilities assumed based on Compaq's estimates of fair value. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company.

Purchased URL

   In March 1996, the Business entered into an agreement pursuant to which the other party assigned to the Business all of its right, title and interest in and to the AltaVista URL and the Business agreed to grant the other party a nonexclusive license to use the AltaVista URL as part of their corporate name. In July 1998, the other party agreed to sell, transfer and assign to the Business all of its rights in and to the AltaVista URL granted under the original agreement for an aggregate consideration of approximately $3.3 million. The consideration paid consists of cash and a note payable of $2,750,000 (Note 5).

NOTE 4--INVESTMENT:

   In December 1998, Compaq purchased 500,000 shares of Series B preferred stock of Centraal Corporation ("Centraal"). The total consideration paid of approximately $500,000 has been included in long-term investments from the date of acquisition and represents an ownership of less than 10%. This investment is accounted for under the cost method of accounting.

NOTE 5--LONG-TERM DEBT:

   Long-term debt consists of a note payable related to the purchased URL which bears interest at an annual rate of 7%. The note plus accrued interest is payable in twelve quarterly installments commencing October 1, 1998.

   Principal payments due under the note are as follows:

   1999.................................................................. $  658
   2000..................................................................    932
   2001..................................................................    724
                                                                          ------
   Total................................................................. $2,314
                                                                          ======

                                   ALTAVISTA

NOTE 6--RELATED PARTY TRANSACTIONS:

   The Business uses Digital or Compaq manufactured equipment for its operations which represents 60% of the total assets at December 31, 1997 and are not significant with respect to total assets at December 31, 1998. Digital manufactured equipment is recorded at fair market value at the date of acquisition.

Allocated costs

   The amounts allocated to the Business and included in the accompanying statement of operations are as follows (in thousands):

                                           Period from Period from
                                           January 1,    June 12,
                              Year ended      1998         1998
                             December 31,    through     through
                             -------------  June 11,   December 31,
                              1996   1997     1998         1998
                             ------ ------ ----------- ------------
   Research and engineering
    expenses...............  $  764 $  558    $318         $388
   Selling and marketing
    expenses...............     600    600      --           --
   General and
    administrative
    expenses...............   1,001  1,082     631          973
   Interest expense........      32    114      79          145

   Beginning January 1, 1998, selling and marketing expenses were not allocated from Compaq because these expenses were incurred directly by the Business.

NOTE 7--INCOME TAXES:

   Given the recent history of operating losses, deferred tax assets generated from operating losses required a full valuation allowance because realizability of such tax benefit is not probable. Accordingly, the accompanying statement of operations includes no benefit for income taxes.

   Deferred tax assets and liabilities at December 31, 1998 and 1997 are comprised of the following (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Receivable allowances..................................... $   655  $  1,249
   Capitalized research and development costs................   1,752     1,534
   Loss carryforwards........................................   3,615    10,288
   Property, plant and equipment.............................      --     2,868
   Other.....................................................      14       201
                                                              -------  --------
     Gross deferred tax assets...............................   6,036    16,140
                                                              -------  --------
   Intangible assets.........................................      --    (6,036)
   Property, plant and equipment.............................    (387)       --
                                                              -------  --------
     Gross deferred tax liabilities..........................    (387)   (6,036)
                                                              -------  --------
   Deferred tax asset valuation allowance....................  (5,649)  (10,104)
                                                              -------  --------
                                                              $    --  $     --
                                                              =======  ========

   Net operating loss carryforwards will remain with Compaq after the assets and liabilities of the Business are transferred to the Company.

                                   ALTAVISTA

NOTE 8--MARKETING AGREEMENTS:

Premier Provider Agreement with Netscape

   In June 1998, the Business entered into a Premier Provider agreement (the "Service Agreement") with Netscape Corporation ("Netscape"), whereby Netscape guaranteed a minimum number of exposures (as defined) for the Business's search and directory service on the Netscape's Page, as defined. The Service Agreement is for one year and the Business's minimum financial commitment under the Service Agreement is $14,150,000, of which $3,650,000 was paid upon execution of the Service Agreement and $3,500,000 was paid on July 15 and December 15, 1998. The remaining payment to satisfy the minimum financial commitment is payable on March 31, 1999. All exposures delivered above the minimum number of impressions will be payable at specified contractual rates. Amounts included in sales and marketing expense in the accompanying financial statements related to the Service Agreement are approximately $1,550,000 for the period from the date of the Service Agreement through June 11, 1998 and $10,000,000 for the period from June 12, 1998 through December 31, 1998.

   The Business's primary obligation under the Service Agreement is to display certain Netscape buttons and/or information prominently on the Business's home page and pages linked thereto. Other obligations include the implementation of certain technologies to maintain compatibility with the Netscape's browser and the placement of certain hypertext links for keywords searched on the Business's Web site. Effective January 11, 1999, the Business terminated the Service Agreement without penalty.

Premier Search Services Agreement with Microsoft

   In September 1998, the Business and Microsoft (the "Portal") entered into a one year Premier Search Services Agreement (the "Search Services Agreement") whereby the Portal guaranteed a minimum number of impressions on the Portal's various internet search versions and Web site (referred to as the "Guaranteed Impressions"). For the Guaranteed Impressions, the Business shall pay $18 million, in four equal payments of $4.5 million as follows: the first payment was paid upon execution, the second, third and fourth payments are due 90 days, 180 days and 270 days, respectively after September 16, 1998. All impressions delivered above the Guaranteed Impressions will be payable at specified contractual rates, not to exceed a total amount paid of $23 million. Included in sales and marketing expense in the accompanying financial statements related to the Search Services Agreement for the period from June 12, 1998 to December 31, 1998 is approximately $6.2 million.

NOTE 9--PENSIONS:

   Upon consummation of the acquisition of Digital by Compaq, Compaq assumed certain of Digital's defined benefit and defined contribution plans of which employees of the Business were participants. The Business' employees who were eligible to participate in the Digital plans at the time of the acquisition continue to be eligible to participate in these plans. The benefits generally are based on years of service and compensation during the employee's career. Pension cost is based on estimated benefit formulas.

   Additionally, Compaq assumed the defined benefit postretirement plans that provide medical and dental benefits for Business' retirees and their eligible dependents in the United States.

   The statements of operations include allocated costs as fringe benefits included in general and administrative expense based upon an average cost per employee for the retirement plan and are not significant for any periods presented.

                                   ALTAVISTA

NOTE 10--STOCK OPTION PLANS:

   The following disclosure related to stock-based compensation includes information applicable to the Business derived from the historic books and records of Digital through June 11, 1998 and Compaq thereafter.

   Included in the acquisition of Digital by Compaq on June 11, 1998, all outstanding Digital options were cancelled and Compaq issued, in exchange, a fully vested and exercisable option to purchase shares of Compaq stock. The Compaq options are subject to all other terms and conditions as applicable immediately prior to the acquisition.

   The following table summarizes activities under the stock option plans related to employees of the Business:

                                                                    Weighted
                                                       Price Per  Average Price
                                             Shares      Share      Per Share
                                             -------  ----------- -------------
Digital Options
Options outstanding, December 31, 1995:       25,894                 $37.30
  Options granted...........................  38,890  $0.00-54.13     38.18
  Options lapsed or canceled................  (1,000)       56.00     56.00
  Options exercised.........................  (5,130)  0.00-22.88      5.53
                                             -------                 ------
Options outstanding, December 31, 1996:       58,654                  40.32
  Options granted...........................  24,000  46.69-51.69     47.31
  Options lapsed or canceled................
  Options exercised.........................  (4,931) 19.69-37.75     24.07
                                             -------                 ------
Options outstanding, December 31, 1997:       77,723                  43.49
  Options granted ..........................
  Options lapsed or canceled................      --                     --
  Options exercised.........................  (1,790) 19.69-37.75     21.65
                                             -------                 ------
Options outstanding, June 11, 1998..........  75,933                  44.00
                                             -------                 ------
Compaq Options
  Options granted in the acquisition of
   Digital.................................. 150,997   9.90-39.23     22.03
  Options granted........................... 109,500        35.88     35.88
  Options lapsed or canceled................  (2,386)       36.71     36.71
  Options exercised......................... (94,001)  9.90-23.48     20.69
                                             -------                 ------
Options outstanding, December 31, 1998...... 164,110                 $31.82
                                             =======                 ======

   The following table summarizes significant ranges of outstanding and exercisable options at December 31, 1998:

                                                                    Options
                            Options Outstanding                   Exercisable
                     ---------------------------------------   ----------------------
                                   Weighted
                                   Average        Weighted                 Weighted
      Range of                   Contractual      Average                  Average
      Exercise                    Remaining       Exercise                 Exercise
       Prices        Options     Life (Years)      Price       Options      Price
   --------------    -------     ------------     --------     -------     --------
   $10.01 - 15.00      3,802         2.42          $11.50       3,802       $11.50
    15.01 - 20.00     15,909         7.67           18.98      15,909        18.98
    20.01 - 25.00      5,668         7.33           22.66       5,668        22.66
    25.01 - 30.00     27,044         7.42           27.06      27,044        27.06
     over 30.00      111,687         9.51           35.95       9,487        36.65
                     -------                                   ------
                     164,110         8.74           31.81      61,910        19.48
                     =======                                   ======

                                   ALTAVISTA

   The weighted average fair value per share of stock based compensation issued during the years ended December 31, 1996 and 1997 and during the period from June 12, 1998 through December 31, 1998 was $15.53, $17.23, and $13.53, respectively. There were no options issued during the period from January 1, 1998 to June 11, 1998. The fair value for these options was estimated using the Black-Scholes model with the following weighted average assumptions.

Assumptions Table:

                                                      Period from
                                                      January 1,
                                        Year Ended       1998     Period from
                                       December 31,     Through     June 12,
                                      ---------------  June 11,   1998 Through
                                       1996    1997      1998     December 31,
                                      Digital Digital   Digital   1998 Compaq
                                      ------- ------- ----------- ------------
   Expected option life (in years)...     4       4         2            2
   Risk-free interest rate...........   6.2%    6.3%      5.5%         4.6%
   Volatility........................  35.0%   35.0%     35.0%        33.5%
   Dividend yield....................   0.0%    0.0%      0.0%         0.2%

   The table that follows summarizes the pro forma effect of net loss if the fair values of stock based compensation had been recognized in the period presented as compensation expense on a straight-line basis over the vesting period of the grant. The following pro forma effect on net loss for the periods presented is not representative of the pro forma effect on net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

                                                        Period from
                                                        January 1,  Period from
                                        Year Ended         1998       June 12,
                                       December 31,       through   1998 through
                                      ----------------   June 11,   December 31,
                                       1996     1997       1998         1998
                                      -------  -------  ----------- ------------
      (In thousands)
   Net loss:
     As reported..................... $(7,314) $(5,734)   $(2,493)    $(69,566)
     Pro forma.......................  (7,375)  (5,904)    (2,603)     (69,665)

NOTE 11--SUBSEQUENT EVENTS:

Acquisitions

   Compaq acquired Shopping.com effective February 15, 1999. The aggregate purchase price of $256.9 million consisted primarily of $218.9 million in cash, the issuance of employee stock options with a fair value of $32 million and other acquisition costs.

   Compaq also acquired Zip2 on April 1, 1999. The aggregate purchase price of $339.1 million consisted of $307.2 million in cash, the issuance of approximately 999,000 employee stock options with a fair value of $25.9 million and other acquisition costs.

   Both acquisitions were intended to be included in the Business. On June 29, 1999, Compaq entered into a Purchase and Contribution Agreement (the "Purchase Agreement") with CMGI whereby Compaq agreed to effectively sell controlling interests in the Business including Zip2 and Shopping.com.

                                   ALTAVISTA

Procurement and Trafficking Agreement with DoubleClick

   Effective January 1, 1999, the Agreement has been amended by the Interim Amended and Restated Services Agreement so that the Business could form its internal sales force to sell advertisements directly to advertisers. DoubleClick no longer has the exclusivity to sell advertisements on the Business's web site. DoubleClick only retains the exclusivity for delivering through its proprietary computer system the advertisements negotiated either by DoubleClick or by the Business. Under the new agreement, the Business is bearing substantially the entire economic risk of the transaction. This agreement is for a term of three years from the effective date (the "Initial Term"). The agreement is automatically renewed for additional twelve-month periods following the Initial Term unless either party provides notice of termination during the third year of the Agreement and no later than ninety days prior to expiration of the Initial Term or no later than 180 days prior to the expiration of any twelve-month renewal period.

Premier Search Services Agreement with Microsoft

   The Search Services Agreement was amended in February 1999. Under the amended Search Services Agreement, Microsoft guaranteed a minimum number of impressions for a total consideration of $16.5 million. No additional payment is due if the number of impressions delivered exceeds the minimum number of impressions. A payment of $4.5 million has been made as of December 31, 1998. A second payment of $12 million is due after the effective date of the Search Services Agreement.

Stock Option Plan

   On May 28, 1999, the Company adopted the AltaVista Company 1999 Stock Option Plan (the "Plan"). The Plan will be administered by a committee of the Board designated by the Board of Directors to administer the Plan and composed of individuals who are, to the extent necessary, "non-employee directors".

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of Shopping.com

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Shopping.com and its subsidiary at January 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Shopping.com for any period subsequent to January 31, 1999.

PricewaterhouseCoopers LLP

Costa Mesa, California
June 9, 1999, except as to Note 12,
 which is as of July 2, 1999

                                  SHOPPING.COM

                           CONSOLIDATED BALANCE SHEET

                                                           January 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
ASSETS
Current assets
  Cash and cash equivalents......................... $ 4,761,000  $     90,000
  Accounts receivable, net of allowance for doubtful
   accounts of $10,000 and $61,000..................     169,000       648,000
  Prepaid and other current assets..................     666,000     1,465,000
  Deposits..........................................                 1,373,000
                                                     -----------  ------------
Total current assets................................   5,596,000     3,576,000
Property and equipment, net.........................   2,846,000     1,972,000
Other assets........................................     216,000       546,000
                                                     -----------  ------------
Total assets........................................ $ 8,658,000  $  6,094,000
                                                     ===========  ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable.................................. $   777,000  $  5,580,000
  Notes payable.....................................                 3,000,000
  Other accrued liabilities.........................     583,000    12,252,000
  Current portion of capital lease obligations......     211,000       250,000
                                                     -----------  ------------
Total current liabilities...........................   1,571,000    21,082,000
Capital lease obligations, net of current portion...     229,000        92,000
                                                     -----------  ------------
Total liabilities...................................   1,800,000    21,174,000
                                                     -----------  ------------
Commitments and contingencies (Note 9)
Shareholders' Equity (Deficit)
  Common stock, no par value 20,000,000 shares
   authorized; 4,002,000 and 10,212,406 shares
   issued and outstanding...........................  14,817,000    42,102,000
  Unearned compensation.............................    (557,000)      (58,000)
  Accumulated deficit...............................  (7,402,000)  (57,124,000)
                                                     -----------  ------------
Total shareholders' equity (deficit)................   6,858,000   (15,080,000)
                                                     -----------  ------------
Total liabilities and shareholders' equity
 (deficit).......................................... $ 8,658,000  $  6,094,000
                                                     ===========  ============

   The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                      Year Ended January 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
Net sales........................................... $   851,000  $  8,122,000
Cost of sales.......................................     856,000    10,122,000
                                                     -----------  ------------
Gross loss..........................................      (5,000)   (2,000,000)
                                                     -----------  ------------
Operating expenses:
  General and administrative (a)....................   2,324,000    19,193,000
  Advertising and marketing (a).....................   2,006,000    10,087,000
  Product development (a)...........................     658,000     3,288,000
  Stock-based compensation..........................     675,000     6,696,000
  Loss on disposal of assets........................      25,000     1,539,000
                                                     -----------  ------------
    Total operating expenses........................   5,688,000    40,803,000
                                                     -----------  ------------
Loss from operations................................  (5,693,000)  (42,803,000)
                                                     -----------  ------------
Other income (expense):
  Interest expense..................................  (1,195,000)   (5,819,000)
  Interest income...................................      15,000        71,000
                                                     -----------  ------------
    Total other income (expense)....................  (1,180,000)   (5,748,000)
                                                     -----------  ------------
  Loss before extraordinary item....................  (6,873,000)  (48,551,000)
  Extraordinary loss (Note 6).......................                (1,171,000)
                                                     -----------  ------------
Net loss............................................ $(6,873,000) $(49,722,000)
                                                     ===========  ============
Basic and diluted per share amounts:
  Loss before extraordinary item.................... $     (4.03) $     (10.10)
                                                     ===========  ============
  Extraordinary Item................................ $        --  $      (0.24)
                                                     ===========  ============
  Net loss.......................................... $     (4.03) $     (10.34)
                                                     ===========  ============
  Weighted average shares outstanding...............   1,786,894     4,808,069
                                                     ===========  ============

--------

(a) Excludes stock-based compensation for the years ended December 31, 1998 and 1999, respectively, as follows: General and administrative $459 and $6,588; Advertising and marketing $211 and $105; and Product development $5 and $3.


   The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                               Preferred Stock
                  --------------------------------------------
                  Series A Convertible   Series B Convertible        Common Stock
                  ---------------------  ---------------------  ----------------------    Unearned    Accumulated
                    Shares     Amount      Shares     Amount      Shares     Amount     Compensation    Deficit        Total
                  ----------  ---------  ----------  ---------  ---------- -----------  ------------  ------------  ------------
Balance, January
 31, 1997.......          --  $      --          --  $      --   1,152,500 $   123,000  $        --   $   (202,000) $    (79,000)
Sale of common
 stock..........                                                   100,000       2,000                                     2,000
Issuance of
 common stock
 for services...                                                    38,000      54,000                                    54,000
Contribution of
 domain name....                                                                90,000                                    90,000
Sale of Series A
 Preferred
 Stock..........   1,000,000    200,000                                                                                  200,000
Issuance of
 Series A
 Preferred Stock
 for net
 assets,........     500,000    100,000                                       (100,000)
Sale of Series B
 Preferred
 Stock, net.....                          1,073,000    749,000                                                           749,000
Beneficial
 conversion
 feature........                                                               327,000                    (327,000)
Issuance of
 common stock
 for software...                                                   125,000   1,000,000                                 1,000,000
Sale of common
 stock in IPO,
 net............                                                 1,300,000   9,374,000                                 9,374,000
Conversion of
 Series A and B
 Preferred to
 Common Stock...  (1,500,000)  (300,000) (1,073,000)  (749,000)  1,286,500   1,049,000
Issuance of
 warrants, net..                                                             1,666,000                                 1,666,000
Unearned
 compensation...                                                             1,232,000   (1,232,000)
Amortization of
 unearned
 compensation...                                                                            675,000                      675,000
Net loss........                                                                                        (6,873,000)   (6,873,000)
                  ----------  ---------  ----------  ---------  ---------- -----------  -----------   ------------  ------------
Balance, January
 31, 1998.......          --         --          --         --   4,002,000  14,817,000     (557,000)    (7,402,000)    6,858,000

Exercise of
 stock options..                                                     5,175       5,000                                     5,000
Issuance of
 common stock
 for services...                                                   121,226   2,878,000                                 2,878,000
Conversion of
 debt to common
 stock..........                                                 3,806,701   1,833,000                                 1,833,000
Issuance of
 warrants, net..                                                            13,290,000                                13,290,000
Exercise of
 warrants.......                                                 2,277,304   3,082,000                                 3,082,000
Stock-based
 compensation--
 employees......                                                             2,869,000                                 2,869,000
Stock-based
 compensation--
 nonemployees...                                                             3,328,000                                 3,328,000
Amortization of
 unearned
 compensation...                                                                            499,000                      499,000
Net loss........                                                                                       (49,722,000)  (49,722,000)
                  ----------  ---------  ----------  ---------  ---------- -----------  -----------   ------------  ------------
Balance, January
 31, 1999.......              $      --              $      --  10,212,406 $42,102,000  $   (58,000)  $(57,124,000) $ 15,080,000
                  ----------  ---------  ----------  ---------  ---------- -----------  -----------   ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      Year Ended January 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
Cash flows from operating activities:
 Net loss........................................... $(6,873,000) $(49,722,000)
 Adjustments to reconcile net loss to net cash used
  in operating activities
   Common stock issued for services.................      54,000     2,878,000
   Warrants issued for services.....................                 2,914,000
   Amortization of debt issuance costs..............      91,000     1,149,000
   Amortization of debt discount....................   1,082,000     2,462,000
   Amortization of beneficial conversion feature....                 1,999,000
   Extraordinary loss on conversion of notes
    payable.........................................                 1,171,000
   Stock-based compensation--employees..............     675,000     3,368,000
   Stock-based compensation--nonemployees...........                 3,328,000
   Accrued interest converted to Common Stock.......                   142,000
   Depreciation and amortization....................     163,000       600,000
   Loss on disposal of assets.......................      25,000     1,539,000
   Allowance for doubtful accounts..................      10,000        61,000
 Changes in assets and liabilities:
   Accounts receivable..............................    (179,000)     (636,000)
   Prepaid expenses.................................    (771,000)     (799,000)
   Deposits.........................................                  (196,000)
   Other assets.....................................     (34,000)     (354,000)
   Accounts payable.................................     546,000     4,803,000
   Other accrued liabilities........................     265,000    12,018,000
   Stock subscription...............................      23,000
                                                     -----------  ------------
     Net cash used in operating activities..........  (4,923,000)  (13,275,000)
                                                     -----------  ------------
Cash flows from investing activities:
 Purchase of property and equipment.................  (1,564,000)   (1,006,000)
                                                     -----------  ------------
     Net cash used in investing activities..........  (1,564,000)   (1,006,000)
                                                     -----------  ------------
Cash flows from financing activities:
 Proceeds from the issuance of note payable--
  related party.....................................     305,000
 Payments on note payable--related party............    (355,000)
 Payment on capital lease obligations...............      (9,000)     (333,000)
 Proceeds from the issuance of notes payable........   1,750,000     4,825,000
 Payments on notes payable..........................  (1,750,000)     (850,000)
 Proceeds from exercise of warrants.................                 1,905,000
 Payment of debt issuance costs.....................    (241,000)     (942,000)
 Proceeds from the issuance of Series A Preferred
  Stock, net........................................     200,000
 Proceeds from the issuance of Series B Preferred
  Stock, net........................................   1,483,000
 Proceeds from the issuance of 8% Debentures........                 5,000,000
 Proceeds from the issuance of Common Stock, net....   9,865,000         5,000
                                                     -----------  ------------
     Net cash provided by financing activities......  11,248,000     9,610,000
                                                     -----------  ------------
     Net increase (decrease) in cash and cash
      equivalents...................................   4,761,000    (4,671,000)
     Cash and cash equivalents, beginning of
      period........................................          --     4,761,000
                                                     -----------  ------------
     Cash and cash equivalents, end of period....... $ 4,761,000  $     90,000
                                                     ===========  ============
Supplemental disclosure of cash flow information--
 Note 3

   The accompanying notes are an integral part of these financial statements.

                                 SHOPPING.COM

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1--THE COMPANY

   Shopping.com (the "Company") was incorporated in California on November 22, 1996. Cyber Depot, Inc. ("CyberDepot") was incorporated in California in January 1996 and among other business ventures commenced the design and development of proprietary software for the Internet shopping marketplace in February 1996. In March 1997, CyberDepot exchanged substantially all of its assets and liabilities and proprietary software for 500,000 shares of Series A Preferred Stock and Common Stock warrants (Note 7). The Company and CyberDepot are considered to be entities under common control; accordingly, CyberDepot's results have been combined with the Company since February 1996.

   The Company is an Internet-based electronic retailer in marketing a broad range of products to both consumers and trade customers. The Company employs proprietary information systems along with industry software to provide its customers with access to an automated marketplace of products, which consist of inventories of multiple manufacturers and distributors, price comparisons, detailed product descriptions, delivery status of products ordered and back order information. The Company commenced selling products over the Internet in July 1997 and completed its initial public offering ("IPO") in November 1997.

   The Company's fiscal year ends on January 31; accordingly, all references to 1998 and 1999 are for the years ended January 31, 1998 and 1999, respectively.

   The Company has incurred losses from operations through January 31, 1999. Compaq Computer Corporation ("Compaq") has committed to provide the funds required for the conduct of the Company's operations at least through January 31, 2000 or to the date, if earlier, on which it ceases to be the controlling shareholder (Notes 11 and 12).

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The valuation of warrants, equity and debt securities, allowances for doubtful accounts, and product returns, and litigation reserves require the use of significant estimates. The Company believes the techniques and assumptions used in establishing these estimates are appropriate.

Fair Value of Financial Instruments

   It is management's belief that the carrying amounts for the Company's financial instruments are reasonable estimates of their related fair values due to the short-maturity of these instruments.

Cash and Cash Equivalents

   The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

                                 SHOPPING.COM

Deposits

   Deposits primarily consist of cash held by a third party that was collected on behalf of the Company from the exercise of stock options and warrants. Of the total $1,373,000 outstanding as of January 31, 1999, $1,177,000 represent the deposits held by the third party.

Concentration of Credit Risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in these accounts and believes that it is not exposed to any significant credit risk.

   Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company generally requires no collateral from its customers for non-credit card sales. To date, the Company has not experienced any material losses.

   During 1998 and 1999, the Company sold products to its lead underwriter in its IPO that accounted for approximately 40% and 2% of total net sales, respectively. During 1998 and 1999, the Company purchased products from four and two vendors, respectively, that represented 10% or more of total purchases. These vendors represented 85% and 49% of total purchases in 1998 and 1999, respectively.

Long-Lived Assets

   The Company assesses potential impairments to its long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The amount of the impairment loss is based on the difference between the related asset's carrying value and the expected future discounted net cash flows.

Property and Equipment

   Property and equipment are recorded at cost less accumulated depreciation and amortization using the straight-line method over the following estimated useful lives:

       Computer equipment..........................................      5 years
       Purchased software.......................................... 3 to 5 years
       Furniture and equipment..................................... 5 to 7 years
       Leasehold improvements......................................      5 years

   Leasehold improvements and assets under capital leases are amortized over the term of the lease or estimated useful lives, whichever is shorter. Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations. During 1999, the Company wrote-off the $1,201,000 carrying value of certain purchased software which management determined had no future benefit.

Issuance Costs

   Issuance costs are amounts paid or the estimated value of warrants issued to placement agents or financial consultants to obtain debt or equity financing. The Company allocates issuance costs for debt issued with warrants between debt and equity based on the relative fair value of the individual elements at the time of

                                 SHOPPING.COM
issuance. Debt issuance costs are recorded as deferred charges and are amortized over the term of the related debt using the effective interest method. Equity issuance costs are deducted from the proceeds of the related equity securities.

Stock-Based Compensation

   The Company accounts for employee stock compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and complies with the disclosure provisions of Statement of Financial Accounting Standards "Accounting for Stock-Based Compensation" ("SFAS 123"). Under APB 25, compensation expense is based on the difference, if any, on the date of grant between the fair value of the Company's Common Stock and the exercise price. Unearned compensation is amortized over the vesting period of the related options.

Stock Split

   At the completion of the Company's IPO in November 1997, the Company effected a one-for-two reverse stock split of its Common Stock. All share and per share data have been retroactively restated to reflect this stock split.

Revenue Recognition

   The Company recognizes revenue at the time the vendor ships the product to the customer. The Company provides an allowance for sales returns based on historical experience. To date, the Company's sales returns have been insignificant.

Advertising

   The Company expenses advertising costs the first time the advertisement is published or broadcasted. Included in advertising and marketing is $899,000 and $6,234,000 in advertising expense for 1998 and 1999, respectively.

Product Development

   Product development expenses consist principally of payroll, consulting fees, and related expenses for development and maintenance of the Company's web site, including depreciation of computer equipment and purchased software. All product development costs have been expensed as incurred.

Income Taxes

   Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Net Loss per Share

   The Company computes net loss per share in accordance with SFAS 128 "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of Common Stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive.

                                 SHOPPING.COM

Comprehensive Income

   Effective February 1, 1998, the Company adopted the provisions of SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all charges in equity (net assets) during a period from non-owner sources. To date, the Company has not had any material transactions that are required to be reported in comprehensive income.

Segment Information

   Effective January 1, 1998, the Company adopted the provisions of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates in a single business segment that provides eCommerce to individuals and businesses. The adoption of SFAS 131 did not have a material impact to the Company's financial statement disclosure.

Recent Accounting Pronouncements

   In March 1998, Statement of Position 98-I "Accounting for the Cost of Computer Software Developed of Obtained for Internal Use" ("SOP 98-1") was issued. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company will adopt the provisions of SOP 98-1 for the fiscal year ending January 31, 2000, and does not expect adoption to have a material impact on its financial position and results of operations.


   In April 1998, SOP 98-5 "Reporting on the Costs of Start-Up Activities" was issued. Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for the Company's year ending January 31, 2000. The Company does not expect adoption to have a material impact to its financial position and result of operations.

NOTE 3--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   In February and September 1998, the Company executed two separate agreements with the same party whereby it issued 47,059 and 66,667 shares of Common Stock, respectively, in exchange for radio advertising valued at $2,675,000. The value of the advertising was based on the fair value of the Common Stock issued. During 1999, the Company entered into two separate agreements for investor and public relation services in exchange for shares of Common Stock and stock options (Note 9). In September 1997, the Company entered into an agreement whereby it issued 125,000 shares of the Company's Common Stock in exchange for a five year software license. The estimated fair value of the software license was $1,000,000. The value of other services provided in exchange for Common Stock was based on the fair value of the Common Stock issued.

                                  SHOPPING.COM

   The Company entered into the following non-cash investing and financing activities:

                                                          Year Ended January
                                                                  31,
                                                         ---------------------
                                                            1998       1999
                                                         ---------- ----------
   Supplemental Schedule of Non-Cash Investing and
    Financing Activities
     Common Stock issued or to be issued for services... $   54,000 $4,497,000
     Warrants and options issued or to be issued for
      services..........................................             3,100,000
     Exercise of warrants...............................             1,177,000
     Common Stock issued for software license...........  1,000,000
     Conversion of debt into Common Stock...............             1,833,000
     Series A Preferred Stock and Common Stock warrants
      issued in exchange for net assets.................    100,000
     Contribution of domain name........................     90,000
     Equipment acquired under capital leases............    449,000    236,000
   Supplemental Disclosures of Cash Flow Information
     Cash paid for interest.............................     56,000     86,000
     Cash paid for taxes................................         --         --

NOTE 4--COMPOSITION OF CERTAIN BALANCE SHEET COMPONENTS

   Prepaid and other current assets consist of the following:

                                                                January 31,
                                                            -------------------
                                                              1998      1999
                                                            -------- ----------
   Advertising............................................. $458,000 $  104,000
   Insurance...............................................  112,000     20,000
   Investor and public relations...........................           1,295,000
   Other...................................................   96,000     46,000
                                                            -------- ----------
                                                            $666,000 $1,465,000
                                                            ======== ==========

   Property and equipment consist of the following:

                                                              January 31,
                                                         ----------------------
                                                            1998        1999
                                                         ----------  ----------
   Computer equipment................................... $1,229,000  $1,698,000
   Purchased software...................................  1,469,000     475,000
   Furniture and equipment..............................    237,000     309,000
   Leasehold improvements...............................     59,000     103,000
                                                         ----------  ----------
                                                          2,994,000   2,585,000
   Less accumulated depreciation and amortization.......   (148,000)   (613,000)
                                                         ----------  ----------
     Total.............................................. $2,846,000  $1,972,000
                                                         ==========  ==========

                                  SHOPPING.COM

   Included in property and equipment at January 31, 1998 and 1999 is equipment acquired under capital leases of $449,000 and $685,000 with related accumulated amortization of $11,000 and $134,000, respectively. During 1997, 1998, and 1999, the Company recorded $1,000, $147,000 and $577,000 in depreciation expense, respectively. Other assets consist of the following:

                                                                  January 31,
                                                               -----------------
                                                                 1998     1999
                                                               -------- --------
   Deposits................................................... $105,000 $487,000
   Other......................................................  111,000   59,000
                                                               -------- --------
                                                               $216,000 $546,000
                                                               ======== ========

   Other accrued liabilities consist of the following:

                                                             January 31,
                                                       ------------------------
                                                          1998         1999
                                                       ----------- ------------
   Legal.............................................. $   331,000 $  1,000,000
   Litigation reserves................................     113,000    8,510,000
   Investor and public relations......................                1,805,000
   Termination and severance..........................                  307,000
   Payroll and vacation...............................      76,000      151,000
   Gift certificates..................................                  150,000
   Other..............................................      63,000      329,000
                                                       ----------- ------------
                                                       $   583,000 $ 12,252,000
                                                       =========== ============

NOTE 5--NET LOSS PER SHARE

   The following table sets forth the computation of basic and diluted net loss per share:

                                                     Year Ended January 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------  ------------
   Loss before extraordinary item.................. $(6,873,000) $(48,551,000)
   Preferred stock dividends from beneficial
    conversion feature.............................    (327,000)
                                                    -----------  ------------
   Loss before extraordinary item available to
    common shareholders............................  (7,200,000)  (48,551,000)
   Extraordinary loss (Note 6).....................                (1,171,000)
                                                    -----------  ------------
   Net loss available to common shareholders....... $(7,200,000) $(49,722,000)
                                                    -----------  ------------
   Weighted average shares outstanding.............   1,786,894     4,808,069
                                                    -----------  ------------
   Basic and diluted per share amounts:
     Loss before extraordinary item................ $     (4.03) $     (10.10)
                                                    -----------  ------------
     Extraordinary item............................ $        --  $      (0.24)
                                                    -----------  ------------
     Net loss...................................... $     (4.03) $     (10.34)
                                                    ===========  ============

                                 SHOPPING.COM

   The following table sets forth potential dilutive securities that are not included in the diluted net loss per share calculation above because to do so would be antidilutive in the periods indicated:

                                                               Year Ended
                                                               January 31,
                                                          ---------------------
                                                             1998       1999
                                                          ---------- ----------
Weighed average effect of potential dilutive securities:
  Series A Preferred Stock............................... $  734,000        --
  Series B Preferred Stock...............................    324,000        --
  Common Stock warrants..................................     19,000 $  754,000
  Common Stock options...................................     61,000    447,000
                                                          ---------- ----------
                                                          $1,138,000 $1,201,000
                                                          ========== ==========

NOTE 6--BORROWINGS

Convertible Debentures

   In June, July and November 1998, the Company issued $1,250,000, $1,250,000 and $2,500,000, respectively of 8% convertible debentures ("the 8% Debentures"). Interest is payable quarterly, two years from the issuance date (the "Maturity Date") or upon conversion. The Company, at its option, may pay any accrued interest in shares of Common Stock at the Conversion Price then in effect, as defined. The Debentures are convertible into Common Stock at a conversion price equal to the lower of (i) the lowest market price for any three days in the 30 days preceding conversion; or (ii) $16.00 per share (the "Base Rate"), which is subject to a 10% reduction in the event of contract breach, as defined. The holders of the 8% Debentures may convert up to 20% of the original principal amount between 30 days and 90 days after issuance, up to an additional 25% (45% cumulative) 120 days after issuance, up to an additional 35% (80% cumulative) 150 days after issuance, with the balance being convertible at anytime thereafter. Any 8% Debentures not previously converted as of the Maturity Date automatically convert into Common Stock at the applicable conversion rate, as defined.

   The holders of the 8% Debentured receive one warrant to purchase one share of Common Stock for each two shares of Common Stock issued in connection with the corresponding conversion of the 8% Debentures. The warrants attributable to each conversion have an exercise price equal to the lesser of (i) 120% of the lowest market price for any three trading days prior to conversion or (ii) 125% of the Base Rate. The warrants expire in June 2003. The Company has the right to redeem all or any portion of the Debentures, subject to a Redemption Premium, as defined. The holders of the 8% Debentures may require the Company to redeem the outstanding portion of the 8% Debentures in the event of a contract breach, as defined. Additionally, in the event of contract default, the holders may consider the 8% Debentures immediately due and payable.

   In connection with the issuance of the 8% Debentures, the Company issued warrants and made payments to placement agents, which were recorded as debt and equity issuance costs. The debt issuance costs were originally being amortized as additional interest expense ratably over the term of the 8% Debentures. In November and December of 1998, the entire $5,000,000 principal amount, plus accrued interest of the 8% Debentures was converted into 3,323,781 shares of Common Stock and 1,627,153 warrants were issued and then exercised into 1,627,153 shares of Common Stock.

Promissory Notes

   In December 1998, the Company issued a $2,500,000 secured promissory note with a 10% per annum interest rate payable in 30 days provided however, if within 30 days the Company closes a financing transaction, as defined, the holder had the right to convert the note into the same class of security as the defined financing transaction. In conjunction with the promissory note, the Company issued 500,000 warrants to purchase common

                                 SHOPPING.COM
stock at a price of $7.00 per share, subject to adjustment, which expire in December 2001. The promissory note was secured by a Non-Resource Guaranty and Pledge Agreement with a former officer and current shareholder of the Company. In exchange for this guaranty, the former officer received 130,000 warrants to purchase common stock at a price of $7.00 per share, subject to adjustment, which expire in December 2003. The secured promissory note is also secured by all assets of the Company. The secured promissory note was paid in full in February 1999.

   In September 1998, the Company issued a $500,000 promissory note to a related party (a director of the Company is also a member of the Board of Directors of the corporation to which the Company issued the promissory note) that was due at the earlier of the Company receiving $500,000 in additional financing from another source or October 1998. The Company also issued 30,000 warrants to purchase shares of Common Sock at an exercise price of $2.25 per share. The warrants expires in September 2003. During October 1998, the Company repaid $200,000 and renegotiated a revised due date of the earlier of the Company receiving $300,000 in additional financing from another source or December 1998. In connection with the modification, the Company also issued 30,000 additional warrants to purchase shares of the Company's Common Stock at an exercise price of $1.65 that expires in November 2003. The remaining balance of $300,000 was paid in January 1999.

   In August 1998, the Company issued a $500,000 convertible promissory note that is due six months from the date of issuance, with an interest rate of 8% per annum, that have been converted into Common Stock at a rate of $10.00 per share. In connection with the issuance of the convertible promissory note, the Company issued 50,000 warrants to purchase shares of Common Stock at an exercise price of $10.00 that expires in August 2001. The Company also issued warrants to purchase 10,000 shares of Common Stock to the placement agent, the value of which has been accounted for as debt and equity issuance costs. The warrants issued to the placement agent contain the same terms and conditions as the warrants issued with the convertible promissory note. In January 1999, the note plus accrued interest, were converted into 156,196 shares of Common Stock.

   In May through July 1998, the Company issued $1,325,000 of unsecured promissory notes at an interest rate of 8% per annum with principal and accrued interest due six months from the date of issuance. In conjunction with the issuance, the promissory note holders received a total of 132,500 warrants to purchase shares of Common Stock that are exercisable until May 2001 (10,000 warrants are exercisable until June 2001) at an exercise price of $14.00 per share. In November 1998, the Company provided the note holders with the option to convert the promissory notes or extend the maturity date by 90 days in exchange for warrants with an exercise price of $7.00 to purchase the Company's Common Stock. Of the total promissory notes, $475,000 plus accrued interest, were converted into shares of Common Stock and $350,000 was paid in January 1999. The Company issued an additional 71,250 warrants to the note holders. The holder of the remaining unpaid $500,000 principal balance has filed a compliant against the Company contending that its entitled to convert the note into Common Stock. The balance has not yet been paid. As a result of the conversion of the notes to Common Stock, the Company reorganized a $1,171,000 extraordinary loss which represents the excess of the fair value of the Common Stock and warrants over the carrying value of the note on the date of conversion. In addition, the Company issued warrants to purchase 20,000 shares of Common Stock at an exercise price of $14.00 per share to the placement agent, the value of which has been accounted for as debt and equity issuance costs.

   In September 1997, the Company issued a $600,000 note to a shareholder of the Company with an interest rate of 10% per annum that was due the earlier of nine months or the closing of an IPO. In conjunction with the note, the Company issued 199,800, five year warrants with an exercise price of $4.50 per share. The note was paid in full in 1998.

                                 SHOPPING.COM

   During June through July 1997, the Company issued $1,150,000 in subordinated promissory notes each with an interest rate of 10% per annum that were due the earlier of nine months from the date of issuance or the closing of an IPO. The note holders were issued 333 warrants for every $1,000 of note principal at an exercise price of $6.00 per share that were exercisable any time after the earlier of 90 days after the effective date of the Company's IPO or one year from the date of issuance. The notes were paid in full in 1998.

   The Company allocates the proceeds received from debt or convertible debt with detachable warrants using the relative fair value of the individual elements at the time of issuance. The amount allocated to the warrants is accounted for as debt discount and is amortized to interest expense over the expected term of the debt using the effective interest method. The carrying amount of convertible debt has been reduced by any related unamortized debt discount and issuance costs on the date of conversion to Common Stock.

   In accordance with FASB's Emerging Issues Task Force ("EITF") Topic No. D-60 ("Topic D-60"), the Company accounts for the beneficial conversion feature of convertible debt securities based on the difference between the conversion price and the fair value of the Common Stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. The amount attributable to the beneficial conversion feature is recognized as additional interest expense over the most beneficial conversion period using the effective interest method. Any unamortized beneficial conversion feature is recognized as interest expense when the related debt security is converted into Common Stock. During the 1999, the Company recognized $1,999,000 in expense for the beneficial conversion feature of its convertible debt.

NOTE 7-- SHAREHOLDERS EQUITY

Convertible Preferred Stock

   The Company's Series A and Series B Convertible Preferred Stock (collectively referred to as the "Preferred Stock") is convertible upon issuance into Common Stock at the option of the holder or automatically converts into shares of Common Stock based upon the Conversion Price, immediately upon the closing of an IPO of not less that $6,000,000. The initial Conversion Price per share for the Series A Preferred Stock and Series B Preferred Stock was $.20 and $1.50, respectively, and was subsequently increased to $.40 and $3.00, respectively, as a result of the reverse Common Stock split. The Conversion Price was subject to further adjustment, as defined. The Series A Preferred Stock and Series B Preferred Stock had a liquidation preference of $0.20 and $1.50 per share, respectively, plus all declared and unpaid dividends. The Series A Preferred Stock and Series B Preferred Stock were entitled to receive non-cumulative dividends of $.02 and $.15 per share, respectively. The Preferred Stock holders were entitled to vote on an "as converted" basis. Total shares authorized for issuance of the Series A and Series B Preferred Stock was 1,500,000 and 4,000,000 respectively.

   In March 1997, the Company issued 500,000 shares of its Series A Convertible Preferred Stock in exchange for substantially all of the assets and liabilities and proprietary software of CyberDepot (Note 1). In April 1997, the Company issued 1,000,000 shares of its Series A Convertible Preferred Stock at an issuance price of $.20 per share. No issuance costs were incurred in connection with the issuance of the Series A Convertible Preferred Stock. During April through August 1997, the Company issued 1,073,000 of its Series B Convertible Preferred Stock at an issuance price of $1.50 per share with issuance costs of approximately $125,000. Upon the consummation of the Company's IPO, each two shares of the Preferred Stock were converted into one share of Common Stock.


   In accordance with Topic D-60, the Company accounted for the beneficial conversion feature of its convertible Preferred Stock based on the difference between the conversion price and the estimated fair value of the Common Stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. The resultant allocation of the proceeds to the beneficial conversion feature was accounted for as a dividend on the date the Preferred Stock was issued.

                                 SHOPPING.COM

   Each holder of the Series A and Series B Preferred Stock was issued one warrant for every four shares of the Series A and Series B Preferred Stock to purchase Common Stock at an exercise price of $.40 and $3.00 per share, respectively. The Company allocated the proceeds received from the Preferred Stock using the relative fair value of the individual elements at the time of issuance. The estimated value of the warrants issued to the Series A Preferred Stock holders was determined to be de minimis. The $407,000 allocated to the warrants associated with the Series B Convertible Preferred Stock is included in Common Stock.

Common Stock

   In November 1997, the Company completed its IPO by issuing 1,300,000 shares of Common Stock for gross proceeds of $11,700,000. In addition to issuance costs of $2,326,000, the Company issued 122,000, four year warrants with an exercise price of $14.40 per share with an estimated value of $504,000.

Common Stock Warrants

   A summary of the Company's warrant activity is provided below.

                                                   January 31,
                         -----------------------------------------------------------------
                                      1998                             1999
                         ------------------------------- ---------------------------------
                          Issued   Exercised Outstanding  Issued   Exercised   Outstanding
                         --------- --------- ----------- --------- ----------  -----------
Beginning balance.......        --       --          --  1,348,004         --   1,348,004
  Series A Preferred
   Stock................   375,000              375,000
  Series B Preferred
   Stock................   268,254              268,254               (97,402)    (97,402)
  8% Debentures.........                             --  1,627,153 (1,627,153)
  Promissory Notes......   582,750              582,750    813,750   (233,150)    580,600
  Services..............   122,000              122,000  1,645,088   (669,152)    975,936
                         ---------  -------   ---------  --------- ----------   ---------
Ending Balance.......... 1,348,004       --   1,348,004  5,433,995 (2,626,857)  2,807,138
                         =========  =======   =========  ========= ==========   =========

                        Warrants Outstanding        Warrants Exercisable
                  --------------------------------- --------------------
                    Number      Weighted              Number
                  Outstanding   Average    Weighted Exercisable Weighted
    Range of          at       Remaining   Average      at      Average
    Exercise      January 31, Contractual  Exercise January 31, Exercise
     Prices          1999     Life (Years)  Price      1999      Price
 ---------------  ----------- ------------ -------- ----------- --------
 $ 1.78 - $ 3.25     772,501      3.66      $ 2.72     772,501   $ 2.72
  4.50 - $ 7.00    1,284,200      3.39      $ 6.47   1,284,200     6.47
 10.00 - $16.00      416,357      3.66      $14.05     416,357    14.05
 21.92 - $24.00      334,080      4.14      $22.13     334,080    22.13
                   ---------                         ---------
                   2,807,138                         2,807,138
                   =========                         =========

   The Company obtained a valuation for its warrants from an independent firm that used the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                                       Year
                                                                       Ended
                                                                      January
                                                                        31,
                                                                     ----------
                                                                     1998  1999
                                                                     ----  ----
   Dividend yield...................................................   0%    0%
   Risk free interest rate..........................................   6%    5%
   Expected volatility..............................................  61%   87%
   Expected term-years.............................................. 5.0   4.7

   The weighted average fair value of the warrants issued during 1998 and 1999 was $2.94 and $7.63, respectively.

                                 SHOPPING.COM

Stock Option Plan

   In July 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan") that provides for the issuances of options to employees, directors and consultants of the Company for up to a maximum of 750,000 shares of Common Stock. Generally, options granted under the 1997 Plan expire the earlier of ten years from the date of grant, (or five years in the case of an incentive stock option granted to a holder of 10% or more of the Company's outstanding Common Stock), or three months after the optionee's termination of employment. The options vest over periods ranging from two to five years. Options are exercisable for consideration in the form of cash or by exchange of an equivalent value of the Company's Common Stock owned by the optionee. The 1997 Plan may be suspended or terminated at the discretion of the Board of Directors. As of January 31, 1999, 208,000 options are available for future grant under the 1997 Plan.

   In 1998 and 1999, the Company issued options to directors and employees with exercise prices below the fair market value of the underlying Common Stock on the date of grant resulting in $675,000 and $3,368,000 in compensation expense respectively. During 1999, the Company issued a total of 287,500 options to non-employees resulting in additional compensation expense of $3,328,000 as determined using the Black-Scholes option valuation model.

   A summary of the activity related to the Company's stock options issued under the 1997 Plan, options issued to directors outside of the 1997 Plan, and options issued to non-employees follows:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                                         Price
                                                             Number of    Per
                                                              Shares     Share
                                                             ---------  --------
   Options outstanding, January 31, 1997....................        --      --
     Granted to Directors...................................   125,000   $3.00
     Granted to Employees...................................   105,000    3.00
     Cancelled--Employees...................................   (10,000)   3.00
                                                             ---------
   Options outstanding, January 31, 1998....................   220,000    3.00
     Granted to Directors................................... 1,875,000    8.15
     Granted to Employees...................................   372,000    2.91
     Granted to Non-employees...............................   287,500   17.48
     Exercised--Employees...................................    (5,175)   2.50
     Cancelled--Employees...................................   (24,125)   2.74
                                                             ---------
   Options outstanding, January 31, 1999.................... 2,725,200    9.60
                                                             ---------
   Options exercisable, January 31, 1999.................... 2,530,325    7.61
                                                             =========

   Options granted to directors in 1998 were issued under the 1997 Plan. Options granted to directors and non-employees in 1999 were issued outside of the 1997 Plan.

                                                        Options Vested
                          Options Outstanding          and Exercisable
                   --------------------------------- --------------------
                     Number      Weighted              Number
                   Outstanding   Average    Weighted Exercisable Weighted
      Range of         at       Remaining   Average      at      Average
      Exercise     January 31, Contractual  Exercise January 31, Exercise
       Prices         1999     Life (Years)  Price      1999      Price
   --------------  ----------- ------------ -------- ----------- --------
   $ 1.78 -  3.00   1,612,700      5.04      $ 1.92   1,442,825   $ 1.94
   13.47 - 16.00      787,500      4.42       15.36     787,500    15.36
   18.49 - 21.00      325,000      4.46       20.51     300,000    21.00
                    ---------                         ---------
                    2,725,200                         2,530,325
                    =========                         =========

                                 SHOPPING.COM

Fair Value Disclosure

   The Company applies the measurement principles of APB No. 25 in accounting for options issued to employees under its stock option plan and options issued to Directors. If the Company had elected to recognize compensation expense based on the fair value at the grant dates as prescribed by SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below.

                                                      Year Ended January 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
   Net loss available to common shareholders:
     As reported.................................... $(7,200,000) $(49,722,000)
     Pro forma...................................... $(7,659,000) $(56,135,000)
   Basic and diluted loss per common share:
     As reported.................................... $     (4.03) $     (10.34)
     Pro forma...................................... $     (4.29) $     (11.68)

   The pro forma effects presented above are not likely to be representative of the effects on reported net loss for future years. The fair value of options issued to employees, non-employees and directors was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                     Year Ended
                                                                     January 31,
                                                                     -----------
                                                                     1998  1999
                                                                     ----- -----
   Dividend yield...................................................    0%    0%
   Risk free interest rate..........................................    5%    5%
   Expected volatility..............................................   60%   85%
   Expected term--years.............................................  3.5   4.6

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   The weighted average fair values and exercise prices of options follows:

                                           Year Ended January 31,
                             ---------------------------------------------------
                                       1998                      1999
                             ------------------------- -------------------------
                             Fair Value Exercise Price Fair Value Exercise Price
                             ---------- -------------- ---------- --------------
   Issued at below market
    value..................    $5.72        $3.00        $12.40       $16.00
   Issued at market value..                              $ 3.25       $ 5.52
   All options.............    $5.72        $3.00        $ 4.86       $ 7.71

                                 SHOPPING.COM

Common Stock Equity Line

   In December 1998, the Company entered into a Common Stock Private Equity Line Subscription Agreement (the "Common Stock Line") whereby the Company, at its option, may put shares of Common Stock to the subscriber for a maximum of $60,000,000 at a put price that is equal to the lesser of (i) 83% of the Common Stock fair market value or (ii) the Common Stock fair market value less $.50 on the put date. The Common Stock Line includes the payment of semi-annual commitment fees of $100,000 in the event the subscriber does not receive a defined amount of proceeds from its sale of the Company's Common Stock. In conjunction with the Common Stock Line, the Company issued 490,385 warrants to purchase the Company's Common Stock at an exercise price of $8.38 per share, with semi-annual reset provisions, that are exercisable over a 7 year period. The estimated value of the warrants issued is approximately $4,440,000 and represents the estimated value of the Company's right to put its Common Stock to the subscriber. No Common Stock has been sold under the Common Stock Equity Line.

NOTE 8--INCOME TAXES

   The Company did not record a provision for income taxes in 1998 and 1999 due to net losses incurred. The Company's deferred tax assets and liabilities comprise the following:

                                                            January 31,
                                                      -------------------------
                                                         1998          1999
                                                      -----------  ------------
   Deferred tax assets:
     Net operating loss carryforwards................ $ 2,583,000  $ 17,277,000
     Stock-based compensation........................       7,000     1,379,000
     Property and equipment..........................                   383,000
     Litigation reserves.............................      46,000     3,478,000
     Accrued expenses................................     258,000        11,000
     Other...........................................       4,000        52,000
                                                      -----------  ------------
                                                        2,898,000    22,580,000
   Valuation allowance...............................  (2,898,000)  (22,580,000)
                                                      -----------  ------------
                                                      $        --  $         --
                                                      -----------  ------------

   The Company has net operating loss carryforwards for both federal and state purposes of $6,295,000 and $41,628,000 as of January 31, 1998 and 1999,
respectively. Federal and state net operating loss carryforwards begin expiring in the years 2005 and 2011, respectively. Due to ownership changes, the net operating loss carryforwards are subject to an annual limitation on the amount that can be utilized. A full valuation allowance has been recorded based on management's expectation that the Company's net deferred tax assets, more likely than not, will not be realized based on estimated future taxable income.

   The income tax benefit differs from the amount computed by applying the statutory federal income tax rate to net loss as follows:

                                                                   Year Ended
                                                                   January 31,
                                                                   ------------
                                                                   1998   1999
                                                                   -----  -----
   Computed expected tax benefit..................................  (35%)  (35%)
   State income tax benefit, net of federal benefit...............   (6%)   (6%)
   Non-deductible interest expense................................           2%
   Change in valuation allowance..................................   41%    39%
                                                                   -----  -----
                                                                      0%     0%
                                                                   -----  -----

                                 SHOPPING.COM

NOTE--9 COMMITMENTS AND CONTINGENCIES

SEC Investigation

   In March 1998, the Company became aware that the SEC had initiated a private investigation to determine whether the Company, its lead underwriter in its IPO and market maker, (the "Market Maker"), or any of its officers, directors, employees, affiliates, or others had engaged in fraudulent activities in connection with transactions in the Company's Common Stock in violation of federal securities laws. This investigation resulted in the SEC temporarily suspending trading of the Company's stock for 10 days in March 1998. Due to the uncertainty regarding the outcome of the investigation, management is unable to determine whether it will have a material adverse effect on the Company's financial position, results of operations and cash flows. An accrual has not been recorded in the financial statements for any loss that may result from the outcome of the investigation.

Litigation

   During the six months ended July 31, 1998, various similar class action lawsuits were filed against the Company, certain officers of the Company, and the Market Maker (the "Defendants") on behalf of all persons who purchased shares of the Company's Common Stock between November 25, 1997 and March 26, 1998 alleging violations of the various state and federal securities laws by the Defendants. The complaints charge that the Defendants participated in a scheme and wrongful course of business to manipulate the price of the Company's Common Stock, and the Defendants seek compensatory damages in unspecified amounts. Compaq anticipates entering into a mediation where the damages that may be awarded would be within a range between $2,400,000 and $9,000,000. In addition, management believes that the Company's directors' and officers' liability insurance carrier may reimburse a portion of any amounts awarded.

   In February 1999, a complaint was filed against the Company by a financial advisor alleging that the Company owes $3,465,000 for breach of a warrant agreement and an additional $2,886,000 as a transaction fee. The Company filed an answer on April 9, 1999 denying the liability. Management is unable to determine whether the outcome of this complaint will have a material adverse effect on its financial position, results of operations and cash flows.

   During 1999, the Company allegedly entered into a one-year consulting agreement (for the period from December 1998 to November 1999) with firm (the "Consulting Firm") whereby the Consulting Firm was to provide investor and public relation services in exchange for 153,000 shares of Common Stock. As of January 31, 1999, the shares of Common Stock have not been issued. The Company recorded a liability of $1,555,000 based upon the fair value of the Common Stock on the commencement of the agreement and recorded approximately $260,000 in expense related to this agreement in 1999. In March 1999, the Consulting Firm filed a Demand for Arbitration claiming that the Company owes approximately $3,000,000 of Common Stock pursuant to the contract. Management is unable to determine whether the outcome of this complaint will have material adverse effect on its financial position, results of operations and cash flows. An accrual has not been recorded in the financial statements for any loss that my result from the outcome of this litigation.

   During 1999, the Company was negotiating a one-year consulting agreement (for the period from February 1998 to January 1999) with a company (the "Consultant") whereby the Consultant was to provide public relation services in exchange for $5,000 upon execution of the agreement, monthly payments from $5,000 to $7,000, 7,000 shares of Common Stock, and 30,000 options with exercise prices of $22.50 and $25.00 (15,000 each) that are exercisable over a three-year period. In June 1998, the Company wrote to the Consultant giving the Consultant notice of termination of services and offered 2,917 shares of Common Stock and a total of 6,250 stock options as reimbursement for services previously provided. The Company has recorded $250,000 as expense that represents the fair value of the Common Stock and the estimated fair value of the stock options. As of January 31, 1999, neither the Common Stock nor the stock options have been issued. In May 1999, the Company received a letter from the Consultant claiming that it is owed $1,184,000 due to the Company's

                                 SHOPPING.COM
failure to deliver all of the stock and options pursuant to the original agreement. Management is unable to determine whether the outcome of this complaint will have a material adverse effect on its financial position, results of operations and cash flows. An accrual has not been recorded in the financial statements for any loss that may result from the outcome of this litigation.

   The Company is a defendant in several complaints in which management believes that i) it is not probable that a liability has been incurred and ii) the amount of any potential loss cannot be reasonably estimated. Accordingly, an accrual has not been recorded in the financial statements.

   The Company and its shareholder (Note 11) have been subject to certain claims related to contracts entered into by former management of the Company. The Company and its shareholder intend to defend such claims as they arise; however, no assertion can be made that additional claims for similar contracts will not be made. In addition, the Company is involved in certain litigation other than that described above arising in the normal course of business. The Company believes any liability with respect to such routine litigation, individually or in the aggregate, is not likely to be material to the Company's financial position, results of operations and cash flows. An accrual of $8,510,000 has been recorded for amounts management believes the Company will incur and pay for the aggregate losses resulting from the outcome of the aforementioned litigation.

   Compaq has agreed to assume any liability that currently exists or may exist as a result of the outcome of the Company's threatened and pending litigation.

Employment Agreement

   In June 1998, the President, Chief Executive Officer, and director (the "Former Officer") of the Company resigned. Pursuant to a Termination and Buy Out Agreement, the Former Officer will receive payments totaling $500,000, with $100,000 paid on or before July 31, 1998 and the balance due in $50,000 increments on or before each succeeding fiscal quarter end, beginning October 31, 1998 until fully paid. In addition, the Former Officer received options to purchase 150,000 shares of the Company's Common Stock at an exercise price of $16.00 per share. The Company recorded a charge for the estimated fair value of the options (Note 7). In September 1998, the Company approved the conversion of $350,000 of its unpaid liability related to the Termination and Buy Out Agreement for Common Stock at the then fair market value of $1.37 per share, resulting in an issuance of 255,474 common shares.

Leases

   The Company leases facilities for its corporate offices under non-cancelable operating lease agreements that expires in 2002 and 2004, and have annual rent increases of approximately 4% and 5%, respectively. The Company also leases certain office equipment under operating and non-cancelable capital lease arrangements. Future minimum lease payments follow:

   Year Ending January 31,                                  Operating  Capital
   -----------------------                                  ---------- --------
   2000.................................................... $1,008,000 $283,000
   2001....................................................  1,220,000   58,000
   2002....................................................  1,271,000   31,000
   2003....................................................  1,205,000   15,000
   2004....................................................  1,218,000
   Thereafter..............................................    204,000
                                                            ---------- --------
                                                            $6,126,000  387,000
                                                            ----------
   Amount representing interest............................             (45,000)
                                                                       --------
   Capital lease obligations...............................            $342,000
                                                                       ========

   Rent expense for 1998 and 1999 was $116,000 and $221,000, respectively.

                                 SHOPPING.COM

NOTE 10--RELATED PARTY TRANSACTIONS

   Total employee advances outstanding as of January 31, 1998 and 1999 were $18,000 and $2,000, respectively, which are included in accounts receivable. As of January 31, 1999, $36,000 in advances to a shareholder were included in accounts receivable. During 1998, the Company made $154,000 in advances to a then current officer of the Company, which was fully repaid during the year. During 1998, the Company made $16,000 in advances to CyberDepot, which were fully repaid during the year. A then current officer of the Company is the principal shareholder of CyberDepot.

   During 1998 and 1999, the Company entered into an agreement with a consultant who was also a shareholder of the Company, under which the Company incurred $23,000 and $52,000, respectively, in consulting expenses.

   During 1998 and 1999, the Company sold $342,000 and $124,000 in products to its lead underwriter in its IPO and current shareholder of the Company. As of January 31, 1998 and 1999, $96,000 and $28,000 is included in accounts receivable, respectively.

   During 1998 and 1999, the Company incurred legal expenses of approximately $528,000 and $283,000 respectively, from law firms that are also shareholders of the Company. As of January 31, 1998 and 1999, approximately $354,000 and $155,000 remains outstanding which are included in other accrued liabilities, respectively.

   During 1998 and 1999, the Company purchased $233,000 and $85,000 of products from a shareholder of the Company. As of January 31, 1998, $114,000 was due to this shareholder.

   During 1999, the Company paid $69,000 in consulting fees to an entity in which a then current officer and director of the Company is the president and principal shareholder.

   In June 1998, the Company entered into a three year consulting agreement with CyberDepot whereby CyberDepot will receive $22,000 per month and received 100,000 options to purchase shares of the Company's Common Stock at $21.00 per share. The Company recorded a charge for the estimated fair value of the options (Note 7). A then former officer and current shareholder of the Company is the principal shareholder of CyberDepot. During 1999, the Company paid $165,000 in consulting fees under the agreement. The Company paid $581,000 to Cyber Depot in February 1999 which represents the total monthly fees over the remaining three year term. This payment was made as a result of the changes in control provision included in the agreement.

   During 1998, the Company issued promissory notes for a total of $305,000 to an affiliate of the Company's lead underwriter in its IPO. The note was paid in full from the proceeds of the IPO.

NOTE 11--SUBSEQUENT EVENTS COMPAQ PURCHASE

   On January 15, 1999, Compaq announced a tender offer to purchase all of the outstanding shares of the Common Stock of the Company for $19.00 per share as set forth in the Offer to Purchase Agreement. On January 21, 1999, the offer price was reduced to $18.25 per share. Effective February 15, 1999, Compaq completed the acquisition of the Company.

                                 SHOPPING.COM

NOTE 12--SUBSEQUENT EVENTS

Purchase by CMGI

   On June 29, 1999, Compaq announced it entered into an agreement to exchange a portion of its ownership in both the AltaVista business and two of its second-tier subsidiaries, Shopping.com and Zip2 Corporation, among other assets ("Alta Vista Business") to CMGI, Inc. Compaq will retain 18.5% equity ownership in AltaVista or its successor. In return, Compaq will receive 18,994,975 CMGI common shares and CMGI preferred shares convertible into 1,809,045 CMGI common shares, which combined, would represent a 16.4% equity ownership in CMGI, on a fully diluted basis. In addition, CMGI will issue a $220 million three-year note to Compaq, bringing total consideration for CMGI's 81.5% ownership in the AltaVista Business to approximately $2.3 billion. The agreement, subject to normal regulatory approvals, is binding on both parties and does not require shareholder approval for the closing.

Arbitration

   In July 1999, an arbitration proceeding against the Company commenced demanding damages in an amount to be proven, but no less than $300,000,000 and/or an order for specific performance related to agreements entered into in December and January of 1999. The agreements included provisions in which the Company would receive a portion of the sale proceeds from products and services to be provided by a vendor (the "Vendor") and sold on the Company's website. The Vendor has also made a settlement demand of $35,000,000. Management is unable to determine whether the outcome of this complaint will have a material effect on its financial position, results of operations and cash flows. An accrual has not been recorded in the financial statements for any loss that may result from the outcome of this litigation.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholder of
Shopping.com

   We have audited the accompanying balance sheet of Shopping.com (a development stage company) as of January 31, 1997, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shopping.com as of January 31, 1997, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $201,697 and had negative cash flows from operations for the year ended January 31, 1997, and had a shareholders' deficit at January 31, 1997. These factors, among others, as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   As discussed in Note 6 to the financial statements, management of the Company discovered an error in the number of weighted-average shares outstanding, resulting in an understatement of previously reported loss per share.

/s/ Singer Lewak Greenbaum & Goldstein LLP

Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
June 17, 1997, except for Note 6,
 for which the date is June 9, 1999

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                                January 31, 1997

ASSETS
Current assets:
  Cash.............................................................. $      63
  Stock subscription receivable.....................................    23,000
                                                                     ---------
Total current assets................................................    23,063
Furniture and equipment, net........................................    12,165
Other assets........................................................     3,956
                                                                     ---------
Total assets........................................................ $  39,184
                                                                     =========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Note payable--related party....................................... $  50,000
  Accounts payable..................................................    35,986
  Other accrued liabilities.........................................    31,845
                                                                     ---------
  Total current liabilities.........................................   117,831
                                                                     ---------
Commitments
Shareholders' deficit:
  Preferred stock, Series A convertible, no par value 1,500,000 shares
   authorized no shares issued and outstanding......................        --
  Preferred stock, Series B convertible, no par value 4,000,000 shares
   authorized no shares issued and outstanding......................        --
  Common stock, no par value 4,000,000 shares authorized 1,152,500 shares
   issued and outstanding...........................................   123,050
  Deficit accumulated during development stage......................  (201,697)
                                                                     ---------
Total shareholders' deficit.........................................   (78,647)
                                                                     ---------
Total liabilities and shareholders' deficit......................... $  39,184
                                                                     =========


    The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
                      For the Year Ended January 31, 1997

Operating expenses.................................................. $ 201,697
                                                                     ---------
Net loss............................................................ $(201,697)
                                                                     =========
  Basic and diluted loss per share.................................. $   (0.18)
                                                                     =========
  Weighted-average shares outstanding............................... 1,152,500
                                                                     =========



    The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' DEFICIT
                      For the Year Ended January 31, 1997

                           Preferred     Preferred                        Deficit
                         Stock Series  Stock Series                     Accumulated
                         A Convertible B Convertible    Common Stock      During
                         ------------- ------------- ------------------ Development
                         Shares Amount Shares Amount  Shares    Amount     Stage      Total
                         ------ ------ ------ ------ --------- -------- ----------- ---------
Balance, February 1,
 1996...................    --  $  --     --  $  --         -- $     --  $      --  $      --
Issuance of common
 stock..................                             1,152,500   23,050                23,050
Capital contributed by
 Cyber Depot, Inc. to
 purchase assets and
 develop proprietary
 software...............                                        100,000               100,000
Net loss................                                                  (201,697)  (201,697)
                         -----  -----  -----  -----  --------- --------  ---------  ---------
Balance, January 31,
 1997...................    --  $  --     --  $  --  1,152,500 $123,050  $(201,697) $ (78,647)
                         =====  =====  =====  =====  ========= ========  =========  =========



   The accompanying notes are an integral part of these financial statements.

                                  SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                      For the Year Ended January 31, 1997

Cash flows from operating activities
  Net loss.......................................................... $(201,697)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation of furniture and equipment.........................     1,276
  (Increase) decrease in Other assets...............................    (3,956)
  Increase (decrease) in Accounts payable...........................    35,986
  Other accrued liabilities.........................................    31,845
                                                                     ---------
    Net cash used in operating activities...........................  (136,546)
                                                                     ---------
Cash flows from investing activities
  Purchase of furniture and equipment...............................   (13,441)
                                                                     ---------
    Net cash used in investing activities...........................   (13,441)
                                                                     ---------
Cash flows from financing activities
  Issuance of note payable--related party...........................    50,000
  Proceeds from the issuance of common stock........................        50
  Capital contribution..............................................   100,000
                                                                     ---------
    Net cash provided by financing activities.......................   150,050
                                                                     ---------
Net increase in cash................................................        63
Cash, beginning of year.............................................        --
                                                                     ---------
Cash, end of year................................................... $      63
                                                                     =========

Supplemental schedule of non-cash investing and financing activities
During the year ended January 31, 1997, the Company issued common stock in the amount of $23,000 for a subscription receivable.


   The accompanying notes are an integral part of these financial statements.

                                 SHOPPING.COM
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               JANUARY 31, 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Line of Business

   Shopping.com (the "Company") was incorporated in California on November 22, 1996. Cyber Depot, Inc. ("Cyber") was incorporated in California in January 1996 and among other business ventures commenced the design and development of proprietary software for the Internet shopping marketplace in February 1996. In March 1997, Cyber agreed to sell certain assets and liabilities and proprietary software to Shopping.com for 250,000 shares of Series A convertible preferred stock with warrants, and Shopping.com continued the design and development of the proprietary software. The operations of Cyber devoted to the design and development of the proprietary software are considered to be the predecessor operations of the Company and have been included with the operations of the Company since February 1996. The propriety software acquired by the Company in this transaction has been expensed as software research and development. The Company is engaged in the design and development of proprietary software for marketing a broad range of products and services to retail customers on the Internet. On July 11, 1997, the Company commenced selling products over the Internet through its website at http://www.shopping.com.

Basis of Presentation

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of $201,697 for the year ended January 31, 1997. In addition, the Company has used, rather than provided, cash from its operations. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company's ability to continue to meet its financing requirements and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

   Management has raised capital during 1997 through private placement offerings of equity and debt securities and completed an initial public offering ("IPO") in the latter part of 1997, which will provide sufficient funding to continue present operations and support future marketing and development activities.

Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   The Company recognizes revenue at the time the vendor ships the product to the customer.

Net Loss Per Share

   Net loss per share is based on the number of common shares issued in the initial capitalization of the Company.

                                 SHOPPING.COM

Stock Subscription Receivable

   At January 31, 1997, the Company had subscriptions to purchase its common stock of $23,000. This amount was collected subsequent to the balance sheet date; therefore, the amount is shown as an asset in the accompanying balance sheet.

Cash Equivalents

   For the purpose of the statement of cash flows, the Company considers all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents.

Furniture and Equipment

   Furniture and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives of three to 15 years as follows:

   Computer hardware...............................................      5 years
   Furniture and equipment......................................... 5 to 7 years

   Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

Advertising

   The Company expenses advertising costs as incurred. There were no advertising costs for the year ended January 31, 1997.

Income Taxes

   The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Fair Value of Financial Instruments

   The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts payable, and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for note payable also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Stock Options

   The Financial Accounting Standards Board ("FASB")issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. SFAS No. 123 establishes and

                                 SHOPPING.COM
encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company will use the implicit value based method and will be required to disclose the pro forma effect of using the fair value based method to account for its stock-based compensation.

Risks and Uncertainties

   The Company's future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by consumers. Rapid growth in the use of an interest in the Web, the Internet, and other online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce.

   To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality, and features of the Shopping.com online store. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render the Company's existing website and proprietary technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

   A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data.

   The online commerce market, particularly over the Internet, is new, rapidly evolving, and intensely competitive, which competition the Company expects to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. The Company currently or potentially competes with a variety of other companies.

   The Company carries no inventory, has no warehouse employees or facilities, and relies on rapid fulfillment from its vendors. To satisfy customer orders, the Company has no long-term contracts or arrangements with any of its manufacturers or distributors that guarantee the availability of merchandise, the continuation of particular payment terms, the extension of credit limits, or the shopping schedules.

   The Company regards its Shopping.com brand name and related software as proprietary and relies primarily on a combination of copyright, trademark, trade secret and confidential information laws, and employee and third party non-disclosure agreements and other methods to protect its proprietary rights. There can be no assurance that these protections will be adequate to protect against technologies that are substantially equivalent or superior to the Company's technologies. The Company does not currently hold any patents or have any patent applications pending for itself or its products and has not obtained federal registration for any of its trademarks.

                                 SHOPPING.COM

Earnings per Share

   The FASB issued SFAS No. 128, "Earnings Per Share," which is effective for financial statements issued for periods ending after December 31, 1997. SFAS No. 128 requires public companies to present basic loss per share and, if applicable, diluted loss per share instead of primary and fully-diluted loss per share.

NOTE 2--FURNITURE AND EQUIPMENT

Furniture and equipment at January 31, 1997 consisted of the following:

   Computer hardware................................................... $12,761
   Furniture and equipment.............................................     680
                                                                        -------
                                                                         13,441
   Less accumulated depreciation.......................................   1,276
                                                                        -------
   Total............................................................... $12,165
                                                                        =======

NOTE 3--COMMITMENTS

Litigation

   The Company is involved in certain litigation in the normal course of business. The Company does not believe that the resolution of any suit will result in any material adverse effect on the Company's financial position, results of operations, or cash flows.

Leases

   The Company leases a facility for its corporate offices under a non-cancelable operating lease agreement that expires in 2002. Future minimum lease payments under this non-cancelable operating lease are as follows:

   Year Ending January 31,
   -----------------------
   1998................................................................ $ 75,489
   1999................................................................  117,282
   2000................................................................  125,798
   2001................................................................  131,594
   2002................................................................  137,390
   Thereafter..........................................................   40,565
                                                                        --------
     Total............................................................. $628,118
                                                                        ========

   Rent expense was $13,451 for the year ended January 31, 1997.

NOTE 4--NOTE PAYABLE--RELATED PARTY

   The Company has a note payable to a related party which is personally guaranteed by an officer of the Company. In addition, the note is personally guaranteed by a vice president of the Company and secured by a second deed of trust on a residence owned by the vice president. The note accrues interest at the highest rate permitted by California law (approximately 11% at January 31, 1997) and is due 90 days from January 13, 1997.

   Subsequent to year-end, $51,000 was repaid which includes accrued interest of $1,000.

                                 SHOPPING.COM

NOTE 5--INCOME TAXES

   For the year ended January 31, 1997, the Company did not provide a provision for income taxes due to the net loss incurred. At January 31, 1997, the Company has approximately $98,000 and $49,000 in net operating loss carryforwards for federal and state income tax purposes, respectively, that expire in 2012 and 2002, respectively. The components of the Company's deferred tax assets and liabilities for income taxes consist of a deferred tax asset relating to the net operating loss carryforwards of approximately $36,000. The other components of the Company's deferred tax assets and liabilities are immaterial. The Company has established a valuation allowance of approximately $36,000 to fully offset its deferred tax asset as the Company does not believe the recoverability of this deferred tax asset is more likely than not.

NOTE 6--RESTATEMENT

   Loss per share and common shares outstanding have been restated to correct an error discovered by management in the computation of common shares outstanding.

NOTE 7--SUBSEQUENT EVENTS (UNAUDITED)

Series A Convertible Preferred Stock

   In March 1997, the Company issued 500,000 shares of Series A convertible preferred stock ("Series A Preferred") in connection with the acquisition of certain assets and liabilities and proprietary software developed by Cyber (see Note 1). The historical cost of the assets and liabilities and proprietary software acquired was approximately $100,000, which is the amount used to value the 500,000 shares of Series A Preferred. In April 1997, the Company sold 500,000 shares of Series A Preferred for a price of $0.40 per share. The holders of the Series A Preferred are entitled to receive a noncumulative dividend of $0.04 per share per annum, payable in cash at the option of the Company.

   Each share of Series A Preferred is convertible into shares of common stock at the option of the holder. In addition, Series A Preferred will be automatically converted into shares of common stock based upon the effective conversion price immediately upon the closing of an IPO of not less than $6,000,000.

   The Series A Preferred has a liquidation preference of $0.40 per share, plus all declared and unpaid dividends prior to the payment of any amount to the holders of common stock.

   Each holder of Series A Preferred was issued one warrant for every two shares of Series A Preferred to purchase a share of the Company's common stock for $3.00 per share, resulting in 375,000 warrants being issued. Based on the financial condition of the Company at the time the warrants were issued, management estimates that the fair value of the Company's common stock was less than the exercise price of the warrants.

Series B Convertible Preferred Stock

   During May to September 1997, the Company sold 536,500 shares of Series B convertible preferred stock ("Series B Preferred") for a price of $3.00 per share. The holders of the Series B Preferred are entitled to receive a non-cumulative dividend of $0.30 per share per annum, payable in cash at the option of the Company.

   Each share of Series B Preferred is convertible into shares of common stock at the option of the holder. In addition, Series B Preferred will be automatically converted into shares of common stock based upon the effective conversion price immediately upon the closing of an IPO of not less than $6,000,000.

   The Series B Preferred has a liquidation preference of $3.00 per share, plus all declared and unpaid dividends prior to the payment of any amount to the holders of common stock.

                                 SHOPPING.COM

   Each holder of Series B Preferred was issued one warrant for every two shares of Series B Preferred to purchase a share of the Company's common stock for $3.00 per share, resulting in 268,250 warrants being issued. Based on the financial condition of the Company at the time the warrants were issued, management estimates that the fair value of the Company's common stock approximates the exercise price of the warrants.

   Upon the effective date of the Company's IPO, the 536,500 outstanding shares of Series B Preferred were converted into 536,500 shares of the Company's common stock.

Stock Options

   The Company's board of directors adopted the 1997 Stock Option Plan (the "Plan") and reserved 250,000 shares of common stock for grants of stock options under the Plan. Generally, options granted under the Plan expire the earlier of 10 years from the date of grant (five years in the case of an incentive stock option granted to a holder of 10% or more of the Company's outstanding capital stock) or three months after the optionee's termination of employment or service. The Company had not granted any stock options as of January 31, 1997, therefore, the disclosures required by SFAS No. 123 are not applicable.


Notes Payable

   In June and July 1997, the Company issued $950,000 of subordinated notes. The notes bear interest at 10% per annum and are unsecured. The notes are due at the earlier of nine months from the date of issuance or closing of the IPO.

   In connection with the note agreement, each note holder is entitled to receive 333 warrants for each $1,000 loaned to purchase the Company's common stock for $6.00 per share. There is a twelve-month "lock-up" on the warrants and the common stock underlying these warrants.

En Pointe Technologies, Inc.

   On September 15, 1997 the Company entered into an agreement with En Pointe Technologies, Inc. ("En Pointe") whereby:

  . En Pointe made an investment in the Company by purchasing $600,000 of subordinated notes. In connection therewith, the Company issued 199,800 warrants to purchase the Company's common stock at $4.50 per share. As a result of these warrants being issued with an exercise price less than the fair market value of similar warrants, the Company will recognize additional financing cost;

  . En Pointe granted the Company a license to En Pointe's proprietary EPIC
    Software for five years in exchange for 125,000 shares of the Company's common stock valued at $6.00 per share. The Company has agreed to pay an annual maintenance and upgrade fee of $100,000. The initial annual fee is to be paid concurrent with the funding of the $600,000 subordinated notes;

  . En Pointe has also agreed to provide (i) consulting services to the Company by customizing its EPIC Software and (ii) information system services for a quarterly fee estimated to be $60,000 and $50,000, respectively. The initial quarterly fees of $60,000 and $50,000 are to be paid concurrent with the funding of the $600,000 subordinated notes;

  . In the event that the Company does not complete its IPO within one year, the Company is obligated to pay En Pointe $1,000,000 for the licensing of the EPIC Software.

Stock Split

   At the completion of the Company's IPO in December 1997, the Company effected a one-for-two reverse stock split of its common stock. All share and per share data have been retroactively restated to reflect this stock split.

                                   ZIP2 CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-82
Consolidated Balance Sheet................................................. F-83
Consolidated Statement of Operations....................................... F-84
Consolidated Statement of Shareholders' Equity............................. F-85
Consolidated Statement of Cash Flows....................................... F-86
Notes to Consolidated Financial Statements................................. F-87

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Zip2 Corp.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Zip2 Corp. and its subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Zip2 Corp. for any period subsequent to December 31, 1998.

PricewaterhouseCoopers LLP

San Jose, California
April 2, 1999

                                   ZIP2 CORP.

                           CONSOLIDATED BALANCE SHEET

                                            December 31,           March 31,
                                      --------------------------  ------------
                                          1997          1998          1999
                                      ------------  ------------  ------------
                                                                   (unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents.......... $ 22,367,000  $ 16,028,000  $ 12,435,000
  Accounts receivable, net of
   allowance of $130,000 and
   $180,000..........................      704,000       956,000       994,000
  Receivable from Compaq.............           --            --     1,585,000
  Prepaid expenses and other current
   assets............................      878,000       466,000       511,000
                                      ------------  ------------  ------------
  Total current assets...............   23,949,000    17,450,000    15,525,000
Property and equipment, net..........    2,954,000     3,638,000     3,497,000
Goodwill, net........................      577,000       180,000       153,000
Other assets.........................      460,000       535,000       812,000
                                      ------------  ------------  ------------
                                      $ 27,940,000  $ 21,803,000  $ 19,987,000
                                      ------------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................... $    390,000  $    980,000  $    348,000
  Accrued liabilities................      875,000     2,260,000     2,575,000
  Deferred revenue...................    2,878,000     6,511,000     7,744,000
  Notes payable, current.............      250,000     1,645,000       187,000
  Payable to Compaq..................           --            --     7,883,000
  Capital lease obligations,
   current...........................      393,000     1,078,000     1,159,000
                                      ------------  ------------  ------------
Total current liabilities............    4,786,000    12,474,000    19,896,000
Notes payable, long-term.............      263,000     5,058,000            --
Capital lease obligations, long-
 term................................    1,219,000     2,600,000     2,716,000
                                      ------------  ------------  ------------
                                         6,268,000    20,132,000    22,612,000
                                      ------------  ------------  ------------
Commitments (Note 7)
Shareholders' Equity:
  Convertible Preferred Stock, $0.001
   par value; issuable in series;
   aggregate liquidation amount
   $40,539,000; 12,000,000 shares
   authorized; 9,412,112 shares
   issued and outstanding at December
   31, 1997 and 1998.................        9,000         9,000         9,000
  Common Stock: $0.001 par value;
   20,000,000 shares authorized;
   4,956,552 and 4,967,947 shares
   issued and outstanding at December
   31, 1997 and 1998.................        5,000         5,000         7,000
  Additional paid-in capital.........   40,088,000    54,621,000    61,008,000
  Notes receivable from
   shareholders......................     (184,000)     (323,000)   (2,065,000)
  Unearned compensation..............           --   (12,620,000)  (14,492,000)
  Accumulated deficit................  (18,246,000)  (40,021,000)  (47,092,000)
                                      ------------  ------------  ------------
Total shareholders' equity...........   21,672,000     1,671,000    (2,625,000)
                                      ------------  ------------  ------------
                                      $ 27,940,000  $ 21,803,000  $ 19,987,000
                                      ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                  ZIP2 CORP.

                     CONSOLIDATED STATEMENT OF OPERATIONS

                                Year Ended December 31,           Three Months Ended March 31,
                         ---------------------------------------  ------------------------------
                            1996          1997          1998           1998            1999
                         -----------  ------------  ------------  --------------  --------------
                                                                           (unaudited)
Net revenues:
  Service............... $        --  $  2,033,000  $  4,058,000  $    1,020,000  $    1,953,000
  Advertising...........          --        61,000       910,000          42,000         329,000
                         -----------  ------------  ------------  --------------  --------------
    Total net revenues..          --     2,094,000     4,968,000       1,062,000       2,282,000
                         -----------  ------------  ------------  --------------  --------------
Costs and expenses:
  Cost of service
   revenues.............          --     3,084,000     9,468,000       1,895,000       3,255,000
  Sales and marketing...   1,430,000     7,661,000     9,184,000       2,647,000       1,722,000
  Product development...   1,703,000     3,475,000     4,426,000       1,065,000       1,282,000
  General and
   administrative.......     847,000     2,567,000     4,105,000         707,000       1,092,000
                         -----------  ------------  ------------  --------------  --------------
    Total costs and
     expenses...........   3,980,000    16,787,000    27,183,000       6,314,000       7,351,000
                         -----------  ------------  ------------  --------------  --------------
Loss from operations....  (3,980,000)  (14,693,000)  (22,215,000)     (5,252,000)     (5,069,000)
Interest income.........      63,000       478,000       684,000         180,000         139,000
Interest and other
 expenses (a)...........     (10,000)      (63,000)     (244,000)             --      (2,141,000)
                         -----------  ------------  ------------  --------------  --------------
    Net loss............ $(3,927,000) $(14,278,000) $(21,775,000) $   (5,072,000) $   (7,071,000)
                         ===========  ============  ============  ==============  ==============

--------
(a) Interest and other expenses for the three months ended March 31, 1999 included $781,000 prepayment penalty on early extinguishment of subordinated debt, $588,000 amortization of warrants and $466,000 expenses associated with the April 1, 1999 merger with Compaq Computer Corporation.


  The accompanying notes are an integral part of these consolidated financial statements.

                                   ZIP2 CORP.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                    Convertible                                         Notes
                  Preferred Stock     Common Stock      Additional    Receivable                                   Total
                  ---------------- -------------------    Paid-in        from        Unearned    Accumulated   Shareholders'
                   Shares   Amount   Shares    Amount     Capital    Shareholders  Compensation    Deficit        Equity
                  --------- ------ ----------  -------  -----------  ------------  ------------  ------------  -------------
Balances at
 December 31,
 1995...........         -- $   --  2,189,600  $ 2,000  $    16,000  $        --   $         --  $    (41,000) $    (23,000)
Sale of Common
 Stock for cash
 and conversion
 of notes
 payable........         --     --    284,350       --       29,000           --             --            --        29,000
Sale of Series A
 Preferred Stock
 for cash and
 conversion of
 notes payable,
 net............  3,734,732  4,000         --       --    3,571,000           --             --            --     3,575,000
Sale of Series B
 Preferred Stock
 for cash and
 conversion of
 notes payable,
 net............  2,420,600  2,000         --       --   12,049,000           --             --            --    12,051,000
Exercise of
 stock options
 for cash and
 notes
 receivable.....         --     --  1,706,086    2,000      170,000     (137,000)            --            --        35,000
Net loss........         --     --         --       --           --           --             --    (3,927,000)   (3,927,000)
                  --------- ------ ----------  -------  -----------  -----------   ------------  ------------  ------------
Balances at
 December 31,
 1996...........  6,155,332  6,000  4,180,036    4,000   15,835,000     (137,000)            --    (3,968,000)   11,740,000

Sale of Series B
 Preferred Stock
 for cash, net..     50,000     --         --       --      236,000           --             --            --       236,000
Pantheon
 acquisition,
 net............         --     --    501,167    1,000      230,000           --             --            --       231,000
Sale of Series C
 Preferred Stock
 for cash and
 conversion of
 notes payable,
 net............  3,206,780  3,000         --       --   23,697,000           --             --            --    23,700,000
Exercise of
 stock options
 for cash and
 notes
 receivable.....         --     --    275,349       --       90,000      (47,000)            --            --        43,000
Net loss........         --     --         --       --           --           --             --   (14,278,000)  (14,278,000)
                  --------- ------ ----------  -------  -----------  -----------   ------------  ------------  ------------
Balances at
 December 31,
 1997...........  9,412,112  9,000  4,956,552    5,000   40,088,000     (184,000)            --   (18,246,000)   21,672,000

Exercise of
 stock options
 for cash and
 notes
 receivable.....         --     --  1,182,122    1,000      806,000     (270,000)            --            --       537,000
Issuance of
 warrants in
 conjunction
 with
 subordinated
 debt...........         --     --         --       --      560,000           --             --            --       560,000
Repurchases of
 unvested common
 stock..........         --     -- (1,170,727)  (1,000)    (527,000)     131,000             --            --      (397,000)
Unearned
 compensation...         --     --         --       --   13,694,000           --    (13,694,000)           --            --
Amortization of
 unearned
 compensation...         --     --         --       --           --           --      1,074,000            --     1,074,000
Net loss........         --     --         --       --           --           --             --   (21,775,000)  (21,775,000)
                  --------- ------ ----------  -------  -----------  -----------   ------------  ------------  ------------
Balances at
 December 31,
 1998...........  9,412,112  9,000  4,967,947    5,000   54,621,000     (323,000)   (12,620,000)  (40,021,000)    1,671,000

Exercise of
 stock options
 for cash and
 notes
 receivable.....         --     --  1,993,976    2,000    1,954,000   (1,851,000)            --            --       105,000
Unearned
 compensation...         --     --         --       --    2,874,000           --     (2,874,000)           --            --
Amortization of
 unearned
 compensation...         --     --         --       --           --           --      1,002,000            --     1,002,000
Exercise of
 warrants in
 conjunction
 with
 subordinated
 debt...........    142,921     --         --       --    1,310,000           --             --            --     1,310,000
Exercise of
 warrants.......         --     --    101,532       --      271,000           --             --            --       271,000
Repurchases of
 unvested common
 stock..........         --     --    (80,436)      --      (22,000)       6,000             --            --       (16,000)
Payment for
 notes
 receivable.....         --     --         --       --           --      103,000             --            --       103,000
Net loss........         --     --         --       --           --           --             --    (7,071,000)   (7,071,000)
                  --------- ------ ----------  -------  -----------  -----------   ------------  ------------  ------------
Balances at
 March 31, 1999
 (unaudited)....  9,555,033 $9,000  6,983,019  $ 7,000  $61,008,000  $(2,065,000)  $(14,492,000) $(47,092,000) $ (2,625,000)
                  ========= ====== ==========  =======  ===========  ===========   ============  ============  ============

                                   ZIP2 CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                    Three Months Ended
                                Year Ended December 31,                  March 31,
                         ---------------------------------------  ------------------------
                            1996          1997          1998         1998         1999
                         -----------  ------------  ------------  -----------  -----------
                                                                        (unaudited)
Cash flows from
 operating activities:
 Net loss..............  $(3,927,000) $(14,278,000) $(21,775,000) $(5,072,000) $(7,071,000)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
   Provision for
    doubtful accounts..           --       130,000        50,000           --           --
   Depreciation and
    amortization.......       36,000       630,000     2,471,000      320,000      550,000
   Amortization of
    unearned
    compensation.......           --            --     1,074,000      268,000    1,002,000
   Changes in assets
    and liabilities,
    net of effect of
    Pantheon
    acquisition:
     Accounts
      receivable.......           --      (659,000)     (302,000)    (646,000)     (38,000)
     Receivable from
      Compaq...........           --            --            --           --   (1,585,000)
     Prepaid expenses
      and other current
      assets...........     (470,000)     (366,000)      412,000     (137,000)     (45,000)
     Other assets......     (199,000)     (258,000)      (75,000)     229,000     (277,000)
     Accounts payable..      491,000      (307,000)      590,000      (73,000)    (632,000)
     Accrued
      liabilities......      457,000       163,000     1,385,000      112,000      315,000
     Payable to
      Compaq...........           --            --            --           --    1,427,000
     Deferred revenue..      521,000     2,131,000     3,633,000      681,000    1,233,000
                         -----------  ------------  ------------  -----------  -----------
      Net cash used in
       operating
       activities......   (3,091,000)  (12,814,000)  (12,537,000)  (4,318,000)  (5,121,000)
                         -----------  ------------  ------------  -----------  -----------
Cash flows used in
 investing activities
 for acquisition of
 property and
 equipment.............     (742,000)   (1,138,000)      (26,000)     (15,000)          --
                         -----------  ------------  ------------  -----------  -----------
Cash flows from
 financing activities:
 Proceeds from issuance
  of Preferred Stock,
  net..................   15,626,000    23,936,000            --           --    1,870,000
 Proceeds from issuance
  of Common Stock,
  net..................       35,000        28,000       140,000       18,000      494,000
 Proceeds from notes
  payable..............      609,000       141,000     7,000,000           --           --
 Repayment of notes
  payable..............      (11,000)     (226,000)     (250,000)    (245,000)    (589,000)
 Repayment of capital
  lease obligations....           --       (30,000)     (666,000)     742,000     (247,000)
 Proceeds from
  shareholder notes
  receivable...........           --        15,000            --           --           --
                         -----------  ------------  ------------  -----------  -----------
      Net cash provided
       by financing
       activities......   16,259,000    23,864,000     6,224,000      515,000    1,528,000
                         -----------  ------------  ------------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........   12,426,000     9,912,000    (6,339,000)  (3,818,000)  (3,593,000)
Cash and cash
 equivalents at
 beginning of year.....       29,000    12,455,000    22,367,000   22,367,000   16,028,000
                         -----------  ------------  ------------  -----------  -----------
Cash and cash
 equivalents at end of
 year..................  $12,455,000  $ 22,367,000  $ 16,028,000  $18,549,000  $12,435,000
                         ===========  ============  ============  ===========  ===========
Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest.............  $     8,000  $     63,000  $    243,000
                         ===========  ============  ============
Supplemental schedule
 of noncash investing
 and financing
 activities:
 Capital leases for
  equipment............  $        --  $  1,642,000  $  2,732,000
                         ===========  ============  ============
 Common Stock for
  Pantheon
  acquisition..........  $        --  $    231,000  $         --
                         ===========  ============  ============
 Common Stock for notes
  receivable, net......  $   137,000  $     47,000  $    139,000
                         ===========  ============  ============
 Notes payable
  converted to
  Preferred and Common
  Stock................  $    29,000  $         --  $         --
                         ===========  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                  ZIP2 CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

   Zip2 Corp., ("Zip2" or the "Company"), was incorporated in California on November 6, 1995. Through a comprehensive suite of Web development solutions and service offerings, the Company supports the delivery of localized editorial content, consumer information and advertising products by newspapers and other local media companies.

Basis of presentation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Zip2 Bay Area, Inc. ("Zip2 Bay Area"). Zip2 Bay Area was sold in August 1998. All intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

   The Company considers all highly liquid investments with an original maturity from date of purchase of three months or less to be cash equivalents. At December 31, 1997 and 1998, cash equivalents were composed primarily of investments in U.S. Treasury Bills, commercial paper and money market accounts stated at cost, which approximates fair value.

Property and equipment

   Property and equipment, including leasehold improvements, are stated at cost net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements and assets acquired under capital lease obligations are amortized over the shorter of the estimated useful lives of the assets or the remaining lease term.

Goodwill

   Goodwill arising from the acquisition of Pantheon III, Inc. is being amortized using the straight-line method over three years from the acquisition date. At each balance sheet date, the Company measures whether any impairment exists with respect to the carrying amount of goodwill based upon the undiscounted value of expected future cash flows from the acquired business.

Revenue recognition

   The Company derives, or expects to derive, revenues from the delivery of Web development solutions, Web software applications hosting, technical and sales-related consulting services and from a share of advertising revenues generated by newspaper and other local media customers.

                                  ZIP2 CORP.

   Revenues from the delivery of Web development solutions combined with consulting, Web hosting and other continuing service obligations are recognized ratably as service revenues over the contract terms which range from one to six years. Revenues from technical and sales-related consulting services are recognized as services are provided. Provisions for contract adjustments and losses are recorded in the period such items are identified. Deferred revenues represent the amount of cash received or invoices rendered prior to revenue recognition. Revenues from contractual rights to share in advertising revenues generated by newspaper and other local media customers are recognized as advertising revenues as the fees are earned and become receivable from the customer. Amounts payable due to newspaper and other local media customers from contractual rights to share in advertising revenues generated by the Company are recognized as costs of revenues in the period the related revenues are earned.

Product development costs

   The Company accounts for product development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." After technological feasibility is established using the "working model" approach, product development costs are capitalized. The capitalized costs are then amortized on a straight-line basis over the estimated product life or on the ratio of current revenues to total projected product revenue, whichever is greater. Since inception, the amount of costs qualifying for capitalization has been immaterial and as a result, all product development costs have been expensed as incurred.

Stock-based compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"). Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

Advertising costs

   Advertising costs are expensed as incurred in accordance with SOP 93-7, "Reporting on Advertising." Advertising costs for the years ended December 31, 1996, 1997 and 1998, totaled $288,000, $519,000 and $969,000, respectively.

Income Taxes

   Income taxes are accounted for using an asset and liability approach in accordance with SFAS No. 109, "Accounting for Income Taxes." The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Concentration of credit risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consists primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by depositing its cash and cash equivalents with financial institutions that management believes are of high credit quality. The Company believes that the risk associated with accounts receivable is mitigated, to some

                                  ZIP2 CORP.

extent, by the fact that the Company's customer base is geographically dispersed and is composed primarily of large newspaper and other local media companies that management believes are financially secure.

   During the year ended December 31, 1997, approximately 51% of the Company's net revenues were derived from one customer that holds shares of the Company's Series B and Series C Preferred Stock. At December 31, 1997, approximately 29% and 15% of accounts receivable, net, were due from two customers that hold shares of the Company's Series B and Series C Preferred Stock.

   During the year ended December 31, 1998, two customers that hold shares of the Company's Preferred Stock accounted for 11% and 10% of net revenue, respectively. At December 31, 1998, one customer that holds shares of the Company's Series B and Series C Preferred Stock accounted for 29% of accounts receivable, net.

Comprehensive income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any significant transactions that are required to be reported in comprehensive income.

Segment information

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates in a single business segment that provides Web development solutions. The adoption of SFAS No. 131 did not have a material impact on the Company's financial statement disclosure.

Interim results (unaudited)

   The interim consolidated financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999, have been presented on the same basis as the consolidated financial statements as of and for the year ended December 31, 1998, and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations, cash flows and shareholders' equity as of March 31, 1999 and for the three months ended March 31, 1998 and 1999. The results for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

Recent accounting pronouncements

   In March 1999, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company will adopt the provisions of SOP 98-1 in its fiscal year ending December 31, 1999, and does not expect adoption to have a material impact on its financial position or results of operations.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS No. 133 in its fiscal year ending December 31, 1999 and does not expect adoption to have a material impact on its financial position and results of operations.

                                  ZIP2 CORP.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). Start-up activities are defined broadly as those onetime activities related to opening a new facility, introducing a new product or service, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for the Company beginning January 1, 1999 and the Company does not expect its adoption to have a material effect on its financial position or results of operations.

NOTE 2--BALANCE SHEET COMPONENTS:

                                    December 31,
                               -----------------------
                                  1997        1998
                               ----------  -----------
   Property and equipment,
    net:
     Computer equipment and
      software...............  $3,240,000  $ 5,859,000
     Furniture and fixtures..      65,000       68,000
     Leasehold improvements..     222,000      358,000
                               ----------  -----------
                                3,527,000    6,285,000
     Less: accumulated
      depreciation and
      amortization...........    (573,000)  (2,647,000)
                               ----------  -----------
                               $2,954,000  $ 3,638,000
                               ==========  ===========

   At December 31, 1997 and 1998, property and equipment includes $1,642,000 and $4,374,000 of computer equipment, furniture and fixtures and leasehold improvements acquired under capital lease obligations, respectively. Accumulated amortization of assets under capital lease obligations totaled $164,000 and $1,371,000 at December 31, 1997 and 1998, respectively.

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            -------- ----------
   Accrued liabilities:
     Payroll and related expenses.......................... $608,000 $  542,000
     Accrued advertising...................................       --    855,000
     Other.................................................  267,000    863,000
                                                            -------- ----------
                                                            $875,000 $2,260,000
                                                            ======== ==========

NOTE 3--ACQUISITION:

Pantheon III, Inc. acquisition

   In July 1997, the Company acquired all of the outstanding stock of Pantheon III, Inc. ("Pantheon"), a Washington corporation involved in the development, marketing and support of data conversion software applications for the newspaper industry. The consideration for the acquisition totaled $907,000 and was composed of 501,167 shares of the Company's Common Stock, the assumption of outstanding Pantheon warrants and options in exchange for 59,166 and 45,145 warrants and options, respectively, to purchase the Company's Common Stock, assumption of Pantheon liabilities totaling $535,000 and direct acquisition costs totaling $130,000. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed on the basis of their fair values on the acquisition date, with the excess of $675,000 being allocated to goodwill. During the years ended December 31, 1997 and 1998, goodwill amortization totaled $98,000 and $396,000, respectively, including an impairment charge of $181,000 in 1998.

                                  ZIP2 CORP.

NOTE 4--RELATED PARTY TRANSACTIONS:

   The Company conducts a substantial portion of its business with newspapers and other local media companies that have also made strategic investments in the Company's Preferred Stock. The terms of such arrangements have historically been negotiated in parallel with negotiations for the purchase of Preferred Stock and may not necessarily reflect terms that would have resulted from negotiations with unrelated third parties.

   During the years ended December 31, 1996, 1997 and 1998, service revenues derived from customers that also hold shares of the Company's outstanding Preferred Stock totaled $0, $1,224,000 and $1,861,000, respectively. During the years ended December 31, 1996, 1997 and 1998, advertising revenues derived from customers that also hold shares of the Company's outstanding Preferred Stock amounted to $0, $34,000 and $232,000, respectively.

   In August 1998, the Company discontinued the operations of Zip2 Bay Area and sold certain Zip2 Bay Area assets for a nominal amount to a holder of outstanding Preferred Stock. The loss on the sale was immaterial.

NOTE 5--INCOME TAXES:

   Deferred tax assets, related primarily to net operating loss carryforwards, amounted to approximately $5,000,000 and $13,000,000 at December 31, 1997 and 1998, respectively. Valuation allowances have been provided in amounts equal to the assets because management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be realized.

   At December 31, 1998, the Company had approximately $ 30,000,000 of federal net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2011. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

NOTE 6--BORROWINGS:

Notes payable

   During 1996 and 1997, the Company issued notes payable to a financing company totaling $609,000 and $141,000, respectively. These notes payable are secured by certain computer equipment of the Company. In connection with the issuance of the notes payable during 1996, the Company granted the financing company warrants to purchase 46,812 shares of the Company's Series A Preferred Stock with an exercise price of $3.65 per share. The warrants expire on the later of August 2006 or five years following an initial public offering and had a nominal fair value on the date of the grant.

Subordinated debt

   In December 1998, the Company entered into a loan and security agreement with two holders of the Company's warrants and an unrelated party and issued subordinated notes totaling $7,000,000. Under the terms of the agreement, the notes bear interest at 12.75% per year and are secured by the Company's assets. In conjunction with the subordinated debt, warrants to purchase 136,897 shares of the Company's Series C Preferred Stock with an exercise price of $7.67 per share were issued to the note holders. The warrants expire on the later of seven years after the date of grant or three years after the closing of the Company's initial public offering. The warrants had an estimated fair value of $560,000 on the date of grant, which will be amortized to interest expense over the term of the related debt.

                                  ZIP2 CORP.

   At December 31, 1997 and 1998, outstanding borrowings consist of the following:

                                                             December 31,
                                                          -------------------
                                                            1997      1998
                                                          -------- ----------
   8.6% note; principal and interest payable monthly;
    due October 31, 1999................................. $275,000 $  130,000
   8.7% note; principal and interest payable monthly;
    due December 1, 1999.................................  124,000     65,000
   9.3% note; principal and interest payable monthly;
    due April 30, 2000...................................  114,000     68,000
   12.75% note; principal and interest payable beginning
    July 1999; due December 2002.........................       --  7,000,000
   Less: Discount associated with warrants...............       --   (560,000)
                                                          -------- ----------
                                                           513,000  6,703,000
   Less: Current portion.................................  250,000  1,645,000
                                                          -------- ----------
                                                          $263,000 $5,058,000
                                                          ======== ==========

   Principal payments due under the notes payable are $1,645,000, $2,818,000 and $2,800,000 for 1999, 2000 and 2001, respectively.

Equipment lease line

   During 1997 and 1998, the Company obtained certain equipment lease lines from a leasing company. At December 31, 1997 and 1998, obligations under these lease arrangements consist of the following:

                                                             December 31,
                                                         ---------------------
                                                            1997       1998
                                                         ---------- ----------
   $3,000,000 equipment lease line; equal monthly
    installments through April 2002..................... $1,612,000 $2,430,000
   $1,500,000 equipment lease line; equal monthly
    installments through December 2002..................         --  1,248,000
   $2,000,000 equipment lease line; expires December
    1999................................................         --         --
                                                         ---------- ----------
                                                          1,612,000  3,678,000
   Less: Current portion................................    393,000  1,078,000
                                                         ---------- ----------
                                                         $1,219,000 $2,600,000
                                                         ========== ==========

   Under the terms of the 1997 lease lines, warrants to purchase 13,136 and 7,082 shares of the Company's Series B and Series C Preferred Stock with exercise prices of $5.00 and $7.67 per share, respectively, were issued to the leasing Company. The warrants expire on the later of August 2002 or five years following an initial public offering and had a nominal fair value on the date of grant. Under the terms of the 1998 lease lines, a warrant to purchase 18,253 shares of the Company's Series C Preferred Stock with an exercise price of $7.67 per share was issued to the leasing Company. The warrant expires on the shorter of five years from the date of grant or two years following an initial public offering and had a nominal fair value on the date of grant.

                                  ZIP2 CORP.

NOTE 7--COMMITMENTS:

Royalty obligations

   The Company has obligations to pay minimum royalties to various companies for mapping content. The minimum obligations under the royalty agreements total $440,000 and $35,000 for the years ending December 31, 1999 and 2000, respectively.

Leases

   The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through October 2001. Rent expense for the years ended December 31, 1996, 1997 and 1998 totaled $77,000, $415,000 and $910,000, respectively.

   At December 31, 1998, future minimum lease payments under noncancelable operating and capital leases are as follows:

                                                          Capital    Operating
   Year Ending December 31,                               Leases       Leases
   ------------------------                             -----------  ----------
   1999................................................ $ 1,338,000  $1,159,000
   2000................................................   1,340,000   1,131,000
   2001................................................   1,170,000     687,000
   2002................................................     359,000     137,000
                                                        -----------  ----------
   Total minimum lease payments........................   4,207,000  $3,114,000
                                                                     ==========
   Less: Amount representing interest..................    (529,000)
   Present value of capital lease obligations..........   3,678,000
   Less: Current portion...............................  (1,078,000)
                                                        -----------
   Long-term portion of capital lease obligations...... $ 2,600,000
                                                        ===========

NOTE 8--CONVERTIBLE PREFERRED STOCK:

   At December 31, 1998, Convertible Preferred Stock consists of the following:

                                                                      Proceeds
                                          Shares                       Net of
                                  ---------------------- Liquidation  Issuance
   Series                         Authorized Outstanding   Amount       Costs
   ------                         ---------- ----------- ----------- -----------
   A............................   4,000,000  3,734,732  $ 3,590,000 $ 3,575,000
   B............................   4,000,000  2,470,600   12,353,000  12,287,000
   C............................   4,000,000  3,206,780   24,596,000  23,700,000
                                  ----------  ---------  ----------- -----------
                                  12,000,000  9,412,112  $40,539,000 $39,562,000
                                  ==========  =========  =========== ===========

   The holders of Preferred Stock have various rights and preferences as follows:

Voting

   Each share of Series A, Series B and Series C has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and votes together as one class with the Common Stock.

   As long as any shares of Convertible Preferred Stock remain outstanding, the Company must obtain approval from a majority of the holders of Convertible Preferred Stock in order to alter the articles of

                                  ZIP2 CORP.

incorporation as related to Convertible Preferred Stock, change the authorized number of shares of Convertible Preferred Stock, repurchase any shares of Common Stock other than shares subject to the right of repurchase by the Company, change the authorized number of Directors, authorize a dividend for any class or series other than Convertible Preferred Stock, create a new class of stock or effect a merger, consolidation or sale of assets where the existing shareholders retain less than 50% of the voting stock of the surviving entity.

Dividends

   Holders of Series A, B and C Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.09613, $0.5 and $0.767 per share, respectively, when and if declared by the Board of Directors. The holders of Series A, B and C Convertible Preferred Stock will also be entitled to participate in dividends on Common Stock, when and if declared by the Board of Directors, based on the number of shares of Common Stock held on an as-if converted basis. No dividends on Convertible Preferred Stock or Common Stock have been declared by the Board from inception through December 31, 1998.

Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's Common Stock and Convertible Preferred Stock own less than 51% of the resulting voting power of the surviving entity, the holders of Series A, B and C Convertible Preferred Stock are entitled to receive an amount of $0.9613, $5.00 and $7.67 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Common Stock. Should the Company's legally available assets be insufficient to satisfy the liquidation preferences, the entire amount of assets will be distributed ratably to the holders of Series A, B and C Convertible Preferred Stock.

   After the payment has been made to the holders of the Preferred Stock in full, the remaining legally available assets would be distributed ratably to the holders of Series A Preferred Stock and the holders of Common Stock.

Conversion

   Each share of Series A, B and C Convertible Preferred Stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of Series A, B and C Convertible Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon:
1) the closing of a public offering of Common Stock at a per share price of at least $10 per share with gross proceeds of at least $17,000,000 or 2) the consent of not less than two-thirds of the then holders of the majority of Convertible Preferred Stock, subject to the limitation that the holders of Series A Preferred Stock shall not be entitled to more than three times the Liquidation Preference.

   At December 31, 1998, the Company had reserved 4,000,000, 4,000,000 and 4,000,000 shares of Common Stock for the conversion of Series A, B and C Convertible Preferred Stock, respectively.

NOTE 9--COMMON STOCK:

   The Company's Articles of Incorporation, as amended, authorize the Company to issue 20,000,000 shares of $0.001 par value Common Stock. A portion of the shares issued for notes receivable are subject to rights of repurchase by the Company that lapse generally over a four year period from the earlier of the purchase date or employee hire date, as applicable, until all restrictions lapse. At December 31, 1998, there were 549,000 shares of Common Stock subject to repurchase.

                                  ZIP2 CORP.

NOTE 10--STOCK OPTION PLANS:

   In April 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for the granting of stock options to employees, consultants and directors of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved 3,093,336 shares of Common Stock for issuance under the 1996 Plan.

   In September 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan provides for the granting of stock options to employees, consultants and directors of the Company. Options granted under the 1997 Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. The Company has reserved approximately 600,000 shares of Common Stock for issuance under the 1997 Plan.

   Options under the 1996 and 1997 Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options are exercisable immediately subject to repurchase options held by the Company which lapse over a maximum period of ten years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.

   The following table summarizes stock option activity under the Company's stock option plans:

                                               Year Ended December 31,
                             --------------------------------------------------------------
                                     1996                 1997                1998
                             --------------------- ------------------- --------------------
                                          Weighted            Weighted             Weighted
                                          Average             Average              Average
                               Options    Exercise            Exercise             Exercise
                             Outstanding   Price    Shares     Price     Shares     Price
                             -----------  -------- ---------  -------- ----------  --------
   Outstanding at beginning
    of period..............          --    $   --     87,500   $ 0.10     808,095   $0.46
   Granted.................   1,834,686      0.10  1,209,299     0.25   3,175,204    1.07
   Assumed in Pantheon
    acquisition............          --        --     45,145     3.31          --      --
   Exercised...............  (1,706,086)     0.10   (447,849)    0.16  (1,182,122)   0.70
   Canceled................     (41,100)     0.10    (86,000)    0.25    (325,885)   1.50
                             ----------            ---------           ----------
   Outstanding at period
    end....................      87,500      0.10    808,095     0.46   2,475,292    0.99
                             ----------            ---------           ----------
   Weighted average grant
    date fair value of
    options granted during
    the year...............                $ 0.04              $ 0.83               $4.26
                                           ------              ------               -----

                                  ZIP2 CORP.

   At December 31, 1998, 1,064,031 options were available for grant under the Plans.

                              Options Outstanding at December  Options Exercisable
                                          31, 1998             at December 31, 1998
                              -------------------------------- --------------------
                                           Weighted
                                            Average   Weighted             Weighted
                                           Remaining  Average              Average
                                Number    Contractual Exercise   Number    Exercise
   Range of Exercise Prices   Outstanding    Life      Price   Outstanding  Price
   ------------------------   ----------- ----------- -------- ----------- --------
   $0.10...................       20,000     7.59      $0.10       20,000   $0.10
    0.25...................      112,968     8.50       0.25      109,968    0.25
    0.40-$1.00.............    2,310,737     9.81       1.00    2,303,968    1.00
    1.83-$3.66.............       31,587     7.72       3.39       31,587    3.39
                               ---------     ----      -----    ---------   -----
                               2,475,292     9.70      $0.99    2,465,523   $0.99
                               =========     ====      =====    =========   =====

   At December 31, 1998, approximately 267,000 options were vested.

Unearned stock-based compensation

   In connection with certain stock option grants during the year ended December 31, 1998, the Company recognized unearned compensation totaling $13,694,000, which is being amortized over the four year vesting periods of the related options. Amortization expense recognized during the year ended December 31, 1998 totaled approximately $1,074,000.

Minimum value disclosures

   Had compensation cost for the Company's stock-based compensation plan been determined based on the minimum value method at the grant dates for the awards as prescribed by SFAS No. 123, the Company's net loss would have reflected an immaterial change.

   The Company calculated the minimum value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions: dividend yield at 0%; weighted average expected option term of five years; risk free interest rates of 6.2%, 6.2% and 5.4% for 1996, 1997 and 1998, respectively.

Notes receivable from shareholders

   In connection with the issuance of Common Stock upon the exercise of stock options, notes receivable were received from certain officers and employees. These full-recourse notes, which accrue interest on unpaid balances at between 5.7% to 6.8% per annum and are secured by the related Common Stock, are due between 1999 and 2008. The Company may accelerate the amounts due, in part or in whole, upon certain events including termination of employment, payment default or sales of the pledged securities.

NOTE 11--EMPLOYEE BENEFIT PLANS:

   The Company sponsors a 401(k) defined contribution plan covering all employees. Contributions made by the Company are determined annually by the Board of Directors. There were no employer contributions under this plan during the years ended December 31, 1996, 1997 and 1998.

                                  ZIP2 CORP.

NOTE 12--SUBSEQUENT EVENTS:

Stock Option Grants

   In January and February 1999, the Company granted to employees 201,000 options to purchase the Company's Common Stock at an exercise price of $1.00 per share. In connection with these stock option grants, the Company recognized unearned compensation totaling approximately $2,874,000, which is being amortized over the four year vesting periods of the related options.

Merger with Compaq Computer Corporation

   On April 1, 1999, the Company consummated a merger agreement with Compaq Computer Corporation ("Compaq"). Under the terms of the merger agreement, each share of the Company's Convertible Preferred Stock and Common Stock was converted into the right to receive an amount per share equal to $307,000,000, divided by the number of issued and outstanding shares of Convertible Preferred Stock and Common Stock immediately prior to the consummation of the merger. Additionally, Compaq repaid the subordinated debt of the Company as part of the terms of the acquisition.

                              [LOGO OF ALTAVISTA]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. We may not sell these securities until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and we are not soliciting + +offers to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Issued April 10, 2000

                               14,800,000 Shares

                              [LOGO OF ALTAVISTA]

                                  COMMON STOCK

                                  -----------

We are offering 14,800,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $18 and $20 per share.

                                  -----------

We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "ALTA."

                                  -----------

Investing in our common stock involves risks, including risks related to CMGI, Inc.'s ownership of approximately 74% of our outstanding common stock after this offering, assuming no exercise of the underwriters' over-allotment option. See "Risk Factors" beginning on page 5.

                                  -----------

                              PRICE $      A SHARE

                                  -----------

                                                          Underwriting
                                                   Price   Discounts   Proceeds
                                                     to       and         to
                                                   Public Commissions  AltaVista
                                                   ------ ------------ ---------
Per Share.........................................   $         $          $
Total............................................. $         $          $

We have granted the underwriters the right to purchase up to an additional 2,220,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers
on           , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER
       CHASE H&Q
              FLEETBOSTON ROBERTSON STEPHENS INTERNATIONAL
                                                PRUDENTIAL--BACHE INTERNATIONAL
                                                                   WIT SOUNDVIEW

         , 2000

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by AltaVista. All amounts are estimates, other than the registration fee, the NASD fee, and the Nasdaq National Market listing fee.

     SEC Registration fee..........................................      89,866
     NASD Filing fee...............................................      30,500
     Nasdaq National Market listing fee............................      95,000
     Accounting fees and expenses..................................     600,000
     Legal fees and expenses.......................................     700,000
     Director and officer insurance expenses.......................          *
     Printing expenses.............................................   1,000,000
     Transfer agent fees and expenses..............................          *
     Blue sky fees and expenses....................................      15,000
     Miscellaneous fees and expense................................     169,634
                                                                     ----------
       Total ......................................................  $2,300,000
                                                                     ==========

--------
*  To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent or employee of the Company or is or was serving at the Company's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

   Our Amended and Restated Certificate of Incorporation generally provides that we will indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him or her in connection with that proceeding. An officer or director will not be entitled to indemnification by us if:

  . the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests

  . with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his or her conduct was unlawful


   The indemnification provisions contained in the Company's Amended and Restated Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15. Recent Sales of Unregistered Securities.

   In the three fiscal years preceding the filing of this registration statement, AltaVista has issued the following securities that were not registered under the Securities Act:

  (a) Issuances of Capital Stock

   In August 1999, CMGI contributed to AltaVista 18,994,975 shares of CMGI common stock, 18,090.45 shares of CMGI series D preferred stock and all of the shares of Zip2 and Shopping.com common stock which CMGI had purchased from Compaq in exchange for 105,943,651 shares of AltaVista common stock. As part of the same transaction, Compaq contributed the AltaVista business to AltaVista in exchange for 24,056,349 shares of AltaVista common stock, 18,994,975 shares of CMGI common stock and 18,090.45 shares of CMGI series D preferred stock.

   In October 1999, AltaVista issued to CMGI 1,556,387 shares of common stock in connection with AltaVista's acquisition of iAtlas.

   In February 2000, AltaVista issued 6,609,492 shares of common stock to former stockholders of Raging Bull in connection with AltaVista's acquisition of Raging Bull.

   In February 2000, AltaVista issued 221,692 shares of common stock to former stockholders of Transium in connection with AltaVista's acquisition of Transium.

  (b) Grants and Exercises of Stock Options

   On September 29, 1999, AltaVista granted options to purchase 2,821,330 shares of common stock at an exercise price of $17.18 per share to its employees.

   On September 29, 1999, AltaVista granted options to purchase 141,700 shares of common stock at exercise price of $17.18 per share to its directors.

   On September 28, 1999, AltaVista granted options to purchase 471,900 shares of common stock at an exercise price of $17.18 per share to former employees of iAtlas in connection with AltaVista's acquisition of iAtlas.

   On October 11, 1999, AltaVista granted options to purchase 300,300 shares of common stock at an exercise price of $22.73 per share to its non-employee directors.

   On November 16, 1999, AltaVista granted options to purchase 1,703,325 shares of common stock at an exercise price of $22.73 per share to its employees.

   On December 16, 1999, AltaVista granted options to purchase 1,029,015 shares of common stock at an exercise price of $22.73 per share to its employees.

   On January 28, 2000, AltaVista granted options to purchase 1,220,959 shares of common stock to its employees at an exercise price per share equal to the initial public offering price in this offering.

   On March 2, 2000, AltaVista granted options to purchase 3,835,276 shares of common stock to its employees at an exercise price per share equal to the initial public offering price in this offering.

  (c) Exemptions

   No underwriters were involved in the foregoing sales of securities. These sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder or, in the case of options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

  a. Exhibits

 Exhibit
 Number                               Description
 -------                              -----------
  1.1    Form of Underwriting Agreement**
  3.1    Amended and Restated Certificate of Incorporation
  3.2    Amended and Restated By-Laws**
  4.1    Form of common stock certificate**
  5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
 10.1    1999 Stock Option Plan**
 10.2    1999 Stock Option Plan Agreement**
 10.3    1999 Equity Incentive Plan**
 10.4    1999 Equity Incentive Plan Agreement**
 10.5    1999 Stock Option Plan for Non-Employee Directors**
 10.6    Amended and Restated 1999 Stock Option Plan for Non-Employee
          Directors**
 10.7    1999 Stock Option Plan for Non-Employee Directors Agreement**
 10.8    Form of Severance Agreement**
 10.9    Forms of Indemnity Agreements**
 10.10   Deferred Compensation Plan**
 10.11   Trust Agreement under Deferred Compensation Plan**
 10.12   Investor Rights Agreement by and between AltaVista and CMGI, Inc.**
 10.13   1999 Employee Stock Purchase Plan**
 10.14   Interim Amended and Restated Advertising Services Agreement, between
         DoubleClick, Inc. and AltaVista, dated as of November 1, 1999+
 10.15   Advertising Services Agreement, between DoubleClick, Inc. and Compaq
         Computer Corporation, dated as of January 1, 1999+

 Exhibit
 Number                               Description
 -------                              -----------
 10.16   Strategic Business Agreement, between Compaq Computer Corporation and
         CMGI, Inc., dated as of June 29, 1999
 10.17   Strategic Alliance Agreement, between 1stUp.Com Corporation and
         AltaVista, dated as of June 25, 1999
 10.18   Facilities and Administrative Support Agreement by and between
         AltaVista and CMGI, Inc.**
 10.19   Tax Allocation Agreement by and between AltaVista and CMGI, Inc.**
 10.20   Master Lease and Financing Agreement between Compaq Computer
         Corporation and AltaVista, dated as of November 24, 1999**
 10.21   Amendment Number 1 to Master Lease and Financing Agreement**
 10.22   Amended and Restated 1999 Equity Incentive Plan
 16.1    Letter Regarding Change in Accountants**
 21.1    Subsidiaries of the Registrant**
 23.1    Consent and Report of KPMG LLP
 23.2    Consent of Singer Lewak Greenbaum & Goldstein LLP
 23.3    Consent of PricewaterhouseCoopers LLP
 23.4    Report of PricewaterhouseCoopers LLP**
 23.5    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1)
 24.1    Power of Attorney**
 27.1    Financial Data Schedule**
 27.2    Financial Data Schedule**
 27.3    Financial Data Schedule**
 27.4    Financial Data Schedule**
 27.5    Financial Data Schedule**
 27.6    Financial Data Schedule**

--------
*  To be filed by amendment.
** Previously filed.

+ We have sought confidential treatment from the Commission for selected portions of this exhibit. The omitted portions will be separately filed with the Commission.

  b. Financial Statement Schedules

   Schedule II -- Valuation and Qualifying Accounts

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
  (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on April 10, 2000.

                                          AltaVista Company

                                             /s/ Kenneth R. Barber
                                          By: ________________________________

                                          Name: Kenneth R. Barber
                                          Title:  Vice President and Chief
                                          Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                  Date
             ---------                           -----                  ----

                 *                   President, Chief Executive    April 10, 2000
____________________________________  Officer and Director
         Rodney W. Schrock

                 *                   Vice President and Chief      April 10, 2000
____________________________________  Financial Officer
         Kenneth R. Barber

                 *                   Vice President, Corporate     April 10, 2000
____________________________________  Controller and Treasurer
          Mary S. Yuschak

                 *                   Chairman                      April 10, 2000
____________________________________
         David S. Wetherell

                 *                   Director                      April 10, 2000
____________________________________
          Flint J. Brenton

                 *                   Director                      April 10, 2000
____________________________________
          John G. McDonald

                 *                   Director                      April 10, 2000
____________________________________
            Avram Miller

                 *                   Director                      April 10, 2000
____________________________________
         Robert J. Ranalli

      /s/ Kenneth R. Barber
*By:______________________________
Name:   Kenneth R. Barber
        (Attorney-in-fact)

                               ALTAVISTA COMPANY
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
Years ended December 31, 1997, 1998, seven months ended July 31, 1999 and as of
                                August 18, 1999

                                                       June 12, 1998 Seven Months
                           Year Ended  January 1, 1998      to          Ended
                          December 31,       to        December 31,    July 31,   August 18,
                              1997      June 11, 1998      1998          1999        1999
                          ------------ --------------- ------------- ------------ ----------
Allowance for doubtful
 accounts and
 concessions (in
 thousands):
Balance, beginning of
 period.................     $   --        $1,427         $ 2,647      $ 2,832          --
Additions charged to
 expense................      1,427         1,220           2,516        3,266          --
Additions due to
 acquisitions...........         --            --              --          241          --
Reductions..............         --            --          (2,331)      (1,287)         --
Balance, end of period..     $1,427        $2,647         $ 2,832      $ 5,052     $ 5,380

                                 EXHIBIT INDEX

 Exhibit                              Description
 -------                              -----------
  3.1    Amended and Restated Certificate of Incorporation
  5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
 10.14   Advertising Services Agreement, between DoubleClick, Inc. and
         AltaVista, dated as of November 1, 1999
 10.15   Advertising Services Agreement, between DoubleClick, Inc. and Compaq
         Computer Corporation, dated as of January 1, 1999
 10.16   Relevant portions of the Strategic Business Agreement, between Compaq
         Computer Corporation and CMGI, Inc., dated as of June 29, 1999
 10.17   Strategic Alliance Agreement, between 1stUp.Com Corporation and
         AltaVista, dated as of June 25, 1999
 10.22   Amended and Restated 1999 Equity Incentive Plan
 23.1    Consent and Report of KPMG LLP
 23.2    Consent of Singer Lewak Greenbaum & Goldstein LLP
 23.3    Consent of PricewaterhouseCoopers LLP
 23.5    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1)